PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-203884

CDK Global, Inc.

OFFERS TO EXCHANGE

$250,000,000 3.30% Senior Notes due 2019

$500,000,000 4.50% Senior Notes due 2024

The Notes

•	We are offering to exchange (i) $250,000,000 in aggregate principal amount of our outstanding 3.30% Senior Notes due 2019, which were issued on October 14, 2014 in a private offering (the “initial 2019 notes”) for a like aggregate principal amount of our registered 3.30% Senior Notes due 2019 (the “exchange 2019 notes” and, together with the initial 2019 notes, the “2019 notes”) and (ii) $500,000,000 in aggregate principal amount of our outstanding 4.50% Senior Notes due 2024, which were issued on October 14, 2014 in a private offering (the “initial 2024 notes”) for a like aggregate principal amount of our registered 4.50% Senior Notes due 2024 (the “exchange 2024 notes” and, together with the initial 2024 notes, the “2024 notes”). We refer to the initial 2019 notes and the initial 2024 notes collectively as the “initial notes,” the exchange 2019 notes and the exchange 2024 notes collectively as the “exchange notes” and the initial notes and the exchange notes collectively as the “notes.”

•	The exchange notes will be issued under indentures dated as of October 14, 2014 between CDK Global, Inc. and U.S. Bank National Association, as trustee.

•	The 2019 exchange notes will mature on October 15, 2019 and the 2024 exchange notes will mature on October 15, 2024. We will pay interest on the notes on April 15 and October 15 of each year. The first such payment was made on April 15, 2015.

•	The exchange notes will not be guaranteed.

•	The exchange notes will be our senior unsecured obligations and will rank (i) equally in right of payment with all of our existing and future senior indebtedness, including indebtedness under our Credit Facilities (as defined herein), (ii) senior to all of our future subordinated indebtedness, (iii) effectively subordinated to all of our existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and (iv) structurally subordinated to the obligations of our subsidiaries.

Terms of the Exchange Offer

•	The exchange offer will expire at 5:00 p.m., New York City time, on June 18, 2015, unless we extend it.

•	If all the conditions to this exchange offer are satisfied, we will exchange all our initial notes that are validly tendered and not withdrawn for the applicable exchange notes.

•	You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

•	The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors” beginning on page 12 to read about important factors you should consider before exchanging your initial notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have not applied, and do not intend to apply, for listing or quotation of the notes on any national securities exchange or automated quotation system.

Each broker-dealer that receives new securities for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for securities where such securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is May 20, 2015.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules and regulations of the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

Until August 18, 2015 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Each prospective purchaser of the exchange notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the notes or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the exchange notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and we shall not have any responsibility therefor.

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TRADEMARKS

We have proprietary rights to a number of trademarks used in this prospectus that are important to our business, including Cobalt, Front Office Edge, and Service Edge. We have omitted the “®” designation for such trademarks in this prospectus. Nevertheless, all rights to such trademarks are reserved.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. You should not place undue reliance on forward-looking statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” or, in each case, their negative, or other variations or comparable terminology and expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the forward-looking statements contained in this prospectus are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in such forward-looking statements, including but not limited to:

•	market trends influencing the automotive retail industry;

•	our ability to continue to compete effectively against other providers of integrated solutions to automotive retailers, original equipment manufacturers (“OEMs”) and other participants in the automotive retail industry;

•	country-specific risks;

•	our inability to replace certain key technologies, data and services from third parties if they become obsolete, unavailable or incompatible with our solutions;

•	compliance with new legislation or regulation, or changes in existing legislation or regulation;

•	concentration of market acceptance of and influence over our products and services, particularly in our Digital Marketing business, on a limited number of OEMs and retailer groups;

•	vulnerability to security breaches, interruptions or failure;

•	risks associated with our indebtedness;

•	dependence on our key management, direct sales force and technical personnel;

•	our inability to develop and bring products and services in development to market, or bring new products and services to market; and

•	failure to adequately protect, and incurrence of significant costs in defending, our intellectual property and other proprietary rights.

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These and other factors are more fully discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in this prospectus.

You should keep in mind that any forward-looking statements made by us in this prospectus, or elsewhere, speak only as of the date on which they were made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements in this prospectus after the date of this prospectus, except as required by federal securities laws. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to us or any other person acting on our behalf should be considered in light of the cautionary statements contained or referred to within this prospectus.

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SUMMARY

This summary highlights selected information from this prospectus relating to our company. For a more complete understanding of our business, the separation and the distribution, you should carefully read this entire prospectus, including the “Risk Factors” section and our condensed consolidated and combined historical and pro forma financial statements and notes to those statements appearing elsewhere in this prospectus. Use in this prospectus of the terms: (i) “CDK Global,” “we,” “us,” “our” and “our company” refer to CDK Global, Inc., a Delaware corporation (formerly, and as the context requires, the Dealer Services business of ADP), and, unless the context otherwise requires, its consolidated subsidiaries; (ii) “ADP” refers to Automatic Data Processing, Inc., a Delaware corporation, and, unless the context otherwise requires, its consolidated subsidiaries, including, prior to the distribution (as defined below), CDK Global and its consolidated subsidiaries; (iii) “separation” and “distribution” refer, respectively, to the separation of our company from ADP and the distribution of our common stock, par value $0.01 per share (our “shares”), to ADP’s stockholders, each of which were completed on September 30, 2014, and (iv) “fiscal year” refers to the twelve month period ended June 30.

Our Company

We are the largest global provider, both in terms of revenue and geographic reach, of integrated technology and digital marketing/advertising solutions to the automotive retail industry. We have over 40 years of experience in innovating, designing, and implementing solutions for automotive retailers and original equipment manufacturers (“OEMs”) to better manage, analyze and grow their businesses. Our solutions automate and integrate critical workflow processes from pre-sale targeted advertising and marketing campaigns to the sale, financing, insurance, parts supply, repair and maintenance of vehicles, with an increasing focus on utilizing big data analytics and predictive intelligence. We believe the breadth of our integrated solutions allows us to more comprehensively address the varied needs of automotive retailers than any other single competitor in our industry.

Our solutions address the entire breadth of the automotive retailers’ value chain. Our automotive retail solutions offer technology that helps manage and generate additional efficiency on the supply side of the industry. These solutions were built through decades of innovation and experience in helping our clients with all aspects of the automotive retail process. We also offer digital marketing solutions to enable our clients to create demand for their products by designing and managing complete digital marketing and advertising strategies for their businesses. These solutions allow our clients to plan and automate sophisticated marketing campaigns, gather comprehensive data on these campaigns and further refine their strategies to maximize the effectiveness of their advertising spend.

We are organized into three reportable segments: Automotive Retail North America (“ARNA”), Automotive Retail International (“ARI”), and Digital Marketing (“DM”). A brief description of each of these three segments’ operations is provided below.

Automotive Retail North America

Through our ARNA segment, we provide technology-based solutions that help automotive retailers, OEMs, and other industry participants manage the sale, financing, insurance, parts supply, repair and maintenance of vehicles. Our solutions help our clients streamline their operations, better target and serve their customers and enhance the financial performance of their retail operations. In addition to providing solutions to retailers and manufacturers of automobiles, minivans, light trucks and sport utility vehicles, we also provide solutions to retailers and manufacturers of heavy trucks, construction equipment, agricultural equipment, motorcycles, boats and other marine vehicles and recreational vehicles.

Automotive Retail International

Through our ARI segment, we provide technology-based solutions similar to those provided in our ARNA segment in approximately 100 countries outside of the United States and Canada. The solutions provided to our clients within the ARI segment of our business help streamline operations for their businesses and enhance the financial performance of their operations within their local marketplace, and in some cases where we deal directly with OEMs, across international borders. Clients of our ARI segment include automotive retail dealers and OEMs across Europe, the Middle East, Asia, Africa and Latin America.

Digital Marketing

Through our DM segment, we provide a suite of integrated digital marketing solutions for OEMs and automotive retailers, including websites and management of their digital advertising spend. These solutions provide a coordinated offering across multiple digital marketing channels to help achieve client marketing and sales objectives, and coordinate execution between OEMs and their retailer networks. Our solutions are currently provided in the United States, Canada, Mexico, Australia, and New Zealand.

Our Separation from ADP

On April 9, 2014, the board of directors of ADP approved the spin-off of the Dealer Services business of ADP (“Dealer Services”). On May 6, 2014, in preparation of the spin-off, ADP formed Dealer Services Holdings LLC, a Delaware limited liability company, to hold Dealer Services. On September 1, 2014, Dealer Services Holdings LLC was renamed CDK Global Holdings, LLC. On September 29, 2014, immediately prior to the spin-off, CDK Global Holdings, LLC converted to CDK Global, Inc. On September 30, 2014, the spin-off became effective and ADP distributed 100% of the common stock of the Company to the holders of record of ADP’s common stock as of September 24, 2014. The Distribution was made pursuant to a Separation and Distribution Agreement by which ADP contributed the subsidiaries that operated the Dealer Services business to the Company. The distribution is expected to be a tax-free transaction under Section 355 and other related provisions of the Internal Revenue Code of 1986, as amended.

Risks Associated with Our Business

We face numerous risks and uncertainties in our operations that could have a material adverse effect on our business, results of operations and financial condition. Below is a summary of certain risk factors associated with our business that you should consider in evaluating an investment in the notes. Please read the information in the section entitled “Risk Factors” for a more thorough description of these and other risks.

•	Market trends influencing the automotive retail industry could have a negative impact on our business, results of operations and financial condition.

•	We may not be able to continue to compete effectively against other providers of integrated solutions to automotive retailers, OEMs and other participants in the automotive retail industry.

•	We have clients in over 100 countries, where we are subject to country-specific risks.

•	We utilize certain key technologies, data and services from, and integrate certain of our solutions with, third parties and may be unable to replace those technologies, data and services if they become obsolete, unavailable or incompatible with our solutions.

•	New legislation or regulation or changes in existing legislation or regulation may negatively impact our business.

•	Market acceptance of and influence over our products and services, particularly in our Digital Marketing business, is concentrated in a limited number of OEMs and retailer groups, and we may not be able to maintain or grow these relationships.

•	Our networks and systems may be vulnerable to security breaches, interruptions or failure.

•	Our indebtedness could negatively impact our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry.

•	We are dependent on our key management, direct sales force and technical personnel for continued success.

•	We may be unable to develop and bring products and services in development to market, or bring new products and services to market in a timely manner or at all.

•	We may be unable to adequately protect, and we may incur significant costs in defending, our intellectual property and other proprietary rights.

Separation from ADP

On September 30, 2014, our company was separated from ADP, our shares were distributed by ADP to its stockholders and we became an independent public company.

Corporate Information

We were formed as a Delaware limited liability company on May 6, 2014, and we converted into a Delaware corporation on September 29, 2014, prior to the separation and distribution. Our corporate headquarters are located at 1950 Hassell Road, Hoffman Estates, IL 60169, and our telephone number is (847) 397-1700. Our website address is www.cdkglobal.com. Information contained on our website does not constitute a part of this prospectus.

Summary of the Exchange Offer

Exchange Offer	We are offering to exchange (i) $250,000,000 aggregate principal amount of our 2019 initial notes for a like aggregate principal amount of our 2019 exchange notes and (ii) $500,000,000 aggregate principal amount of our 2024 initial notes for a like aggregate principal amount of our 2024 exchange notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on June 18, 2015, unless we decide to extend it.

Conditions to the Exchange Offer	We will complete this exchange offer only if:

•	there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer;

•	there is no change in the current interpretation of the staff of the SEC permitting resales of the exchange notes;

•	there is no stop order issued by the SEC which would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the exchange notes under the Trust Indenture Act of 1939;

•	there is no litigation or threatened litigation which would impair our ability to proceed with this exchange offer, and

•	we obtain all the governmental approvals we deem necessary to complete this exchange offer.

Procedures for Tendering Initial Notes	To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to U.S. Bank National Association, as exchange agent, at its address indicated under “The Exchange Offer—Exchange Agent.” In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your notes, please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedure.”

Withdrawal Rights	You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes	If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”

Federal Income Tax Consequences of the Exchange Offer	Exchanging your initial notes for exchange notes will not be a taxable event to you for U.S. federal income tax purposes. Please refer to the section of this prospectus entitled “Material U.S. Federal Income Tax Consequences.”

Exchange Agent	U.S. Bank National Association is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreements entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in this exchange offer:

•	except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act of 1933, as amended (the “Securities Act”);

•	you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act, and

•	the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.

You will not be able to require us to register your initial notes under the Securities Act unless:

•	an initial purchaser requests us to register initial notes that are not eligible to be exchanged for exchange notes in the exchange offer;

•	you are not eligible to participate in the exchange offer;

•	you may not resell the exchange notes you acquire in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

•	you are a broker-dealer and hold initial notes that are part of an unsold allotment from the original sale of the initial notes.

In these cases, the registration rights agreements require us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Please refer to the section of this prospectus entitled “The Exchange Offer—Your failure to participate in the exchange offer will have adverse consequences.”

Resales	It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “—Obligations of Broker-Dealers” below.

To tender your initial notes in this exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

•	you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title thereto;

•	the exchange notes acquired by you are being acquired in the ordinary course of business;

•	you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes;

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and

•	if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

Please refer to the sections of this prospectus entitled “The Exchange Offer—Procedure for Tendering Initial Notes—Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors—Risks Relating to the Exchange Offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”

Obligations of Broker-Dealers	If you are a broker-dealer (1) who receives exchange notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, or (3) who acquired the initial notes directly from the issuers in the initial offering and not as a result of market making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

Summary of the Terms of the Exchange Notes

Issuer	CDK Global, Inc.

Exchange Notes	Up to $250,000,000 aggregate principal amount of 3.30% Senior Notes due 2019.

Up to $500,000,000 aggregate principal amount of 4.50% Senior Notes due 2024.

The forms and terms of the exchange notes are the same as the form and terms of the initial notes except that the issuance of the exchange notes is registered under the Securities Act, will not bear legends restricting their transfer and the exchange notes will not be entitled to registration rights under our registration rights agreements. The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture.

Maturity Date	The 2019 notes will mature on October 15, 2019.

The 2024 notes will mature on October 15, 2024.

Interest Rate	The 2019 notes bear interest at a rate of 3.30% per annum, and the 2024 notes bear interest at a rate of 4.50% per annum, in each case, subject to adjustment as described below under “Description of the Notes—Interest Rate Adjustment Based on Rating Events.” Interest on the notes will be payable in cash.

Interest Payment Dates	April 15 and October 15 of each year, commencing April 15, 2015.

Ranking	The notes are our senior unsecured obligations and:

•	rank equally in right of payment with all of our existing and future unsecured unsubordinated obligations, including our obligations under our Credit Facilities;

•	rank senior in right of payment to all of our future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the notes;

•	are effectively subordinated to all of our existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness; and

•	are structurally subordinated to all obligations of each of our subsidiaries.

Optional Redemption

Prior to September 15, 2019 (one month prior to the maturity date of the 2019 notes), we may redeem some or all of the 2019 notes at our option at a redemption price equal to the greater of the principal amount of the 2019 notes to be redeemed and a “make whole” price. On or after September 15, 2019 (one month prior to the maturity date of the 2019 notes), we may redeem the 2019 notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date. See “Description of the Notes—Optional Redemption.”

Prior to July 15, 2024 (three months prior to the maturity date of the 2024 notes), we may redeem some or all of the 2024 notes at our option at a redemption price equal to the greater of the principal amount of the 2024 notes to be redeemed and a “make whole” price. On or after July 15, 2024 (three months prior to the maturity date of the 2024 notes), we may redeem the 2024 notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date. See “Description of the Notes—Optional Redemption.”

Change of Control	Upon the occurrence of a Change of Control Triggering Event (as defined in this prospectus) with respect to a series of notes, each holder of such series of notes will have the right to require us to repurchase such holder’s notes, in whole or in part, at a purchase price in cash equal to 101% of the principal amount thereof, plus any accrued and unpaid interest to the date of repurchase. See “Description of the Notes—Offer to Redeem Upon Change of Control Triggering Event.”

Certain Covenants	The indentures governing the notes contain covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

•	incur debt secured by liens;

•	engage in sale/leaseback transactions; and

•	merge, consolidate or transfer all or substantially all of our assets.

See “Description of the Notes—Certain Covenants.”

Book-Entry Form	The exchange notes will be issued in registered book-entry form represented by one or more global notes to be deposited with or on behalf of DTC or its nominee. Transfers of the notes will only be effected through facilities of DTC. Beneficial interests in the global notes may not be exchanged for certificated notes except in limited circumstances. See “Description of the Notes—Book-Entry; Delivery and Form.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreements entered into in connection with the offering of the initial notes.

Risk Factors	You should consider all of the information contained in this prospectus before making an investment in the notes. In particular, you should consider the risks described under “Risk Factors.”

SUMMARY CONSOLIDATED AND COMBINED FINANCIAL AND DATA

The summary condensed consolidated and combined financial information presented below as of March 31, 2015 and for the nine months ended March 31, 2015 and 2014 has been derived from, and should be read together with, our unaudited condensed consolidated and combined financial statements and the accompanying notes included elsewhere in this prospectus. The results of operations for interim periods are not necessarily indicative of the operating results that may be expected for the entire year or any future period. The summary combined financial information presented below as of June 30, 2014 and 2013 and for the years ended June 30, 2014, 2013 and 2012 has been derived from, and should be read together with, our audited combined financial statements and the accompanying notes included elsewhere in this prospectus. The summary combined financial information presented below as of June 30, 2012 has been derived from our combined financial statements, which are not included in this prospectus. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation have been included.

Our consolidated and combined historical financial information may not be indicative of our future performance and does not necessarily reflect what our financial condition and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented prior to our separation, including changes in our operations and capitalization of our company as a result of our separation from ADP.

	Nine Months Ended March 31,		Twelve Months Ended June 30,
(in millions, except per share amounts)	2015	2014(1)	2014(2)	2013(2)	2012(2)
Income Statement Data
Revenues	$1,560.4	$1,470.9	$1,976.5	$1,839.4	$1,695.6
Earnings before income taxes	232.6	268.1	353.3	320.7	256.4
Provision for income taxes	89.0	86.9	117.4	115.0	91.3
Net earnings	143.6	181.2	235.9	205.7	165.1
Net earnings attributable to noncontrolling interest	5.9	5.2	8.0	6.3	5.0
Net earnings attributable to CDK/Dealer Services	137.7	176.0	227.9	199.4	160.1
Basic earnings attributable to CDK/Dealer Services per share	$0.86	$1.10	$1.42	$1.24	$1.00
Diluted earnings attributable to CDK/Dealer Services per share	$0.85	$1.10	$1.42	$1.24	$1.00
Weighted-average basic shares outstanding(3)	160.7	160.6	160.6	160.6	160.6
Weighted-average diluted shares outstanding(3)	161.5	160.6	160.6	160.6	160.6
Cash dividends declared per share	$0.24	$—	$—	$—	$—

	As of March 31,	As of June 30,
(in millions)	2015	2014(2)	2013(2)	2012(2)
Balance Sheet Data
Cash and cash equivalents	$368.5	$402.8	$276.3	$223.1
Total current assets	906.4	918.2	783.6	686.5
Property, plant and equipment	85.3	82.6	68.4	64.0
Total assets	2,509.3	2,598.6	2,436.8	2,347.2
Total current liabilities	475.7	497.5	532.5	528.9
Total liabilities	1,745.3	789.3	882.1	873.6
Total equity/group equity	764.0	1,809.3	1,554.7	1,473.6

	Nine Months Ended March 31,		Twelve Months Ended June 30,
(in millions)	2015	2014(1)	2014(2)	2013(2)	2012(2)
Other Financial Data
EBITDA(4)	$309.1	$308.4	$406.6	$372.7	$307.2

(1)	Amounts have been revised to correct immaterial misstatements, as described in Note 1 – Basis of Presentation in the accompanying Notes to the condensed consolidated and combined financial statements for the three and nine months ended March 31, 2015 and 2014.
(2)	Amounts have been revised to correct immaterial misstatements, as described in Note 1 – Organization and Basis of Presentation in the accompanying Notes to the combined financial statements as of June 30, 2014 and 2013 and for the fiscal years ended June 30, 2014, 2013 and 2012. Total equity/group equity for fiscal 2012 includes an increase to beginning total equity/group equity of $7.3 million for the cumulative effect of the revision to correctly account for hardware leases.
(3)	On September 30, 2014, ADP shareholders of record as of the close of business on September 24, 2014 received one share of the Company’s common stock for every three shares of ADP common stock held as of the record date. For all periods prior to the distribution, basic and diluted earnings attributable to Dealer Services per share were computed using the number of shares of the Company’s stock outstanding on September 30, 2014, the date on which the Company’s common stock was distributed to the shareholders of ADP. The same number of shares was used to calculate basic and diluted earnings attributable to Dealer Services per share since there were no dilutive securities in periods prior to September 30, 2014.
(4)	We use EBITDA, among other measures, to evaluate our operating performance in the absence of certain items for planning and forecasting purposes. We believe that EBITDA provides relevant and useful information because it allows investors to view performance in a manner similar to the method used by the Company and improves our ability to understand our operating performance. EBITDA is calculated as earnings before income taxes adjusted to exclude interest expense, depreciation and amortization. Because EBITDA is not a measure of performance that is calculated in accordance with GAAP, it should not be considered in isolation from, or as a substitute for, other metrics that are calculated in accordance with GAAP.

The following table shows the reconciliation of the most directly comparable GAAP measure to EBITDA:

	Nine Months Ended March 31,		Twelve Months Ended June 30,
(in millions)	2015	2014(1)	2014(2)	2013(2)	2012(2)
Earnings before income taxes	$232.6	$268.1	$353.3	$320.7	$256.4
Adjustments:
Interest expense	19.4	0.7	1.0	0.9	1.0
Depreciation and amortization	57.1	39.6	52.3	51.1	49.8

EBITDA	$309.1	$308.4	$406.6	$372.7	$307.2

RISK FACTORS

You should carefully consider each of the following risks and all of the other information set forth in this prospectus. Based on the information currently known to us, we believe that the following information identifies the material risk factors affecting our company in each of the noted risk categories: (i) Risks Relating to Our Business; (ii) Risks Relating to Our Separation from ADP; and (iii) Risks Relating to Our Indebtedness and the Notes.

Risks Relating to Our Business

Market trends influencing the automotive retail industry could have a negative impact on our business, results of operations and financial condition.

Market trends that negatively impact the automotive retail industry may affect our business by reducing the number and/or size of actual or potential clients or the money that actual or potential clients are willing or able to spend on our solution portfolio. Such market factors include:

•	the adverse effect of long-term unemployment on the number of vehicle purchasers;

•	pricing and purchase incentives for vehicles;

•	disruption in the available inventory of vehicles;

•	the expectation that consumers will be purchasing fewer vehicles overall during their lifetime as a result of better quality vehicles and longer warranties;

•	the cost of gasoline and other forms of energy;

•	the availability and cost of credit to finance the purchase of vehicles;

•	increased federal and other taxation; and

•	reductions in business and consumer confidence.

Additionally, due to the most recent economic downturn, there was a substantial decline in 2009 and 2010 in the number of franchised automotive retailer locations in countries where the retail automotive marketplace is considered “mature,” most notably in North America and Western Europe. Although these declines have stabilized in North America, and the pace of declines in Western Europe has slowed, a further reduction in the number of automotive retailer locations would reduce the number of opportunities we have to sell our solutions. Additionally, auto retailers who close or otherwise scale back their businesses may not be willing or able to pay amounts owed to us. Any such outcome could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to continue to compete effectively against other providers of integrated solutions to automotive retailers, OEMs and other participants in the automotive retail industry.

Competition among automotive retail solutions and digital marketing solutions providers is intense. The industry is highly fragmented and subject to changing technology, shifting client needs and frequent introductions of new solutions. We have a variety of competitors both for our integrated solutions and for each of our individual solutions. For example:

•	our Automotive Retail business competes with integrated providers of automotive retailing technology solutions, such as The Reynolds and Reynolds Company, Dealertrack Technologies, incadea (acquired by Dealertrack Technologies in 2015), RouteOne LLC, AutoTrader and Dominion Enterprises; and

•	our Digital Marketing business competes with integrated providers of automotive digital marketing/advertising solutions, such as Dealertrack Technologies, AutoTrader, Dominion Enterprises and The Reynolds and Reynolds Company.

Our competitors may be able to respond more quickly or effectively to new or emerging technologies and changes in client demands or to devote greater resources to the development, promotion and sale of their solutions than we can to ours. We expect the industry to continue to attract new competitors and new technologies, possibly involving alternative technologies that are more sophisticated and cost-effective than our solutions. There can be no assurance that we will be able to compete successfully against current or future competitors or that the competitive pressures we face will not have a material adverse effect on our business, results of operations and financial condition.

Changes in regulations or consumer concerns regarding privacy and protection of consumer data, or any failure to comply with privacy and data protection obligations, could negatively impact our business, results of operations and financial condition.

Federal laws and regulations governing privacy and security of consumer information generally apply to our clients and/or to us as a service provider. These include the federal Fair Credit Reporting Act, the Gramm-Leach-Bliley Act (the “GLB Act”) and regulations implementing its information safeguarding requirements, the Junk Fax Prevention Act of 2005, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (the “CAN-SPAM” Act), the Telephone Consumer Protection Act, the Do-Not-Call-Implementation Act, applicable Federal Communications Commission (the “FCC”) telemarketing rules and the Federal Trade Commission (the “FTC”) Privacy Rule, Safeguards Rule, Consumer Report Information Disposal Rule, Telemarketing Sales Rule, Risk-Based Pricing Rule and Red Flags Rule. International laws, such as the European Union’s Data Protection Directive, and the country-specific regulations that implement that directive, similarly apply to our collection, storage, use and transmission of protected data.

In addition, many U.S. and foreign jurisdictions have passed, or are currently contemplating, a variety of consumer protection, privacy and data security laws and regulations that may relate to our business. For example, some state legislatures and regulatory agencies have imposed, and others may impose, greater restrictions on the disclosure of the data we collect, use or transmit than are already contained in federal laws such as the GLB Act and its implementing regulations or the FTC rules described above. Similarly, it is possible that in the future, U.S. and foreign jurisdictions may adopt legislation or regulations that impair our ability to effectively track consumers’ use of our digital marketing services, such as the FTC’s proposed “Do-Not-Track” standard or other legislation or regulations similar to European Union Directive 2009/136/EC, commonly referred to as the “Cookie Directive,” which directs EU member states to ensure that accessing information on an internet user’s computer, such as through a cookie, is allowed only if the internet user has given his or her consent.

The costs and other burdens of compliance with privacy and data security laws and regulations could negatively impact the use and adoption of our solutions and reduce overall demand for them. Additionally, concerns regarding data privacy may cause our clients, or their customers and potential customers, to resist providing the data necessary to allow us to deliver our solutions effectively. Even the perception that the privacy of personal information is not satisfactorily protected or does not meet regulatory requirements could inhibit sales of our solutions and any failure to comply with such laws and regulations could lead to significant fines, penalties or other liabilities. Any such decrease in demand or incurred fines, penalties or other liabilities could have a material adverse effect on our business, results of operations and financial condition.

We are directly and indirectly subject to, and impacted by, extensive and complex regulation in the U.S. and abroad, and new regulations and/or changes to existing regulations may negatively impact our business, results of operations and financial condition.

Our business is directly and indirectly subject to, and impacted by, numerous U.S. and foreign laws and regulations covering a wide variety of subject matters. Compliance with complex foreign and U.S. laws and regulations that apply to our operations increases our costs and may impede our competitiveness. In addition, failure to comply with such laws or regulations may result in the suspension or termination of our ability to do business in applicable jurisdictions or the imposition of civil and criminal penalties, including fines or exposure to civil litigation.

In addition to the data privacy and security laws and regulations mentioned above, our business is also directly or indirectly governed by domestic and international laws and regulations relating to issues such as telecommunications, anti-trust or competition, employment, vehicle registration, advertising, taxation, consumer protection and accessibility. We must also comply with anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and local laws prohibiting corrupt payments to governmental officials and private entities, such as the U.K. Anti-Bribery Act. The application of this framework of laws and regulations to our business is complex and, in many instances, is unclear or unsettled, which in turn increases our cost of doing business, may interfere with our ability to offer our solutions competitively in one or more jurisdictions and may expose us and our employees to potential fines, penalties or other enforcement actions. In some cases, our clients may seek to impose additional requirements on our business in efforts to comply with their interpretation of their own or our legal obligations. These requirements may differ significantly from our existing solutions or processes and may require engineering and other costly resources to accommodate.

Our failure to comply, or to provide solutions that allow our clients to comply, with any of the foregoing laws and regulations could have a material adverse effect on our business, results of operations and financial condition.

New legislation or changes in existing legislation regarding the internet may negatively impact our business.

Our ability to conduct, and our cost of conducting, our business may be negatively impacted by a number of legislative and regulatory proposals concerning various aspects of the internet, which are currently under consideration by federal, state, local and foreign governments, administrative agencies such as the FTC, Consumer Financial Protection Bureau and the FCC, and various courts. These proposals include regulation of the following matters, among others: on-line content, user privacy, taxation, access charges and so-called “net-neutrality” liability of third-party activities and jurisdiction. Moreover, we do not know how existing laws relating to these or other issues will be applied to the internet. The adoption of new laws or the application of existing laws could decrease the growth in the use of the internet, which could in turn decrease the demand for our solutions that are provided via the internet, increase our costs of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition. During 2010, the FCC imposed rules of nondiscrimination and transparency, commonly referred to as the “net-neutrality” rules, upon wireline broadband providers. Similar transparency requirements were imposed on wireless broadband providers, in addition to prohibitions from blocking websites and applications that compete with voice and video telephony services. The FCC’s 2010 net-neutrality rules have been challenged in Federal courts and on January 14, 2014, the U.S. Court of Appeals for the D.C. Circuit upheld the FCC’s transparency rule, but vacated both the nondiscrimination and anti-blocking rules. In response, on February 26, 2015, the FCC adopted new net-neutrality rules, which are expected to be released to the public and become effective later in 2015. Based upon information that has been publicly issued by the FCC, the new rules will, among other things, prohibit broadband providers from blocking or impairing lawful services and devices, ban paid prioritization of certain lawful internet traffic over others, and impose expanded transparency requirements. These new rules will apply equally to wireline and wireless broadband providers. It is uncertain whether these new net-neutrality rules will be challenged in the courts and, if challenged, whether they will be upheld. In the event that these new net-neutrality rules are not upheld, it is possible that we may have to pay premium rates to providers for wireline and wireless broadband services. Even if the new net-neutrality rules survive court challenges, it is uncertain how these rules may be interpreted and enforced by the FCC; therefore, we cannot predict the practical effect of these rules and related proceedings on our ability to conduct, and our cost of conducting, our business.

Real or perceived errors or failures in our software and systems could negatively impact our results of operations and growth prospects.

We depend upon the sustained and uninterrupted performance of numerous proprietary and third-party technologies to deliver our solution portfolio. If one or more of those technologies cannot scale to meet demand, or if there are errors in our execution of any feature or functionality using any such technologies, then our business may be harmed. Because our software is often complex, undetected errors and failures may occur, especially when new versions or updates are made. Despite testing by us, errors or bugs in our solutions may not be found until the software or service is in active use by us or our clients. Moreover, our clients could incorrectly implement or inadvertently misuse our solutions, which could result in client dissatisfaction and adversely impact the perceived utility of our solutions as well as our brand. Any of these real or perceived errors, failures or bugs could result in negative publicity, reputational harm, loss of or delay in market acceptance of our solutions, loss of competitive position or claims by clients for losses sustained by them, all of which, along with the costs of responding to such effects, may have a material adverse effect on our business, results of operations and financial condition.

Our systems may be subject to security breaches.

Our success depends on the confidence of OEMs, dealers, lenders, major credit reporting agencies and other data providers, and other users of (or participants in) our solutions in our ability to store, process and transmit confidential information securely (whether over the internet or otherwise), and to operate our computer systems and operations without significant disruption or failure. We transmit substantial amounts of confidential information, including non-public personal information of consumers, over the internet. Even if our security measures are adequate, concerns over the security of third-party data that we store, process and transmit, which may be heightened by any well-publicized compromise of security, may deter clients from using our solution portfolio and/or deter vendors from providing their solutions to us. Moreover, if our security measures are breached and unauthorized access is obtained to confidential information, our solutions may be perceived as not being secure and our clients may curtail or stop using our solutions and/or vendors may curtail or stop providing their solutions to us. Any failure of, or lack of confidence in, the security of our solutions could have a material adverse effect on our business, results of operations and financial condition. Despite our focus on data security, we may not be able to stop unauthorized attempts to gain access to data that we store and process, or to stop disruptions in the transmission or provision of data and communications or other data by us. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments could result in a compromise or breach of the algorithms used by our solutions to protect data contained in our, our clients’ and/or our vendors’ databases and the information being stored, transferred or processed. Although we generally limit warranties and liabilities relating to data and system security in our client and vendor contracts, they or other third parties may seek to hold us liable for any losses suffered as a result of unauthorized access to their confidential information or non-public personal information of consumers. In addition, we may not have limited our warranties and liabilities sufficiently or have adequate insurance to cover these losses. We may be required to expend significant capital and other resources to protect against security breaches, and/or to alleviate any problems caused by actual or threatened security breaches. Our security measures may not be sufficient to prevent security breaches, and any failure to prevent security breaches and/or to adequately alleviate any problems caused by security breaches could have a material adverse effect on our business, results of operations and financial condition.

Our networks and systems may be vulnerable to interruptions or failure.

From time to time, we have experienced, and may experience in the future, network or system slowdowns and interruptions. These network and system slowdowns and interruptions may interfere with our ability to do business. Although we believe we have made the appropriate upgrades to our various systems, regularly back up data and take other measures to protect against data loss and system failures, there is still risk that we may lose critical data or experience network failures. Such failures or disruptions may result in lost revenue opportunities for our clients, which could result in litigation against us or a loss of clients. Additionally, we have service level agreements with certain of our clients that may result in penalties or trigger cancelation rights in the event of a network or system slowdown or interruption. Any of these could have a material adverse effect on our business, results of operations and financial condition.

Our business operations may be harmed by events beyond our control.

Our business operations are vulnerable to damage or interruption from natural disasters, such as fires, floods and hurricanes, or from power outages, telecommunications failures, terrorist attacks, computer network service outages and disruptions, “denial of service” attacks, computer viruses, break-ins, sabotage and other similar events beyond our control. For example, the majority of our North American research and development activities, and the research and development and operations activities of our digital marketing business, are located near significant seismic faults in the Portland, Oregon and Seattle, Washington areas, respectively. The occurrence of any such event at any of our facilities or at any third-party facility utilized by us or our third-party providers could cause interruptions or delays in our business, loss of data or could render us unable to provide our solution portfolio. In addition, any failure of a third-party to provide the data, products, services or facilities required by us, as a result of human error, bankruptcy, natural disaster or other operational disruption, could cause interruptions to our computer systems and operations. The occurrence of any of these events could have a material adverse effect on our business, results of operations and financial condition.

We utilize certain key technologies, data and services from, and integrate certain of our solutions with, third parties and may be unable to replace those technologies, data and services if they become obsolete, unavailable or incompatible with our solutions.

We utilize certain key technologies and data from, and/or integrate certain of our solutions with, hardware, software, services and data of third parties, including Chrome Systems, TrueCar, Microsoft, Google, Yahoo, EMC, Cisco Systems, Kyocera, Experian, Equifax, TransUnion and others. Some of these vendors are also our competitors in various respects. These third-party vendors could, in the future, seek to charge us cost-prohibitive fees for such use or integration or may design or utilize their solutions in a manner that makes it more difficult for us to continue to utilize their solutions, or integrate their technologies with our solutions, in the same manner or at all. Any significant interruption in the supply or maintenance of such third-party hardware, software, services or data could negatively impact our ability to offer our solutions unless and until we replace the functionality provided by this third-party hardware, software and/or data. In addition, we are dependent upon these third parties’ ability to enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. There can be no assurance that we would be able to replace the functionality or data provided by third-party vendors in the event that such technologies or data becomes obsolete or incompatible with future versions of our solutions or are otherwise not adequately maintained or updated. Any delay in or inability to replace any such functionality could have a material adverse effect on our business, results of operations and financial condition. Furthermore, delays in the release of new and upgraded versions of third-party software applications could have a material adverse effect on our business, results of operations and financial condition.

Market acceptance of and influence over our products and services, particularly in our Digital Marketing business, is concentrated in a limited number of automobile OEMs and consolidated retailer groups, and we may not be able to maintain or grow these relationships.

Although the automotive retail industry is fragmented, a relatively small number of OEMs, consolidated retailer groups and retailer associations exert significant influence over the market acceptance of automotive retail products and services due to their concentrated purchasing activity, their endorsement or recommendation of specific products and services and/or their ability to define technical standards and certifications. For example, our dealer management systems are certified to technical standards established by OEMs and certain of our products and services are provided pursuant to OEM-designated endorsement or preferred vendor programs. While automotive retailers are generally free to purchase the solutions of their choosing, when an OEM has endorsed or certified a provider of products or services to its associated franchised automotive retailers and if our solutions lack such certification or endorsement, adoption or retention of our products and services among the franchised dealers of such OEM could be materially impaired.

Some of our products, such as our digital marketing solutions, are primarily sold to or through OEMs and depend on us maintaining strong relationships with those OEMs. Our digital marketing solutions are primarily marketed and delivered through programs sponsored or endorsed by OEMs, the most significant of which is General Motors. The termination of one or more of these relationships, changes in our clients’ advertising budget allocations or marketing strategies or a change in the economy could result in a decline in the level of digital marketing services that they purchase from us, which in turn could have a material adverse effect on our business, results of operations and financial condition.

We have clients in approximately 100 countries, where we are subject to country-specific risks that could negatively impact our business, results of operations and financial condition.

During the nine months ended March 31, 2015, we generated approximately 21% of our revenues outside of the United States, and we expect revenues from other countries to continue to represent a significant part of our total revenues in the future. Business and operations in individual countries are subject to changes in local government regulations and policies, including those related to tariffs and trade barriers, investments, taxation, currency exchange controls and repatriation of earnings. Our results are also subject to the difficulties of coordinating our activities across the countries in which we are active. In addition, our operations in each country are vulnerable to changes in socio-economic conditions and monetary and fiscal policies, intellectual property protection disputes, the settlement of legal disputes through foreign legal systems, the collection of receivables through foreign legal systems, exposure to possible expropriation or other governmental actions, unsettled political conditions, possible terrorist attacks and pandemic disease. These and other factors relating to our international operations may have a material adverse effect on our business, results of operations and financial condition.

Our business, results of operations and financial condition could be harmed by negative rating actions by credit rating agencies.

Our long-term debt has an investment grade rating. If our initial rating is downgraded or if ratings agencies indicate that a downgrade may occur, our business, results of operations and financial condition could be negatively impacted and perceptions of our financial strength could be damaged. Any of these outcomes could negatively impact our relationships with our clients, increase our costs of borrowing money or otherwise have a material adverse effect on our business, results of operations and financial condition.

We are dependent on our key management, direct sales force and technical personnel for continued success.

Our global senior management team is concentrated in a small number of key members, and our future success depends to a meaningful extent on the services of our executive officers and other key team members, including members of our direct sales force and technology staff. Generally, our executive officers and employees can terminate their employment relationship at any time. The loss of any key employees or our inability to attract or retain other qualified personnel could materially harm our business and prospects.

We rely primarily on our direct sales force to sell our products and services to automotive retailers and OEMs. We expect that we will need to hire additional sales, customer service, integration and training personnel in the near-term and beyond if we are to achieve revenue growth in the future. If we fail to attract qualified and productive sales and service personnel, or if we suffer unanticipated losses of such personnel, it could have a material adverse effect on our business, results of operations and financial condition.

Competition for qualified personnel in the technology industry is intense, and we compete for technical personnel with other technology companies that have greater financial and other resources than we do. Our future success will depend in large part on our ability to attract, retain and motivate highly qualified technical personnel, and there can be no assurance that we are able to do so. Any difficulty in hiring or retaining needed personnel, or increased costs related thereto, could have a material adverse effect on our business, results of operations and financial condition.

If our intangible assets and goodwill become impaired we may be required to record a significant non-cash charge to earnings, which would negatively impact our results of operations.

Under generally accepted accounting principles in the United States (“GAAP”), we review our intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. We test goodwill for impairment annually and whenever events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of our intangible assets may not be recoverable due to factors such as a decline in our stock price and market capitalization, reduced estimates of future cash flows or slower growth rates in our industry. Estimates of future cash flows are based on a long-term financial outlook of our operations. Actual performance in the near-term or long-term could be materially different from these forecasts, which could impact future estimates and the recorded value of the intangibles. For example, a significant, sustained decline in our stock price and market capitalization may result in an impairment of certain of our intangible assets, including goodwill, and a significant charge to earnings in our consolidated financial statements during the period in which an impairment is determined to exist. We will continue to monitor and evaluate the carrying value of our goodwill. In the event we had to reduce the carrying value of our goodwill, any such impairment charge could have a material adverse effect on our results of operations.

We may be unable to develop and bring products and services in development to market, or bring new products and services to market in a timely manner or at all.

Our success depends in part upon our ability to bring to market new products and services, and enhancements thereto, that address evolving client demands. For example, our digital marketing solutions must effectively address the market shift to mobile technology. The time, expense and effort associated with developing and offering new and enhanced products and services may be greater than anticipated. The length of the development cycle varies depending on the nature and complexity of the product, the availability of development, product management and other internal resources and the role, if any, of strategic partners. If we are unable to develop and bring to market additional products and services, and enhancements thereto, in a timely manner, or at all, we could lose market share to competitors who are able to offer these new products and services, which could have a material adverse effect on our business, results of operations and financial condition.

Our failure or inability to execute any element of our business strategy could negatively impact our business, results of operations or financial condition.

Our business, results of operations and financial condition depend on our ability to execute our business strategy, which includes the following key elements:

•	continuing to expand our client base;

•	deepening our relationship with our existing client base;

•	strengthening and extending our solutions portfolio;

•	driving additional operational efficiency; and

•	selectively pursuing strategic acquisitions.

We may not succeed in implementing a portion or all of our business strategy, and even if we do succeed, our strategy may not have the favorable impact on our business, results of operations or financial condition that we anticipate. We may not be able to manage effectively the expansion of our business or achieve the rapid execution necessary to fully avail ourselves of the market opportunity for our solution portfolio. If we are unable to adequately implement our business strategy, our business, results of operations and financial condition could suffer a material adverse effect.

We may be unable to adequately protect, and we may incur significant costs in defending, our intellectual property and other proprietary rights.

Our success depends, in large part, on our ability to protect our intellectual property and other proprietary rights. We rely upon a combination of trademark, trade secret, copyright, patent and unfair competition laws, as well as license agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. In addition, we attempt to protect our intellectual property and proprietary information by requiring certain of our team members and consultants to enter into confidentiality, non-competition and assignment of inventions agreements. To the extent that our intellectual property and other proprietary rights are not adequately protected, third parties might gain access to our proprietary information, develop and market products and services similar to ours or use trademarks similar to ours. Existing U.S. federal and state intellectual property laws offer only limited protection. Moreover, the laws of some foreign countries in which we market our products and services afford little or no effective protection of our intellectual property. If we resort to legal proceedings to enforce our intellectual property rights or to determine the validity and scope of the intellectual property or other proprietary rights of others, the proceedings could be burdensome and expensive, and we may not prevail. The failure to adequately protect our intellectual property and other proprietary rights, or manage costs associated with enforcing those rights, could have a material adverse effect on our business, results of operations and financial condition.

Claims that we or our technologies infringe upon the intellectual property or other proprietary rights of a third party may require us to incur significant costs, enter into royalty or licensing agreements or develop or license substitute technology.

We have in the past and may in the future be subject to claims that our technologies in our products and services infringe upon the intellectual property or other proprietary rights of a third party. In addition, the vendors providing us with technology that we use in our own technology could become subject to similar infringement claims. Although we believe that our products and services do not infringe any intellectual property or other proprietary rights, we cannot assure you that our products and services do not, or that they will not in the future, infringe intellectual property or other proprietary rights held by others. Any claims of infringement could cause us to incur substantial costs defending against the claim, even if the claim is without merit, and could distract our management from our business. Moreover, any settlement or adverse judgment resulting from the claim could require us to pay substantial amounts, obtain a license to continue to use the products and services that are the subject of the claim and/or otherwise restrict or prohibit our use of the technology. There can be no assurance that we would be able to obtain a license on commercially reasonable terms, or at all, from the third party asserting any particular claim, that we would be able to successfully develop alternative technology on a timely basis, if at all, or that we would be able to obtain a license from another provider of suitable alternative technology to permit us to continue offering, and our clients to continue using, the products and services. In addition, we generally provide in our client agreements for certain products and services that we will indemnify our clients against third-party infringement claims relating to technology that we provide to those clients, which could obligate us to pay damages if the products and services were ever found to be infringing. Infringement claims asserted against us, our vendors or our clients could have a material adverse effect on our business, results of operations and financial condition.

We have made strategic acquisitions and formed strategic alliances in the past and expect to do so in the future. If we are unable to find suitable acquisitions or alliance partners that strengthen our value proposition to clients or to achieve the expected benefits from such acquisitions or alliances, there could be a material adverse effect on our business, results of operations and financial condition.

Since 2000, we have completed 31 acquisitions. These have ranged from acquisitions of small start-up companies that provide a discrete application to a handful of clients, to acquisitions of substantial companies with more mature solutions and a larger client base, such as our acquisition of U.K.-based Kerridge Computer Company Limited (“Kerridge”) in 2005, which facilitated our international expansion, and our acquisition of Seattle-based Cobalt in 2010, which is the foundation of our Digital Marketing business. As part of our ongoing business strategy to expand solutions offerings, acquire new technologies and strengthen our value proposition to clients, we frequently engage in discussions with third parties regarding, and enter into agreements relating to, possible acquisitions, strategic alliances and joint ventures. However, there may be significant competition for acquisition, alliance and joint venture targets in our industry, or we may not be able to identify suitable candidates or negotiate attractive terms for such transactions in the future.

Even if we are able to complete acquisitions or enter into alliances and joint ventures that we believe will provide attractive growth opportunities, such transactions are inherently risky. Significant risks from these transactions include risks relating to:

•	integration and restructuring costs, both one-time and ongoing;

•	developing and maintaining sufficient controls, policies and procedures;

•	diversion of management’s attention from ongoing business operations;

•	establishing new informational, operational and financial systems to meet the needs of our business;

•	losing key employees, clients and vendors;

•	failing to achieve anticipated synergies, including with respect to complementary solutions; and

•	unanticipated or unknown liabilities.

If we are not successful in completing acquisitions in the future, we may be required to reevaluate our acquisition strategy. We also may incur substantial expenses and devote significant management time and resources in seeking to complete acquisitions. In addition, we could use substantial portions of our available cash to pay all or a portion of the purchase prices of future acquisitions. If we do not achieve the anticipated benefits of our acquisitions as rapidly to the extent anticipated by our management and financial or industry analysts, others may not perceive the same benefits of the acquisition as we do. If these risks materialize, there could be a material adverse effect on our business, results of operations and financial condition.

Our future acquisitions may involve the issuance of our equity securities as payment, in part or in full, for the businesses or assets acquired, which would dilute our existing stockholders’ ownership interests. Future acquisitions may also decrease our earnings or earnings per share and the benefits derived by us from an acquisition might not outweigh or exceed the dilutive effect of the acquisition. We also may incur additional indebtedness, have future impairment of assets or suffer adverse tax and accounting consequences in connection with any future acquisitions.

We could be sued for contract or product liability claims, and such lawsuits may disrupt our business, divert management’s attention or have a negative impact on our financial results.

We provide limited warranties to purchasers of our products and services. In addition, errors, defects or other performance problems in our products and services, including with respect to data that we store, process and provide in connection with our products and services, could result in financial or other damages to our clients or consumers. There can be no assurance that any limitations of liability set forth in our contracts would be enforceable or would otherwise protect us from liability for damages. We maintain general liability insurance coverage, including coverage for errors and omissions in excess of the applicable deductible amount; however, there can be no assurance that this coverage will continue to be available on acceptable terms, in sufficient amounts to cover one or more large claims or at all, or that the insurer will not deny coverage for any future claim. The successful assertion of one or more large claims against us that exceeds available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, results of operations and financial condition. Furthermore, litigation, regardless of its outcome, could result in substantial cost to us and divert management’s attention from our operations and could have a material adverse effect on our business, results of operations and financial condition. In addition, some of our products and services are business-critical for our clients, and a failure or inability to meet a client’s expectations could seriously damage our reputation and negatively impact our ability to retain existing business or attract new business.

Because we recognize revenue from our subscription-based products and services over the term of the subscription, downturns or upturns in new business may not be immediately reflected in our operating results.

We generally recognize revenue from sales of our subscription-based products and services ratably over the term of the subscription contract. As a result, the majority of our quarterly revenue is attributable to service contracts entered into during previous quarters. A decline in new or renewed service agreements in any one quarter will not be fully reflected in our revenue in that quarter but will harm our revenue in future quarters. Consequently, the effect of significant downturns in sales and market acceptance of our subscription services in a particular quarter may not be fully reflected in our operating results until future periods. Our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, because revenue from new subscription contracts, and from additional orders under existing subscription contracts, must be recognized over the applicable subscription term. In addition, delays or failures in deployment of our subscription services may prevent us from recognizing subscription revenue for indeterminate periods of time. Further, we may experience unanticipated increases in costs associated with providing our subscription services to clients over the term of our subscription contracts as a result of inaccurate internal cost projections or other factors, which may harm our operating results.

We may experience foreign currency gains and losses.

We conduct a significant number of transactions and hold cash in currencies other than the U.S. dollar. Changes in the value of major foreign currencies, particularly the Canadian dollar, Renminbi, Euro, and Pound Sterling relative to the U.S. dollar, can significantly affect our assets, revenues and operating results. Generally, our revenues are adversely affected when the dollar strengthens relative to other currencies and are positively affected when the dollar weakens. Generally, our assets are adversely affected when we must devalue our cash and other bank deposits held in a foreign currency due to fluctuations or changes in exchange rates.

We may implement a program which primarily utilizes foreign currency forward contracts to offset the risks associated with these foreign currency exposures that we may suspend from time to time. As a part of this program, we would enter into foreign currency forward contracts so that increases or decreases in our foreign currency exposures are offset by gains or losses on the foreign currency forward contracts in order to mitigate the risks and volatility associated with our foreign currency transaction gains or losses. With respect to our international operations, we expect that we will realize gains or losses with respect to our foreign currency exposures, net of gains or losses from any foreign currency forward contracts. For example, we will experience foreign currency gains and losses in certain instances if it is not possible or cost effective to hedge our foreign currency exposures or if we suspend our foreign currency forward contract program. Our ultimate realized loss or gain with respect to currency fluctuations will generally depend on the size and type of cross-currency exposures that we enter into, the currency exchange rates associated with these exposures and changes in those rates, whether we have entered into foreign currency forward contracts to offset these exposures and other factors. All of these factors could materially impact our results of operations, financial position and cash flows, the timing of which is variable and generally outside of our control.

We may have exposure to unanticipated tax liabilities, which could harm our business, results of operations, financial condition and prospects.

Our international business operations will subject us to income taxes as well as non-income based taxes, in both the United States and various foreign jurisdictions. The computation of provision for income taxes and other tax liabilities is complex, as it is based on the laws of numerous taxing jurisdictions and requires significant judgment regarding the application of complicated rules governing accounting for tax provisions under GAAP. Provision for income taxes may require forecasts of effective tax rates for the year, which includes numerous assumptions and forward looking financial projections, including the expectations of profit and loss by jurisdiction. Various items cannot be accurately forecasted and future events may materially differ from our forecasts. Our provision for income tax can be materially impacted, for example, by the geographical mix of our profits and losses, changes in our business, such as internal restructuring and acquisitions, changes in tax laws and accounting guidance and other regulatory, legislative or judicial developments, tax audit determinations, changes in our uncertain tax positions, changes in our intent and capacity to permanently reinvest foreign earnings, changes to our transfer pricing practices, tax deductions attributed to equity compensation and changes in our need for a valuation allowance for deferred tax assets. For these reasons, our actual income taxes or other tax liabilities may be materially different than our provisions for anticipated tax obligations.

In addition, changes in tax laws or tax rulings may have a significantly adverse impact on our effective tax rate. Further, in the ordinary course of a global business, there are many intercompany transactions and calculations where the ultimate tax determination is uncertain.

In the event that changes in tax laws negatively impact our effective tax rates, our provision for taxes or generate unanticipated tax liabilities, our business, results of operations and financial condition could suffer a material adverse effect.

Risks Relating to Our Separation from ADP

We may not realize any potential benefits from the separation.

We may not realize any of the potential benefits we expect from our separation from ADP. As an independent, publicly traded company, we believe that our businesses will benefit from, among other things, sharpened focus on the financial and operational resources of our specific business, allowing our management to design and implement a capital structure, corporate strategies and policies that are based primarily on the business characteristics and strategic opportunities of our businesses. We anticipate this will allow us to respond more effectively to industry dynamics and to allow us to create effective incentives for our management and employees that are more closely tied to our business performance. However, we may not be able to achieve some or all of the expected benefits.

We have incurred significant costs in connection with the separation, and we will experience some negative effects from the separation, including loss of access to some of the financial, managerial and professional resources from which we have benefited in the past. By separating from ADP, there is also a risk that we may become more susceptible to market fluctuations and other adverse events than while we were a part of ADP. As part of ADP, we were able to enjoy certain benefits from ADP’s operating diversity and access to capital for investments, benefits that may no longer be available to us following the separation.

If we fail to achieve some or all of the benefits that we expect from the separation on a timely basis or at all, our business, results of operations and financial condition could suffer a material adverse effect.

There can be no assurance that we will have access to the capital markets on terms acceptable to us.

From time to time we may need to access the long-term and short-term capital markets to obtain financing. Although we believe that the sources of capital currently in place will permit us to finance our operations for the foreseeable future on acceptable terms and conditions, our access to, and the availability of, financing on acceptable terms and conditions in the future or at all will be impacted by many factors, including, but not limited to:

•	our financial performance;

•	our credit ratings;

•	the liquidity of the overall capital markets; and

•	the state of the economy.

There can be no assurance that we will have access to the capital markets on terms acceptable to us.

Our consolidated and combined historical and pro forma financial information is not necessarily representative of the results we would have achieved as a stand-alone company and may not be a reliable indicator of our future results.

Our consolidated and combined historical and pro forma financial information included in this prospectus does not reflect the financial condition, results of operations or cash flows we would have achieved as a stand-alone company during the periods presented or that we may achieve in the future. This is primarily a result of the following factors:

•	our consolidated and combined historical and pro forma financial results reflect allocations of corporate expenses from ADP, which allocations may be different than the comparable expenses we would have actually incurred as a stand-alone company;

•	our working capital requirements historically have been satisfied as part of ADP’s corporate-wide cash management policies;

•	our cost of debt and our capitalization differ as a result of our separation from ADP, because our credit rating will be lower than ADP’s credit rating;

•	our consolidated and combined historical and pro forma financial results may not fully reflect the costs associated with being a stand-alone public company, including significant changes that have occurred in our cost structure, management, financing and business operations as a result of our separation from ADP, including significant costs required for us to establish our new brand and operating infrastructure; and

•	our separation from ADP and the creation of our new brand may have a negative impact on our client and other business relationships.

We have made adjustments based upon available information and assumptions that we believe are reasonable to reflect these factors, among others, in our consolidated and combined historical and pro forma financial information. However, our assumptions may prove not to be accurate, and accordingly, the financial information presented in this prospectus should not be assumed to be indicative of what our financial condition or results of operations actually would have been as a stand-alone company nor to be a reliable indicator of what our financial condition or results of operations actually may be in the future.

For a description of the components of our historical consolidated and combined financial information and adjustments reflected in our pro forma financial information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Overview—Factors Affecting Comparability of Financial Results—Historical ADP Cost Allocations versus Dealer Services as a Stand-Alone Entity” and our consolidated and combined historical and pro forma financial statements included elsewhere in this prospectus.

We have experienced and will continue to experience increased costs after the separation or as a result of the separation.

We have had to replicate certain facilities, systems, infrastructure and personnel to which we no longer have access after our separation from ADP. We also have had to make investments to operate without access to ADP’s existing operational and administrative infrastructure. These initiatives are costly to implement. Due to the scope and complexity of the underlying projects, the amount of total costs cannot be estimated at this time.

ADP historically performed many important corporate functions for our operations, including information technology support, treasury, accounting, financial reporting, tax administration, human resource administration, procurement, security, real estate and other services prior to our separation. We paid ADP for these services on a cost-allocation basis. ADP continues to provide some of these services to us on a short-term, transitional basis, for which we pay ADP fees generally based on the applicable allocable cost of ADP’s services to the Dealer Services business prior to the distribution. For more information regarding the transition arrangements, see

“Certain Relationships and Related Party Transactions—Related Party Transactions—Agreements with ADP—Transition Services Agreement.” As we operate these functions independently, if we do not have our own adequate systems and business functions in place, or are unable to obtain them from other providers, we may not be able to operate our business effectively or at comparable costs, and our profitability may decline.

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we are subject following the separation and the distribution.

Our financial results previously were included within the consolidated results of ADP, and our reporting and control systems were appropriate for those of subsidiaries of a public company. Prior to the distribution, we were not directly subject to reporting and other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 404 of the Sarbanes-Oxley Act of 2002. As a result of the separation, we are directly subject to reporting and other obligations under the Exchange Act. Further, beginning with our Annual Report on Form 10-K for the fiscal year ending June 30, 2016, we will be required to comply with Section 404 of the Sarbanes Oxley Act of 2002, which will require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing the effectiveness of our internal control over financial reporting. These and other obligations will place significant demands on our management, administrative and operational resources, including accounting and IT resources.

To comply with these requirements, we continue to upgrade our systems, including computer hardware infrastructure, implementing additional financial and management controls, reporting systems and procedures and hiring additional accounting, finance and IT staff. We have and will continue to incur additional annual expenses related to these steps, including with respect to, among other things, director and officer liability insurance, director fees, expenses associated with our SEC reporting obligations, transfer agent fees, increased auditing and legal fees and similar expenses, which expenses may be significant. If we are unable to upgrade our financial and management controls, reporting systems, IT systems and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, results of operations and financial condition.

Being a public company subject to additional laws, rules and regulations has and will continue to require the investment of additional resources to ensure ongoing compliance with these laws, rules and regulations.

The distribution could result in significant tax liability to ADP, and we could be required to indemnify ADP for such liability.

ADP obtained an opinion from Paul, Weiss, Rifkind, Wharton & Garrison LLP, its counsel, to the effect that, based on certain facts, assumptions, representations and undertakings set forth in the opinion, the distribution qualifies as a transaction that is tax-free under Section 355 and other related provisions of the Code.

The opinion is based upon various factual representations and assumptions, as well as certain undertakings made by ADP and CDK Global. If any of those factual representations or assumptions are untrue or incomplete in any material respect, any undertaking is not complied with, or the facts upon which the opinion is based are materially different from the facts at the time of the distribution, the distribution may not qualify for tax-free treatment. Opinions of counsel are not binding on the IRS or the courts. As a result, the conclusions expressed in an opinion of counsel could be challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences to you could be materially less favorable.

If the distribution were determined not to qualify as a tax-free transaction under Section 355 of the Code, each United States holder generally would be treated as receiving a distribution taxable as a dividend in an amount equal to the fair market value of the shares of our common stock received by the holder. In addition, ADP generally would recognize gain with respect to the distribution and certain related transactions, and we could be required to indemnify ADP for any resulting taxes and related expenses, which could be material.

The distribution and certain related transactions could be taxable to ADP if CDK Global or its stockholders were to engage in certain transactions after the distribution. In such cases, ADP and/or its stockholders could incur significant U.S. federal income tax liabilities, and we could be required to indemnify ADP for any resulting taxes and related expenses, which could be material.

We are agreeing to certain restrictions to preserve the treatment of the distribution as tax-free to ADP and its stockholders, which will reduce our strategic and operating flexibility.

If the distribution fails to qualify for tax-free treatment as discussed above, it will be treated as a taxable dividend to ADP stockholders in an amount equal to the fair market value of our stock issued to ADP stockholders. In that event, ADP would be required to recognize a gain equal to the excess of the sum of the fair market value of our stock on the distribution date and the amount of cash received in the cash distribution over ADP’s tax basis in our stock.

In addition, current tax law generally creates a presumption that the distribution would be taxable to ADP, but not to its stockholders, if we or our stockholders were to engage in a transaction that would result in a 50% or greater change by vote or by value in our stock ownership during the two-year period beginning on the distribution date, unless it is established that the distribution and the transaction are not part of a plan or series of related transactions to effect such a change in ownership. In the case of such a 50% or greater change in our stock ownership, tax imposed on ADP in respect of the distribution would be based on the fair market value of our stock on the distribution date over ADP’s tax basis in our stock.

Under the tax matters agreement that we have entered into with ADP, we will generally be prohibited, except in specified circumstances, for specified periods of up to 24 months following the distribution, from

•	issuing, redeeming or being involved in other significant acquisitions of our equity securities;

•	transferring significant amounts of our assets;

•	amending our certificate of incorporation or by-laws;

•	failing to engage in the active conduct of a trade or business; or

•	engaging in certain other actions or transactions that could jeopardize the tax-free status of the distribution.

See “Certain Relationships and Related Party Transactions—Related Party Transactions—Agreements with ADP—Tax Matters Agreement.”

In connection with our separation from ADP, we and ADP incurred potentially significant indemnity obligations. If we are required to act on these indemnities to ADP, we may need to divert cash to meet those obligations, which could have a material adverse effect on our business, results of operations and financial condition. In the case of ADP’s indemnity, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities or that ADP will be able to satisfy its indemnification obligations in the future.

Under the tax matters agreement that we have entered into with ADP, we agreed generally to indemnify ADP for taxes and related losses it suffers as a result of the distribution failing to qualify as a tax-free transaction, if the taxes and related losses are attributable to:

•	direct or indirect acquisitions of our stock or assets (regardless of whether we consent to such acquisitions);

•	negotiations, understandings, agreements or arrangements in respect of such acquisitions; or

•	our failure to comply with certain representations and undertakings from us, including the restrictions described in the preceding risk factor.

See “Certain Relationships and Related Party Transactions—Related Party Transactions—Agreements with ADP—Tax Matters Agreement.” Our indemnity will cover both corporate level taxes and related losses imposed on ADP in the event of a 50% or greater change in our stock ownership described in the preceding risk factor, as well as taxes and related losses imposed on both ADP and its stockholders if, due to our representations or undertakings being incorrect or violated, the distribution is determined to be taxable for other reasons.

Indemnities that we may be required to provide ADP may be significant and could have a material adverse effect on our business, results of operations and financial condition, particularly indemnities relating to certain actions that could impact the tax free nature of the distribution. Third parties could also seek to hold us responsible for any of the liabilities that ADP has agreed to retain. Further, there can be no assurance that the indemnity from ADP will be sufficient to protect us against the full amount of such liabilities, or that ADP will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from ADP any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. Each of these risks could have a material adverse effect on our business, results of operations and financial condition.

The continued ownership of ADP common stock by our executive officers and some of our directors may create, or may create the appearance of, conflicts of interest.

Because of their former and, in the case of certain non-employee directors, current positions with ADP, substantially all of our executive officers and some of our non-employee directors own ADP common stock. These holdings in ADP common stock may be significant for some of these persons compared to that person’s total assets. Even though our board of directors consists of a majority of directors who are independent from both ADP and our company, and our executive officers who were previously employees of ADP ceased to be employees of ADP upon consummation of the distribution, ownership of ADP common stock by our directors and officers may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for ADP than they do for us.

We potentially could have received better terms from unaffiliated third parties than the terms we received in our agreements with ADP.

The agreements we entered into with ADP in connection with the separation, including the separation and distribution agreement and other agreements, were negotiated in the context of the separation while we were still a wholly owned subsidiary of ADP. Accordingly, during the period in which the terms of those agreements were negotiated, we did not have an independent board of directors or a management team independent of ADP. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. The terms of the agreements negotiated in the context of the separation relate to, among other things, the allocation of assets, liabilities, rights and other obligations between ADP and us. Arm’s-length negotiations between ADP and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to us. See “Certain Relationships and Related Party Transactions—Related Party Transactions—Agreements with ADP.”

Risks Relating to Our Indebtedness and the Notes

Our indebtedness could negatively impact our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry.

We entered into debt financing arrangements in connection with the separation and distribution. At the time of the separation and distribution, we borrowed $250.0 million under our term loan facility and $750.0 million under our bridge loan facility, the proceeds of which were used to pay ADP a cash dividend. Additionally, we entered into a $300.0 million revolving credit facility, which was undrawn as of March 31, 2015. On October 14, 2014, we completed our offering of the initial notes and used net proceeds from the initial notes, together with cash on hand, to repay all outstanding borrowings under the bridge loan facility. Our level of indebtedness could have important consequences, including the following:

•	the ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or the financing may not be available on favorable terms, or at all;

•	negatively impact our credit ratings;

•	any failure to comply with the obligations of any of our debt instruments could result in an event of default under the agreements governing such indebtedness;

•	a portion of our cash flows will be required to pay principal of, and interest on, our indebtedness, reducing the funds that would otherwise be available for our operations, future business opportunities and potential dividends to our stockholders;

•	our indebtedness could make us more vulnerable to competitive pressures or a downturn in our business, our industry or the economy generally; and

•	our indebtedness may limit our flexibility in responding to changing business, industry and economic conditions.

Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we may be forced to take actions such as reducing or delaying business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing debt, reducing or discontinuing dividends we may pay in the future or seeking additional equity capital. These actions may not be effected on satisfactory terms, or at all. If we are unable to service our debt obligations, we cannot assure you that our business will continue in its current state and your interests as a noteholder may be adversely affected.

Our indebtedness and debt service obligations will effectively reduce the amount of funds available for other business purposes and may adversely affect us.

Costs related to the notes are substantial, and our level of indebtedness, including our anticipated borrowings under our term loan facility and any future borrowings under our revolving credit facility, could reduce funds available for acquisitions, capital expenditures or other business purposes, impact our credit ratings, restrict our financial and operating flexibility or create competitive disadvantages compared to other companies with lower debt levels. Further, increased indebtedness could make it more difficult for us to satisfy our obligations with respect to our debt, increase our vulnerability to adverse economic or industry conditions and limit our ability to obtain additional financing.

Our ability to make payments of principal and interest on our indebtedness, including the notes, depends upon our future performance, which will be subject to general economic conditions and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt and meet our other cash requirements, we may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of our indebtedness, including the notes;

•	to sell selected assets or businesses; or

•	to reduce or delay planned capital or operating expenditures.

Such measures might not be sufficient to enable us to service our debt, including the notes, and meet our other cash requirements. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms or at all.

The notes are structurally subordinated to the liabilities of subsidiaries and joint ventures.

None of our subsidiaries or joint ventures guarantee the notes. Generally, holders of indebtedness of, and trade creditors of, our subsidiaries and joint ventures are entitled to payments of their claims from the assets of such subsidiaries and joint ventures before these assets are made available for distribution to us as a direct or indirect equityholder of any such subsidiary or joint venture. Accordingly, in the event that any of our subsidiaries or joint ventures becomes insolvent, liquidates or otherwise reorganizes:

•	our creditors (including the holders of the notes) will have no right to proceed against such subsidiaries’ or joint ventures’ assets; and

•	creditors of such subsidiaries and/or joint ventures, including trade creditors, will generally be entitled to payment in full from the sale or other disposal of the assets of such subsidiaries or joint ventures before we, as a direct or indirect shareholder, will be entitled to receive any distributions from such subsidiaries and/or joint ventures.

Changes in interest rates may cause the value of the notes to decline.

Prevailing interest rates will affect the market price or value of the notes. The market price or value of the notes may decline as prevailing interest rates for comparable debt instruments rise, and increase as prevailing interest rates for comparable debt instruments decline.

Credit ratings may change, adversely affecting the market value of the notes and our cost of capital.

There is no assurance that the credit ratings assigned to the notes or us will remain in effect for any given period of time or that any such rating will not be revised or withdrawn entirely by a rating agency. Real or anticipated changes in credit ratings assigned to the notes will generally affect the market price of the notes. In addition, real or anticipated changes in our credit ratings may also affect the cost at which we can access the capital markets.

The credit ratings assigned to the notes may not reflect all risks of an investment in the notes.

The credit ratings assigned to the notes reflect the rating agencies’ assessments of our ability to make payments on the notes when due. Consequently, real or anticipated changes in these credit ratings will generally affect the market value of the notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.

The limited covenants in the indentures governing the notes and the terms of the notes will not provide protection against significant events that could adversely impact your investment in the notes.

The indentures governing the notes do not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our or our subsidiaries’ ability to make investments or to pay dividends or make other payments in respect of our shares or other securities ranking junior to the notes.

Furthermore, the definition of “Change of Control Triggering Event” in the indentures governing the notes contains only limited protections. We and our subsidiaries could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes. The indentures also permit us and our subsidiaries to incur additional indebtedness, including secured indebtedness, that could rank effectively senior to the notes, and to engage in sale-leaseback arrangements, subject to certain limits.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indentures and the notes do not restrict our ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

The notes are unsecured.

The notes are unsecured. While the indentures governing the notes contain some restrictions on our ability to incur secured indebtedness, the amount of secured indebtedness that we can incur could be substantial. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding involving us.

There is currently no established trading market for the exchange notes. We cannot assure you that an active trading market for the exchange notes will develop.

Each series of exchange notes is a new issue of securities with no established trading market. We currently do not intend to apply to list the exchange notes on any securities exchange or to seek their admission to trading on any automated quotation system. We have been advised by the initial purchasers that, as of the issuance date of the initial notes, they intended to establish a secondary market in the initial notes and the exchange notes. However, they are under no obligation to do so and may discontinue any secondary market for the notes at any time without any notice. We cannot assure you as to the liquidity of the trading market for the exchange notes or that an active public market for the exchange notes will develop. If an active public trading market for the exchange notes does not develop, the market price and liquidity of the exchange notes will be adversely affected. See “Plan of Distribution.”

The trading prices of the initial notes and the exchange notes may be volatile and can be directly affected by many factors, including our credit rating.

The trading prices of the initial notes and the exchange notes could be subject to significant fluctuation in response to, among other factors, changes in our operating results, interest rates, the market for non-investment grade securities, general economic conditions and securities analysts’ recommendations, if any, regarding our securities.

Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading prices of the initial notes or the exchange notes, or the trading markets for the initial notes or the exchange notes, to the extent trading markets for the initial notes or the exchange notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading prices of the initial notes and the exchange notes.

CDK Global is a holding company with no operations and may not have access to sufficient cash to make payments on the notes.

CDK Global is a holding company with no operations of its own. Consequently, our ability to service debt, including the notes, is dependent upon the earnings from the businesses conducted by our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide us with funds for payment of our obligations, whether by dividends, distributions, loans or other payments. Our right to receive any assets of any subsidiaries upon a subsidiary’s foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, and therefore the right of the holders of the notes to receive a share of those assets, is effectively subordinated to the claims of that subsidiary’s creditors.

If we experience a change of control, we may be unable to purchase the notes you hold as required under the indentures relating to the notes.

Upon the occurrence of certain designated events with respect to a series of notes, we must make an offer to purchase all outstanding notes of such series at a purchase price equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest to the date of repurchase. We may not have sufficient funds to pay the purchase price for all the notes tendered by holders seeking to accept the offer to purchase. In addition, the indentures relating to the notes and our other debt agreements, including our Credit Facilities, may require us to repurchase the other debt upon a change of control or may prohibit us from purchasing any notes before their stated maturity, including upon a change of control. See “Description of the Notes—Offer to Redeem Upon Change of Control Triggering Event.”

Risks Relating to the Exchange Offer

The issuance of the exchange notes may adversely affect the market for the initial notes.

To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreements entered into in connection with the offering of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

The net proceeds from the issuance of the initial notes were approximately $744.0 million after deducting the initial purchasers’ discount and fees and expenses. We used such proceeds, together with cash on hand, to repay all outstanding borrowings under our bridge loan facility.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratio of earnings to fixed charges is computed by dividing fixed charges into net income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense plus amortization of deferred financing expense and our estimate of interest within rental expense.

	Nine Months Ended March 31,	Twelve Months Ended June 30,
	2015	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges	8.65	29.67	33.13	28.24	29.58	22.83

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2015 on an actual basis.

The following table should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated and combined financial statements and related notes thereto included elsewhere in this prospectus.

As of March 31, 2015
(in millions, except per share amounts)
Cash and cash equivalents	$368.5

Capitalization:
Borrowings under our term loan facility	$243.8
3.30% senior notes, due 2019	250.0
4.50% senior notes, due 2024	500.0

Total debt	993.8

Equity:
Preferred stock, par value $0.01 per share: Authorized, 50.0 shares; issued and outstanding, none	—
Common stock, par value $0.01 per share: Authorized, 650.0 shares; issued, 161.1 shares; outstanding, 160.4 shares	1.6
Additional paid-in capital	677.2
Retained earnings	59.9
Treasury stock, at cost: 0.7 shares	(32.2)
Accumulated other comprehensive income	45.6

Total CDK stockholders’ equity	752.1
Noncontrolling interest	11.9

Total equity	764.0

Total capitalization	$1,757.8

UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The unaudited pro forma consolidated and combined financial statements presented below have been derived from our unaudited condensed consolidated and combined financial statements for the nine months ended March 31, 2015 and from our audited combined financial statements for the year ended June 30, 2014. The results of operations, financial condition, and cash flows for the year ended June 30, 2014 have been revised to correct immaterial misstatements, as described in Note 1—Organization and Basis of Presentation in the accompanying Notes to the combined financial statements. The pro forma adjustments and notes to the pro forma consolidated and combined financial statements give effect to our entry into the Credit Facilities, the issuance of the notes and the separation and distribution. These unaudited pro forma consolidated and combined financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our unaudited condensed consolidated and combined financial statements as of and for the three and nine months ended March 31, 2015, our audited combined financial statements as of and for the year ended June 30, 2014, and the notes to these statements included elsewhere in this prospectus.

The unaudited pro forma consolidated and combined financial statements are provided for illustrative and informational purposes only and are not necessarily indicative of our future financial condition or results of operations as an independent, publicly-traded company. The unaudited pro forma consolidated and combined statement of earnings for the nine months ended March 31, 2015 and the unaudited pro forma combined statement of earnings for the year ended June 30, 2014 have been prepared as though the separation and distribution, entry into the Credit Facilities, and issuance of the notes occurred as of July 1, 2013. A pro forma balance sheet as of March 31, 2015 has not been included as the effects of these transactions is already reflected within this statement as presented in within the condensed consolidated and combined financial statements included elsewhere in this offering. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable, that reflect the expected impacts of events directly attributable to the distribution and that are factually supportable, and, for purposes of the consolidated and combined statements of earnings, that are expected to have a continuing impact. In addition, such adjustments are estimates and actual results may differ from these estimates.

No adjustments have been included in the unaudited pro forma consolidated and combined financial statements for additional operating costs, which we expect to be in the range of $45 million to $50 million annually. Although expenses reported in our consolidated and combined statements of earnings through September 30, 2014 include allocations of certain ADP costs (including corporate costs, shared services and other selling, general and administrative costs that benefit our company), as a stand-alone company we anticipate incurring additional recurring costs that could be materially different from the allocations of ADP costs included within our historical financial statements. These additional costs are primarily for the following:

(i)	staff additions and increases in salaries to replace ADP support;

(ii)	corporate governance, including board of directors compensation and expenses, insurance costs, audit fees, annual report and proxy printing and filing fees, stock exchange fees, corporate compliance fees and tax advisory fees;

(iii)	increased depreciation, amortization and maintenance costs in connection with information technology infrastructure investments resulting from the spin-off;

(iv)	the administration of our benefit plans and payroll functions; and

(v)	other corporate costs, including ongoing costs associated with treasury, mergers and acquisitions and corporate security activities and increased depreciation relating to additional property and equipment purchases in connection with the spin-off, which were estimated using ADP’s historical costs and adjusted for expected variations as applicable.

Additionally, no adjustments have been included in the unaudited pro forma consolidated and combined financial statements for additional stock-based compensation expenses for staff additions to build out our own corporate functions and director compensation costs. We expect these costs to be in the range of $8 million to $10 million annually. These additional expenses are in addition to the costs described above.

A number of factors could impact these stand-alone public company costs, including, among other factors, the finalization of contracts related to our staffing and infrastructure needs.

Unaudited Pro Forma Consolidated and Combined Statement of Earnings

Nine Months Ended March 31, 2015

		Pro Forma
	Historical	Adjustments		Pro Forma
	(in millions, except per share amounts)
Revenues	$1,560.4	$—		$1,560.4
Expenses:
Cost of revenues	956.6	—		956.6
Selling, general and administrative expenses	321.9	(5.7	)(a)	316.2
Separation costs	34.6	(34.6	)(b)	—

Total expenses	1,313.1	(40.3)		1,272.8

Operating earnings	247.3	40.3		287.6

Interest expense	(19.4)	0.2	(c)
		(10.6	)(d)	(29.8)
Other income, net	4.7	(0.2	)(e)	4.5

Earnings before income taxes	232.6	29.7		262.3

Provision for income taxes	(89.0)	(2.5	)(f)	(91.5)

Net earnings	143.6	27.2		170.8
Less: net earnings attributable to noncontrolling interest	5.9	—		5.9

Net earnings attributable to CDK	$137.7	$27.2		$164.9

Pro forma net earnings attributable to CDK per common share:
Basic	$0.86			$1.03
Diluted	$0.85			$1.02

Pro forma weighted-average common shares outstanding:
Basic	160.7			160.7
Diluted	161.5			161.5

Unaudited Pro Forma Combined Statement of Earnings

Year Ended June 30, 2014

		Pro Forma
	Historical	Adjustments		Pro Forma
	(in millions, except per share amounts)
Revenues	$1,976.5	$—		$1,976.5
Expenses:
Cost of revenues	1,204.5	—		1,204.5
Selling, general and administrative expenses	411.8	(21.9	)(a)	389.9
Separation costs	9.3	(9.3	)(b)	—

Total expenses	1,625.6	(31.2)		1,594.4

Operating earnings	350.9	31.2		382.1
Interest expense	(1.0)	1.0	(c)
		(37.6	)(d)	(37.6)
Other income, net	3.4	(0.8	)(e)	2.6

Earnings before income taxes	353.3	(6.2)		347.1

Provision for income taxes	(117.4)	6.0	(f)	(111.4)

Net earnings	235.9	(0.2)		235.7
Less: net earnings attributable to noncontrolling interest	8.0	—		8.0

Net earnings attributable to CDK	$227.9	$(0.2)		$227.7

Pro forma net earnings attributable to CDK per common share:
Basic and diluted(g)	n/a			$1.42
Pro forma weighted-average common shares outstanding:
Basic and diluted(g)	n/a			160.6

Notes to Unaudited Pro Forma Consolidated and Combined Financial Statements

(a)	Represents the elimination of the royalty paid by us to ADP for the utilization of the ADP trademark and brand of $5.7 million for the nine months ended March 31, 2015 and $21.9 million for the year ended June 30, 2014. This expense ceased upon completion of the separation.

(b)	Represents the removal of separation costs incurred that are directly related to our separation from ADP of $34.6 million for the nine months ended March 31, 2015 and $9.3 million for the year ended June 30, 2014.

(c)	Represents the removal of interest expense incurred by us on notes due to ADP and its affiliates of $0.2 million for the nine months ended March 31, 2015 and $1.0 million for the year ended June 30, 2014.

(d)	Represents the pro forma adjustments to interest expense to reflect the following:

•	Interest expense of $10.0 million for the nine months ended March 31, 2015 and $35.4 million for the year ended June 30, 2014 reflecting interest on the term loan facility based on an assumed interest rate of 1.68% and interest on the notes based on the stated interest rates.

•	Amortization of deferred financing costs recognized in connection with the entry into the Credit Facilities and issuance of the notes of $0.4 million for the nine months ended March 31, 2015 and $1.6 million for the year ended June 30, 2014. Deferred financing costs are amortized on a straight-line basis, which approximates the effective interest method, over the term of the term loan facility, revolving credit facility and the notes.

•	Recurring fees related to the revolving credit facility, primarily the commitment fee, and the notes of $0.2 million for the nine months ended March 31, 2015 and $0.6 million for the year ended June 30, 2014. Such fees paid in connection with the indebtedness will be expensed as incurred.

Assuming other factors remain constant, a 25 basis point change in interest rates would result in a $0.6 million change in annual interest expense.

(e)	Represents the removal of interest income incurred by us on notes due from ADP and its affiliates of $0.2 million for the nine months ended March 31, 2015 and $0.8 million for the year ended June 30, 2014.

(f)	Represents the tax effect of pro forma adjustments using the Company’s statutory tax rate of 38.4% for the nine months ended March 31, 2015 and the year ended June 30, 2014 for U.S. transactions, which represent the majority of the pro forma adjustments recorded. Certain separation costs (described in (b) above) for the nine months ended March 31, 2015 were tax deductible. To the extent deductible, an adjustment to the provision for income taxes in the pro forma was provided for separation costs incurred during the nine months ended March 31, 2015. The separation costs incurred during the year ended June 30, 2014 were not tax deductible and therefore there is no provision for income taxes included in the pro forma for this adjustment for the year ended June 30, 2014.

(g)	On September 30, 2014, ADP shareholders of record as of the close of business on September 24, 2014 received one share of the Company’s common stock for every three shares of ADP common stock held as of the record date. For all periods prior to the distribution, basic and diluted earnings attributable to Dealer Services per share were computed using the number of shares of the Company’s stock outstanding on September 30, 2014, the date on which the Company’s common stock was distributed to the shareholders of ADP. The same number of shares was used to calculate basic and diluted earnings attributable to Dealer Services per share in periods prior to September 30, 2014 since there were no dilutive securities.

SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA

The selected condensed consolidated and combined financial information presented below as of March 31, 2015 and for the nine months ended March 31, 2015 and 2014 has been derived from, and should be read together with, our unaudited condensed consolidated combined financial statements and the accompanying notes included elsewhere in this prospectus. The results of operations for interim periods are not necessarily indicative of the operating results that may be expected for the entire year or any future period. The selected combined financial information presented below as of June 30, 2014 and 2013 and for the years ended June 30, 2014, 2013 and 2012 has been derived from, and should be read together with, our audited combined financial statements and the accompanying notes included elsewhere in this prospectus. The selected combined financial information presented below as of June 30, 2012 and as of and for the years ended June 30, 2011 and 2010 has been derived from our combined financial statements, which are not included in this prospectus. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation have been included.

Our combined financial statements include various adjustments to amounts in our combined financial statements as a subsidiary of ADP. The selected consolidated and combined financial data presented below should be read in conjunction with our combined financial statements and the accompanying notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our consolidated and combined historical financial information may not be indicative of our future performance and does not necessarily reflect what our financial condition and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented, including many changes that have occurred in the operations and capitalization of our company as a result of our separation from ADP.

	Nine Months Ended		Twelve Months Ended
	March 31,		June 30,
(in millions, except per share amounts)	2015	2014(1)	2014(2)	2013(2)	2012(2)	2011(2)	2010(2)
Income Statement Data
Revenues	$1,560.4	$1,470.9	$1,976.5	$1,839.4	$1,695.6	$1,562.2	$1,232.5
Earnings before income taxes	232.6	268.1	353.3	320.7	256.4	228.4	197.3
Provision for income taxes	89.0	86.9	117.4	115.0	91.3	89.5	68.5
Net earnings	143.6	181.2	235.9	205.7	165.1	138.9	128.8
Net earnings attributable to noncontrolling interest	5.9	5.2	8.0	6.3	5.0	4.6	3.8
Net earnings attributable to CDK/Dealer Services	137.7	176.0	227.9	199.4	160.1	134.3	125.0
Basic earnings attributable to CDK/Dealer Services per share	$0.86	$1.10	$1.42	$1.24	$1.00	$0.84	$0.78
Diluted earnings attributable to CDK/Dealer Services per share	$0.85	$1.10	$1.42	$1.24	$1.00	$0.84	$0.78
Weighted-average basic shares outstanding(3)	160.6	160.6	160.6	160.6	160.6	160.6	160.6
Weighted-average diluted shares outstanding(3)	161.5	160.6	160.6	160.6	160.6	160.6	160.6
Cash dividends declared per share	$0.24	$—	$—	$—	$—	$—	$—

		Twelve Months Ended
	As of March 31,	June 30,
(in millions)	2015	2014(2)	2013(2)	2012(2)	2011(2)	2010(2)
Balance Sheet Data
Cash and cash equivalents	$368.5	$402.8	$276.3	$223.1	$317.7	$254.1
Total current assets	906.4	918.2	783.6	686.5	769.8	644.9
Property, plant and equipment	85.3	82.6	68.4	64.0	62.4	44.4
Total assets	2,509.3	2,598.6	2,436.8	2,347.2	2,364.3	1,781.1
Total current liabilities	475.7	497.5	532.5	528.9	523.1	461.6
Total liabilities	1,745.3	789.3	882.1	873.6	830.6	723.6
Total equity/group equity	764.0	1,809.3	1,554.7	1,473.6	1,533.7	1,057.5

(1)	Amounts have been revised to correct immaterial misstatements, as described in Note 1—Basis of Presentation in the accompanying Notes to the condensed consolidated and combined financial statements for the three and nine months ended March 31, 2015 and 2014.
(2)	Amounts have been revised to correct immaterial misstatements, as described in Note 1—Organization and Basis of Presentation in the accompanying Notes to the combined financial statements as of June 30, 2014 and 2013 and for the fiscal years ended June 30, 2014, 2013 and 2012. Total equity/group equity for fiscal 2010 includes an increase to beginning total equity/group equity of $6.7 million for the cumulative effect of the revision to correctly account for hardware leases.
(3)	On September 30, 2014, ADP shareholders of record as of the close of business on September 24, 2014 received one share of the Company’s common stock for every three shares of ADP common stock held as of the record date. For all periods prior to the distribution, basic and diluted earnings attributable to Dealer Services per share were computed using the number of shares of the Company’s stock outstanding on September 30, 2014, the date on which the Company’s common stock was distributed to the shareholders of ADP. The same number of shares was used to calculate basic and diluted earnings attributable to Dealer Services per share since there were no dilutive securities in periods prior to September 30, 2014.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with selected consolidated and combined financial data and consolidated and combined financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Executive Overview

We are the largest global provider, both in terms of revenue and geographic reach, of integrated technology and digital marketing/advertising solutions to the automotive retail industry. We have over 40 years of experience in innovating, designing and implementing solutions for automotive retailers and original equipment manufacturers (“OEMs”) to better manage, analyze, and grow their businesses. Our solutions automate and integrate critical workflow processes from pre-sale targeted advertising and marketing campaigns to the sale, financing, insurance, parts supply, repair and maintenance of vehicles, with an increasing focus on utilizing big data analytics and predictive intelligence. We believe the breadth of our integrated solutions allows us to more comprehensively address the varied needs of automotive retailers than any other single competitor in our industry.

Our solutions address the entire automotive retailers’ value chain. Our automotive retail solutions offer technology that helps manage and generate additional efficiency on the supply side of the industry. These solutions were built through decades of innovation and experience in helping our clients with all aspects of the automotive retail process. We also offer digital marketing solutions to enable our clients to create demand for their products by designing and managing complete digital marketing and advertising strategies for their businesses. These solutions allow our clients to plan and automate sophisticated marketing campaigns, gather comprehensive data on these campaigns and further refine their strategies to maximize the effectiveness of their advertising spend.

We are organized into three reportable segments: Automotive Retail North America (“ARNA”), Automotive Retail International (“ARI”), and Digital Marketing (“DM”). A brief description of each of these three segments’ operations is provided below.

Automotive Retail North America

Through our ARNA segment, we provide technology-based solutions that help automotive retailers, OEMs, and other industry participants manage the sale, financing, insurance, parts supply, repair and maintenance of vehicles. Our solutions help our clients streamline their operations, better target and serve their customers and enhance the financial performance of their retail operations. In addition to providing solutions to retailers and manufacturers of automobiles, minivans, light trucks and sport utility vehicles, we also provide solutions to retailers and manufacturers of heavy trucks, construction equipment, agricultural equipment, motorcycles, boats and other marine vehicles and recreational vehicles.

Automotive Retail International

Through our ARI segment, we provide technology-based solutions similar to those provided in our ARNA segment in approximately 100 countries outside of the United States and Canada. The solutions provided to our clients within the ARI segment of our business help streamline operations for their businesses and enhance the financial performance of their operations within their local marketplace, and in some cases where we deal directly with OEMs, across international borders. Clients of our ARI segment include automotive retail dealers and OEMs across Europe, the Middle East, Asia, Africa and Latin America.

Digital Marketing

Through our DM segment, we provide a suite of integrated digital marketing solutions for OEMs and automotive retailers, including websites and management of their digital advertising spend. These solutions provide a coordinated offering across multiple digital marketing channels to help achieve client marketing and sales objectives, and coordinate execution between OEMs and their retailer networks. Our solutions are currently provided in the United States, Canada, Mexico, Australia, and New Zealand.

Potential Material Trends and Uncertainties in our Marketplace

A number of material trends and/or uncertainties in our marketplace could have an impact on our ability to conduct business, our results of operations, and/or our financial condition. Our revenue, operating results, and profitability have varied in the past as a result of these trends and uncertainties, and are likely to continue to vary from quarter to quarter, which may lead to volatility in our stock price. These trends or uncertainties could occur in a variety of different areas of our business and the marketplace, and have the potential to impact our liquidity, capital resources, or results of operations to varying degrees.

Changing market trends, including changes in the automotive marketplace, both in North America and internationally, could have a material impact on our business. From time to time, the economic trends of a region could have an impact on the volume of automobiles sold at retail within one or more of the geographic markets in which we operate. To some extent, our business is impacted by these trends, either directly through a shift in the number of transactions processed by clients of our transactional business, or indirectly through changes in our clients’ spending habits based on their own changes in profitability. Significant shifts in the automotive marketplace due to overall market or economic trends could have a material effect on our liquidity, capital resources, or results of operations.

Our presence in multiple markets internationally could pose challenges that would impact our business or results of operations. We currently operate in approximately 100 countries and derive a significant amount of our overall revenue from markets outside of North America. The geographic breadth of our presence exposes us to potential economic, social, regulatory and political shifts that could have a material impact on our overall results.

Our ability to bring new solutions to market, and to develop or acquire the data and technology that enables those solutions is important to our continued success. During the nine months ended March 31, 2015 and fiscal 2014, we incurred $127.2 million and $165.7 million, respectively, of expense to develop and deploy new and enhanced solutions for our clients. In addition, our strategy includes the selective pursuit of acquisitions that support or complement our existing technology and solution set. An inability to invest in the continued development of new solutions for the automotive marketplace, or an inability to acquire new technology or solutions due to a lack of liquidity could impair our strategic position and, over time, have a material adverse effect on our results of operations or financial condition.

Along with our development and acquisition expenditures, our success depends on our ability to maintain the security of our data and intellectual property, as well as our clients’ data. Although we maintain a clear focus on data and system security, and we incur significant costs securing our infrastructure annually in support of that focus, we may experience interruptions of service or potential security issues that may be beyond our control. Security breaches or loss of data or intellectual property, either our own or that of our clients, could have a material adverse effect on our overall results.

Factors Affecting Comparability of Financial Results

Our Separation from ADP

On April 9, 2014, the board of directors of ADP approved the spin-off of the Dealer Services business of ADP. On May 6, 2014, in preparation of the spin-off, ADP formed Dealer Services Holdings LLC, a Delaware limited liability company, to hold Dealer Services. On September 1, 2014, Dealer Services Holdings LLC was

renamed CDK Global Holdings, LLC. On September 29, 2014, immediately prior to the spin-off, CDK Global Holdings, LLC converted to CDK Global, Inc. On September 30, 2014, the spin-off became effective and ADP distributed 100% of the common stock of the Company to the holders of record of ADP’s common stock as of September 24, 2014. The distribution was made pursuant to a Separation and Distribution Agreement by which ADP contributed the subsidiaries that operated the Dealer Services business to the Company.

ADP received an opinion from Paul, Weiss, Rifkind, Wharton & Garrison LLP, its counsel, to the effect that, based on certain facts, assumptions, representations and undertakings set forth in the request, the distribution qualified as a transaction that is tax-free under Section 355 and other related provisions of the Internal Revenue Code of 1986, as amended (the “Code”). Following the distribution, we are now an independent publicly-owned company and ADP no longer has a financial investment in us.

Historical ADP Cost Allocations Versus Dealer Services as a Stand-alone Company

Our historical consolidated and combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These financial statements include the combined financial position and results of operations of the CDK business of ADP, which were the subject of the separation and distribution. The consolidated and combined financial statements include allocated costs for facilities, functions and services used by CDK at shared ADP sites and costs for certain functions and services performed by centralized ADP organizations and directly charged to CDK based on usage.

Specifically, these costs were allocated by ADP to us as follows:

•	cost of certain systems, such as for procurement and expense management, which were supported by ADP’s corporate information technology group, were allocated based on the approximate usage of information technology systems by CDK in relation to ADP’s total usage;

•	corporate human resources costs were allocated based on the estimated percentage of usage by CDK, including benefits, recruiting, global learning and development, employee relocation services and other human resources shared services;

•	travel department costs were allocated based on the estimated percentage of travel directly related to CDK;

•	security department costs were allocated based on the estimated percentage of usage of security for CDK in relation to ADP’s total security usage;

•	real estate department costs were allocated based on the estimated percentage of square footage of facilities for CDK that were managed by the corporate real estate department in relation to ADP’s total managed facilities; and

•	all other allocations were based on an estimated percentage of support staff time related to CDK in comparison to ADP as a whole.

Although we believe these allocation methods are reasonable, we also believe, for the reasons discussed below, that the historical allocation of ADP’s expenses to the Company may be significantly less than the actual costs we will incur as an independent public company.

Size and influence of ADP. We generally benefited from the size of ADP in negotiating many of our overhead costs and were able to leverage the ADP business as a whole in obtaining favorable pricing. ADP is a larger company than we are and, as such, is capable of negotiating large volume discounts. As a stand-alone company, we will also be seeking discounts, but our discounts may be less favorable because of lower volumes.

Shared corporate overhead. As a division of ADP, we were historically managed by the senior management of ADP. Moreover, ADP performed all public company obligations, including:

•	compensation of corporate headquarters management and of directors;

•	corporate finance functions including accounting, treasury, internal audit, investor relations, and tax;

•	annual meetings of stockholders;

•	board of directors and committee meetings;

•	Exchange Act annual, quarterly, and current report preparation and filing, including reports to stockholders;

•	SEC and stock exchange corporate governance compliance;

•	stock exchange listing fees and transfer agent fees; and

•	directors and officers insurance.

As an independent public company, these obligations are ours and we will need to bear all of these expenses directly. The historical allocation of ADP’s expenses to us may be significantly less than the actual costs we will incur as an independent public company. In addition to public company expenses, other general overhead transactions were handled for us by ADP, such as our data center services, which, after the separation and distribution may still be provided by ADP, but are transitioned to us over a short transition period.

New Financing

We entered into new debt financing arrangements in connection with the distribution. At the time of the distribution, we borrowed $250.0 million under our term loan facility and $750.0 million under our bridge loan facility, the proceeds of which were used to pay ADP a cash dividend. Additionally, we entered into a $300.0 million revolving credit facility, which was undrawn as of March 31, 2015. On October 14, 2014, we completed an offering of 3.30% senior notes with a $250.0 million aggregate principal amount due in 2019 and 4.50% senior notes with a $500.0 million aggregate principal amount due in 2024. The issuance price of the senior notes was equal to the stated value. We used net proceeds from the senior notes, together with cash on hand, to repay all outstanding borrowings under the bridge loan facility.

Business Review

We recently initiated a project to review our cost structure and operating efficiency. The intent of this review is to identify ways to enhance our profitability while improving our efficiency and protecting and sustaining our business. This project is in an early stage and the outcome of the project is unknown. We did not incur any material costs associated with this project during the three and nine months ended March 31, 2015.

Sources of Revenues and Expenses

Revenues. We generally receive fee-based revenues by providing services to clients. In our ARNA and ARI segments (together, our “Automotive Retail segments”), we receive fees for software licenses, ongoing software support and maintenance of Dealer Management Systems (“DMS”) and other integrated solutions that are either hosted or installed on-site at the customer’s location. Contracts include a periodic payment for software support, software maintenance, and a license fee. We also receive revenues for installing on-site and hosted DMS solutions and for training and consulting with clients, in addition to monthly fees related to hosting DMS solutions in cases where clients outsource their information technology management activities to us. In our ARNA segment, we also receive revenues on a fee per transaction processed basis, where we provide automotive retailers, primarily in the United States, solutions with third parties to process credit reports, vehicle registrations, data updates, and internet sales leads. In our DM segment, our revenue is primarily earned for advertising, search marketing, websites, and reputation management services delivered to automotive retailers and OEMs. We receive monthly recurring fees for services provided and we receive revenues for placement of automotive retail advertising. We also receive revenues for customization services and for training and consulting services.

Expenses. Our expenses generally relate to the cost of providing the services to clients in our three business segments. In our Automotive Retail segments, significant expenses include employee payroll and other labor related costs, the cost of hosting customer systems, third-party costs for transaction based solutions and licensed software utilized in our solution offerings, computer hardware, software, telecommunications, transportation, and distribution costs, and other general overhead items. In the DM segment, our significant expenses include third-party content for website and other internet-based offerings such as advertising placements, employee payroll and other labor related costs, the cost of hosting customer websites, computer hardware, software, and other general overhead items. We also have some company-wide expenses attributable to management compensation and corporate overhead.

Key Performance Measures

We regularly review the following key performance measures in evaluating our business results, identifying trends affecting our business and making operating and strategic decisions:

Dealer Management System Client Sites. We track the number of client sites that have an active DMS. Consistent with our strategy of growing our Automotive Retail client base, we view the number of client sites purchasing our DMS solutions as an indicator of market penetration for our Automotive Retail segments. Our DMS client site count includes retailers that sell vehicles and have an active DMS. We consider a DMS to be active if we have billed a subscription fee for that solution during the most recently ended calendar month.

Average Revenue Per DMS Client Site. Average revenue per Automotive Retail DMS client site is an indicator of the adoption of our solutions by DMS clients, and we monitor changes in this metric to measure the effectiveness of our strategy to deepen our relationships with our current client base through upgrading and expanding solutions and increasing transaction volumes. We calculate average revenue per DMS client site by dividing the monthly applicable revenue generated from our solutions in a period by the average number of DMS client sites in the period.

Websites. For the DM segment, we track the number of websites that we host and develop for our OEM and automotive retail clients as an indicator of business activity. The number of websites as of a specified date is the total number of full function dealer websites or portals that are currently accessible.

Average Revenue Per Website. We monitor changes in our average revenue per website as an indicator of the relative depth of our relationships in our DM segment. We calculate average revenue per website by dividing the monthly revenue generated from our DM solutions in a period, excluding OEM advertising revenues, by the average number of client websites in the period.

OEM Advertising. For the DM segment, we track the amount of advertising revenue generated from OEMs on either a national or regional scale as a measure of our effectiveness in delivering advertising services to the OEM market.

Results of Operations

The following is a discussion of the results of our consolidated and combined operations for the three and nine months ended March 31, 2015 and 2014 and the twelve months ended June 30, 2014, 2013 and 2012 (“fiscal 2014,” “fiscal 2013” and “fiscal 2012,” respectively). For a discussion of the results of our operations by segment, see “—Analysis of Reportable Segments” below.

Three and Nine Months Ended March 31, 2015 Compared to the Three and Nine Months Ended March 31, 2014

The following is a discussion of the results of our consolidated and combined operations for the three and nine months ended March 31, 2015 and 2014 (“fiscal 2015” and “fiscal 2014,” respectively). For a discussion of our operations by segment, see “Analysis of Reportable Segments.”

Our combined results of operations, non-GAAP measures, segment revenues, and segment earnings before income taxes for the three and nine months ended March 31, 2014 have been revised to reflect sales-type lease accounting for certain hardware components of our DMS and integrated solutions, and to reflect the revised presentation of the noncontrolling interest in the earnings of Computerized Vehicle Registration, Inc. (“CVR”). Refer to Note 1—Basis of Presentation in the accompanying Notes to the unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus.

The table below presents consolidated and combined results of operations for the periods indicated and the dollar change and percentage change between periods:

	Three Months Ended				Nine Months Ended
	March 31,				March 31,
	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change
Revenues	$526.4	$501.1	$25.3	5%	$1,560.4	$1,470.9	$89.5	6%

Cost of revenues	321.8	304.9	16.9	6%	956.6	900.5	56.1	6%
Selling, general and administrative costs	105.5	96.1	9.4	10%	321.9	303.4	18.5	6%
Separation costs	0.6	—	0.6	n/m	34.6	—	34.6	n/m

Total expenses	427.9	401.0	26.9	7%	1,313.1	1,203.9	109.2	9%

Operating earnings	98.5	100.1	(1.6)	(2)%	247.3	267.0	(19.7)	(7)%
Interest expense	(9.3)	(0.2)	(9.1)	n/m	(19.4)	(0.7)	(18.7)	n/m
Other income, net	1.8	0.6	1.2	n/m	4.7	1.8	2.9	n/m

Earnings before income taxes	91.0	100.5	(9.5)	(9)%	232.6	268.1	(35.5)	(13)%

Margin %	17.3%	20.1%			14.9%	18.2%
Provision for income taxes	(32.8)	(29.1)	(3.7)	13%	(89.0)	(86.9)	(2.1)	2%
Effective tax rate	36.0%	29.0%			38.3%	32.4%

Net earnings	58.2	71.4	(13.2)	(18)%	143.6	181.2	(37.6)	(21)%
Less: net earnings attributable to noncontrolling interest	1.9	1.8	0.1	6%	5.9	5.2	0.7	13%

Net earnings attributable to CDK	$56.3	$69.6	$(13.3)	(19)%	$137.7	$176.0	$(38.3)	(22)%

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

Revenues. Revenues for the three months ended March 31, 2015 were $526.4 million, an increase of $25.3 million, or 5%, as compared to $501.1 million for the same period in fiscal 2014. Revenues for the three months ended March 31, 2015 increased by 7.5% on a constant currency basis, which excludes the effect of actual foreign exchange rate fluctuations. We compute constant currency by translating current year results at prior year average exchange rates. The foreign exchange rate impact was primarily due to the strength of the U.S. dollar against the Euro, the Canadian dollar, and the Pound Sterling. Based on budgeted foreign exchange rates, which may differ from the constant currency effect previously described, the ARNA segment contributed $25.8 million, the DM segment contributed $10.3 million, and the ARI segment contributed $2.4 million of CDK revenue growth. See discussion below for drivers of each segment’s revenue growth.

Cost of Revenues. Cost of revenues for the three months ended March 31, 2015 increased by $16.9 million, or 6%, as compared to the same period in fiscal 2014. The increase in cost of revenues was primarily due to increased costs for advertising placement to support growth in DM revenues and increased costs associated with the migration of hosting facilities that support the ARNA and DM segments, partially offset by the effect of foreign currency exchange rates.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the three months ended March 31, 2015 increased by $9.4 million, or 10%, as compared to the same period in fiscal 2014 primarily due to costs incurred related to the formation of corporate departments as a stand-alone public company, an increase in the vacation accrual, which is a calendar year benefit, increased stock-based compensation expense, and the effect of a favorable fair value adjustment of $5.6 million related to an acquisition-related contingency in the ARNA segment in the same period in fiscal 2014, partially offset by lower employee related costs, the trademark royalty expense incurred during the three months ended March 31, 2014, and the effect of foreign currency exchange rates.

Separation Costs. Separation costs represent costs directly attributable to our spin-off from ADP and are primarily related to professional services. Separation costs for the three months ended March 31, 2015 were $0.6 million; there were no comparable costs incurred in the same period in fiscal 2014.

Interest Expense. Interest expense for the three months ended March 31, 2015 increased by $9.1 million as compared to the same period in fiscal 2014 due to borrowings under our term loan facility and senior notes, unused revolving credit facility commitment fees, and amortization of deferred financing costs.

Provision for Income Taxes. The effective tax rate for the three months ended March 31, 2015 was 36.0%, as compared to 29.0% for the same period in fiscal 2014. The effective tax rate for the three months ended March 31, 2014 was favorably impacted by a tax benefit associated with a valuation allowance adjustment of $7.2 million.

Net Earnings Attributable to CDK. Net earnings attributable to CDK for the three months ended March 31, 2015 was $56.3 million, a decrease of $13.3 million, or 19%, as compared to $69.6 million for the same period in fiscal 2014. The decrease in net earnings attributable to CDK was primarily due to the factors previously discussed.

Nine Months Ended March 31, 2015 Compared to Nine Months Ended March 31, 2014

Revenues. Revenues for the nine months ended March 31, 2015 were $1,560.4 million, an increase of $89.5 million, or 6%, as compared to $1,470.9 million for the same period in fiscal 2014. Revenues for the nine months ended March 31, 2015 increased by approximately 7.3% on a constant currency basis. The foreign exchange rate impact was primarily due to the strength of the U.S. dollar against the Euro, the Canadian dollar, and the Danish Krone. The impact of the Pound Sterling on year-to-date revenues was insignificant. Based on budgeted foreign exchange rates, which may differ from the constant currency effect previously described, the ARNA segment contributed $58.5 million, the DM segment contributed $42.6 million, and the ARI segment contributed $6.5 million of CDK growth. See discussion below for drivers of each segment’s revenue growth.

Cost of Revenues. Cost of revenues for the nine months ended March 31, 2015 increased by $56.1 million, or 6%, as compared to the same period in fiscal 2014. The increase in cost of revenues was primarily due to $15.6 million of accelerated trademark amortization recognized in the DM segment in the second quarter of fiscal 2015, increased costs for advertising placement to support growth in DM revenues, and increased costs associated with the migration of hosting facilities that support the ARNA and DM segments, partially offset by the effect of foreign currency exchange rates. Cost of revenues includes research and development expenses related to client solutions of $127.2 million and $123.4 million for the nine months ended March 31, 2015 and 2014, respectively, representing 8.2% and 8.4% of revenue in each period, respectively.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the nine months ended March 31, 2015 increased by $18.5 million, or 6%, as compared to the same period in fiscal 2014 primarily due to costs incurred related to the formation of corporate departments as a stand-alone public company, increased stock-based compensation expense, higher sales force expenses incurred to drive increased growth with our DM client base, and the effect of a favorable fair value adjustment of $5.6 million related to an acquisition-related contingency and a favorable legal settlement both in the ARNA segment in the same period in fiscal 2014, partially offset by higher trademark royalty expense incurred during periods prior to the Distribution and the effect of foreign currency exchange rates.

Separation Costs. Separation costs represent costs directly attributable to our spin-off from ADP and are primarily related to professional services. Separation costs for the nine months ended March 31, 2015 were $34.6 million; there were no comparable costs incurred in the same period in fiscal 2014.

Interest Expense. Interest expense for the nine months ended March 31, 2015 increased by $18.7 million as compared to the same period in fiscal 2014 due to borrowings under our term loan facility and senior notes, unused revolving credit facility commitment fees, and amortization of deferred financing costs.

Provision for Income Taxes. The effective tax rate for the nine months ended March 31, 2015 was 38.3%, as compared to 32.4% for the same period in fiscal 2014. The effective tax rate for the nine months ended March 31, 2015 was unfavorably impacted by certain separation costs that were not tax deductible and tax expense associated with the tax law change for bonus depreciation, offset by tax benefits associated with a valuation allowance adjustment and the resolution of certain tax matters. The effective tax rate for the nine months ended March 31, 2014 was favorably impacted by tax benefits associated with adjustments to the valuation allowance of $7.2 million and the Company’s liability for uncertain tax matters of $3.6 million.

Net Earnings Attributable to CDK. Net earnings attributable to CDK for the nine months ended March 31, 2015 was $137.7 million, a decrease of $38.3 million, or 22%, as compared to $176.0 million for the same period in fiscal 2014. The decrease in net earnings attributable to CDK was primarily due to the factors previously discussed.

Non-GAAP Measures

We use certain adjusted results, among other measures, to evaluate our operating performance in the absence of certain items for planning and forecasting purposes. We believe that adjusted results provide relevant and useful information because they allow investors to view performance in a manner similar to the method used by the Company and they improve our ability to understand our operating performance. Adjusted earnings before income taxes and adjusted net earnings attributable to CDK for the reporting periods ended March 31, 2015 exclude incremental costs incurred that were directly attributable to our separation from ADP, accelerated trademark amortization, the related income tax effect of the pre-tax adjustments, and income tax expense associated with the tax law change for bonus depreciation. Additionally, adjusted earnings before income taxes and adjusted net earnings attributable to CDK for the periods ended March 31, 2014 reflect adjustments related to incremental costs associated with the formation of corporate departments as a stand-alone public company, royalty fees, stock-based compensation, incremental interest expense associated with our long-term debt, an acquisition-related adjustment, the related tax benefit of the pre-tax adjustments, and a tax benefit associated with a valuation allowance adjustment in order to show these metrics on a comparable basis with the current fiscal year reports. Because adjusted earnings before income taxes and adjusted net earnings attributable to CDK are not measures of performance that are calculated in accordance with GAAP, they should not be considered in isolation from, or as a substitute for, other metrics that are calculated in accordance with GAAP.

The following table shows the reconciliation of the most directly comparable GAAP measure to adjusted earnings before income taxes and adjusted net earnings attributable to CDK:

	Three Months Ended				Nine Months Ended
	March 31,				March 31,
	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change
Earnings before income taxes	$91.0	$100.5	$(9.5)	(9)%	$232.6	$268.1	$(35.5)	(13)%
Adjustments:
Separation costs	0.6	—	0.6		34.6	—	34.6
Accelerated trademark amortization	—	—	—		15.6	—	15.6
Stand-alone public company costs	—	(9.6)	9.6		—	(18.6)	18.6
Trademark royalty fee	—	5.6	(5.6)		—	11.0	(11.0)
Stock-based compensation	—	(3.1)	3.1		—	(5.5)	5.5
Interest expense	—	(9.1)	9.1		—	(18.8)	18.8
Acquisition-related adjustment	—	(5.6)	5.6		—	(5.6)	5.6

Adjusted earnings before income taxes	$91.6	$78.7	$12.9	16%	$282.8	$230.6	$52.2	23%

Adjusted margin %	17.4%	15.7%			18.1%	15.7%
Net earnings attributable to CDK	$56.3	$69.6	$(13.3)	(19)%	$137.7	$176.0	$(38.3)	(22)%
Adjustments:
Separation costs	0.6	—	0.6		34.6	—	34.6
Accelerated trademark amortization	—	—	—		15.6	—	15.6
Stand-alone public company costs	—	(9.6)	9.6		—	(18.6)	18.6
Trademark royalty fee	—	5.6	(5.6)		—	11.0	(11.0)
Stock-based compensation	—	(3.1)	3.1		—	(5.5)	5.5
Interest expense	—	(9.1)	9.1		—	(18.8)	18.8
Acquisition-related adjustment	—	(5.6)	5.6		—	(5.6)	5.6
Income tax effect of pre-tax adjustments	(0.1)	8.4	(8.5)		(10.4)	14.4	(24.8)
Income tax expense due to bonus depreciation law change	—	—	—		4.6	—	4.6
Valuation allowance adjustment	—	(7.2)	7.2		—	(7.2)	7.2

Adjusted net earnings attributable to CDK	$56.8	$49.0	$7.8	16%	$182.1	$145.7	$36.4	25%

Three Months Ended March 31, 2015 Compared to the Three Months Ended March 31, 2014

Adjusted Earnings Before Income Taxes. Adjusted earnings before income taxes for the three months ended March 31, 2015 were $91.6 million, an increase of $12.9 million, or 16%, as compared to $78.7 million for the same period in fiscal 2014. Margin increased from 15.7% to 17.4% primarily due to operating efficiencies in our segments, partially offset by increased costs for advertising placement to support growth in DM revenues, increased costs associated with the migration of hosting facilities that support the ARNA and DM segments, and fluctuations in foreign currency exchange rates. The impact of foreign currency exchange rate fluctuations on adjusted earnings before income taxes was a decrease of approximately 2% over the same period in fiscal 2014.

Adjusted Net Earnings Attributable to CDK. Adjusted net earnings attributable to CDK for the three months ended March 31, 2015 were $56.8 million, an increase of $7.8 million, or 16%, as compared to $49.0 million for the same period in fiscal 2014. The increase in adjusted net earnings attributable to CDK was primarily due to the items discussed above in adjusted earnings before income taxes partially offset by the associated tax effect.

Nine Months Ended March 31, 2015 Compared to the Nine Months Ended March 31, 2014

Adjusted Earnings Before Income Taxes. Adjusted earnings before income taxes for the nine months ended March 31, 2015 were $282.8 million, an increase of $52.2 million, or 23%, as compared to $230.6 million for the same period in fiscal 2014. Margin increased from 15.7% to 18.1% primarily due to operating efficiencies in our segments, partially offset by increased costs for advertising placement to support growth in DM revenues, increased costs associated with the migration of hosting facilities that support the ARNA and DM segments, higher sales force expenses incurred to drive increased growth with our DM client base, and fluctuations in foreign currency exchange rates. The impact of foreign currency exchange rate fluctuations on adjusted earnings before income taxes was a decrease of approximately 2% over the same period in fiscal 2014.

Adjusted Net Earnings Attributable to CDK. Adjusted net earnings attributable to CDK for the nine months ended March 31, 2015 were $182.1 million, an increase of $36.4 million, or 25%, as compared to $145.7 million for the same period in fiscal 2014. The increase in adjusted net earnings attributable to CDK was due to the items discussed above in adjusted earnings before income taxes partially offset by the associated tax effect and an increase in net earnings attributable to the noncontrolling interest.

EBITDA is calculated as earnings before income taxes adjusted to exclude interest expense, depreciation, and amortization. Adjusted EBITDA is calculated as earnings before income taxes adjusted to exclude interest expense, depreciation, amortization, and incremental costs incurred that were directly attributable to our separation from ADP during the periods ended March 31, 2015. Additionally, adjusted EBITDA for the periods ended March 31, 2014 reflects adjustments related to incremental costs associated with the formation of corporate departments as a stand-alone public company, royalty fees, total stock-based compensation, and an acquisition-related adjustment in order to show these metrics on a comparable basis with the same periods ended March 31, 2015. Because EBITDA and adjusted EBITDA are not measures of performance that are calculated in accordance with GAAP, they should not be considered in isolation from, or as a substitute for, other metrics that are calculated in accordance with GAAP.

The following table shows the reconciliation of the most directly comparable GAAP measure to EBITDA and adjusted EBITDA:

	Three Months Ended				Nine Months Ended
	March 31,				March 31,
	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change
Earnings before income taxes	$91.0	$100.5	$(9.5)	(9)%	$232.6	$268.1	$(35.5)	(13)%
Adjustments:
Interest expense	9.3	0.2	9.1		19.4	0.7	18.7
Depreciation and amortization(a)	13.7	13.7	—		57.1	39.6	17.5

EBITDA	$114.0	$114.4	$(0.4)	—%	$309.1	$308.4	$0.7	—%

Adjustments:
Separation costs	0.6	—	0.6		34.6	—	34.6
Stand-alone public company costs	—	(9.6)	9.6		—	(18.6)	18.6
Trademark royalty fee	—	5.6	(5.6)		—	11.0	(11.0)
Total stock-based compensation	8.6	5.2	3.4		22.0	15.0	7.0
Acquisition-related adjustment	—	(5.6)	5.6		—	(5.6)	5.6

Adjusted EBITDA	$123.2	$110.0	$13.2	12%	$365.7	$310.2	$55.5	18%

Adjusted margin %	23.4%	22.0%			23.4%	21.1%

(a)	Includes $15.6 million of accelerated trademark amortization recognized during the nine months ended March 31, 2015 attributable to the DM segment.

Three Months Ended March 31, 2015 Compared to the Three Months Ended March 31, 2014

EBITDA. EBITDA for the three months ended March 31, 2015 was $114.0 million, a decrease of $0.4 million, as compared to $114.4 million for the same period in fiscal 2014. The increase in adjusted EBITDA was due to operating efficiencies in our segments, partially offset by increased costs for advertising placement to support growth in DM revenues, increased costs associated with the migration of hosting facilities that support the ARNA and DM segments, a favorable fair value adjustment of $5.6 million related to an acquisition-related contingency in the ARNA segment, increased stock-based compensation expense, and fluctuations in foreign currency exchange rates.

Adjusted EBITDA. Adjusted EBITDA for the three months ended March 31, 2015 was $123.2 million, an increase of $13.2 million, or 12% as compared to $110.0 million for the same period in fiscal 2014. The increase in adjusted EBITDA was due to the items discussed above in EBITDA excluding the one-time separation costs, costs incurred as a stand-alone public company, total stock-based compensation expense, the royalty fee charged by ADP in the third quarter of fiscal 2014, and the fair value adjustment related to an acquisition-related contingency in the ARNA segment.

Nine Months Ended March 31, 2015 Compared to the Nine Months Ended March 31, 2014

EBITDA. EBITDA for the nine months ended March 31, 2015 was $309.1 million, an increase of $0.7 million, as compared to $308.4 million for the same period in fiscal 2014. The increase in EBITDA was primarily due to operating efficiencies in our segments, partially offset by increased costs for advertising placement to support growth in DM revenues, increased costs associated with the migration of hosting facilities that support the ARNA and DM segments, higher sales force expenses incurred to drive increased growth with our DM client base, increased stock-based compensation, a favorable fair value adjustment of $5.6 million related to an acquisition-related contingency in the ARNA segment, and fluctuations in foreign currency exchange rates.

Adjusted EBITDA. Adjusted EBITDA for the nine months ended March 31, 2015 was $365.7 million, an increase of $55.5 million, or 18% as compared to $310.2 million for the same period in fiscal 2014. The increase in adjusted EBITDA was due to the items discussed above in EBITDA excluding the one-time separation costs, costs incurred as a stand-alone public company, total stock-based compensation expense, the royalty fee charged by ADP in the second and third quarters of fiscal 2014, and the fair value adjustment related to an acquisition-related contingency in the ARNA segment.

Analysis of Reportable Segments

The following is a discussion of the results of our operations by reportable segment for the three and nine months ended March 31, 2015 and 2014. Certain expenses are charged to the reportable segments at a standard rate for management reporting purposes. Other costs are charged to the reportable segments based on management’s responsibility for the applicable costs. Reportable segment revenues and earnings before income taxes for the three and nine months ended March 31, 2014 have been adjusted to reflect updated budgeted foreign exchange rates for the fiscal year ended June 30, 2015. This adjustment was made for management purposes so that the reportable revenues for each segment are presented on a consistent basis without the impact of fluctuations in foreign currency exchange rates. This adjustment is a reconciling item to revenues and earnings before income taxes in order to eliminate the adjustment in consolidation.

Adjusted earnings before income taxes by reportable segment are included throughout this section. Since adjusted earnings before income taxes by reportable segment is not a measure of performance that is calculated in accordance with GAAP, it should not be considered in isolation from, or as a substitute for, other metrics that are calculated in accordance with GAAP.

Segment Revenues

The following table presents data on revenues by segment for the three and nine months ended March 31, 2015 and 2014.

	Three Months Ended				Nine Months Ended
	March 31,				March 31,
	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change
Automotive Retail North America	$347.3	$321.5	$25.8	8%	$1,007.0	$948.5	$58.5	6%
Automotive Retail International	87.6	85.2	2.4	3%	261.7	255.2	6.5	3%
Digital Marketing	106.2	95.9	10.3	11%	315.2	272.6	42.6	16%
Reconciling item:
Foreign exchange	(14.7)	(1.5)	(13.2)	n/m	(23.5)	(5.4)	(18.1)	n/m

Total	$526.4	$501.1	$25.3	5%	$1,560.4	$1,470.9	$89.5	6%

Segment Earnings before Income Taxes

The following table presents data on earnings before income taxes by segment for the three and nine months ended March 31, 2015 and 2014.

	Three Months Ended				Nine Months Ended
	March 31,				March 31,
	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change
Automotive Retail North America	$103.2	$100.3	$2.9	3%	$290.4	$264.7	$25.7	10%
Margin %	29.7%	31.2%			28.8%	27.9%
Automotive Retail International	13.0	12.5	0.5	4%	41.5	37.0	4.5	12%
Margin %	14.8%	14.7%			15.9%	14.5%
Digital Marketing	10.9	5.6	5.3	95%	14.9	17.7	(2.8)	(16)%
Margin %	10.3%	5.8%			4.7%	6.5%
Other	(33.7)	(17.7)	(16.0)	90%	(110.1)	(51.6)	(58.5)	113%
Reconciling items:
Foreign exchange	(2.4)	(0.2)	(2.2)	n/m	(4.1)	0.3	(4.4)	n/m

Total	$91.0	$100.5	$(9.5)	(9)%	$232.6	$268.1	$(35.5)	(13)%

Margin %	17.3%	20.1%			14.9%	18.2%

Automotive Retail North America Segment

The following table shows the reconciliation of the most directly comparable GAAP measure to adjusted earnings before income taxes for the ARNA segment:

	Three Months Ended				Nine Months Ended
	March 31,				March 31,
	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change
Earnings before income taxes	$103.2	$100.3	$2.9	3%	$290.4	$264.7	$25.7	10%
Adjustments:
Stand-alone public company costs	—	(2.9)	2.9		—	(5.9)	5.9
Acquisition-related adjustment	—	(5.6)	5.6		—	(5.6)	5.6

Adjusted earnings before income taxes	$103.2	$91.8	$11.4	12%	$290.4	$253.2	$37.2	15%

Adjusted margin %	29.7%	28.6%			28.8%	26.7%

Three Months Ended March 31, 2015 Compared to the Three Months Ended March 31, 2014

Revenues. ARNA revenues increased by $25.8 million, or 8%, to $347.3 million for the three months ended March 31, 2015, as compared to the same period in fiscal 2014. DMS client site count as of March 31, 2015 was 14,126 sites, an increase of approximately 4% compared to 13,550 sites as of March 31, 2014. In addition, we experienced 4% growth in average revenue per DMS client site, which resulted from a combination of increased sales of new or expanded solutions to our existing client base and pricing. The increase in DMS client sites contributed $8.1 million and the growth in average revenue per DMS client site contributed $8.1 million, for 5 percentage points of overall revenue growth combined. Transaction related revenue contributed to a $3.7 million, or 1 percentage point, decline in revenues due to decreased Internet sales leads transactions. Other revenue items such as hardware sales, which are inclusive of the revision adjustments related to hardware lease accounting, consulting, and data aggregation services contributed the remaining growth in revenues.

Earnings Before Income Taxes. ARNA earnings before income taxes increased by $2.9 million, or 3%, to $103.2 million for the three months ended March 31, 2015, as compared to the same period in fiscal 2014. Margin decreased from 31.2% to 29.7% for the three months ended March 31, 2015, as compared to the same period in fiscal 2014. A favorable fair value adjustment of $5.6 million due to an acquisition-related contingency in the same period of fiscal 2014, costs associated with the migration of hosting facilities, and stand-alone public company costs, partially offset by operating efficiencies, negative impacted earnings growth.

Adjusted Earnings Before Income Taxes. ARNA adjusted earnings before income taxes increased by $11.4 million, or 12%, to $103.2 million for the three months ended March 31, 2015, as compared to the same period in fiscal 2014 due to the items discussed above excluding costs incurred as a stand-alone public company and the fair value adjustment related to an acquisition-related contingency.

Nine Months Ended March 31, 2015 Compared to the Nine Months Ended March 31, 2014

Revenues. ARNA revenues increased by $58.5 million, or 6%, to $1,007.0 million for the nine months ended March 31, 2015, as compared to the same period in fiscal 2014. DMS client site count as of March 31, 2015 was approximately 14,126 sites, an increase of approximately 4% compared to 13,550 sites as of March 31, 2014. The increase in DMS client sites contributed $21.7 million, or 2 percentage points, of overall revenue growth. In addition, we experienced 4% growth in average revenue per DMS client site, which resulted from a combination of increased sales of new or expanded solutions to our existing client base and pricing. The growth in average revenue per DMS client site contributed $24.2 million, or 3 percentage points, of overall revenue growth. Transaction related revenues contributed to a $10.9 million, or 1 percentage point, decline in revenue due to decreased Internet sales leads transactions. Other revenue items such as hardware sales, which are inclusive of the revision adjustments related to hardware lease accounting, consulting, and data aggregation services contributed the remaining growth in revenues.

Earnings Before Income Taxes. ARNA earnings before income taxes increased by $25.7 million, or 10%, to $290.4 million for the nine months ended March 31, 2015, as compared to the same period in fiscal 2014. Margin increased from 27.9% to 28.8% for the nine months ended March 31, 2015, as compared to the same period in fiscal 2014, due to operating efficiencies, partially offset by costs associated with the migration of hosting facilities, a favorable fair value adjustment of $5.6 million due to an acquisition-related contingency in the same period of fiscal 2014, stand-alone public company costs, and a favorable legal settlement in the same period in fiscal 2014.

Adjusted Earnings Before Income Taxes. ARNA adjusted earnings before income taxes increased by $37.2 million, or 15%, to $290.4 million for the nine months ended March 31, 2015, as compared to the same period in fiscal 2014 due to the items discussed above excluding costs incurred as a stand-alone public company and the fair value adjustment related to an acquisition-related contingency.

Automotive Retail International Segment

There were no non-GAAP adjustments to the ARI segment for the three and nine months ended March 31, 2015 and 2014.

Three Months Ended March 31, 2015 Compared to the Three Months Ended March 31, 2014

Revenues. ARI revenues increased by $2.4 million, or 3%, to $87.6 million for the three months ended March 31, 2015, as compared to the same period in fiscal 2014. The increase in revenues was primarily due to increased average revenue per client.

Earnings Before Income Taxes. ARI earnings before income taxes increased by $0.5 million, or 4%, to $13.0 million for the three months ended March 31, 2015, as compared to the same period in fiscal 2014. Margin increased from 14.7% to 14.8%.

Nine Months Ended March 31, 2015 Compared to the Nine Months Ended March 31, 2014

Revenues. ARI revenues increased by $6.5 million, or 3%, to $261.7 million for the nine months ended March 31, 2015, as compared to the same period in fiscal 2014. The increase in revenues was primarily due to increased average revenue per client.

Earnings Before Income Taxes. ARI earnings before income taxes increased by $4.5 million, or 12%, to $41.5 million for the nine months ended March 31, 2015, as compared to the same period in fiscal 2014. Margin increased from 14.5% to 15.9% due to operating efficiencies and the impact of expenses incurred to right-size operations during the same period in fiscal 2014.

Digital Marketing Segment

The following table shows the reconciliation of the most directly comparable GAAP measure to adjusted earnings before income taxes for the DM segment:

	Three Months Ended				Nine Months Ended
	March 31,				March 31,
	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change
Earnings before income taxes	$10.9	$5.6	$5.3	95%	$14.9	$17.7	$(2.8)	(16)%
Adjustments:
Accelerated trademark amortization	—	—	—		15.6	—	15.6

Adjusted earnings before income taxes	$10.9	$5.6	$5.3	95%	$30.5	$17.7	$12.8	72%

Adjusted margin %	10.3%	5.8%			9.7%	6.5%

Three Months Ended March 31, 2015 Compared to the Three Months Ended March 31, 2014

Revenues. DM revenues increased by $10.3 million, or 11%, to $106.2 million for the three months ended March 31, 2015, as compared to the same period in fiscal 2014. This increase was due to a 11% increase in OEM advertising and other one-time revenues over the prior period, which contributed $3.0 million, or 3 percentage points, of revenue growth. OEM advertising contributed lower revenue growth during the three months ended March 31, 2015 than prior periods due to a significant increase in OEM advertising spend which began in the same period in fiscal 2014. Average monthly revenue per website increased 13%, which contributed $9.1 million, or 10 percentage points, of revenue growth. We experienced a decrease in website count of 6%, which contributed $2.0 million, or 2 percentage points, of revenue decrement.

Earnings Before Income Taxes and Adjusted Earnings Before Income Taxes. DM earnings before income taxes and adjusted earnings before income taxes increased by $5.3 million to $10.9 million for the three months ended March 31, 2015, as compared to the same period in fiscal 2014. Margin increased from 5.8% to 10.3% primarily due to operating efficiencies, lower employee related costs, and increased mix of higher margin website-related revenues.

Nine Months Ended March 31, 2015 Compared to the Nine Months Ended March 31, 2014

Revenues. DM revenues increased by $42.6 million, or 16%, to $315.2 million for the nine months ended March 31, 2015, as compared to the same period in fiscal 2014. This increase was due to a 34% increase in OEM advertising and other one-time revenues over the prior period, which contributed $22.4 million, or 8 percentage points, of revenue growth. OEM advertising contributed lower revenue growth during the nine months ended March 31, 2015 than prior periods due to a significant increase in OEM advertising spend which began during the three months ended March 31, 2014. Average monthly revenue per website increased 11%, which contributed $22.2 million, or 8 percentage points, of revenue growth.

Earnings Before Income Taxes. DM earnings before income taxes decreased by $2.8 million, or 16%, to $14.9 million for the nine months ended March 31, 2015, as compared to the same period in fiscal 2014. Margin decreased from 6.5% to 4.7% primarily due to the accelerated trademark amortization and investments in product development and to expand our sales capacity, partially offset by operating efficiencies and lower employee related costs.

Adjusted Earnings Before Income Taxes. DM adjusted earnings before income taxes increased by $12.8 million, or 72%, to $30.5 million for the nine months ended March 31, 2015, as compared to the same period in fiscal 2014. The increase in adjusted earnings before income taxes was attributable to the items discussed above, exclusive of the accelerated trademark amortization.

Other

The following table shows the reconciliation of the most directly comparable GAAP measure to adjusted loss before income taxes for the Other segment:

	Three Months Ended				Nine Months Ended
	March 31,				March 31,
	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change
Loss before income taxes	$(33.7)	$(17.7)	$(16.0)	90%	$(110.1)	$(51.6)	$(58.5)	113%
Adjustments:
Separation costs	0.6	—	0.6		34.6	—	34.6
Stand-alone public company costs	—	(6.7)	6.7		—	(12.7)	12.7
Trademark royalty fee	—	5.6	(5.6)		—	11.0	(11.0)
Stock-based compensation	—	(3.1)	3.1		—	(5.5)	5.5
Interest expense	—	(9.1)	9.1		—	(18.8)	18.8

Adjusted loss before income taxes	$(33.1)	$(31.0)	$(2.1)	7%	$(75.5)	$(77.6)	$2.1	(3)%

The primary components of the Other loss before income taxes are certain costs that are not allocated to our reportable segments, such as interest expense, stock-based compensation expense, stand-alone public company costs, costs that are directly attributable to our separation from ADP, and the trademark royalty fee charged by ADP prior to the Distribution.

Three Months Ended March 31, 2015 Compared to the Three Months Ended March 31, 2014

Loss Before Income Taxes. The loss before income taxes in Other increased by $16.0 million, or 90%, to $33.7 million for the three months ended March 31, 2015, as compared to the same period in fiscal 2014, primarily due to increased interest expense associated with our indebtedness, stand-alone public company costs, separation costs, increased stock-based compensation, and an increase in the vacation accrual, which is a calendar year benefit, partially offset by the trademark royalty fee charged by ADP in the third quarter of fiscal 2014.

Adjusted Loss Before Income Taxes. The adjusted loss before income taxes increased by $2.1 million, or 7%, to $33.1 million, primarily due to the recognition of an increase in the vacation accrual, which is a calendar year benefit.

Nine Months Ended March 31, 2015 Compared to the Nine Months Ended March 31, 2014

Loss Before Income Taxes. The loss before income taxes in Other increased by $58.5 million, or 113%, to $110.1 million for the nine months ended March 31, 2015, as compared to the same period in fiscal 2014, primarily due to separation costs, stand-alone public company costs, increased stock-based compensation, and increased interest expense associated with our indebtedness, partially offset by the trademark royalty fee charged by ADP in the second and third quarters of fiscal 2014.

Adjusted Loss Before Income Taxes. The adjusted loss before income taxes decreased by $2.1 million, or 3%, to $75.5 million, primarily due to lower year-to-date employee-related costs.

Fiscal 2014 Compared to Fiscal 2013 and Fiscal 2013 Compared to Fiscal 2012

Our combined results of operations, non-GAAP measures, segment revenues, and segment earnings before income taxes for fiscal 2014, fiscal 2013, and fiscal 2012 have been revised to reflect sales-type lease accounting for certain hardware components of our DMS and integrated solutions, and to reflect the revised presentation of the noncontrolling interest in the earnings of CVR. Refer to Note 1—Organization and Basis of Presentation in the accompanying Notes to the audited combined financial statements included elsewhere in this prospectus.

The table below presents combined statement of operations data for the periods indicated and the dollar change and percentage change between periods:

	Twelve Months Ended June 30,			$ Change		% Change
	2014	2013	2012	2014	2013	2014	2013
Revenues	$1,976.5	$1,839.4	$1,695.6	$137.1	$143.8	7%	8%

Cost of revenues	1,204.5	1,104.6	1,023.9	99.9	80.7	9%	8%
Selling, general and administrative expenses	411.8	416.9	418.9	(5.1)	(2.0)	(1)%	—%
Separation costs	9.3	—	—	9.3	—	n/m	n/m

Total expenses	1,625.6	1,521.5	1,442.8	104.1	78.7	7%	5%

Operating earnings	350.9	317.9	252.8	33.0	65.1	10%	26%
Interest expense	(1.0)	(0.9)	(1.0)	(0.1)	0.1	n/m	n/m
Other income, net	3.4	3.7	4.6	(0.3)	(0.9)	(8)%	(20)%

Earnings before income taxes	353.3	320.7	256.4	32.6	64.3	10%	25%
Margin	17.9%	17.4%	15.1%
Provision for income taxes	(117.4)	(115.0)	(91.3)	(2.4)	(23.7)	2%	26%

Effective tax rate	33.2%	35.9%	35.6%
Net earnings	235.9	205.7	165.1	30.2	40.6	15%	25%
Less: net earnings attributable to noncontrolling interest	8.0	6.3	5.0	1.7	1.3	27%	26%

Net earnings attributable to Dealer Services	$227.9	$199.4	$160.1	$28.5	$39.3	14%	25%

Fiscal 2014 Compared to Fiscal 2013

Revenues. Our revenues for fiscal 2014 were $1,976.5 million, an increase of $137.1 million, or 7%, compared to $1,839.4 million in fiscal 2013. The increase was due to an increase in ARNA revenue of $63.7 million, or 5%, an increase in ARI revenues of $9.5 million, or 3%, and an increase in DM revenue of $62.9 million, or 20%.

Total Expenses. Our combined total expenses for fiscal 2014 were $1,625.6 million, an increase of $104.1 million, or 7%, compared to $1,521.5 million for fiscal 2013. The increase in our combined total expenses was due to an increase in costs of revenues for fiscal 2014 which increased by $99.9 million, or 9%, due to higher operating expenses related to implementing and servicing new customers and products, higher advertising costs related to such revenues, as well as increased expenses incurred for solution development. Additionally, expenses increased due to $9.3 million of separation costs incurred in fiscal 2014 directly attributable to our separation from ADP.

Earnings Before Income Taxes. Earnings before income taxes for fiscal 2014 were $353.3 million, which includes the impact of $9.3 million of separation costs incurred directly attributable to our separation from ADP, an increase of $32.6 million, or 10%, compared to $320.7 million during fiscal 2013. The increase was due to the increase in revenue discussed above partially offset by the fiscal 2014 separation costs. Overall margin increased by 50 basis points to 17.9% primarily due to an increase in operating scale and the favorable impact of fair value adjustments of an acquisition-related contingency, which increased margin by 40 basis points, offset by separation costs, which reduced margins by 50 basis points, and an increase in stock-based compensation and benefit expenses, which together decreased margin by 30 basis points.

Provision for Income Taxes. Our effective tax rate for fiscal 2014 was 33.2%, as compared to 35.9% for fiscal 2013. Our effective tax rate in fiscal 2014 includes a 0.9 percentage point increase due to the non tax-deductible separation costs related to our separation from ADP. The additional decrease in the effective tax rate is attributable to the reversal of a valuation allowance and the resolution of certain tax matters during fiscal 2014.

Net Earnings Attributable to Dealer Services. Net earnings attributable to Dealer Services during fiscal 2014 were $227.9 million, an increase of $28.5 million, or 14%, compared to $199.4 million during fiscal 2013. The increase in net earnings attributable to Dealer Services reflects the increase in revenues and operating scale across our business segments coupled with impact of a lower effective tax rate in fiscal 2014, all of which has been described above.

Fiscal 2013 Compared to Fiscal 2012

Revenues. Our revenues for fiscal 2013 were $1,839.4 million, an increase of $143.8 million, or 8%, compared to $1,695.6 million in fiscal 2012. This increase was due to an increase in ARNA revenue of $92.4 million, or 8%, an increase in ARI revenues of $12.6 million, or 4%, and an increase in DM revenue of $46.9 million, or 18%. Revenues would have increased approximately 7% without the impact of acquisitions. Our revenues decreased by $8.1 million due to fluctuations in foreign currency exchange rates.

Total Expenses. Our combined total expenses for fiscal 2013 were $1,521.5 million, an increase of $78.7 million, or 5%, compared to $1,442.8 million for fiscal 2012. The increase in our combined total expenses was due to an increase in costs of revenues for fiscal 2013 which increased by $80.7 million, or 8%, due to higher operating expenses related to implementing and servicing new customers and products, as well as increased expenses incurred for solution development. Included within costs of revenues are expenses related to developing client solutions of $156.4 million and $140.3 million for fiscal 2013 and 2012, respectively.

Earnings Before Income Taxes. Earnings before income taxes for fiscal 2013 were $320.7 million, an increase of $64.3 million, or 25%, compared to $256.4 million during fiscal 2012. The increase was due to the increase in revenue discussed above. Overall margin increased by 230 basis points to 17.4% primarily due to increased operating scale and 100 basis points of margin improvement related to less severance costs incurred during fiscal 2013 than 2012, partially offset by adjustments to an acquisition related liability, which decreased margin by 10 basis points.

Provision for Income Taxes. Our effective tax rate for fiscal 2013 was 35.9%, compared to 35.6% for fiscal 2012. The increase in the effective tax rate is attributable to the resolution of certain tax matters during fiscal 2012, partially offset by a decrease in foreign taxes in fiscal 2013.

Net Earnings Attributable to Dealer Services. Net earnings attributable to Dealer Services for fiscal 2013 were $199.4 million, an increase of $39.3 million, or 25%, compared to $160.1 million during fiscal 2012. The increase in net earnings attributable to Dealer Services reflects the increase in revenues and operating scale across our business segments coupled with impact of fiscal 2012 severance costs in ARI and the fiscal 2012 acquisitions.

Non-GAAP Measures

We use certain adjusted results, among other measures, to evaluate our operating performance in the absence of certain items for planning and forecasting purposes. We believe that adjusted results provide relevant and useful information because they allow investors to view performance in a manner similar to the method used by the Company and improve our ability to understand our operating performance. Adjusted earnings before income taxes and adjusted net earnings attributable to Dealer Services exclude incremental costs incurred during fiscal 2014 that were directly attributable to our separation from ADP. EBITDA is calculated as earnings before income taxes adjusted to exclude interest expenses, depreciation, and amortization and adjusted EBITDA is calculated as earnings before income taxes adjusted to exclude interest expense, depreciation, amortization, and incremental costs incurred during fiscal 2014 that were directly attributable to our separation from ADP. Because adjusted earnings before income taxes, adjusted net earnings attributable to Dealer Services, EBITDA, and adjusted EBITDA are not measures of performance that are calculated in accordance with GAAP, they should not be considered in isolation from, or as a substitute for, other metrics that are calculated in accordance with GAAP.

The following table shows the reconciliation of the most directly comparable GAAP measure to adjusted earnings before income taxes and adjusted net earnings attributable to Dealer Services:

	Twelve Months Ended June 30,			$ Change		% Change
(in millions)	2014	2013	2012	2014	2013	2014	2013
Earnings before income taxes	$353.3	$320.7	$256.4	$32.6	$64.3	10%	25%
Adjustment:
Separation costs	9.3	—	—

Adjusted earnings before income taxes	$362.6	$320.7	$256.4	$41.9	$64.3	13%	25%

Net earnings attributable to Dealer Services	$227.9	$199.4	$160.1	$28.5	$39.3	14%	25%
Adjustment:
Separation costs	9.3	—	—

Adjusted net earnings attributable to Dealer Services	$237.2	$199.4	$160.1	$37.8	$39.3	19%	25%

The following table shows the reconciliation of the most directly comparable GAAP measure to EBITDA and adjusted EBITDA:

	Twelve Months Ended
	June 30,			$ Change		% Change
(in millions)	2014	2013	2012	2014	2013	2014	2013
Earnings before income taxes	$353.3	$320.7	$256.4	$32.6	$64.3	10%	25%
Adjustments:
Interest expense	1.0	0.9	1.0
Depreciation and amortization	52.3	51.1	49.8

EBITDA	$406.6	$372.7	$307.2	$33.9	$65.5	9%	21%

Adjustment:
Separation costs	9.3	—	—

Adjusted EBITDA	$415.9	$372.7	$307.2	$43.2	$65.5	12%	21%

Fiscal 2014 Compared to Fiscal 2013

Adjusted Earnings Before Income Taxes. Adjusted Earnings before income taxes for fiscal 2014 were $362.6 million, an increase of $41.9 million, or 13%, compared to $320.7 million during fiscal 2013. Adjusted Earnings Before Income Taxes increased due to the increase in revenues and expenses discussed above. Margin, adjusted for the fiscal 2014 separation costs directly attributable to our separation from ADP, increased by 90 basis points to 18.3%, primarily due to increased operating scale and the impact of fair value adjustments of an acquisition-related contingency which increased margin by 40 basis points, partially offset by an increase in stock-based compensation and benefit costs, which together decreased margin by 30 basis points.

EBITDA. EBITDA for fiscal 2014 was $406.6 million, an increase of $33.9 million, or 9%, compared to $372.7 million for fiscal 2013. The increase was due to the increases in revenue and expenses discussed above.

Adjusted EBITDA. Adjusted EBITDA for fiscal 2014 was $415.9 million, an increase of $43.2 million, or 12%, compared to $372.7 million for fiscal 2013. The increase was due to the increases in revenue and expenses discussed above.

Adjusted Net Earnings Attributable to Dealer Services. Adjusted Net Earnings Attributable to Dealer Services for fiscal 2014 were $237.2 million, an increase of $37.8 million, or 19%, compared to $199.4 million during fiscal 2013. The increase in adjusted net earnings attributable to Dealer Services reflects the increase in revenues and operating scale across our business segments coupled with the impact of a lower effective tax rate in fiscal 2014, all of which have been described above.

Fiscal 2013 Compared to Fiscal 2012

EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA for fiscal 2013 was $372.7 million, an increase of $65.5 million, or 21%, compared to $307.2 million for fiscal 2012. The increase was due to the increase in revenue and expenses discussed above.

Analysis of Reportable Segments

The following is a discussion of the results of our operations by reportable segment for fiscal 2014, 2013 and 2012. Additional information about each segment’s assets can be found in Note 14 to our audited combined financial statements.

Certain revenues and expenses are charged to the reportable segments at a standard rate for management reasons. Other costs are charged to the reportable segments based on management’s responsibility for the applicable costs.

Reportable segment revenues and earnings before income taxes for fiscal 2013 and 2012 have been adjusted to reflect budgeted foreign exchange rates for fiscal 2014. This adjustment is made for management purposes so that the reportable revenues and earnings before income taxes for each segment are presented on a consistent basis without the impact of fluctuations in foreign currency exchange rates. This adjustment is a reconciling item to revenues and earnings before income taxes in order to eliminate the adjustment in consolidation.

Segment Revenues

The following table presents data on revenues by segment for the fiscal years ended June 30, 2014, 2013 and 2012.

	Twelve Months Ended June 30,			$ Change		% Change
(in millions)	2014	2013	2012	2014	2013	2014	2013
Automotive Retail North America	$1,270.3	$1,206.6	$1,114.2	$63.7	$92.4	5%	8%
Automotive Retail International	324.9	315.4	302.8	9.5	12.6	3%	4%
Digital Marketing	373.2	310.3	263.4	62.9	46.9	20%	18%
Reconciling item:
Foreign exchange	8.1	7.1	15.2	1.0	(8.1)	14%	(53)%

Total revenues	$1,976.5	$1,839.4	$1,695.6	$137.1	$143.8	7%	8%

Segment Earnings Before Income Taxes

The following table presents data on earnings before income taxes by segment for the fiscal years ended June 30, 2014, 2013 and 2012.

	Twelve Months Ended June 30,			$ Change		% Change
(in millions)	2014	2013	2012	2014	2013	2014	2013
Automotive Retail North America	$361.3	$319.4	$268.4	$41.9	$51.0	13%	19%
Automotive Retail International	44.5	33.3	18.8	11.2	14.5	34%	77%
Digital Marketing	25.6	27.3	13.3	(1.7)	14.0	(6)%	105%
Other	(76.7)	(62.0)	(49.5)	(14.7)	(12.5)	24%	25%
Reconciling item:
Foreign exchange	(1.4)	2.7	5.4	(4.1)	(2.7)	(152)%	(50)%

Total earnings before income taxes	$353.3	$320.7	$256.4	$32.6	$64.3	10%	25%

Automotive Retail North America Segment

Fiscal 2014 Compared to Fiscal 2013

Revenues. ARNA revenues for fiscal 2014 were $1,270.3 million, an increase of $63.7 million, or 5%, compared to $1,206.6 million for fiscal 2013. Our DMS client site count for the period ending June 30, 2014 was approximately 13,600 sites, an increase of approximately 3% over the prior year. The increase in DMS client sites contributed 2 percentage points of overall revenue growth. In addition, we experienced 5% growth in our average revenue per DMS client, driven by increased sales of new or expanded solutions to our existing client base, growth in certain transaction-based businesses and price increases. This growth in revenue per DMS client contributed 4 percentage points of overall growth. Overall revenue growth was offset in part by decreases in sales leads transactions.

Earnings Before Income Taxes. Earnings before income taxes for fiscal 2014 were $361.3 million, an increase of $41.9 million, or 13%, compared to $319.4 million for fiscal 2013. Overall margin increased from 26.5% to 28.4% due to increased operating scale and the impact of fair value adjustments of an acquisition-related contingency.

Fiscal 2013 Compared to Fiscal 2012

Revenues. ARNA revenues for fiscal 2013 were $1,206.6 million, an increase of $92.4 million, or 8%, compared to $1,114.2 million for fiscal 2012. DMS client site counts for the period ending June 30, 2013 were approximately 13,200 sites, up approximately 4% over the prior year. This increase accounted for 2 percentage points of our overall revenue growth. Average revenue per DMS client grew 2% in fiscal 2013, which contributed 3 percentage points to overall revenue growth.

Earnings Before Income Taxes. Earnings before income taxes for fiscal 2013 were $319.4 million, an increase of $51.0 million, or 19%, compared to $268.4 million for fiscal 2012. Overall margin increased from 24.1% to 26.5% due to increased operating efficiencies and included approximately 60 basis points of margin improvement due to less severance costs in fiscal 2013 compared to fiscal 2012 and 10 basis points of margin improvement related to acquisitions completed in fiscal 2012.

Automotive Retail International Segment

Fiscal 2014 Compared to Fiscal 2013

Revenues. ARI revenues for fiscal 2014 were $324.9 million, an increase of $9.5 million, or 3%, compared to $315.4 million for fiscal 2013. The increase was primarily due to increased average revenue per client.

Earnings Before Income Taxes. Earnings before income taxes for fiscal 2014 were $44.5 million, an increase of $11.2 million, or 34%, compared to $33.3 million for fiscal 2013. Margin increased from 10.6% to 13.7% due to operational efficiencies.

Fiscal 2013 Compared to Fiscal 2012

Revenues. ARI revenues for fiscal 2013 were $315.4 million, an increase of $12.6 million, or 4%, compared to $302.8 million for fiscal 2012. Growth of our DMS client sites in new markets, mainly China and in the Middle East, more than offset DMS client site losses due to weak economic conditions in the southern European countries. Increased average revenue per client also contributed to our revenue growth.

Earnings Before Income Taxes. Earnings before income taxes for fiscal 2013 were $33.3 million, an increase of $14.5 million, or 77%, compared to $18.8 million for fiscal 2012. Margin increased from 6.2% to 10.6% due to operational efficiencies and the impact of lower severance costs in fiscal 2013 compared to fiscal 2012, which contributed 330 basis points to margin improvement.

Digital Marketing Segment

Fiscal 2014 Compared to Fiscal 2013

Revenues. DM revenues for fiscal 2014 were $373.2 million, an increase of $62.9 million, or 20%, compared to $310.3 million for fiscal 2013. The increase was due to an 18% increase in the average monthly revenue per website resulting in 14 percentage points of overall revenue growth. OEM advertising increased 26% over the period which added another 6 percentage points of revenue growth.

Earnings Before Income Taxes. Earnings before income taxes for fiscal 2014 were $25.6 million, a decrease of $1.7 million, or 6%, compared to $27.3 million for fiscal 2013. This decrease was due to increased expenditures in development to support new contract rollout and product enhancement and higher advertising costs.

Fiscal 2013 Compared to Fiscal 2012

Revenues. DM revenues for fiscal 2013 were $310.3 million, an increase of $46.9 million, or 18%, compared to $263.4 million for fiscal 2012. The increase was due to a 12% increase in average monthly revenue per website which resulted in a 10 percentage point increase in revenue. OEM advertising increased 37% resulting in an additional 8 percentage points of revenue growth.

Earnings Before Income Taxes. Earnings before income taxes for fiscal 2013 were $27.3 million, an increase of $14.0 million, or 105%, compared to $13.3 million for fiscal 2012. This increase was due to improved operating scale achieved on the revenues discussed above.

Other

The primary components of “Other” earnings before income taxes are certain costs that are not allocated to our reportable segments, such as stock-based compensation and incremental costs incurred during fiscal 2014 that are directly attributable to our planned separation from ADP.

Financial Condition, Liquidity and Capital Resources

Capital Structure Overview

As of March 31, 2015, cash and cash equivalents were $368.5 million, total CDK stockholders’ equity was $752.1 million, and total debt was $993.8 million. Working capital at March 31, 2015 was $443.2 million, as compared to $402.0 million at June 30, 2014. “Working capital” as used herein excludes current maturities of long-term debt and notes receivable from and payable to ADP and its affiliates. The increase in working capital resulted primarily from an increase in accounts receivable and a decrease in deferred revenue, offset by an overall increase in accounts payable and accrued expenses.

Our principal source of liquidity is derived from cash generated through operations. We also entered into debt financing arrangements in connection with the Distribution. At the time of the Distribution, we borrowed $250.0 million under our term loan facility and $750.0 million under our bridge loan facility, the proceeds of which were used to pay ADP a cash dividend. Additionally, we entered into a $300.0 million revolving credit facility, which was undrawn as of March 31, 2015. On October 14, 2014, we completed an offering of 3.30% senior notes with a $250.0 million aggregate principal amount due in 2019 and 4.50% senior notes with a $500.0 million aggregate principal amount due in 2024. The issuance price of the senior notes was equal to the stated value. We used net proceeds from the senior notes, together with cash on hand, to repay all outstanding borrowings under the bridge loan facility.

Of the $368.5 million of cash and cash equivalents held at March 31, 2015, $129.8 million was held by our foreign subsidiaries. Amounts held by foreign subsidiaries, if repatriated to the U.S., would generally be subject to foreign withholding and U.S. income taxes, adjusted for foreign tax credits. No income tax has been accrued on the undistributed foreign earnings since our intent is to permanently reinvest these funds outside of the U.S. and our current plans do not demonstrate a need to repatriate them to fund our U.S. operations. If circumstances change and it becomes apparent that some or all of the permanently reinvested earnings will be remitted to the U.S. in the foreseeable future, an additional income tax charge may be necessary. Given the uncertain time and manner of repatriation, it is not practicable to estimate the amount of any additional income tax charge on permanently reinvested earnings.

Dividends to Common Stockholders

The Board of Directors declared a quarterly cash dividend of $0.12 per share payable on March 27, 2015 to shareholders of record at the close of business on March 2, 2015. We paid dividends of $19.4 million and $38.8 million during the three and nine months ended March 31, 2015, respectively.

Stock Repurchase Program

On January 20, 2015, the Board of Directors authorized the repurchase of up to 10.0 million shares of our common stock expiring on January 19, 2018. Under the authorization for the stock repurchase program, we may purchase our common stock in the open market or in privately negotiated transactions from time to time as permitted by federal securities laws and other legal requirements. The actual timing, number and price of any shares to be repurchased will be determined at management’s discretion and will depend on a number of factors, which may include the market price of the shares, general market and economic conditions, and other potential uses for free cash flow. We made open market repurchases of 0.7 million shares of our common stock at an average price per share of $46.78 during the three months ended March 31, 2015 for a total cost of approximately $32.2 million.

We anticipate that cash from operations will be sufficient to fund common stock repurchases and to continue to pay dividends at the current rate.

Cash Flows

Our combined cash flows for the nine months ended March 31, 2014 have been revised to reflect sales-type lease accounting for certain hardware components of our DMS and integrated solutions, and to reflect the revised presentation of the noncontrolling interest in the earnings of CVR. Refer to Note 1—Basis of Presentation in the accompanying Notes to the unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus.

The following table presents a summary of cash flows from operating, investing and financing activities for the nine months ended March 31, 2015 and 2014.

	Nine Months Ended
	March 31,
	2015	2014	$ Change
Cash provided by (used in):
Operating activities	$160.2	$142.6	$17.6
Investing activities	(7.8)	(63.2)	55.4
Financing activities	(163.8)	10.2	(174.0)
Effect of exchange rate changes on cash and cash equivalents	(22.9)	(5.9)	(17.0)

Net change in cash and cash equivalents	$(34.3)	$83.7	$(118.0)

Net cash flows provided by operating activities were $160.2 million for the nine months ended March 31, 2015, as compared to $142.6 million for the same period in fiscal 2014. This $17.6 million increase was primarily due to comparative improvement of $19.5 million in net working capital components, which was due to the timing of cash payments made to our vendors and employees, and cash payments received from our clients in the normal course of business. Net earnings adjusted for non-cash items decreased by $1.9 million when compared to the nine months ended March 31, 2014.

Net cash flows used in investing activities were $7.8 million for the nine months ended March 31, 2015, as compared to net cash flows used in investing activities of $63.2 million for the same period in fiscal 2014. This $55.4 million decrease in cash used in investing activities was primarily due to proceeds from notes receivable from ADP and its affiliates of $40.6 million. In addition, there were no business acquisitions during the nine months ended March 31, 2015 compared to $25.7 million of cash payments related to business acquisitions during the same period in fiscal 2014.

Net cash flows used in financing activities were $163.8 million for the nine months ended March 31, 2015 as compared to $10.2 million provided by financing activities for the same period in fiscal 2014. This $174.0 million increase in cash used in financing activities is primarily due to proceeds from long-term debt of $1.8 billion, which consists of $250.0 million from our term loan facility, $750.0 million from our bridge loan facility, and $750.0 million from our senior notes. Proceeds from our long-term debt were offset by repayments of our long-term debt of $756.2 million, which includes $750.0 million related to our bridge loan facility, and transactions related to our spin-off from ADP, the $825.0 million dividend paid to ADP, an increase in net transactions of parent company investment of $252.9 million, and an increase in repayments of notes payable to ADP and its affiliates of $19.8 million. We also paid dividends to our stockholders of $38.8 million and repurchased common stock for $32.2 million.

Fiscal 2014, 2013 and 2012

Our combined cash flows for fiscal 2014, fiscal 2013, and fiscal 2012 have been revised to reflect sales-type lease accounting for certain hardware components of our DMS and integrated solutions, the revised presentation of the noncontrolling interest in the earnings of CVR, and the reclassification of net advances of parent company investment from investing activities to financing activities. Refer to Note 1—Organization and Basis of Presentation in the accompanying Notes to the audited combined financial statements included elsewhere in this prospectus.

The following table presents a summary of cash flows from operating, investing and financing activities for the fiscal years ended June 30, 2014, 2013 and 2012.

	Twelve Months Ended June 30,			$ Change
(in millions)	2014	2013	2012	2014	2013
Cash provided by (used in):
Operating activities	$245.9	$246.5	$220.3	$(0.6)	$26.2
Investing activities	(74.0)	(36.2)	(92.1)	(37.8)	55.9
Financing activities	(48.3)	(153.9)	(207.9)	105.6	54.0
Effect of exchange rate changes on cash and cash equivalents	2.9	(3.2)	(14.9)	6.1	11.7

Net change in cash and cash equivalents	$126.5	$53.2	$(94.6)	$73.3	$147.8

Fiscal 2014 Compared to Fiscal 2013

Net cash flows provided by operating activities were $245.9 million for fiscal 2014, compared to $246.5 million for fiscal 2013. This $0.6 million decrease was primarily due to a comparative decrease of $23.5 million in net working capital components, which was due to the timing of cash payments made to our vendors and employees, and cash payments received from our clients in the normal course of business. This decrease in net working capital was partially offset by an increase in net earnings, adjusted for the non-cash items.

Net cash flows used in investing activities were $74.0 million for fiscal 2014, compared to $36.2 million for fiscal 2013. This $37.8 million increase in cash used in investing activities was primarily due to cash payments related to business acquisitions in fiscal 2014 compared to none in fiscal 2013, and increased capital expenditures in fiscal 2014.

Net cash flows used in financing activities were $48.3 million for fiscal 2014 compared to $153.9 million for fiscal 2013. This $105.6 million decrease in cash used in financing activities is primarily due to lower net advances of investments to parent and affiliates in fiscal 2014 and the fiscal 2013 payment of an earn-out of a previously consummated acquisition.

Fiscal 2013 Compared to Fiscal 2012

Net cash flows provided by operating activities were $246.5 million for fiscal 2013, compared to $220.3 million for fiscal 2012. This $26.2 million increase was due to an increase in net earnings, adjusted for the comparative decrease in non-cash items and the comparative decrease in net working capital components. The increase in net earnings of $40.6 million was due to the increase in revenues and operating scale across our business segments coupled with the impact of 2012 severance costs in ARI and acquisitions made during the period. The comparative decrease in non-cash items of $10.6 million was the result of a change in deferred taxes due primarily to timing differences between book and tax for the recognition of revenue, depreciation, and accrued expenses. The changes in net working capital were primarily due to the timing of cash payments made to our vendors and employees, and cash payments received from our clients in the normal course of business. The comparative decrease of $3.8 million in net working capital components is the result of timing differences.

Net cash flows used in investing activities were $36.2 million for fiscal 2013, compared to $92.1 million for fiscal 2012. This $55.9 million decrease in cash used in investing activities was due to cash payments related to business acquisitions in fiscal 2012 compared to none in fiscal 2013.

Net cash flows used in financing activities were $153.9 million for fiscal 2013, compared to $207.9 million of cash flows used in financing activities in fiscal 2012. This $54.0 million decrease in cash used in financing activities is due to lower net advances of investments to parent and affiliates in fiscal 2013, partially offset by the fiscal 2013 payment of an earn-out of a previously consummated acquisition.

Contractual Obligations

The following table provides a summary of our contractual obligations as of June 30, 2014:

(in millions)	Payments due by period
Contractual Obligations	Less than 1 year	1-3 years	3-5 years	More than 5 years	Unknown	Total
Debt obligations(1)	$21.9	$—	$—	$—	$—	$21.9
Operating lease and software license obligations(2)	$32.0	$34.8	$9.0	$5.6	$—	$81.4
Purchase obligations(3)	$2.9	$6.5	$—	$—	$—	$9.4
Other long-term liabilities reflected on our Combined Balance Sheets:
Acquisition-related obligations(4)	$0.3	$—	$—	$—	$—	$0.3

Total	$57.1	$41.3	$9.0	$5.6	$—	$113.0

(1)	These amounts represent the principal repayments and accrued interest of our related party debt and are included on our Combined Balance Sheets. Accrued interest on our related party debt was $1.0 million as of June 30, 2014. These debt obligations have various maturity dates but are set forth under the less than 1 year column in anticipation of their repayment by ADP prior to the separation.

In connection with our separation from ADP, we borrowed $250.0 million under our term loan facility and $750.0 million under our bridge loan facility, the net proceeds of which were used to pay ADP a cash dividend. Additionally, we entered into a $300.0 million revolving credit facility, which was undrawn as of March 31, 2015. On October 14, 2014, we completed an offering of 3.30% senior notes with a $250.0 million aggregate principal amount due in 2019 and 4.50% senior notes with a $500.0 million aggregate principal amount due in 2024. We used the proceeds from the initial notes, together with cash on hand, to repay all outstanding borrowings under the bridge loan facility. These debt obligations have not been included in the table above as they were entered into subsequent to June 30, 2014.

(2)	Included in these amounts are various facilities and equipment leases and software license agreements. We enter into operating leases in the normal course of business relating to facilities and equipment, as well as the licensing of software. The majority of our lease agreements have fixed payment terms based on the passage of time. Certain facility and equipment leases require payment of maintenance and real estate taxes and contain escalation provisions based on future adjustments in price indices. Our future operating lease obligations could change if we exit certain contracts or if we enter into additional operating lease agreements. Included in the amounts above are facility lease agreements entered into by ADP for which we are the primary occupant and the lease is expected to be assigned to us post-spin. Such amounts are $7.6 million, $10.5 million, $3.9 million, and $1.8 million for fiscal 2015, fiscal 2016-2017, fiscal 2018-2019, and after 2019, respectively. These amounts are based on our current expectation of our facility-related plan post-separation.
(3)	Purchase obligations comprise obligations related to purchase and maintenance agreements on our software, equipment, and other assets.
(4)	Acquisition-related obligations relate to deferred purchase consideration payments at future dates. A liability is established at the time of the acquisition for these expected payments.

In the normal course of business, we also enter into contracts in which we make representations and warranties that relate to the performance of our services and solutions. We do not expect any material losses related to such representations and warranties.

Related Party Agreements

We entered into a tax matters agreement with ADP as part of the separation and distribution that governs the rights and obligations of both parties after the separation and distribution with respect to taxes for both pre- and post-distribution periods. Under this agreement, ADP is generally required to indemnify us for any income taxes attributable to its operations or our operations and for any non-income taxes attributable to its operations, in each case for all pre-distribution periods as well as any taxes arising from transactions effected to consummate the separation and distribution, and we generally will be required to indemnify ADP for any non-income taxes attributable to our operations for all pre-distribution periods and for any taxes attributable to our operations for post-distribution periods.

We are generally required to indemnify ADP against any tax resulting from the separation and distribution (and against any claims made against ADP in respect of any tax imposed on its stockholders), in each case if that tax results from (i) an issuance of a significant amount of our equity securities, a redemption of a significant amount of our equity securities or our involvement in other significant acquisitions of our equity securities (excluding the separation and distribution), (ii) other actions or failures to act by us or (iii) any of our representations or undertakings referred to in the tax matters agreement being incorrect or violated. ADP is generally required to indemnify us for any tax resulting from the separation and distribution if that tax results from (a) ADP’s issuance of its equity securities, redemption of its equity securities or involvement in other acquisitions of its equity securities, (b) other actions or failures to act by ADP, or (c) any of ADP’s representations or undertakings referred to in the tax matters agreement being incorrect or violated.

Prior to the separation and distribution, we entered into a transition services agreement with ADP to provide for an orderly transition to being an independent company. Among the principal services to be provided by ADP to us are operational and administrative infrastructure-related services, such as use of the e-mail domain “adp.com,” facilities sharing, procurement support, tax, human resources administrative services and services related to back office support and software development in our Indian facilities. Among the principal services to be provided by us to ADP are operational and administrative infrastructure-related services, such as facilities sharing and human resources administrative services. The agreement will expire and services under it will cease no later than one year following the date of the separation and distribution or sooner in the event that we no longer requires such services.

We entered into a data services agreement with ADP prior to the separation and distribution, under which ADP provides us with certain data center sharing services relating to the provision of information technology, platform support, hosting and network services. The term of the agreement will expire two years after the date of the separation and distribution.

We entered into an intellectual property transfer agreement with ADP prior to the separation and distribution, under which ADP assigned to us certain patents, trademarks, copyrights and other intellectual property developed or owned by ADP or certain of its subsidiaries and with respect to which we are the primary or exclusive user today or the anticipated primary or exclusive user in the future. The assignment is perpetual after the date of the agreement.

We also entered into an employee matters agreement with ADP prior to the separation and distribution, pursuant to which certain employee benefit matters are addressed, such as the treatment of ADP options held by our employees after the separation and the treatment of benefits for our management employees who participate in and have accrued benefits under the ADP Supplemental Officers Retirement Plan. The agreement also, to the extent provided therein, delineates the benefit plans and programs in which our employees participate following the separation and distribution. ADP will remain responsible for the payment of all benefits under the ADP plans.

Quantitative and Qualitative Disclosures about Market Risk

We are subject to interest rate risk related to our revolving credit facility and term loan facility as those arrangements contain interest rates that are not fixed. As of March 31, 2015, our revolving credit facility was undrawn. The interest rate per annum on the term loan facility was 1.68% as of March 31, 2015. A hypothetical increase in this interest rate of 25 basis points would have resulted in an immaterial impact on earnings before income taxes for the nine months ended March 31, 2015.

We operate and transact business in various foreign jurisdictions and are therefore exposed to market risk from changes in foreign currency exchange rates that could impact our financial position, results of operations, and cash flows. We have not been materially impacted by fluctuations in foreign currency exchange rates as a significant portion of our business is transacted in U.S. dollars, and is expected to continue to be transacted in U.S. dollars or U.S. dollar-based currencies. As of March 31, 2015, operations in foreign jurisdictions were principally transacted in Canadian dollars, Renminbi, Sterling, and Euros. A hypothetical change in all foreign currency exchange rates of 10% would have resulted in an increase or decrease in consolidated operating earnings of approximately $6.6 million for the nine months ended March 31, 2015.

We manage our exposure to these market risks through our regular operating and financing activities. We may in the future use derivative financial instruments as risk management tools.

Recently Issued Accounting Pronouncements

In April 2015, the FASB issued ASU 2015-03, “Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that liability, consistent with debt discounts. ASU 2015-03 is effective for fiscal years, and interim reporting periods within those years, beginning after December 15, 2015. The adoption of ASU 2015-03 will result in a reclassification of our deferred financing costs from other assets to long-term debt within the balance sheet.

In June 2014, the FASB issued ASU 2014-12, “Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period.” ASU 2014-12 requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. ASU 2014-12 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. The adoption of ASU 2014-12 will not have an impact on the Company’s consolidated results of operations, financial condition, or cash flows.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers,” which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. ASU 2014-09 requires an entity to recognize revenue depicting the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 will also result in enhanced revenue related disclosures. ASU 2014-09 is effective for fiscal years, and interim reporting periods within those years, beginning after December 15, 2016. The Company has not yet determined the impact of ASU 2014-09 on its consolidated results of operations, financial condition, or cash flows.

In April 2014, the FASB issued ASU 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU 2014-08 requires that a disposal representing a strategic shift that has (or will have) a major effect on an entity’s financial results or a business activity classified as held for sale should be reported as discontinued operations. ASU 2014-08 also expands the disclosure requirements for discontinued operations and adds new disclosures for individually significant dispositions that do not qualify as discontinued operations. ASU 2014-08 is effective prospectively for fiscal years, and interim reporting periods within those years, beginning after December 15, 2014. The impact of ASU 2014-08 is dependent upon the nature of dispositions, if any, after adoption.

In November 2014, the FASB issued and the Company adopted ASU 2014-17, “Business Combinations (Topic 805): Pushdown Accounting.” ASU 2014-17 provides an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. An acquired entity will have the option to elect to apply pushdown accounting in a subsequent reporting period to the acquired entity’s most recent change-in-control event. In connection with the FASB’s issuance of ASU 2014-17, the SEC rescinded Staff Accounting Bulletin (“SAB”) Topic 5.J, “New Basis of Accounting Required in Certain Circumstances.” All entities, including SEC registrants, will apply ASU 2014-17 for guidance on the use of pushdown accounting. ASU 2014-17 is effective immediately. The adoption of ASU 2014-17 did not have an impact on the Company’s consolidated and combined results of operations, financial condition, or cash flows.

In July 2014, the Company adopted ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” ASU 2013-11 requires netting of unrecognized tax benefits against a deferred tax asset for a loss or other carryforward that would apply in settlement of the uncertain tax position. The adoption of ASU 2013-11 did not have a material impact on the Company’s consolidated and combined results of operations, financial condition, or cash flows.

Critical Accounting Policies

Our consolidated and combined financial statements and accompanying notes have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates, judgments, and assumptions that affect reported amounts of assets, liabilities, revenues, and expenses. We continually evaluate the accounting policies and estimates used to prepare the combined financial statements. The estimates are based on historical experience and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results could differ from these estimates made by management. Certain accounting policies that require significant management estimates and are deemed critical to our results of operations or financial position are discussed below.

Revenue Recognition

Our revenues are primarily generated from fees for providing services; revenue is generated from software licenses, hosting arrangements, hardware sales and leases, support and maintenance, professional services, advertising and digital marketing, as well as certain transactional services.

We recognize software related revenue (on-site) in accordance with the provisions of Accounting Standards Codification (“ASC”) 985-605, “Software—Revenue Recognition,” and non-software related revenue, upfront hardware sales, and software delivered under a hosted model in accordance with ASC 605, Revenue Recognition.

The following are our major components of revenue:

•	Bundled sales of our DMS and integrated solutions—In our Automotive Retail North America and Automotive Retail International segments, we receive fees for product installation, fees for software licenses, ongoing software support and maintenance of DMS and other integrated solutions that are either hosted by us or installed on-site at the client’s location. The revenues for term licenses are recognized ratably over the software license term, as vendor-specific objective evidence of the fair values of the individual elements in the sales arrangement does not exist. Revenue recognition commences at the installation dates, when client acceptance has occurred, and collectability of a determinable amount is probable. In the case of hosted applications, the client does not have the contractual right to take possession of the software and the items delivered at the outset of the contract (e.g., installation, training, etc.) do not have value to the client without the software license and ongoing support and maintenance. Any upfront fees charged in the case of hosted arrangements are recognized ratably over the expected benefit period of the arrangement, typically five years. The unrecognized portion of these revenue elements is recorded as deferred revenue.

We also offer various hardware elements in connection with DMS and integrated solution sales. Revenue related to leased hardware is recognized upon installation and a receivable is recorded based on the present value of the minimum lease payments at the beginning of the lease term, excluding the portion of payments representing executory costs, if any.

•	Transactional revenues—We receive revenues on a fee-per-transaction-processed basis in connection with providing auto retailers interfaces with third parties to process credit reports, vehicle registrations, data updates, and Internet sales leads. Transactional revenues are recorded in accordance with ASC 605. Delivery occurs at the time the services are rendered. Transactional revenues are recorded in revenues gross of costs incurred for credit report processing, vehicle registrations and Internet sales leads as the Company is contractually responsible for providing the service, software, and/or connectivity to the clients, and therefore, the Company is the primary obligor under ASC 605.

•	Digital Marketing services revenues—We receive revenues from our placement of advertising for clients and providing websites and related advertising and marketing services. Digital marketing revenues are recorded in accordance with ASC 605 as delivery occurs at the time the services are rendered.

Deferred Costs

Costs to deliver services are expensed to cost of revenues as incurred with the exception of specific costs directly related to transition or installation activities, including the payroll related costs for the Company’s implementation and training teams, as well as commission costs for the sale. These costs are deferred and expensed proportionately over the same period that the deferred revenue is recognized as revenue. Deferred amounts are monitored regularly for impairment. Impairment losses are recorded when projected remaining undiscounted operating cash flows of the related contracts are not sufficient to recover the carrying amount of the contract assets.

Goodwill and Intangible Assets

We account for goodwill in accordance with ASC 350-10, which states that goodwill should not be amortized, but instead tested for impairment annually and whenever events or changes in circumstances indicate the carrying value may not be recoverable. We perform this impairment test by first comparing the fair value of each reporting unit to its carrying amount. If the carrying value for a reporting unit exceeds its fair value, we then compare the implied fair value of our goodwill to the carrying amount in order to determine the amount of the impairment, if any. We determine the fair value of our reporting units using a weighted blended approach, which combines the income approach, which is the present value of expected cash flows, discounted at a risk-adjusted weighted-average cost of capital; and the market approach, which is based on using market multiples of companies in similar lines of business. Significant assumptions used in determining the fair value of our reporting units include projected revenue growth rates, profitability projections, working capital assumptions, the weighted average cost of capital, the determination of appropriate market comparison companies, and terminal growth rates. We had $1,230.9 million of goodwill as of June 30, 2014. Based upon the fair value analysis completed in the fourth quarter of fiscal 2014, management concluded that the fair value exceeded the carrying value of each reporting unit and that no reporting units were at risk of a goodwill impairment. However, given the significance of our goodwill, an adverse change to the fair value of goodwill and intangible assets could result in an impairment charge which could be material to our combined earnings if we are unable to generate the anticipated revenue growth, synergies and/or cost savings associated with our acquisitions.

We account for other intangible assets in accordance with ASC 350-30. We review our definite lived-intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the asset to its undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated undiscounted future cash flow, an impairment charge is recognized for the amount by which the carrying amount exceeds the fair value. We are currently assessing our branding strategy and evaluating the trademark names under which each of our businesses will operate. Although no decision regarding the future use of our trademarks has been made, once a decision is reached regarding the future use of our trademarks, we could record an impairment charge or need to accelerate the amortization of such intangibles which could have a material effect on our results of operations. As of June 30, 2014, the carrying value of our trademarks was $19.7 million.

Income Taxes

Prior to the separation and distribution, we computed the provision for income taxes as if we had filed a separate tax return (“Separate Return Method”). The Separate Return Method applies the accounting guidance for income taxes to the stand-alone financial statements as if we were a separate taxpayer and a stand-alone enterprise for the periods presented. Our operations were included in the income tax returns of ADP for U.S. federal income tax purposes and with respect to certain consolidated, combined, unitary or similar group filings for U.S. state or local or certain foreign income tax jurisdictions. The payment of income tax by ADP on our behalf is recorded within group equity on our balance sheets. We may also file on a stand-alone basis with respect to certain other state or local or foreign tax jurisdictions in accordance with the taxing jurisdiction’s filing requirements.

We account for income taxes by recognizing the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our financial statements or tax returns. Judgment is required in addressing the future tax consequences of events that have been recognized in our combined financial statements or tax returns (e.g., realization of deferred tax assets, changes in tax laws or interpretations thereof). In addition, we are subject to the continuous examination of income tax returns by the IRS and other tax authorities. A change in the assessment of the outcomes of such matters could materially impact our combined financial statements.

We apply the financial statement recognition threshold and measurement attribute for tax positions taken or expected to be taken in a tax return. Specifically, the likelihood of our tax benefits being sustained must be “more likely than not” assuming that those positions are examined by taxing authorities with full knowledge of all relevant information prior to recording the related tax benefit in the financial statements. If a tax position drops below the “more likely than not” standard, we do not recognize the benefit. Assumptions, judgment and the use of estimates are required in determining if the “more likely than not” standard has been met when developing the provision for income taxes.

If certain pending tax matters settle within the next twelve months, the total amount of unrecognized tax benefits may increase or decrease for all open tax years and jurisdictions. Audit outcomes and the timing of audit settlements are subject to significant uncertainty. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, the current tax liability and deferred taxes in the period in which the facts that give rise to a revision become known.

Stock-Based Compensation

While we were an operating unit of ADP, certain of our employees (a) were granted stock options to purchase shares of ADP’s common stock, (b) were granted restricted stock or restricted stock units under which shares of ADP common stock were sold to the employees for nominal consideration, and (c) participated in ADP’s stock purchase plan pursuant to which such employees had the ability to purchase shares of ADP common stock at 95% of the market value at the date the purchase price for the exchange offer is determined.

Subsequent to the distribution, we recognize stock-based compensation expense in net earnings based on the fair value of the award on the date of the grant. We determine the fair value of stock options issued using a binomial option-pricing model. The binomial option-pricing model considers a range of assumptions related to volatility, dividend yield, risk-free interest rate, and employee exercise behavior. Expected volatilities utilized in the model are based on a combination of implied market volatilities and other factors. The dividend yield is based on historical experience and expected future dividend payments. The risk-free rate is derived from the U.S. Treasury yield curve in effect at the time of grant. The model also incorporates exercise and forfeiture assumptions based on an analysis of historical data. The expected life of the stock option grants represents the period of time options granted are expected to be outstanding on the date of grant.

Prior to the distribution, we recognized stock-based compensation expense in net earnings based on the fair value of the award on the date of the grant. We determined the fair value of stock options issued using a binomial option-pricing model. Expected volatilities utilized in the binomial option-pricing model were based on a combination of implied market volatilities, historical volatility of ADP’s stock price, and other factors. The dividend yield was based on ADP’s historical experience and expected future changes. The risk-free rate was derived from the U.S. Treasury yield curve in effect at the time of grant. The binomial model incorporated exercise and forfeiture assumptions based on an analysis of historical data. The expected life of the stock option grants represents the period of time was derived from the output of the binomial model and represents the period of time that options granted are expected to be outstanding.

BUSINESS

Our Company

We are the largest global provider, both in terms of revenue and geographic reach, of integrated technology and digital marketing/advertising solutions to the automotive retail industry. We have over 40 years of experience in innovating, designing, and implementing solutions for automotive retailers and original equipment manufacturers (“OEMs”) to better manage, analyze and grow their businesses. Our solutions automate and integrate critical workflow processes from pre-sale targeted advertising and marketing campaigns to the sale, financing, insurance, parts supply, repair and maintenance of vehicles, with an increasing focus on utilizing big data analytics and predictive intelligence. We believe the breadth of our integrated solutions allows us to more comprehensively address the varied needs of automotive retailers than any other single competitor in our industry.

Our solutions address the entire breadth of the automotive retailers’ value chain. Our automotive retail solutions offer technology that helps manage and generate additional efficiency on the supply side of the industry. These solutions were built through decades of innovation and experience in helping our clients with all aspects of the automotive retail process. We also offer digital marketing solutions to enable our clients to create demand for their products by designing and managing complete digital marketing and advertising strategies for their businesses. These solutions allow our clients to plan and automate sophisticated marketing campaigns, gather comprehensive data on these campaigns and further refine their strategies to maximize the effectiveness of their advertising spend.

We are organized into three reportable segments: Automotive Retail North America (“ARNA”), Automotive Retail International (“ARI”), and Digital Marketing (“DM”). A brief description of each of these three segments’ operations is provided below.

Automotive Retail North America

Through our ARNA segment, we provide technology-based solutions that help automotive retailers, OEMs, and other industry participants manage the sale, financing, insurance, parts supply, repair and maintenance of vehicles. Our solutions help our clients streamline their operations, better target and serve their customers and enhance the financial performance of their retail operations. In addition to providing solutions to retailers and manufacturers of automobiles, minivans, light trucks and sport utility vehicles, we also provide solutions to retailers and manufacturers of heavy trucks, construction equipment, agricultural equipment, motorcycles, boats and other marine vehicles and recreational vehicles.

Automotive Retail International

Through our ARI segment, we provide technology-based solutions similar to those provided in our ARNA segment in approximately 100 countries outside of the United States and Canada. The solutions provided to our clients within the ARI segment of our business help streamline operations for their businesses and enhance the financial performance of their operations within their local marketplace, and in some cases where we deal directly with OEMs, across international borders. Clients of our ARI segment include automotive retail dealers and OEMs across Europe, the Middle East, Asia, Africa and Latin America.

Digital Marketing

Through our DM segment, we provide a suite of integrated digital marketing solutions for OEMs and automotive retailers, including websites and management of their digital advertising spend. These solutions provide a coordinated offering across multiple digital marketing channels to help achieve client marketing and sales objectives, and coordinate execution between OEMs and their retailer networks. Our solutions are currently provided in the United States, Canada, Mexico, Australia, and New Zealand.

Our History and Our Separation from ADP

On April 9, 2014, the board of directors of ADP approved the spin-off of the Dealer Services business of ADP (“Dealer Services”). On May 6, 2014, in preparation of the spin-off, ADP formed Dealer Services Holdings LLC, a Delaware limited liability company, to hold Dealer Services. On September 1, 2014, Dealer Services Holdings LLC was renamed CDK Global Holdings, LLC. On September 29, 2014, immediately prior to the spin-off, CDK Global Holdings, LLC converted to CDK Global, Inc. On September 30, 2014, the spin-off became effective and ADP distributed 100% of the common stock of the Company to the holders of record of ADP’s common stock as of September 24, 2014. The Distribution was made pursuant to a Separation and Distribution Agreement by which ADP contributed the subsidiaries that operated the Dealer Services business to the Company. The distribution is expected to be a tax-free transaction under Section 355 and other related provisions of the Internal Revenue Code of 1986, as amended.

We were the Dealer Services business of ADP prior to the separation and distribution. We have a 43-year history of providing innovative solutions to the automotive retail industry, tracing our roots to 1972, when ADP Dealer Services became ADP’s third major business unit, offering accounting, service management and inventory processing services to automotive retailers. We have since expanded our role in the industry to encompass the full automotive retail value chain by developing integrated DMSs and other solutions that help retailers manage and grow their businesses. In 2005, we expanded our international footprint through our acquisition of Kerridge, which provided us with a multi-country DMS platform in Europe, Asia, Africa and the Middle East and has become the basis for the international operations of our Automotive Retail business. In 2010, we acquired Cobalt, a leading provider of automotive digital marketing solutions, which has enabled us to solidify and expand our digital marketing capabilities.

Properties

As of March 31, 2015, we owned or leased approximately 1.4 million square feet of real estate, consisting of office and other commercial facilities around the world. We own and maintain our global headquarters, totaling approximately 155,000 square feet, in Hoffman Estates, Illinois. We also owned or leased approximately 80 locations globally. We regularly add or reduce facilities as necessary or appropriate to accommodate changes in our business operations. We believe that our facilities are adequate to meet our immediate needs, and that, if and when needed, we will be able to secure adequate additional space to accommodate future expansion.

Employees

As of March 31, 2015, we had a total of approximately 9,000 employees worldwide. None of our employees is represented by a collective bargaining agreement. We believe that relations with our employees are good.

Legal Proceedings

From time to time, we are involved in legal, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of our business activities. We do not expect that an adverse outcome in one or more of these proceedings will have a material adverse effect on our business, results of operations, financial condition or liquidity.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding individuals who serve as our executive officers and directors following the distribution, including their positions with our company following the distribution. Each of our directors will serve for a term of one year.

Name	Age *	Position(s)
Steven J. Anenen	62	President, Chief Executive Officer and Director
Alfred A. Nietzel	53	Chief Financial Officer
Robert N. Karp	54	President, Automotive Retail North America
Andrew Dean	57	President, Automotive Retail International
Scott L. Mathews	57	President, Digital Marketing
Yvonne M. Surowiec	54	Chief Human Resources Officer
Malcolm Thorne	42	Global Chief Strategy Officer
Lee J. Brunz	45	General Counsel and Secretary
Leslie A. Brun	62	Chairman of the Board of Directors
Willie A. Deese	59	Director
Amy J. Hillman	49	Director
Stephen A. Miles	47	Director
Robert E. Radway	54	Director
Frank S. Sowinski	58	Director

*	As of January 1, 2015

Steven J. Anenen. Mr. Anenen is our President and Chief Executive Officer and a Director of CDK Global, Inc. Mr. Anenen was with ADP for 39 years and, since 2004, served as Group President of ADP Dealer Services, Inc. Prior to serving as President, he held positions of increasing responsibility within Dealer Services and ADP, including Senior Vice President, North America Systems, ADP Dealer Services North America, Vice President, Major Markets, General Manager of the Chicago Region for Dealer Services, Director of Client Relations for ADP’s Employer Services Division and General Manager of ADP’s Manufacturing/ Wholesale Distribution Services Division.

Alfred A. Nietzel. Mr. Nietzel is our Chief Financial Officer, after serving as Chief Financial Officer and Chief Administrative Officer for ADP Dealer Services, Inc. Mr. Nietzel was with ADP since 2001 and has served as Senior Vice President, Chief Financial Officer for Dealer Services, Chief Financial Officer for Employer Services Division and ADP’s Corporate Controller. Prior to joining ADP, Mr. Nietzel served for 17 years with Gillette in numerous financial management roles in the United States, United Kingdom and Australia.

Robert N. Karp. Mr. Karp is our President, Automotive Retail North America, after serving as Senior Vice President, North America Operations and Sales for ADP Dealer Services. Mr. Karp joined ADP Dealer Services 1994. He has held a variety of roles within ADP Dealer Services, including Senior Vice President, eCommerce, Senior Vice President, North America Operations, Vice President, Strategic Accounts, Vice President, Alliance Segment, and Vice President, Client Relations. Prior to joining ADP Dealer Services, Mr. Karp held various general management and operations roles with IBM and PRC Corporation.

Andrew Dean. Dr. Dean is our President, Automotive Retail International, after serving as President for ADP Dealer Services International. Dr. Dean joined ADP Dealer Services in December 2005 following the acquisition of Kerridge Computer Company Limited. Prior to joining ADP Dealer Services, he was a Director of Kerridge, joining in 2002, managing their services business. Since joining ADP Dealer Services in 2005, he has held positions of increasing responsibility, including General Manager of Russia and the Middle East and Vice President of the U.K. and Ireland, until he was promoted to his current role in May 2011.

Scott L. Mathews. Mr. Mathews is our President, Digital Marketing, after serving as Senior Division Vice President & General Manager for the Digital Marketing business of ADP Dealer Services. Mr. Mathews joined ADP Dealer Services in August 2010 following the acquisition of Cobalt Holding Company. Prior to joining ADP Dealer Services, he served as Executive Vice President & General Manager of Cobalt from 2005 and as Cobalt’s Chief Operating Officer from 2002 to 2005.

Yvonne M. Surowiec. Ms. Surowiec is our Chief Human Resources Officer, after serving as Vice President, Global Talent & Learning for ADP since 2013. Previously, Ms. Surowiec served in roles with ADP as Division Vice President of Human Resources, SBS, TotalSource and Retirement Services from 2009 to 2013 and Division Vice President of Human Resources, NAS and ES International from 2008 to 2009. Prior to joining ADP, Ms. Surowiec held a variety of management positions with AT&T, including District Manager, HR Mergers and Acquisitions.

Malcolm Thorne. Mr. Thorne is our Global Chief Strategy Officer, after serving as Global Chief Strategy Officer for ADP Dealer Services. Previously, Mr. Thorne served as Division Vice President, Marketing, Strategy & Business Development, and Dealer Services International from 2011 to 2014. Prior to joining ADP Dealer Services, Mr. Thorne was President of Synergy Consulting Group, a provider of strategy consulting services from 2009 to 2011 as well as a lecturer in marketing and strategy at the University of Wisconsin School of Business from 2009 to 2010.

Lee J. Brunz. Mr. Brunz is our General Counsel and Secretary, after serving as Vice President, Counsel for the Digital Marketing business of ADP Dealer Services since Dealer Services’ 2010 acquisition of Cobalt Holding Company. Prior to joining ADP Dealer Services, he served as Vice President, Finance & General Counsel of Cobalt from 2008 to 2010 and as Vice President & General Counsel from 2004 to 2008.

Leslie A. Brun. Mr. Brun is our non-executive Chairman of the Board of Directors. Mr. Brun also serves as the non-executive Chairman of the Board of Directors of Automatic Data Processing, Inc.; the non-executive Chairman of the Board of Directors of Broadridge Financial Solutions, Inc., an investor communications and business process outsourcing provider; a director and Chairman of the Audit Committee of Merck & Co., Inc., a global health care company; and a director of NXT Capital, LLC, a private specialty financing company. In addition, Mr. Brun is Chairman and Chief Executive Officer of Sarr Group, LLC, his family’s investment holding company. Previously, Mr. Brun was a managing director and head of investor relations at CCMP Capital Advisors, LLC, a global private equity firm. Mr. Brun is the founder and Chairman Emeritus of Hamilton Lane, a private equity advisory and management firm where he served as Chief Executive Officer and Chairman from 1991 until 2005. Mr. Brun’s investment banking, investing and leadership experience provide him with extensive financial and management expertise and his directorships at other public companies have given him broad experience with governance and other issues facing public companies.

Willie A. Deese. Mr. Deese is an independent Director and Chairman of our Compensation Committee. Mr. Deese also serves as an independent director of DENTSPLY International Inc., a leading manufacturer and distributor of dental and other consumable healthcare products. Mr. Deese has been an Executive Vice President of Merck & Co., Inc. since 2008 and President of the Merck Manufacturing Division since 2005. Prior to his current roles, Mr. Deese served as Merck’s Senior Vice President of Global Procurement from 2004. Prior to joining Merck, Mr. Deese served as Senior Vice President of Global Procurement and Logistics at GlaxoSmithKline and as Vice President of Purchasing, at Kaiser Permanente. In addition to his experience as a director of a publicly traded company, Mr. Deese brings to our board of directors substantial experience and expertise in complex international operations and management from his roles at Merck and GlaxoSmithKline.

Amy J. Hillman. Ms. Hillman is an independent Director and Chairman of our Nominating and Governance Committee. Since 2013, Ms. Hillman has served as the Dean of the W. P. Carey School of Business at Arizona State University, where she has taught as a Professor since 2006 and as an Associate Professor from 2001 to 2006. Previously, Ms. Hillman served as an Assistant Professor at Michigan State University and the University

of Western Ontario in Canada. In addition to her management skills gained as the leader of one of the largest U.S. business schools, Ms. Hillman brings to our board expertise in the areas of business strategy and corporate governance, on which she has conducted research and taught.

Stephen A. Miles. Mr. Miles is an independent Director of CDK Global, Inc. Since 2012, Mr. Miles has served as the founder and Chief Executive Officer of The Miles Group, a provider of global CEO and board consulting and advisory services (focused on the topics of succession, board and organizational effectiveness, and talent management). Previously, Mr. Miles served as Vice Chairman, Leadership Advisory at Heidrick & Struggles, a global executive search and executive leadership consulting firm from 2010 to 2012 and as Managing Partner and Head, Leadership Advisory for Heidrick & Struggles from 2005 to 2010, where he was responsible for managing its global Leadership Advisory Services business. Mr. Miles specializes in CEO succession and brings to our board substantial expertise in leadership selection, succession planning and organizational effectiveness from his roles at Heidrick & Struggles and The Miles Group.

Robert E. Radway. Mr. Radway is an independent director of CDK Global, Inc. Since 2010, Mr. Radway has served as Founder, Chairman and Chief Executive Officer of NXT Capital, a privately held commercial finance company with approximately $4.5 billion in owned and managed assets. From 2001 to 2008, Mr. Radway served as Managing Director and President of Merrill Lynch Capital, the commercial finance unit of Merrill Lynch Bank USA that, prior to its sale 2008, had owned and managed assets in excess of $30 billion and approximately 550 employees. Mr. Radway’s roles as the chief executive of NXT Capital and as president of Merrill Lynch Capital have provided him with extensive executive management, operational and business strategy experience. He brings to the board the ability to analyze and oversee financial reporting and performance, as well as expertise in capital markets and financing initiatives, corporate strategy and human resource development and retention.

Frank S. Sowinski. Mr. Sowinski is an independent Director and Chairman of our Audit Committee. Mr. Sowinski also serves as a Director of Buckeye GP LLC, the general partner of Buckeye Partners, L.P., a publicly-traded master limited partnership that provides mid-stream energy logistics services. Since 2006, Mr. Sowinski has served as an operating executive for MidOcean Partners, a private equity firm, to identify, invest in and manage portfolio companies focusing on business, information and marketing services, and, in that capacity, currently serves as Vice Chairman of The Allant Group, Inc. a marketing services group, and as Vice Chairman of Pre-Paid Legal Services, Inc. dba LegalShield, a specialized legal service products company. In 2002, he served as Chief Financial Officer of PricewaterhouseCoopers Consulting, a global consulting firm. Previously, Mr. Sowinski spent 17 years with the Dun & Bradstreet Corporation, where he served in numerous positions including Chief Financial Officer of the Dun & Bradstreet Corporation, as well as Executive Vice President of Global Marketing and President of the D&B Operating Company. Mr. Sowinski’s numerous operating roles have provided him with broad managerial and operational expertise and a proven track record of achievement and business judgment. In addition, his extensive experience in financial management, including his roles as Chief Financial Officer of the Dun & Bradstreet Corporation and PricewaterhouseCoopers Consulting, provide him with expertise in corporate financial management and financial reporting.

Board Structure

Our by-laws provide that the number of directors on our board of directors is determined by the board of directors. Our board of directors currently has seven members. Each director will hold office until a successor is elected and qualified or until the director’s death, resignation or removal. Our directors may be removed for cause or no cause by a majority vote of stockholders. Messrs. Brun, Deese, Miles, Radway and Sowinski and Ms. Hillman are independent, non-management directors who meet the criteria for independence required by the NASDAQ Global Select Market (“NASDAQ”). Other than Mr. Anenen, none of the members of our board of directors are employees of our company. Our board of directors limits membership of the Audit Committee, Compensation Committee and Nominating and Governance Committee to independent, non-management directors.

Our board of directors has adopted Corporate Governance Guidelines that, along with the charters of our board committees and our Code of Business Conduct and Ethics for employees and directors, provide the framework for the governance of our company.

Board Committees

Audit Committee

Our Audit Committee consists of Mr. Sowinski (Chair), Mr. Radway and Mr. Deese, all of whom satisfy the independence, financial literacy, experience and expertise requirements of our Corporate Governance Guidelines, Section 10A-3 of the Exchange Act, the applicable NASDAQ listing standards and any other applicable regulatory requirements currently in effect. In addition, we have determined that Mr. Sowinski qualifies as an “audit committee financial expert” as such term is defined under the rules and regulations of the SEC. The principal functions of the Audit Committee are to:

•	oversee our accounting and financial reporting processes and related internal controls, the audit of our financial statements, and other matters as mandated under applicable laws, rules and regulations;

•	appoint, compensate, retain and oversee the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting), including for the purpose of preparing its audit report;

•	review in advance and pre-approve all services to be provided by the independent auditors, as permitted by Section 10A of the Exchange Act, and to approve all related fees and other terms of engagement;

•	review and approve disclosures required to be included in our periodic reports filed under the Exchange Act;

•	review the performance of the internal auditors and the independent auditors on at least an annual basis; and

•	review, approve or ratify related person transactions pursuant to our related person transaction policy.

Compensation Committee

Our Compensation Committee consists of Mr. Deese (Chair), Mr. Miles and Mr. Radway, all of whom satisfy the independence requirements of our Corporate Governance Guidelines, the applicable NASDAQ listing standards and any other applicable regulatory requirements currently in effect. The principal functions of the Compensation Committee are to:

•	evaluate our Chief Executive Officer’s performance and set the Chief Executive Officer’s compensation based on such evaluation;

•	evaluate our other executive officers’ performance and set their compensation based on such evaluations; and

•	review and administer our compensation plans.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of Ms. Hillman (Chair), Mr. Miles and Mr. Sowinski, all of whom satisfy the independence requirements of our Corporate Governance Guidelines, the applicable NASDAQ listing standards and any other applicable regulatory requirements currently in effect. The principal functions of the Nominating and Governance Committee are to:

•	identify individuals qualified to become members of our board of directors;

•	recommend to the board of directors director nominees;

•	develop and recommend to the board of directors corporate governance guidelines applicable to the us; and

•	oversee the evaluation of the board of directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The following Compensation Discussion & Analysis (“CD&A”) discusses the material elements of fiscal year 2014 executive compensation programs for the following persons, who were our named executive officers (“NEOs”) in fiscal year 2014, prior to the date of our spin-off from ADP:

•	Steven J. Anenen, our President and Chief Executive Officer;

•	Alfred A. Nietzel, our Chief Financial Officer;

•	John W.P. Holt, our Senior Vice President, Digital Marketing;

•	Robert N. Karp, our Senior Vice President, North American Operations and Sales; and

•	Andrew Dean, our Senior Vice President, Dealer Services International.

For clarity, throughout this Executive Compensation section, the foregoing persons are sometimes referred to as “our NEOs” or the “Dealer NEOs” in order to differentiate them from the named executive officers in ADP’s most recent proxy statement, who are sometimes referred to as the “ADP NEOs.”

Prior to the separation and distribution, we were a business segment of ADP. As such, the compensation of our NEOs was determined by ADP’s senior management and the compensation committee of ADP’s board of directors, which we refer to in this CD&A as the “ADP compensation committee.” The compensation elements and processes discussed in this CD&A reflect ADP programs and processes that were in place prior to the separation and distribution with respect to compensation for fiscal year 2014. Following the separation and distribution, we formed our own Compensation Committee that is responsible for approval and oversight of our executive compensation programs, which may differ from the compensation programs discussed below that were in place for fiscal year 2014.

The CD&A also provides an overview of ADP’s executive compensation philosophy and explains how the ADP compensation committee arrived at specific compensation decisions involving the NEOs. In addition, the CD&A explains how ADP’s executive compensation programs are designed and operate with respect to our NEOs by discussing the following fundamental aspects of ADP’s compensation programs:

•	compensation principles;

•	cash compensation;

•	long-term incentive compensation; and

•	other compensation components and considerations (including retirement benefits and deferred compensation).

Mr. Anenen, our President and Chief Executive Officer, was also an ADP NEO. The ADP compensation committee approved compensation for Mr. Anenen and the other Dealer NEOs (in addition to the other ADP NEOs) during fiscal year 2014. When making these decisions, the ADP compensation committee considered recommendations from the chief executive officer of ADP. As described in more detail below, the ADP compensation committee approved the annual bonus plan targets and objectives for Mr. Anenen (and Mr. Anenen approved the annual bonus plan targets and objectives for the other Dealer NEOs).

Executive Summary

Fiscal Year 2014 Business Highlights

In fiscal year 2014, ADP demonstrated its focus and commitment to sustaining its position as a global leader of Human Capital Management solutions through its product innovations and its decision to spin off its Dealer Services business into its own independent, publicly traded company. ADP’s fiscal year 2014 results continue to reflect the strength of ADP’s underlying business model, including the diversity of its client base and products. ADP’s financial performance impacted the compensation of the Dealer NEOs in several ways, most notably the annual cash bonus plan and performance-based restricted stock (PBRS) program (or in the case of Mr. Dean, the cash-settled performance-based restricted unit (PBRU) program). The ADP compensation committee’s determination of incentive compensation under ADP’s cash bonus program for all of its executive officers, not just our NEOs, was based on fiscal year 2014 revenue growth of 8.1% compared to a target of 7.6%, and adjusted operating income growth of 8.1% compared to a target of 8.6%. The incentive compensation under the PBRS program (or in the case of Mr. Dean, the PBRU program) was based on fiscal year 2014 adjusted earnings per share growth of 9.0% compared to a target of 9.0%. The operating income and earnings per share results considered by the ADP compensation committee exclude the impact of certain non-recurring items consisting of non-tax deductible expenses incurred in fiscal year 2014 related to the spin-off of its Dealer Services business and a non-tax deductible, non-cash goodwill impairment charge recorded in the fourth quarter of fiscal year 2013. The fiscal year 2014 results considered by the compensation committee also exclude operating results of the ADP’s Occupational Health and Safety services business, which ADP classified as discontinued operations during fiscal year 2014, and a gain resulting from the sale of this business completed in February 2014. For fiscal year 2014, our NEOs received cash bonuses that averaged approximately 99.7% of target. ADP’s one-year earnings per share growth for fiscal year 2014 resulted in awards to the Dealer NEOs of restricted stock under the PBRS program (or in the case of Mr. Dean, restricted units under the PBRU program) at 100% of target.

Good Governance and Best Practices

ADP is committed to ensuring that its compensation programs reflect principles of good governance. The following practices are key aspects of ADP’s programs:

•	Pay for performance: ADP designs its compensation programs to link pay to performance and levels of responsibility, to encourage our executive officers to remain focused on both the short-term and long-term operational and financial goals of the company, and to link executive performance to stockholder value.

•	Clawback policy: ADP maintains a compensation recovery—or “clawback” —provision in its 2008 Omnibus Award Plan.

•	Stock ownership guidelines: ADP maintains stock ownership guidelines to encourage equity ownership by its executive officers and certain other executives (including the Dealer NEOs other than Mr. Dean). Under this ADP policy, Mr. Anenen is subject to a stock ownership guideline of three times base salary, and the other Dealer NEOs (other than Mr. Dean) are subject to a stock ownership guideline of one times base salary. Executives whose ownership levels are below targeted ownership levels are required to retain as shares of common stock at least (i) 75% of post-tax net gains on stock option exercises and (ii) 75% of shares (net of taxes) received upon vesting of restricted stock.

•	Double trigger change in control payments: ADP’s Change in Control Severance Plan for Corporate Officers (in which Mr. Anenen and the other Dealer NEOs (other than Mr. Dean), as well as the ADP NEOs, participate) is based on a “double trigger,” such that payments of cash and vesting of equity awards occur only if termination of employment without cause or with good reason occurs during the two-year period after a change in control.

•	Limited perquisites: ADP provides limited, reasonable perquisites that are viewed as consistent with its overall compensation philosophy.

•	Corporate governance: As part of ADP’s commitment to principles of good governance, it adheres to the following policies and practices:

•	Anti-hedging policy: ADP prohibits its directors and executive officers from engaging in any hedging or similar transactions involving ADP securities.

•	Anti-pledging policy: ADP prohibits its directors and executive officers from holding ADP securities in a margin account or pledging ADP securities as collateral for a loan.

•	No repricing of underwater stock options: ADP does not lower the exercise price of any outstanding stock options or otherwise provide economic value to the holders of underwater stock options in exchange for the forfeiture of such awards.

•	No discount stock options: The exercise price of stock options is not less than 100% of the fair market value of ADP common stock on the date of grant.

•	No Internal Revenue Code Section 280G or 409A tax gross-ups: ADP does not provide tax gross-ups under our change in control provisions or deferred compensation programs.

•	No current dividends on unearned performance stock units. ADP does not pay dividends in respect of unearned performance stock units; rather, dividend equivalents are accrued over the applicable performance period and are paid only if the units are earned and shares issued at the end of the performance period.

•	Independence of ADP’s compensation committee and advisor: The compensation committee of ADP’s board of directors, which is made up solely of independent directors, utilized the services of Frederic W. Cook & Co., Inc. (“Cook & Co.”), as an independent compensation consultant. Cook & Co. reports to the ADP compensation committee, does not perform any other services for ADP other than in connection with an annual review of competitive director compensation for the nominating/corporate governance committee of ADP’s board of directors and has no economic or other ties to the company or the management team that could compromise their independence and objectivity.

We are equally committed to principles of good governance, and following the separation and distribution, our compensation programs have been generally consistent with the foregoing principles.

Fiscal Year 2014 Executive Compensation Highlights

For fiscal year 2014, ADP maintained annual cash bonus targets at fiscal year 2013 levels and increased the base salary of Mr. Anenen and the other Dealer NEOs by an average of 5.4%. In fiscal year 2014, ADP introduced a performance stock unit (PSU) program based on financial objectives that are measured over a three-year performance cycle comprised of three one-year performance periods. This new three-year program replaces ADP’s current PBRS program. The fiscal year 2014 target award opportunity under the new three-year PSU program are earned and issued in fiscal year 2017 based upon the achievement of earning per share performance goals for fiscal years 2014, 2015 and 2016. The shift from the two-year vesting schedule of the current PBRS program to a three-year vesting schedule of the new PSU program results in a gap in ADP’s annual vesting schedule with no vesting opportunity in fiscal year 2016. ADP has addressed this gap with a one-time transition grant award opportunity under its current PBRS (PBRU, in the case of Mr. Dean) program in fiscal year 2014, which will vest in September of fiscal year 2016 in accordance with the current program. The new PSU program, combined with this one-time transition grant, do not result in an incremental realizable compensation opportunity but rather continue to provide an annual vesting opportunity without any gap in fiscal year 2016, thereby avoiding possible retention risk in the absence of the vesting opportunity in fiscal year 2016. The cash payment in respect of PBRUs (in the case of Mr. Dean) earned in respect of fiscal year 2014 will equal the U.S. dollar value of one share of ADP common stock on the date on which the earned units vest under the PBRU program (i.e., September 2015 in respect of 2014 performance).

A summary of fiscal year 2014 total direct compensation for our NEOs is set forth in the following table, and additional detail is presented in the subsequent discussion as well as the tables and narratives that follow this CD&A:

Named Executive Officer	Base Salary	Annual Bonus	PBRS/ PBRU(1)	PSUs(2)	Stock Options(1)	Total
Mr. Anenen	$475,004	$391,020	$592,280	$202,328	$284,970	$1,945,602
Mr. Nietzel	$331,202	$214,103	$216,008	$73,790	$115,345	$950,448
Mr. Holt	$434,002	$177,990	$216,008	$73,790	$115,345	$1,017,135
Mr. Karp	$320,003	$151,393	$216,008	$73,790	$115,345	$876,539
Mr. Dean(3)	$347,738	$143,432	$203,519	$67,840	$54,280	$816,809

(1)	Equity amounts are the grant date fair values for the fiscal year 2014 equity awards, which are the same amounts disclosed in the “Summary Compensation Table for Fiscal Year 2014” in this prospectus.
(2)	The amounts for the performance stock unit awards represent the grant date fair value of one third of the target award. In accordance with FASB ASC Topic 718, only the grant date fair value for the performance year in which performance targets are set is reported.
(3)	The dollar amount of all cash compensation delivered to Mr. Dean as disclosed herein was calculated by converting to U.S. dollars the actual amounts delivered to him in British pounds based on the spot foreign exchange rate on June 30, 2014, of 1.7106 U.S. dollar to 1 British pound.

Compensation Principles

ADP believes that compensation should be designed to create a direct link between performance and stockholder value. Five principles that guide ADP’s decisions involving executive compensation are that compensation should be:

•	based on (i) the overall performance of the company, (ii) the performance of such executive’s business unit and (iii) each executive’s individual performance;

•	closely aligned with the short-term and long-term financial and strategic objectives that build sustainable long-term stockholder value;

•	competitive, in order to attract and retain executives critical to ADP’s long-term success;

•	consistent with high standards of corporate governance and best practices; and

•	designed to discourage the incentive for executives to take excessive risks or to behave in ways that are inconsistent with ADP’s strategic planning processes and high ethical standards.

ADP’s compensation programs are designed so that target pay reflects relative levels of responsibility among its key executives, and such that the proportion of pay tied to operating performance and changes in stockholder value varies directly with the level of responsibility and accountability to stockholders. ADP assigns all executives to pay grades by comparing their position-specific duties and responsibilities with market data and our internal management structure. Each pay grade has a base salary range and a total annual cash compensation range, as well as ranges for annual equity grants. Executives are positioned within these ranges based on a variety of factors, most notably their experience and skill set and their performance over time.

ADP designs its performance-based compensation so that actual, realized compensation will vary relative to the target award opportunity based on performance. As such, actual compensation amounts may vary above or below targeted levels depending on the overall performance of the company, performance of a business unit and achievement of individual performance goals. ADP has adopted this compensation design to provide meaningful incentives for its key executives to achieve excellent results. ADP also believes that it is important for its executive officers and other senior executives (which include the Dealer NEOs, other than Mr. Dean) to have an ongoing long-term investment in the company as outlined in this prospectus under “Stock Ownership Guidelines.”

Growth in revenue and operating income are important performance measures in annual cash bonus determinations, and earnings per share growth is used to determine the number of shares earned in a performance period under ADP’s PBRS program (or in the case of Mr. Dean, units earned in a performance period under ADP’s PBRU program) and PSU program. These performance criteria were chosen by ADP for the variable incentive plans because they focus participants (including Mr. Anenen and the other Dealer NEOs, as well as the ADP NEOs) on the company’s long-term strategic goals of increasing the growth and profitability of its business, which are the key drivers of sustainable increases in stockholder value. ADP uses diluted earnings per share from continuing operations as the earnings per share measurement.

Elements of Compensation

The following table summarizes the major elements of ADP’s fiscal year 2014 executive officer compensation programs.

Compensation Element	Objectives	Key Characteristics
Base Salary	To provide a fixed amount for performing the duties and responsibilities of the position	Determined based on overall performance, level of responsibility, pay grade, competitive compensation data, and comparison to other company executives

Annual Cash Bonus	To motivate executive officers to achieve company-wide, business unit, and individual performance goals	Payment based on achievement of company-wide, business unit and individual performance goals

Performance-Based Stock Awards and Performance-Based Unit Awards	To motivate executive officers to achieve certain longer-term goals and create long-term alignment with stockholders	• Awards based on target growth in earnings per share • Shares (or, for PBRUs, cash) issued following applicable performance and vesting period

Stock Options	To align the interests of executive officers with long-term stockholders’ interests and ensure that realized compensation occurs only when there is a corresponding increase in stockholder value	• Granted annually based on pay grades and individual performance • Grants vest over four years

Consistent with a pay for performance philosophy, compensation for Mr. Anenen and the other Dealer NEOs is structured with a significant portion of their total compensation at risk and paid based on the performance of ADP as a whole and the performance of the Dealer Services business unit, and the achievement of individual performance goals. The mix of total direct compensation (base salary, cash bonus, and long-term incentive awards) for fiscal year 2014 was designed to deliver the following approximate proportions of total compensation to Mr. Anenen, our president and chief executive officer, and the other Dealer NEOs (on average) if company and individual target levels of performance are achieved. The target pay mix reflects the PSU target award based on the three-year target opportunity and does not include the PBRS (or PBRU) transition award.

Compensation Consultant

The ADP compensation committee has engaged Cook & Co. to provide assistance with the design of ADP’s compensation programs. The specific matters on which Cook & Co. provided advice in fiscal year 2014 were the design of executive compensation programs and practices, including the changes to long-term incentives and ADP chief executive officer pay levels. In June 2013, Cook & Co. examined the mix of proposed PBRS awards (or, in the case of Mr. Dean, PBRU awards), PSU awards and stock option grants for Mr. Anenen and the other ADP NEOs in fiscal year 2014 and confirmed that the proposals for them appeared reasonable and customary, given ADP’s size and structure.

As part of its ongoing support to the ADP compensation committee, Cook & Co. also reviews executive compensation disclosures, reviews and provides comments on changes to the committee’s charter, advises on emerging trends and the implications of regulatory and governance developments, and reviews and provides commentary on materials and proposals prepared by management that are presented at the committee’s meetings.

The ADP compensation committee determined that the work of Cook & Co. did not raise any conflicts of interest in fiscal year 2014. In making this assessment, the ADP compensation committee considered the independence factors enumerated in Rule 10C-1(b) under the Exchange Act and applicable NASDAQ listing standards, including the fact that Cook & Co. does not provide any other services to ADP, the level of fees received from ADP as a percentage of Cook & Co.’s total revenue, policies and procedures employed by Cook & Co. to prevent conflicts of interest, and whether the individual Cook & Co. advisers to the ADP compensation committee own any stock of ADP or have any business or personal relationships with members of the ADP compensation committee or ADP’s executive officers.

Compensation Review and Determination

ADP’s annual pay review focuses on base salary, annual cash bonus, and long-term equity incentives. In determining the compensation of Mr. Anenen and the other Dealer NEOs, the ADP compensation committee considers the type of business we are in and the nature of our organization. The ADP compensation committee also considers market data provided by its independent compensation consultant and by management. The ADP compensation committee examines summary compensation sheets detailing the amounts and mix of base salary, cash bonus, and equity grants for each of the ADP NEOs, including Mr. Anenen, and also for the Dealer NEOs, which compare the amounts and mix to competitive compensation practices. ADP generally targets base salary, annual cash bonus, and long-term equity incentives at the median of competitive compensation levels, but will set targets above or below the median when warranted in the judgment of the ADP compensation committee. The degree to which target compensation ranges above or below the median competitive rate is based on each executive’s skill set and experience relative to market peers. Executives who are new in their roles and therefore less experienced than market peers are typically positioned lower in the range, whereas executives with long tenure in their role may be positioned higher in the range.

ADP consults different sets of compensation data reflecting the levels and practices of different groups of businesses to determine competitive compensation levels for Mr. Anenen, as well as the other Dealer NEOs.

With respect to the total cash and long-term incentive compensation for Mr. Anenen, as well as the other Dealer NEOs, ADP management provided the ADP compensation committee with competitive compensation market data based on compensation surveys reflecting the pay practices of publicly traded companies. The surveys used were the Towers Watson U.S. General Industry Executive Database, the Hewitt Associates Executive Total Compensation by Industry Survey, the Mercer Human Resources U.S. General Industry Executive Database, and the Equilar Inc. Top 25 Database. The number of companies included in the surveys ranged from 42 to 202. The survey data is general and provides broad ranges. The ADP compensation committee therefore does not review the actual companies or the compensation information of the specific organizations included in each sample, but rather reviews the interquartile range (i.e., median as well as the 25th and 75th percentiles). The companies included were based on a revenue range such that the median company revenue approximates the annual revenue of ADP.

Differences in Compensation of Our Named Executive Officers

When determining the compensation level for our Chief Executive Officer, the ADP compensation committee reviews each individual compensation element based on the previous year’s level, as well as how the proposed level for that individual element would compare to the other executive officers. The aggregate level for our Chief Executive Officer’s compensation is compared against the executive’s previous year’s totals and against compensation of other executive officers of ADP. Mr. Anenen conducted a similar process with respect to the determination of compensation for the other Dealer NEOs.

Cash Compensation

Base Salary

Base salaries are a fixed amount paid to each executive for performing his normal duties and responsibilities. ADP determined the amount based on the executive’s overall performance, level of responsibility, pay grade, competitive compensation practices data, and comparison to other company executives. Based on these criteria, our NEOs received the following annual salary increases in fiscal year 2014:

Named Executive Officer	Fiscal Year 2013 Salary	Increase	Fiscal Year 2014 Salary
Mr. Anenen	$462,376	2.7%	$475,004
Mr. Nietzel	$321,980	2.9%	$331,202
Mr. Holt	$423,330	2.5%	$434,002
Mr. Karp	$291,203	9.9%	$320,003
Mr. Dean	$323,488	9.0%	$352,587

These salary increases were made effective July 1, 2013, the first day of the 2014 fiscal year (with the exception of Mr. Dean whose increase was made effective September 1, 2013). The greater percentage increases for Messrs. Karp and Dean were attributable to the greater impact of competitive compensation data and internal benchmarking on them relative to the other Dealer NEOs.

Annual Cash Bonus

Overview

ADP paid Mr. Anenen and the other Dealer NEOs cash bonuses for fiscal year 2014 based on the attainment of individual, Dealer Services business unit, and ADP company-wide business goals established at the beginning of the fiscal year.

For each NEO, ADP established a target bonus amount, which was initially expressed as a percentage of projected year-end annual base salary. This target bonus percentage ranged from 40% to 70% of base salary. ADP also assigned a percentage value to each bonus component of each NEO’s annual cash bonus plan and then determined the target bonus amount linked to each component. ADP established these performance ranges to provide Mr. Anenen and the other Dealer NEOs with a strong incentive to exceed the targets. The maximum bonus payment to our NEOs is 175% (or in the case of Mr. Anenen, 200%) of their respective target bonus levels. There is no minimum payment level, and the entire award opportunity is forfeited if threshold performance goals are not achieved.

The ADP compensation committee established and approved the annual target bonus objectives and award opportunities for each of the ADP NEOs, including Mr. Anenen. In making these determinations, the ADP compensation committee considered a variety of factors including market data, each officer’s relative level of responsibility, and the ADP chief executive officer’s recommendations for executives other than himself. The annual target bonus objectives and award opportunities for the other Dealer NEOs were developed and established by Mr. Anenen, based largely on the objectives and opportunities that were applicable to Mr. Anenen. Mr. Anenen and the other Dealer NEOs participated in the discussions surrounding their bonus objectives so that they could provide their input and understand the expectations of each bonus plan component, but they did not participate in the setting of the target award opportunities. Each NEO receives a final version of his individualized bonus plan after it was approved by the ADP compensation committee (or by Mr. Anenen, for the other Dealer NEOs). Except in extraordinary circumstances, ADP does not modify bonus objectives during the fiscal year, and no bonus objectives were modified during fiscal year 2014.

The ADP compensation committee reviewed the performance of Mr. Anenen relative to his annual fiscal year target bonus plan objectives at its regularly scheduled August meeting, which is the first meeting following the end of the fiscal year. Based on this review, the ADP compensation committee determined and approved the annual cash bonus for Mr. Anenen. Mr. Anenen reviewed the performance and approved the annual cash bonuses for each of the other Dealer NEOs.

Named Executive Officers’ Fiscal Year 2014 Bonuses

Fiscal year 2014 target bonuses for the Dealer NEOs were the same in percentage terms as in fiscal year 2013. Following the conclusion of fiscal year 2014, the ADP compensation committee considered the performance of ADP, the business units (including Dealer Services), and Mr. Anenen for the 2014 fiscal year against his bonus objectives, and assessed which of the individual bonus targets were met, exceeded, or not fully achieved. Mr. Anenen performed a similar review for the other Dealer NEOs. The chart below sets forth the approved annual cash bonuses for our NEOs:

Named Executive Officer	Target Bonus as % of Base Salary	Target Bonus Amount	Maximum Bonus as % of Target	Actual Bonus Amount	Bonus Amount as % of Target
Mr. Anenen	70%	$332,500	200%	$391,020	117.6%
Mr. Nietzel	63%	$208,657	175%	$214,103	102.6%
Mr. Holt	50%	$217,001	175%	$177,990	82.0%
Mr. Karp	50%	$160,002	175%	$151,393	94.6%
Mr. Dean	40%	$141,035	175%	$143,432	101.7%

Fiscal Year 2014 Target Bonus Objectives

Each objective for our NEOs was satisfied as set forth below:

	Mr. Anenen		Mr. Nietzel		Mr. Holt		Mr. Karp		Mr. Dean
Bonus Objectives	Target Weight	Payout as % of Target	Target Weight	Payout as % of Target	Target Weight	Payout as % of Target	Target Weight	Payout as % of Target	Target Weight	Payout as % of Target
Revenue Growth	15.0%	102.8%	—	—	—	—	—	—	—	—
Operating Income Growth	20.0%	96.4%	—	—	—	—	—	—	—	—
Division Financial Performance	35.0%	100.9%	—	—	—	—	—	—	—	—
Strategic Objectives	30.0%	109.3%	—	—	—	—	—	—	—	—
Dealer Revenue Growth	—	—	15.0%	68.4%	10.0%	68.4%	10.0%	68.4%	8.0%	68.4%
Dealer Operating Income Growth	—	—	20.0%	90.9%	15.0%	90.9%	15.0%	90.9%	12.0%	90.9%
Divisional Sales Growth	—	—	15.0%	175.0%	7.5%	175.0%	7.5%	175.0%	7.5%	97.3%
Divisional Revenue Growth	—	—	—	—	7.5%	70.7%	7.5%	72.0%	9.0%	70.8%
Divisional Operating Income Growth	—	—	—	—	10.0%	0.0%	10.0%	84.5%	13.5%	139.6%
Business Retention	—	—	10.0%	80.2%	10.0%	86.2%	10.0%	89.1%	10.0%	65.3%
Productivity	—	—	10.0%	75.0%	10.0%	75.0%	10.0%	85.0%	10.0%	100.0%
Individual Objectives	—	—	30.0%	108.0%	30.0%	90.0%	30.0%	99.2%	30.0%	121.0%

The bonus objectives were designed to reward achievement of goals that are aligned with the key components of ADP’s operational and strategic success, the degree to which Mr. Anenen and the other Dealer NEOs have responsibility over overall ADP performance or individual Dealer Services division results, and to provide a set of common objectives that facilitate collaborative engagement. The ADP compensation committee established the following financial goals for Mr. Anenen:

Revenue Growth: 7.6% as a target objective, the maximum percentage of target was to be awarded for revenue growth of 11.0% or more, and 0% of target was to be awarded for revenue growth below 3.0%.

Operating Income: 8.6% as a target objective, the maximum percentage of target was to be awarded for operating income growth of 12% or more, and 0% of target was to be awarded for operating income growth below 3.0%.

Division Financial Performance: Successfully achieve net operating income, client retention and sales, equal to Dealer Services target results for fiscal year 2014.

Strategic Objectives for Mr. Anenen:

•	Increase percent of new product R&D spend as a percent of total R&D.

•	Complete platform migration and rationalizations planned for fiscal year 2014.

•	Improve market share gains against key competitors.

•	Continue to improve the business process improvement program.

•	Solidify leadership team and build talent pipeline. Build a solid succession plan for senior leadership team. Continue to drive improvement in diversity. Maintain associate engagement scores above the 75th percentile of the industry benchmark.

Mr. Anenen established the following goals for the other Dealer NEOs:

•	Dealer Services Revenue Growth

•	Dealer Services Operating Income Growth

•	Divisional Sales Growth

•	Divisional Revenue Growth

•	Divisional Operating Income Growth

•	Business Retention

•	Productivity

•	Human Capital and Leadership Development

In addition, Mr. Anenen established the following individual objectives for the other Dealer NEOs:

Mr. Nietzel:

•	Drive improvement in diversity.

•	Migrate data centers.

•	Establish a North America pricing model.

•	Participate in the Corporate Finance business process improvement program.

Mr. Holt:

•	Drive improvement in diversity.

•	Launch key product deliverables.

•	Establish strategic growth plan, driving increased productivity and service.

•	Drive continued cross-business technical and product integration.

•	Continue positive traction on Dealer Group sign-ups as single source with Cobalt.

•	Reposition non-core businesses for sustainable business success or divestiture.

Mr. Karp:

•	Drive improvement in diversity.

•	Complete migration of total installs including web suite/drive.

•	Improve Net Promoter Scores.

•	Grow market share.

•	Successfully execute and grow Service Edge solution.

•	Seamlessly launch Front Office Edge solutions.

•	Increase Drive penetration.

•	Drive continued cross-business technical and product integration.

Mr. Dean:

•	Drive continued improvement in DSI engagement score.

•	Grow market share.

•	Successfully execute Autoline priorities.

•	OEM Development.

•	Develop strategy for Prague, India, Germany and Japan.

•	Successfully rollout Inchape per plan by geography.

Long-Term Incentive Compensation Programs

ADP believes that long-term incentive compensation is a significant factor in attracting and retaining key executives and in aligning their interests directly with the interests of ADP’s stockholders. For fiscal year 2014, long-term incentives were awarded in the form of PBRS/PBRU awards, PSU awards and stock option grants. The ADP compensation committee selected these awards because they ensure that the overall long-term incentive program is tied closely to changes in stockholder value and the degree to which critical operating objectives are attained, and they support ADP’s talent retention objectives. For a description of how ADP’s existing equity awards held by our NEOs are treated at the time of the distribution, see the discussion below under “Treatment of ADP Stock Options, ADP Restricted Stock, and ADP Restricted Stock Units Held by Our Employees.”

For Mr. Anenen and each of the other Dealer NEOs (except for Mr. Dean), ADP targeted a long-term incentive compensation mix of 70% performance-based stock awards and 30% stock options. For Mr. Dean, ADP targeted a long-term incentive mix of 80% performance-based unit awards and 20% stock options.

The ADP compensation committee may also from time to time grant discretionary awards of time-based restricted stock. These awards are for special situations and are not considered in the target allocation of total long-term incentive compensation between performance-based stock awards and stock option grants. No such awards were made to Mr. Anenen or the other Dealer NEOs in fiscal year 2014.

As part of ADP’s annual market analysis of compensation data, ADP compares its long-term equity incentive grant values with competitive levels. ADP establishes share grant target amounts or ranges of target amounts for each executive level, and sets the midpoints of such ranges, at the market median levels. The ADP compensation committee expects to review the share grant targets and target ranges annually to ensure that the resulting awards based on current stock price and option fair value remain generally consistent with ADP’s median compensation philosophy.

Prior to the beginning of each fiscal year, ADP analyzes the target performance-based stock award (or in the case of Mr. Dean, performance-based unit award) and stock option grant levels to confirm that its desired target long-term incentive compensation values are appropriate in the context of the compensation studies referred to under “Compensation Review and Determination” above. When comparing ADP’s desired values to these compensation studies, ADP looks at both equity elements in total.

At its June 2013 meeting, the ADP compensation committee approved target awards of PSUs for fiscal year 2014 for ADP corporate officers and executives (including Mr. Anenen and the other Dealer NEOs), which were granted in September 2013 and will be earned and issued in fiscal year 2017. The ADP corporate officers and executives (including Mr. Anenen and the other Dealer NEOs) were also granted a one-time transition PBRS (or, in the case of Mr. Dean, PBRU) target award in order to provide a vesting opportunity in fiscal year 2016, which would otherwise be absent as a result of ADP’s shift from the two-year vesting schedule of the PBRS program to a three-year vesting schedule of the new PSU program. The transition PBRS/PBRU awards are the same size as the PSU awards. At its January 2014 meeting, the ADP compensation committee approved stock option grants for ADP corporate officers and executives (including Mr. Anenen and the other Dealer NEOs). PBRS awards (or in the case of Mr. Dean, PBRU awards) and PSU awards, at target, and stock option grants for fiscal year 2014 are summarized in the table below:

Named Executive Officer	Target PSU Award	Target PBRS/PBRU Award	Stock Options
Mr. Anenen	8,500	8,500	21,000
Mr. Nietzel	3,100	3,100	8,500
Mr. Holt	3,100	3,100	8,500
Mr. Karp	3,100	3,100	8,500
Mr. Dean	2,850	2,850	4,000

Performance-Based Stock Awards and Performance-Based Unit Awards

In fiscal year 2014, ADP introduced a PSU program based on financial objectives that are measured over a three-year performance period consisting of three one-year earnings per share performance goals. This new three-year PSU program replaces ADP’s current PBRS program. The fiscal year 2014 target award opportunity under the new PSU program, which was granted in September 2013, will be earned and issued in September 2016 based upon the achievement of earnings per share performance goals for fiscal years 2014, 2015 and 2016. The transition PBRS grant opportunity awarded by the ADP compensation committee to fill the gap in the performance-based equity vesting schedule in fiscal year 2016 will be earned based on the achievement of earnings per share performance goals for fiscal year 2014 and, to the extent earned based on the achievement of such performance goals, will vest in September 2015. ADP believes the new three-year PSU program will further ADP’s longer term financial goals by tying a substantial portion of the total compensation opportunity to multi-year performance, and better promote talent retention by lengthening the performance period.

For purposes of ADP’s performance-based stock awards and performance-based unit awards, the earnings per share goals and corresponding award ranges are typically established and communicated in the first quarter of each respective fiscal year, and for the 2014 performance year were approved by the ADP compensation committee in August 2013. After the conclusion of each fiscal year, the ADP compensation committee confirms the earnings per share results and determines the percentage of target achieved based on such results by using linear interpolation between the lower and upper bounds of the award range. Under the PSU program, after the end of the three-year performance period, the percentages for each of the individual three fiscal years in the performance period will be averaged to obtain the percentage of target award earned. However, notwithstanding the achievement of earnings per share results, if ADP’s total shareholder return is not positive for the three-year performance period, the total number of PSUs awarded may not exceed 100% of the target award. The PSU award earned will also be credited with dividend equivalents from the grant date of the target award until the issuance date, assuming all dividends were reinvested in ADP stock at the time dividends are paid. The issuance of the total number of PSUs earned will be made in the form of shares of ADP stock in September following the conclusion of the three-year performance period (in the case of Mr. Dean, the earned units will be settled by a cash payment (at the same time). The cash payment in respect of each earned unit will equal the U.S. dollar value of one share of ADP common stock on the date on which the earned units vest under the PSU program (i.e., September 2016), converted to his local currency on the date of payment. Any stock-settled awards held by Dealer employees that are settled following the distribution will be settled in the form of our common stock. See “Treatment of ADP Stock Options, ADP Restricted Stock, and ADP Restricted Stock Units Held by Our Employees.” With respect to fiscal years ending after the distribution, our compensation committee will establish and communicate to award holders the applicable earnings per share goals based on our earnings per share.

In August 2013, the ADP compensation committee established earnings per share growth goals and corresponding award ranges for the fiscal year 2014 target award under the PSU program and transition award under the PBRS (and PBRU) programs as follows, with the percentage earned within each range to be determined by linear interpolation between the lower and upper bounds:

Earnings Per Share Growth	Grant as Percentage of Target
Under 6%	0%
6%	50%
9%	100%
12% or more	150%

ADP’s actual earnings per share growth for fiscal year 2014, adjusted for certain non-recurring items as described above under “Fiscal Year 2014 Business Highlights” was 9.0%, resulting in the transition PBRS and PBRU awards being earned at 100% of target level. The transition PBRS and PBRU awards were settled by the issuance in September 2014 of restricted shares that will vest in September 2015, subject to the executive’s continued employment through the vesting date, and Mr. Dean’s restricted units will be settled in cash in September 2015 subject to his continued employment through the payment date. Dividends are paid only with respect to shares of restricted stock that have been issued (and are not payable in respect of PBRUs).

Stock Options

ADP grants stock options to Mr. Anenen and the other Dealer NEOs based upon their pay grades. Stock options generally vest over four years. The grant level for each pay grade is determined based on ADP’s annual review of its long-term incentive compensation program. ADP’s chief executive officer will recommend to the ADP compensation committee the number of stock options for Mr. Anenen and the other Dealer NEOs.

While the ADP compensation committee can consider a stock option grant at any time, it makes its regularly scheduled stock option grants at its first meeting in January of each calendar year. The ADP compensation committee generally sets its calendar of meetings in August of each year, and does not coordinate the January meeting date, or any other meeting dates, with any regularly scheduled announcement or corporate event. Additional stock option grants may be made to assist ADP in recruiting, promoting, or retaining executives.

Time-Based Restricted Stock

The ADP compensation committee may from time to time grant discretionary awards of time-based restricted stock to assist us in the recruitment, promotion, and retention of executives. The Dealer NEOs did not receive any time-based restricted stock grants in fiscal year 2014.

Other Compensation Components and Considerations

In addition to the compensation components discussed above and the opportunity to participate in the same ADP Employees’ Savings-Stock Purchase Plan and the same ADP health and welfare benefits available to ADP’s U.S. associates generally (or in the case of Mr. Dean, to ADP’s U.K. associates generally), ADP offers Mr. Anenen and the other Dealer NEOs retirement benefits, deferred compensation, limited perquisites, and (except for Mr. Dean) change in control protection. ADP believes these additional benefits are fair, competitive, consistent with its overall compensation philosophy, and designed to ensure that we can effectively retain Mr. Anenen and the other Dealer NEOs as well as effectively compete for executive talent.

Retirement Benefits

Prior to the separation and distribution, all of our U.S.-based executive officers were eligible to participate in the Automatic Data Processing, Inc., Retirement and Savings Plan (ADP’s 401(k) plan) and were automatically enrolled in the Automatic Data Processing, Inc., Pension Retirement Plan (a tax-qualified, defined benefit, cash balance pension plan). These plans are generally available to all ADP U.S. associates; however, the Pension Retirement Plan will become closed to new participants as of January 2015. Prior to the separation and distribution, our executive officers (other than Mr. Dean) also participate in the Automatic Data Processing, Inc., Supplemental Officers Retirement Plan, which provides retirement benefits in excess of those generally available under ADP’s qualified cash balance pension plan. The Automatic Data Processing, Inc., Supplemental Officers Retirement Plan, which was closed to new participants beginning in January 2014, enables ADP to retain experienced senior executive talent necessary to achieve growth by providing for their financial security following their retirement and provides these executive officers with a retirement benefit targeted to a competitive income replacement ratio at normal retirement age. Mr. Dean participated in a defined contribution retirement plan maintained for the benefit of ADP’s U.K.-based employees through February 2014. Due to reaching his UK lifetime pension allowance, effective March 1, 2014, Mr. Dean began receiving a monthly pension allowance.

In addition, we intend to adopt, effective as of the completion of the separation and distribution, a Retirement and Savings Restoration Plan that will provide certain key letter-grade executive employees with retirement benefits that are unable to be provided under the company’s tax-qualified retirement plans due to limits under the Internal Revenue Code on compensation and benefit amounts.

Deferred Compensation

Prior to the separation and distribution, all of our executive officers (other than Mr. Dean) were eligible to defer into a deferred compensation account all or a portion of their annual cash bonuses. ADP makes this program available to our executive officers to be competitive, to facilitate the recruitment of new executives, and to provide our executive officers with a tax-efficient way to save for retirement. ADP does not match deferrals by these executive officers or otherwise contribute any amounts to Mr. Anenen’s or the other Dealer NEOs’ deferred compensation amounts. ADP generally does not consider the executive’s deferred account balances, or investment earnings or losses on such balances, when it makes compensation decisions because the value of such accounts reflects the contributions made by the individual executives and the earnings thereon.

Perquisites

ADP provides Mr. Anenen and the other Dealer NEOs with the use of automobiles leased by ADP. Consistent with its policy towards all attendees, ADP pays for the spouses of our executive officers to accompany them to our annual sales President’s Club events. In addition, the ADP Foundation has historically made contributions that match the charitable gifts made by our executive officers up to a maximum which varies by the officer’s position (to as much as $20,000 per calendar year).

ADP did not make any tax gross-up payments to our NEOs in fiscal year 2014.

Change in Control and Severance Arrangements

The Automatic Data Processing, Inc., Change in Control Severance Plan for Corporate Officers is designed (i) to retain ADP’s corporate officers and staff vice presidents and (ii) to align their interests with ADP’s stockholders’ interests so that they can consider transactions that are in the best interests of ADP stockholders and maintain their focus without concern regarding how any such transaction might personally affect them. Mr. Anenen and each of the other Dealer NEOs (other than Mr. Dean) participate in this plan.

As described below under “Potential Payments to Named Executive Officers Upon Termination or Change of Control,” our participating executive officers have separation entitlements under the Automatic Data Processing, Inc., Change in Control Severance Plan for Corporate Officers that differ from one another.

The severance formulas used for participating executive officers are each designed to provide the level of temporary replacement income ADP feels is appropriate for that office, but the compensation our executive officers may receive after termination of employment or a change in control is not taken into account when current compensation levels are determined.

Accounting and Tax Considerations

ADP considers accounting and tax implications when it designs its equity-based and cash compensation programs and when it makes awards or grants. In particular, Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to “covered employees” (which are defined as a public company’s NEOs, other than the chief financial officer). However, qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. ADP strives to make only those cash and equity-based awards and grants that qualify as performance-based compensation or that it can otherwise deduct when determining its corporate taxes. However, the overriding consideration when evaluating the pay level or design component of any portion of its executives’ compensation is the effectiveness of the component and the stockholder value that management and the ADP compensation committee believe that the pay component reinforces. The ADP compensation committee may, however, award compensation that is not deductible under Section 162(m) when, in the exercise of the committee’s judgment, it would be in the best interests of ADP and its stockholders to do so.

ADP’s 2008 Omnibus Award Plan is intended to permit ADP to make equity-based awards and cash bonuses that may qualify as performance-based compensation for purposes of Section 162(m). We intend to adopt, effective as of the completion of the separation and distribution, a 2014 Omnibus Award Plan for the purpose of enabling us to make equity-based awards and cash bonuses to Mr. Anenen and the other Dealer NEOs following the separation and distribution that may constitute qualifying performance-based compensation for purposes of Section 162(m). As a newly public company, we intend to take advantage of a special transition rule that exempts from the deduction limitations of Section 162(m) certain compensation that is paid or granted prior to the first meeting of our stockholders at which our board of directors will be elected that occurs more than 12 months after the separation and distribution.

Compensation Recovery (Clawback)

ADP’s stock option, restricted stock award, and PSU award agreements pursuant to its 2008 Omnibus Award Plan permit the ADP compensation committee to cause a recipient’s award to be forfeited, and to require the recipient to pay to ADP any option gain or the value of vested restricted stock, as applicable, if the recipient engages in activity that is in conflict with or adverse to ADP’s interests, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or if the recipient violates a restrictive covenant.

Stock Ownership Guidelines

ADP has established stock ownership guidelines to encourage equity ownership by its executive officers in order to reinforce the link between their financial interests and those of our stockholders. The stock ownership guidelines were set on the basis of each executive officer’s pay grade, expressed as a multiple of the executive officer’s base salary on the first day of the fiscal year. Stock ownership (as defined under the guidelines) consists of stock owned outright by the executive officer or beneficially through ownership by direct family members (spouses and dependent children), or stock owned through ADP’s Retirement and Savings Plan.

Under the ADP stock ownership guidelines, Mr. Anenen is expected to own an amount of ADP stock equal in value to three times his base salary. In addition, Messrs. Nietzel, Holt and Karp are expected to own an amount of ADP stock equal in value to one times their respective base salaries. Mr. Dean is not subject to stock ownership guidelines. Executive officers whose ownership levels are below the minimum required levels are required to retain as shares of ADP common stock at least 75% of post-tax net gains on stock option exercises, and 75% of shares (net of taxes) received upon vesting of restricted stock. As of the end of fiscal year 2014, Mr. Anenen and the other Dealer NEOs (who were subject to the stock ownership guidelines) met the stock ownership guidelines.

Summary Compensation Table for Fiscal Year 2014

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Steven J. Anenen	2014	$475,004	$0	$794,608	$284,970	$391,020	$679,641	$35,142	$2,660,385
Chief Executive Officer	2013	$462,376	$0	$514,350	$155,160	$332,726	$199,410	$31,957	$1,695,979

Alfred A. Nietzel	2014	$331,202	$0	$289,798	$115,345	$214,103	$200,812	$26,626	$1,177,886
Chief Financial Officer	2013	$321,980	$0	$182,880	$68,960	$213,923	$35,267	$26,199	$849,209

John W. P. Holt	2014	$434,002	$0	$289,798	$115,345	$177,990	$176,937	$64,820	$1,258,892
SVP Digital Marketing Group	2013	$423,330	$0	$779,695	$68,960	$210,151	$99,741	$41,960	$1,623,837

Robert N. Karp	2014	$320,003	$0	$289,798	$115,345	$151,393	$185,432	$42,837	$1,104,808
SVP North American Operations & Sales	2013	$291,203	$0	$211,455	$68,960	$150,817	$50,864	$43,326	$816,625

Andrew Dean(5)	2014	$347,738	$0	$271,359	$54,280	$143,432	$0	$77,713	$894,521
SVP—Dealer International	2013	$287,690	$0	$154,893	$26,722	$140,967	$0	$74,968	$685,239

(1)

Amounts set forth in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of awards granted in fiscal years 2014 and 2013 computed in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 10 to ADP’s audited consolidated financial statements for the fiscal year ended June 30, 2014, included in ADP’s annual report on Form 10-K for the fiscal year ended June 30, 2014. The amounts shown in the Stock Awards column reflect the grant date fair value of performance-based stock awards based upon the probable outcome of the performance condition as of the grant date. The awards for fiscal year 2014 consist of the PSU awards and the transition PBRS awards. Consistent with the requirements of ASC Topic 718, the value of the PSUs is based on one third of the full number of target shares for which an EPS goal was established in fiscal year 2014 under the awards made in September 2013 which are scheduled to be paid out in September 2016. Remaining portions of these awards will be linked to EPS goals established for fiscal year 2015 and fiscal year 2016 and will be reported in the Summary Compensation Table for those fiscal years. The maximum value of the performance-based stock awards granted in fiscal years 2014 and 2013, respectively, assuming achievement of the highest level of performance are: Mr. Anenen, $1,191,912 and $771,525; Mr. Nietzel, $434,697 and $274,320; Mr. Holt, $434,697 and $317,183; Mr. Karp, $434,697 and $317,183; and Mr. Dean, $399,642 and $232,339.
(2)	Performance-based bonuses paid under the annual cash bonus program are shown in this column. A discussion of our annual cash bonus program may be found in our Compensation Discussion and Analysis under “Cash Compensation—Annual Cash Bonus”.
(3)	Amounts shown reflect the aggregate increase during the last fiscal year in the present value of the executive’s benefit under ADP’s tax-qualified cash balance pension plan, the Automatic Data Processing, Inc., Pension Retirement Plan, and ADP’s non-qualified supplemental retirement plan, the Supplemental Officers Retirement Plan. There were no above-market or preferential earnings on nonqualified deferred compensation. The Pension Retirement Plan and the Supplemental Officers Retirement Plan provide benefits in the form of a lump sum and/or an annuity. We calculated the present value as of June 30, 2012, based on the RP-2000 white collar mortality table (projected to 2019), a 3.25% interest crediting rate for the pension plan, and a 3.90% discount rate; the present value as of June 30, 2013, is based on the RP-2000 white collar mortality table (projected to 2020), a 3.25% interest crediting rate for the pension plan, and a 4.5% discount rate; the present value as of June 30, 2014, is based on the RP-2000 white collar mortality table (projected generationally using Scale AA), a 3.25% interest crediting rate for the pension plan, and a 4.05% discount rate.
(4)	Please refer to the “All Other Compensation for Fiscal Year 2014” table below for further information.
(5)	The dollar amount of all cash compensation delivered to Mr. Dean as disclosed herein was calculated by converting to U.S. dollars the actual amounts delivered to him in British pounds based on the spot foreign exchange rate on June 30, 2014, of 1.7106 U.S. dollar to 1 British pound.

All Other Compensation for Fiscal Year 2014

Name	Other Benefits(1)	Matching Charitable Contributions(2)	Total
Steven J. Anenen	$35,142	$0	$35,142
Alfred A. Nietzel	$26,626	$0	$26,626
John W. P. Holt	$30,320	$34,500	$64,820
Robert N. Karp	$42,737	$100	$42,837
Andrew Dean	$77,713	$0	$77,713

(1)	Other Benefits include:

(a)	Actual cost to the company of leasing automobiles (and covering related maintenance, registrations and insurance fees) used for personal travel: Mr. Anenen, $18,257; Mr. Nietzel, $15,275; Mr. Holt, $18,692; Mr. Karp, $29,304; and Mr. Dean $19,291.
(b)	Amount paid by the company on behalf of the executives and their spouses or significant others who accompanied them in connection with travel sponsored by the company: Mr. Anenen, $5,300; Mr. Holt, $3,200; and Mr. Karp, $2,100.
(c)	Matching contributions to the company’s Retirement and Savings Plan (available to the company’s associates generally): Mr. Anenen, $10,815; Mr. Nietzel, $10,815; Mr. Holt, $7,725; and Mr. Karp, $10,815. Company contributions to the UK defined contribution plan and pension allowance: Mr. Dean, $58,114.
(d)	Life insurance and accidental death and dismemberment premiums paid by the company (available to the company’s associates generally): Mr. Anenen, $770; Mr. Nietzel $536; Mr. Holt, $703; and Mr. Karp, $518.
(e)	Allowance for home internet connection: Mr. Dean, $308.

(2)

Reflects matching charitable contributions made by the ADP Foundation in an amount not to exceed $20,000 in a calendar year in respect of any given named executive officer’s charitable contributions for that calendar year. Amounts may exceed $20,000 because, while matching charitable contributions are limited to $20,000 in a calendar year, this table reflects matching charitable contributions for the fiscal year ended June 30, 2014.

Grants of Plan-Based Awards Table for Fiscal Year 2014

Name	Grant Date(1)	Plan Under which Grant was Made(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units #	All Other Option Awards: Number of Securities Underlying Options #	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold $	Target #	Maximum $	Threshold #	Target #	Maximum #
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Steven J. Anenen		Cash Bonus	$0	$332,500	$665,000
	9/3/2013	PBRS				4,250	8,500	12,750				$592,280
	9/3/2013	PSU(5)				1,417	2,833	4,250				$202,328
	1/23/2014	Stock Options								21,000	$79.31	$284,970

Alfred A. Nietzel		Cash Bonus	$0	$208,657	$365,150
	9/3/2013	PBRS				1,550	3,100	4,650				$216,008
	9/3/2013	PSU(5)				517	1,033	1,550				$73,790
	1/23/2014	Stock Options								8,500	$79.31	$115,345

John W.P. Holt		Cash Bonus	$0	$217,001	$379,752
	9/3/2013	PBRS				1,550	3,100	4,650				$216,008
	9/3/2013	PSU(5)				517	1,033	1,550				$73,790
	1/23/2014	Stock Options								8,500	$79.31	$115,345

Robert N. Karp		Cash Bonus	$0	$160,002	$280,004
	9/3/2013	PBRS				1,550	3,100	4,650				$216,008
	9/3/2013	PSU(5)				517	1,033	1,550				$73,790
	1/23/2014	Stock Options								8,500	$79.31	$115,345

Andrew Dean		Cash Bonus	$0	$141,035	$246,811
	9/3/2013	PBRS				1,425	2,850	4,275				$198,588
	9/3/2013	PSU(5)				475	950	1,425				$67,840
	1/23/2014	Stock Options								4,000	$79.31	$54,280

(1)	The grant dates shown in column (b) of the table were determined pursuant to FASB ASC Topic 718 and show the date on which ADP’s compensation committee set target award amounts under the PBRS and PSU program. See the discussion above under “Performance-Based Stock Awards and Performance-Based Unit Awards” for a description of the terms of the PSU awards.
(2)	PBRS refers to ADP’s performance-based restricted stock program and PSU refers to ADP’s performance stock unit program under ADP’s 2008 Omnibus Award Plan. Stock options were also granted under ADP’s 2008 Omnibus Award Plan.
(3)	No payouts will be made if actual performance is below threshold level.
(4)	ADP computed the grant date fair value of each restricted stock award and option grant shown in column (l) in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 10 to ADP’s audited consolidated financial statements for the fiscal year ending June 30, 2014, included in ADP’s annual report on Form 10-K for the fiscal year ended June 30, 2014.
(5)	Consistent with the requirements of ASC Topic 718, the amount represents the first third of the performance stock unit award made in September 2013 for which the grant date fair value was established in September 2013. The units earned from this award will be paid out in September 2016.

Restricted Stock/Performance Stock Units

ADP grants restricted stock under its 2008 Omnibus Award Plan. Restricted stock awards granted in connection with ADP’s performance-based restricted stock program will vest 12 months following issuance. Performance-based restricted units settle in cash 12 months following issuance for an amount equal to the per-share value of ADP common stock on the date of issuance. Other restricted stock awards will vest over periods determined by the ADP compensation committee. Holders of shares of restricted stock will be entitled to receive dividends paid only with respect to shares of restricted stock that have been earned. ADP requires that executives agree to be bound by a restrictive covenant containing non-compete, non-solicitation, and confidentiality obligations as a condition to the grant.

In fiscal year 2014, ADP introduced a performance stock unit program based on financial objectives that are measured over a three-year performance cycle comprised of three one-year performance periods. This new three-year program replaced ADP’s performance-based restricted stock program.

Restricted stock and performance stock unit awards under ADP’s 2008 Omnibus Award Plan allow the compensation committee to cause a recipient’s award to be forfeited, and to require the recipient to pay to ADP any gain realized on the award (the fair market value, on the applicable vesting date, of the shares delivered to the participant), if the recipient engages in an activity that is in conflict with or adverse to ADP’s interests, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or if the recipient violates a restrictive covenant.

Stock Options

ADP grants stock options under its 2008 Omnibus Award Plan with an exercise price equal to ADP’s closing stock price on the date of grant. No option may be exercised after the expiration of its ten-year term. ADP requires that executives agree to be bound by a restrictive covenant containing non-compete, non-solicitation, and confidentiality obligations as a condition to the grant.

Stock options granted under ADP’s 2008 Omnibus Award Plan become fully vested and exercisable upon the death or disability of an option holder who (i) is an active employee, (ii) satisfied the company’s retirement criteria and retired on or after age 55 with 10 years of service (Normal Retirement), or (iii) retired in the previous twelve months on or after age 55 with between five and 10 years of service. Stock options will continue to vest following a Normal Retirement that occurs after the first anniversary of an option’s grant date.

Vested options granted under ADP’s 2008 Omnibus Award Plan may generally be exercised for up to 60 days following an option holder’s termination of employment with ADP (or per past company practice, the severance end date, if later), provided that:

•	option holders who retire on or after Normal Retirement will have 37 months following retirement (or per past company practice, the severance end date, if later) to exercise their vested options (subject to extension in the case of subsequent death);

•	option holders who retire on or after age 55 with between five and 10 years of service will have twelve months following retirement (or per past company practice, the severance end date, if later) to exercise their vested options (subject to extension in the case of subsequent death);

•	option holders who die or become disabled on or after eligibility for Normal Retirement will have 36 months following their death or disability to exercise their vested options (subject to extension in the case of subsequent death following a disability); and

•	option holders who were not eligible for Normal Retirement on the date of death or disability will have twelve months following their death or disability to exercise their vested options (subject to extension in the case of subsequent death following a disability).

Stock option awards under ADP’s 2008 Omnibus Award Plan allow the ADP compensation committee to cause a recipient’s award to be forfeited, and to require the recipient to pay to ADP any option gain, if the recipient engages in an activity that is in conflict with or adverse to ADP’s interests, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or if the recipient violates a restrictive covenant.

Outstanding Equity Awards for Fiscal Year-End 2014

		Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) (Exercisable)(2)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Steven J. Anenen	1/31/2008	17,000			$40.28	1/30/2018
	2/9/2010	17,000			$40.70	2/8/2020
	2/8/2011	11,250	3,750		$49.52	2/7/2021
	1/26/2012	7,500	7,500		$55.82	1/25/2022
	1/25/2013	4,500	13,500		$59.89	1/24/2023
	1/23/2014		21,000		$79.31	1/22/2024
	9/3/2013						9,000	$713,520
	9/2/2014						8,500	$673,880
	9/3/2013								2,833	$224,627

Alfred A. Nietzel	1/31/2008	2,000			$40.28	1/30/2018
	2/9/2010	2,500			$40.70	2/8/2020
	2/8/2011	1,750	1,750		$49.52	2/7/2021
	1/26/2012	3,500	3,500		$55.82	1/25/2022
	1/25/2013	2,000	6,000		$59.89	1/24/2023
	1/23/2014		8,500		$79.31	1/22/2024
	9/3/2013						3,200	$253,696
	9/2/2014						3,100	$245,768
	9/3/2013								1,033	$81,896

John W.P. Holt	9/23/2010		3,000		$41.62	9/22/2020
	1/26/2012		3,500		$55.82	1/25/2022
	1/25/2013		6,000		$59.89	1/24/2023
	1/23/2014		8,500		$79.31	1/22/2024
	5/21/2013						8,000	$624,240
	9/3/2013						3,700	$293,336
	9/2/2014						3,100	$245,768
	9/3/2013								1,033	$81,896

Robert N. Karp	1/27/2005	10,975			$39.40	1/26/2015
	1/27/2006	10,975			$40.70	1/26/2016
	1/26/2007	10,975			$42.94	1/25/2017
	1/31/2008	10,000			$40.28	1/30/2018
	2/10/2009	10,000			$37.58	2/9/2019
	2/9/2010	10,000			$40.70	2/8/2020
	2/8/2011	1,750	1,750		$49.52	2/7/2021
	1/26/2012	1,750	3,500		$55.82	1/25/2022
	1/25/2013	2,000	6,000		$59.89	1/24/2023
	1/23/2014		8,500		$79.31	1/22/2024
	9/3/2013						3,700	$293,336
	9/2/2014						3,100	$245,768
	9/3/2013								1,033	$81,896

Andrew Dean	1/27/2006	2,195			$40.70	1/26/2016
	1/26/2007	1,317			$42.94	1/25/2017
	1/31/2008	2,400			$40.28	1/30/2018
	2/10/2009	1,200			$37.58	2/9/2019
	2/9/2010	1,150			$40.70	2/8/2020
	2/8/2011	750	250		$49.52	2/7/2021
	1/26/2012	1,150	1,150		$55.82	1/25/2022
	1/25/2013	775	2,325		$59.89	1/24/2023
	1/23/2014		4,000		$79.31	1/22/2024
	9/3/2013						2,650	$210,092
	9/2/2014						2,850	$225,948
	9/3/2013								950	$75,316

(1)	We have included in the table awards under ADP’s one-year performance-based restricted stock program for fiscal year 2014. Such awards were formally made on September 2, 2014.

(2)	The option awards and exercise price of options granted prior to March 30, 2007, have been adjusted to reflect the spin-off of ADP’s former Brokerage Services Group business on March 30, 2007.
(3)	Market value based on June 30, 2014, closing price of ADP’s common stock of $79.28 per share.
(4)	The amounts shown for the PSU awards granted on September 3, 2013, include only the first one-third tranche of the award for which an EPS goal has been established and reflect the number of units earned based on performance against the EPS goal for fiscal year 2014 (subject to potential reduction based on our actual TSR performance over the entire three-fiscal-year period ending June 30, 2016).

Outstanding Equity Vesting Schedule for Fiscal Year-End 2014

	Option Awards		Stock Awards
	Grant Date	Vesting from Grant date	Grant or Award Date	Vesting Schedule
Steven J. Anenen	1/31/2008	20% vested on 1/31/2010	9/3/2013	100% vests on 9/3/2014
		20% vested on 1/31/2011	9/2/2014	100% vests on 9/2/2015
		20% vested on 1/31/2012	9/3/2013	100% vests on 6/30/2016
20% vested on 1/31/2013
20% vested on 1/31/2014
	2/9/2010	25% vested on 2/9/2011
25% vested on 2/9/2012
25% vested on 2/9/2013
25% vested on 2/9/2014
	2/8/2011	25% vested on 2/8/2012
25% vested on 2/8/2013
25% vested on 2/8/2014
25% vests on 2/8/2015
	1/26/2012	25% vested on 1/26/2013
25% vested on 1/26/2014
25% vests on 1/26/2015
25% vests on 1/26/2016
	1/25/2013	25% vested on 1/25/2014
25% vests on 1/25/2015
25% vests on 1/25/2016
25% vests on 1/25/2017
	1/23/2014	25% vests on 1/23/2015
25% vests on 1/23/2016
25% vests on 1/23/2017
25% vests on 1/23/2018

Alfred A. Nietzel	1/31/2008	20% vested on 1/31/2010	9/3/2013	100% vests on 9/3/2014
		20% vested on 1/31/2011	9/2/2014	100% vests on 9/2/2015
		20% vested on 1/31/2012	9/3/2013	100% vests on 6/30/2016
20% vested on 1/31/2013
20% vested on 1/31/2014
	2/9/2010	25% vested on 2/9/2011
25% vested on 2/9/2012
25% vested on 2/9/2013
25% vested on 2/9/2014
	2/8/2011	25% vested on 2/8/2012
25% vested on 2/8/2013
25% vested on 2/8/2014
25% vests on 2/8/2015
	1/26/2012	25% vested on 1/26/2013
25% vested on 1/26/2014

	Option Awards		Stock Awards
	Grant Date	Vesting from Grant date	Grant or Award Date	Vesting Schedule
25% vests on 1/26/2015
25% vests on 1/26/2016
	1/25/2013	25% vested on 1/25/2014
25% vests on 1/25/2015
25% vests on 1/25/2016
25% vests on 1/25/2017
	1/23/2014	25% vests on 1/23/2015
25% vests on 1/23/2016
25% vests on 1/23/2017
25% vests on 1/23/2018

John W.P. Holt	9/23/2010	25% vested on 9/23/2011	5/21/2013	50% vests on 8/1/2014
		25% vested on 9/23/2012		50% vests on 8/1/2015
		25% vested on 9/23/2013	9/3/2013	100% vests on 9/3/2014
		25% vests on 9/23/2014	9/2/2014	100% vests on 9/2/2015
	1/26/2012	25% vested on 1/26/2013	9/3/2013	100% vests on 6/30/2016
25% vested on 1/26/2014
25% vests on 1/26/2015
25% vests on 1/26/2016
	1/25/2013	25% vested on 1/25/2014
25% vests on 1/25/2015
25% vests on 1/25/2016
25% vests on 1/25/2017
	1/23/2014	25% vests on 1/23/2015
25% vests on 1/23/2016
25% vests on 1/23/2017
25% vests on 1/23/2018

Robert N. Karp	1/27/2005	20% vested on 1/27/2007	9/3/2013	100% vests on 9/3/2014
		20% vested on 1/27/2008	9/2/2014	100% vests on 9/2/2015
		20% vested on 1/27/2009	9/3/2013	100% vests on 6/30/2016
20% vested on 1/27/2010
20% vested on 1/27/2011
	1/27/2006	20% vested on 1/27/2008
20% vested on 1/27/2009
20% vested on 1/27/2010
20% vested on 1/27/2011
20% vested on 1/27/2012
	1/26/2007	20% vested on 1/26/2009
20% vested on 1/26/2010
20% vested on 1/26/2011
20% vested on 1/26/2012
20% vested on 1/26/2013
	1/31/2008	20% vested on 1/31/2010
20% vested on 1/31/2011
20% vested on 1/31/2012
20% vested on 1/31/2013
20% vested on 1/31/2014
	2/10/2009	25% vested on 2/10/2010
25% vested on 2/10/2011

	Option Awards		Stock Awards
	Grant Date	Vesting from Grant date	Grant or Award Date	Vesting Schedule
25% vested on 2/10/2012
25% vested on 2/10/2013
	2/9/2010	25% vested on 2/9/2011
25% vested on 2/9/2012
25% vested on 2/9/2013
25% vested on 2/9/2014
	2/8/2011	25% vested on 2/8/2012
25% vested on 2/8/2013
25% vested on 2/8/2014
25% vests on 2/8/2015
	1/26/2012	25% vested on 1/26/2013
25% vested on 1/26/2014
25% vests on 1/26/2015
25% vests on 1/26/2016
	1/25/2013	25% vested on 1/25/2014
25% vests on 1/25/2015
25% vests on 1/25/2016
25% vests on 1/25/2017
	1/23/2014	25% vests on 1/23/2015
25% vests on 1/23/2016
25% vests on 1/23/2017
25% vests on 1/23/2018

Andrew Dean	1/27/2006	20% vested on 1/27/2008	9/3/2013	100% vests on 9/3/2014
		20% vested on 1/27/2009	9/2/2014	100% vests on 9/2/2015
		20% vested on 1/27/2010	9/3/2013	100% vests on 6/30/2016
20% vested on 1/27/2011
20% vested on 1/27/2012
	1/26/2007	20% vested on 1/26/2009
20% vested on 1/26/2010
20% vested on 1/26/2011
20% vested on 1/26/2012
20% vested on 1/26/2013
	1/31/2008	20% vested on 1/31/2010
20% vested on 1/31/2011
20% vested on 1/31/2012
20% vested on 1/31/2013
20% vested on 1/31/2014
	2/10/2009	25% vested on 2/10/2010
25% vested on 2/10/2011
25% vested on 2/10/2012
25% vested on 2/10/2013
	2/9/2010	25% vested on 2/9/2011
25% vested on 2/9/2012
25% vested on 2/9/2013
25% vested on 2/9/2014
	2/8/2011	25% vested on 2/8/2012
25% vested on 2/8/2013
25% vested on 2/8/2014
25% vests on 2/8/2015

Option Awards		Stock Awards
Grant Date	Vesting from Grant date	Grant or Award Date	Vesting Schedule
1/26/2012	25% vested on 1/26/2013
25% vested on 1/26/2014
25% vests on 1/26/2015
25% vests on 1/26/2016
1/25/2013	25% vested on 1/25/2014
25% vests on 1/25/2015
25% vests on 1/25/2016
25% vests on 1/25/2017
1/23/2014	25% vests on 1/23/2015
25% vests on 1/23/2016
25% vests on 1/23/2017
25% vests on 1/23/2018

Option Exercises and Stock Vested Table for Fiscal Year 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
(a)	(b)	(c)	(d)	(e)
Steven J. Anenen(1)	54,314	$2,133,293	5,000	$372,250
Alfred A. Nietzel(2)	6,250	$232,493	2,000	$148,900
John W.P. Holt (3)	6,750	$163,163	4,000	$323,200
Robert N. Karp(4)	5,250	$127,960	3,000	$223,350
Andrew Dean	0	$0	0	$0

(1)	Mr. Anenen exercised options to purchase 54,314 shares on January 2, 2014, with a weighted average exercise price of $40.49 and a market price of $79.77. He acquired 5,000 shares with a market price of $74.45 on February 10, 2014, upon lapse of restriction.
(2)	Mr. Nietzel exercised options to purchase 3,750 shares on November 25, 2013, with a weighted average exercise price of $44.59 and a market price of $80.23, 2,500 shares on November 25, 2013, with an exercise price of $40.70 and a market price of $80.24. He acquired 2,000 shares with a market price of $74.45 on February 10, 2014, upon lapse of restrictions.
(3)	Mr. Holt exercised options to purchase 3,000 shares on September 24, 2013, with an exercise price of $41.62 and a market price of $72.44, 1,750 shares on January 27, 2014, with an exercise price of $55.82 and a market price of $76.85, 2,000 shares on January 27, 2014, with an exercise price of $59.89 and a market price of $76.84. He acquired 4,000 shares with a market price of $80.80 on January 2, 2014, upon lapse of restrictions.
(4)	Mr. Karp exercised options to purchase 1,750 shares on January 27, 2014, with an exercise price of $55.82 and a market price of $76.84, 3,500 shares on February 12, 2014, with an exercise price of $49.52 and a market price of $75.57. He acquired 3,000 shares with a market price of $74.45 on February 10, 2014, upon lapse of restrictions.

Pension Benefits for Fiscal Year 2014

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)(3)(4)	Payments During Last Fiscal Year
(a)	(b)	(c)	(d)	(e)
Steven J. Anenen	Automatic Data Processing, Inc. Pension Retirement Plan	37.50	$492,990	$0
	Supplemental Officers Retirement Plan	15.08	$3,293,119	$0
Alfred A. Nietzel	Automatic Data Processing, Inc. Pension Retirement Plan	11.50	$118,372	$0
	Supplemental Officers Retirement Plan	7.66	$652,797	$0
John W.P. Holt	Automatic Data Processing, Inc. Pension Retirement Plan	3.50	$30,046	$0
	Supplemental Officers Retirement Plan	3.83	$429,791	$0
Robert N. Karp	Automatic Data Processing, Inc. Pension Retirement Plan	18.50	$205,381	$0
	Supplemental Officers Retirement Plan	6.41	$471,599	$0
Andrew Dean	N/A	N/A	N/A	N/A

(1)	Consists of the number of years of service credited as of June 30, 2014, for the purpose of determining benefit service under the applicable pension plan. Credited service is defined in the Supplemental Officers Retirement Plan as the number of months elapsed from the later of a participant’s entry into the plan and January 1, 1989, and subject, in the case of vesting, to a schedule set forth in the Supplemental Officers Retirement Plan. Executives must be selected for participation in the Supplemental Officers Retirement Plan. Credited service under the Pension Retirement Plan is defined as elapsed time of employment with the company starting on January 1 following the completion of six months of service.
(2)	The Pension Retirement Plan and Supplemental Officers Retirement Plan provide benefits in the form of a lump sum and/or an annuity. We calculated a present value of the executive’s benefit using an interest crediting rate, a discount rate and a mortality assumption. We calculated the actuarial present values of accumulated benefits as of June 30, 2014 under the Pension Retirement Plan and the Supplemental Officers Retirement Plan using the RP-2000 white collar mortality table (projected generationally using Scale AA) and a 3.25% discount rate. For the Pension Retirement Plan only, we also used a 4.05% interest crediting rate.
(3)	Cash balances under the Pension Retirement Plan are included in the present values shown for the Pension Retirement Plan in column (d) and, at June 30, 2014, are as follows: Mr. Anenen, 454,772; Mr. Nietzel, 130,331; Mr. Holt, 31,814; and Mr. Karp, 224,133.
(4)	The present values of accumulated benefits for the Pension Retirement Plan and the Supplemental Officers Retirement Plan were determined based on the retirement at age of 65 (the normal retirement age under these plans).

Automatic Data Processing, Inc., Pension Retirement Plan

The Automatic Data Processing, Inc., Pension Retirement Plan is a tax-qualified defined benefit plan covering substantially all U.S. employees of ADP; however, in January 2014, ADP’s board of directors approved an amendment to close the Pension Retirement Plan to new participants beginning in January 2015. Under the Pension Retirement Plan, ADP credits participants’ notional accounts with annual contributions, which are determined based upon base salary and years of service. The contributions range from 2.1% to 10% of base salary, and the accounts earn interest based upon the ten-year U.S. Treasury constant maturity rates. Compensation used to determine the benefits in any given year is limited to calendar year base salary up to the IRS compensation limit in effect for the plan year. A participant must have three years of service to receive any benefit.

Automatic Data Processing, Inc., Supplemental Officers Retirement Plan

ADP sponsors a Supplemental Officers Retirement Plan, which is a non-qualified defined benefit plan that pays a lump sum or an annuity upon retirement. Eligible participants include Mr. Anenen and the other Dealer NEOs other than Mr. Dean (as well as the ADP NEOs) and other officers of ADP with titles of corporate vice president and above.

On August 14, 2008, ADP’s board of directors approved amendments to the Supplemental Officers Retirement Plan. These amendments included changes to the Supplemental Officers Retirement Plan benefits formula and the early retirement factors, in each case, used for any active employee not already earning a benefit by January 1, 2008 or any participant who had not attained age 50 by January 1, 2009 (we refer to such participants as “non-grandfathered participants,” and to all other participants as “grandfathered participants”), as well as changes relating to the forms of benefit available for all current and future participants.

On November 10, 2009, ADP’s board of directors approved additional amendments effective January 1, 2010, to (1) exclude performance-based restricted stock awards from the definition of final average compensation of grandfathered participants, (2) change the formulas used to compute benefits for grandfathered participants after 2009, (3) provide that for both benefit accrual and vesting credit, service will be determined based on the number of months elapsed from the later of a participant’s entry into the plan and January 1, 1989, and subject, in the case of vesting, to a schedule set forth in the Supplemental Officers Retirement Plan, and (4) provide that effective after December 31, 2009, ADP’s chief executive officer would no longer be able to grant service credit in his discretion to Supplemental Officers Retirement Plan participants who are involuntarily terminated or who receive severance from ADP.

In January 2014, ADP’s board of directors approved an amendment to close the Supplemental Officers Retirement Plan to new participants beginning in January 2014.

All participants must have at least five years of service to receive any benefit under the Supplemental Officers Retirement Plan. After 10 years of service, a participant will qualify for the full annual benefit. We refer to the percentage of the benefit that has been earned by a participant as the “vested percentage.” The vested percentage is determined using a schedule set forth in the Supplemental Officers Retirement Plan.

Supplemental Officers Retirement Plan benefits begin on the earliest of (i) the later of attainment of age 60 and the first day of the seventh month following separation from service, (ii) disability, and (iii) death. Participants can receive their benefits in the form of a single life annuity, a 25%, 50%, 75%, or 100% joint and survivor annuity with a beneficiary, or a ten-year certain and life annuity. Subject to rules required under Section 409A of the Code, participants may generally also elect to have either 25% or 50% of their benefits paid in a single lump sum. A participant who terminates employment by reason of disability is eligible to receive an unreduced benefit payable as of the participant’s termination. Upon the death of a participant, the participant’s surviving spouse or other designated beneficiary is eligible to receive a 50% survivor benefit, payable as a life annuity or, if elected, a guaranteed payment for 120 months only. Under certain circumstances, annual benefits are subject to reduction for payments from social security, the Pension Retirement Plan, and the Retirement and Savings Plan, and any retirement benefits from a former or subsequent employer of the participant.

For grandfathered participants, prior to January 1, 2010, the amount of the annual benefit is determined by multiplying the average annual compensation of a participant for the five full consecutive calendar years during which he received the highest amount of compensation (we refer to such average annual compensation as “final average annual pay”) by a factor of 1.5%, the number of years of service, and his vested percentage. The maximum annual plan benefit that may be paid to grandfathered participants was limited to 25% of a participant’s final average annual pay (which we express as a maximum service period of 16.67 years).

Since January 1, 2010, the Supplemental Officers Retirement Plan benefits of Mr. Anenen, who is our only NEO who is a grandfathered participant, are equal to the product of (i) the participant’s final average annual pay, (ii) future service period up to 18.75 years, (ii) 2.4%, and (iv) the participant’s vested percentage. The annual plan benefit for Mr. Anenen cannot exceed 45% of the participant’s final average annual pay.

A grandfathered participant’s benefit under the Supplemental Officers Retirement Plan will not be less than the participant’s benefit determined as of December 31, 2009, taking into account the participant’s actual vesting service through the date of his termination of employment.

Early retirement benefits for grandfathered participants will be calculated using the factors applicable to non-grandfathered participants, except when determining the protected early retirement benefit accrued as of December 31, 2009.

For grandfathered participants, compensation covered under the Supplemental Officers Retirement Plan includes base salary and bonus amounts (paid or deferred) and, for periods before January 1, 2010, compensation realized from restricted stock vesting during the fiscal year. A grandfathered participant whose benefit payments begin before the first day of the month on or after the participant’s 65th birthday will receive payments which are reduced at a rate of 5/12 of 1% per month for each full month by which the participant’s benefit commencement precedes the participant’s 65th birthday.

For non-grandfathered participants, the amount of the annual benefit is determined by multiplying such participant’s final average annual pay by a factor of 2%, the number of years of service (up to 20 years), and his vested percentage. For non-grandfathered participants with more than 20 years of service only, added to that first amount will be an amount equal to such participant’s final average annual pay multiplied by 1%, up to five additional years of service, and his vested percentage. Final average annual pay for non-grandfathered participants will be based on salary, bonuses, and incentive payment awards, excluding restricted stock and other stock-based awards. The maximum annual plan benefit that may be paid to non-grandfathered participants will be limited to 45% of a participant’s final average annual pay. A non-grandfathered participant whose benefit payments begin before the first day of the month on or after the participant’s 65th birthday will receive payments which are reduced at a rate of 4/12 of 1% per month for each month (up to 36 months) by which the participant’s benefit commencement precedes the participant’s 65th birthday, and, if applicable, further reduced at a rate of 5/12 of 1% for each month by which the benefit commencement precedes the participant’s 62nd birthday. Non-grandfathered participants cannot receive a benefit less than the benefit they had accrued on December 31, 2008, under the formula applicable to grandfathered participants.

If within 24 months after a participant’s employment terminates he violates the non-competition provisions of any agreement such participant has entered into with the company, such participant will forfeit all of his benefits under the Supplemental Officers Retirement Plan.

Automatic Data Processing, Inc., Deferred Compensation Program

Under the Automatic Data Processing, Inc., Deferred Compensation Plan, all U.S. executives of ADP (including Mr. Anenen and the other Dealer NEOs who are U.S. employees) can defer into a deferred compensation account all or a portion of their annual cash bonuses and performance-based restricted stock. They can choose two investment options for their cash bonus deferrals: a fixed income fund or a fund designed to track the performance of the Standard & Poor’s index of 500 leading U.S. companies. The fixed fund rate is adjusted each fiscal year. For fiscal year 2014, the fixed fund rate was 1.75%. ADP does not match deferrals by Mr. Anenen and the other Dealer NEOs or otherwise contribute any amounts to their deferred compensation accounts.

The program does not allow changes to the investment fund choice once the annual deferral is made to the account. Each participant has the option of making a one-time election changing the timing and/or the form of distributions from his account. Any such change is required to comply with the “redeferral rules” in effect under Section 409A of the Code and may be used only to delay the timing and/or change the number of payments to be received. Participants may elect to receive payments of their deferred funds or stock either in a lump sum payment or in installments. However, in the event of death, disability, or termination of employment prior to age 65, or age 55 with 10 years of service, payments are made in a lump sum regardless of a participant’s election. Deferred funds and the earnings on such deferrals made for fiscal year 2005 and later may be distributed to a participant following separation from service only after a six-month delay. Distributions are subject to federal, state, and local income taxes on both the principal amount and investment earnings at the ordinary income rate in the year in which such payments are made.

Non-Qualified Deferred Compensation for Fiscal Year 2014

Name	Executive Contributions in 2014(1)	Aggregate Earnings in 2014(2)	Aggregate Withdrawals/ Distributions in 2014	Aggregate Balance at June 30, 2014(3)
(a)	(b)	(d)	(e)	(f)
Steven J. Anenen	$166,363	$225,656	$0	$2,186,942
Alfred A. Nietzel	$32,088	$37,571	$0	$374,992
John W.P. Holt	$0	$0	$0	$0
Robert N. Karp	$0	$0	$0	$0
Andrew Dean	$0	$0	$0	$0

(1)	The amounts listed in column (b) reflect 50% and 15% of the annual bonuses for fiscal year 2013 that were payable in fiscal year 2014, but that were deferred by Messrs. Anenen and Nietzel, respectively; the amount for Mr. Anenen was reported as compensation in the Summary Compensation Table for fiscal year 2013. In addition, 40% and 25% of the annual bonuses earned for fiscal year 2014 by Messrs. Anenen ($156,408) and Nietzel ($54,026) that were paid in August 2014 were also deferred by Messrs. Anenen and Nietzel; these amounts were reported as compensation in the Summary Compensation Table for fiscal year 2014. As the amount in respect of the fiscal year 2014 bonus was not deferred until after we concluded fiscal year 2014, such amount is not included in columns (b) and (f).
(2)	The earnings amounts are not reported as compensation in fiscal year 2014 in the Summary Compensation Table, as they do not represent above-market or preferential earnings on deferred compensation.
(3)	The following amounts were previously reported as compensation in the Summary Compensation Table for previous years: Mr. Anenen, $579,513.

Potential Payments to Named Executive Officers Upon Termination or Change in Control

Automatic Data Processing, Inc., Change in Control Severance Plan for Corporate Officers

ADP maintains the Automatic Data Processing, Inc., Change in Control Severance Plan for Corporate Officers, which provides for the payment of specified benefits to officers selected by the board of directors if their employment terminates under certain circumstances after a change in control of ADP. Mr. Anenen and the other Dealer NEOs (other than Mr. Dean) participate in the ADP change in control plan. As of June 30, 2014, there were 31 eligible participants in the ADP change in control plan.

During fiscal year 2014, the ADP change in control plan provided for the following:

•	Participants who are involuntarily terminated by ADP without cause or who leave for good reason during the two-year period following the occurrence of a change in control will receive:

•	A lump sum payment equal to 150% of such participant’s current total annual compensation;

•	Full vesting of his stock options;

•	Full vesting of restricted shares issued under the time-based restricted stock program, to the extent that such vesting restrictions would otherwise have lapsed within two years after the date of termination; and

•	The number of restricted shares the participant would have been entitled to receive under the then ongoing performance-based restricted stock programs had the performance goals been achieved at 100% target rate.

•	Participants who are involuntarily terminated by ADP without cause or who leave for good reason during the third year following the occurrence of a change in control will receive:

•	A lump sum payment equal to 100% of such participant’s current total annual compensation;

•	Full vesting of his stock options, to the extent that such options would have otherwise vested within one year after the date of termination; and

•	Full vesting of restricted shares issued under the time-based restricted stock program, to the extent that such vesting restrictions would otherwise have lapsed within one year after the date of termination.

A participant’s current total annual compensation equals his highest rate of annual salary during the calendar year in which his employment terminates or the year immediately prior to the year of such termination, plus his average annual bonus compensation earned in respect of the two most recent calendar years immediately preceding the calendar year in which his employment terminates.

The ADP change in control plan defines “good reason” as the occurrence of any of the following events after a change in control without the participant’s written consent:

•	material diminution in the value and importance of a participant’s position, duties, responsibilities, or authority as of the date immediately prior to the change in control; or

•	a reduction in a participant’s aggregate compensation or benefits; or

•	a failure of any successor of ADP to assume in writing the obligations under the change in control plan.

The ADP change in control plan defines “cause” as:

•	gross negligence or willful misconduct by a participant, which is materially injurious to ADP, monetarily or otherwise;

•	misappropriation or fraud with regard to ADP or its assets; or

•	conviction of, or the pleading of guilty or nolo contendere to, a felony involving the assets or business of ADP.

The ADP change in control payments potentially due to Mr. Anenen and the other Dealer NEOs (other than Mr. Dean) are payable solely pursuant to the terms of the change in control plan.

A “change in control” will have occurred under the ADP change in control plan if:

•	any “person” (as defined in Section 3(a)(9) of the Exchange Act), excluding the company, any subsidiary of ADP, or any employee benefit plan sponsored or maintained by ADP (including any trustee of any such plan acting in its capacity as trustee), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of ADP representing 35% or more of the total combined voting power of ADP’s then-outstanding securities;

•	there occurs a merger, consolidation, or other business combination of ADP (a “transaction”), other than a transaction immediately following which the stockholders of ADP, immediately prior to the transaction, continue to be the beneficial owners of securities of the resulting entity representing more than 65% of the voting power in the resulting entity, in substantially the same proportions as their ownership of ADP voting securities immediately prior to the transaction; or

•	there occurs the sale of all or substantially all of ADP’s assets, other than a sale immediately following which the stockholders of ADP immediately prior to the sale are the beneficial owners of securities of the purchasing entity representing more than 65% of the voting power in the purchasing entity, in substantially the same proportions as their ownership of ADP voting securities immediately prior to the transaction.

If instructed by a participant, ADP will reduce payments under the ADP change in control plan to avoid the application of excise taxes pursuant to Section 4999 of the Internal Revenue Code.

On August 5, 2014, ADP amended the change in control plan, which affected our NEOs as follows:

•	The window of severance protection following a change in control was reduced from three years to two years.

•	The treatment of outstanding equity awards was amended to provide that all time-vested awards would become fully vested upon a termination of employment under the plan, and that all performance-vested awards would become vested at the target rate.

•	The reduction of amounts payable under the plan to avoid excise taxes pursuant to Section 4999 of the Internal Revenue Code was made mandatory for all participants unless the after-tax amount to be received by a participant without such a reduction would be greater than the after-tax amount that would be received after such reduction.

•	All payments under the plan were made conditioned upon the participant’s execution of a release of claims in favor of ADP.

•	The “cause” definition under the plan was amended to include a willful and continued failure to substantially perform one’s duties after written notice by ADP’s board of directors.

•	The “good reason” definition was revised to include only the following prongs:

•	A material diminution in the participant’s position, duties, responsibilities, or authority as of the date immediately prior to the change in control; or

•	a reduction in a participant’s base compensation or a failure to provide incentive compensation opportunities at least as favorable in the aggregate as those provided immediately prior to the change in control; or

•	a failure to provide employee benefits at least as favorable in the aggregate as those provided immediately prior to the change in control; or

•	a failure of any successor of ADP to assume in writing the obligations under the change in control plan.

Health Coverage

Certain executives, including Mr. Anenen and the other Dealer NEOs (other than Mr. Dean), who terminate employment with ADP after they have attained age 55 and been credited with 10 years of service were eligible to participate in ADP’s executive retiree medical plan.

Deferred Compensation

Under the Automatic Data Processing, Inc., Deferred Compensation Plan, all U.S. executives of ADP (including Mr. Anenen and the other Dealer NEOs, other than Mr. Dean) can defer into a deferred compensation account all or a portion of their annual cash bonuses and performance-based restricted stock to be payable following separation from the company. For a description of the Automatic Data Processing, Inc., Deferred Compensation Plan and aggregate deferred compensation for Mr. Anenen and the other Dealer NEOs at June 30, 2014, see “Automatic Data Processing, Inc., Deferred Compensation Program” above.

Termination and Change in Control Tables

The following tables set forth the payments that each of Mr. Anenen and the other Dealer NEOs who were serving as executive officers as of June 30, 2014, would have received under various termination scenarios on June 30, 2014. Pension benefits, which are described under “Pension Benefits for Fiscal Year 2014” above, and deferred compensation balances, which are described under “Automatic Data Processing, Inc., Deferred Compensation Program” above, are not included in the tables below in accordance with applicable disclosure requirements except to the extent of any incremental value payable in any of such termination scenarios. With regard to the payments on a change in control, the amounts detailed below presume that (x) the change in control includes a change in control of ADP and (y) each NEO’s employment was terminated by the company without cause or by the executive for good reason within two years following the change in control occurring on June 30, 2014.

Potential Payments upon Termination or Change in Control for Steven J. Anenen

Payment Elements	Termination Following Change In Control	Death	Disability	Involuntary Termination Without Cause	Retirement
Termination Payment(1)	$1,248,558	$0	$0	$0	$0
Stock Options(2)	549,315	549,315	549,315	0	0
Restricted Stock(3)	1,387,400	1,387,400	1,387,400	0	0
Performance Stock Units(4)	673,880	224,627	224,627	0	0
Supplemental Officers Retirement Plan(5)	0	0	549,031	0	0
Health Coverage(6)	90,000	0	90,000	90,000	90,000

Total	$3,949,153	$2,161,342	$2,800,373	$90,000	$90,000

(1)	Represents payment of one and one half times each of (i) highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($475,004) and (ii) average annual bonus for the two most recently completed calendar years ($357,368).
(2)	Assumes all unvested options immediately vested and were exercised on June 30, 2014, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $79.28 per share. If Mr. Anenen’s employment is terminated due to retirement, then any stock options granted to him under our 2008 Omnibus Award Plan more than one year prior to such retirement shall remain outstanding and shall become exercisable on their regularly scheduled vesting dates as if his employment had not terminated.
(3)	Amounts include $713,520 attributable to the vesting of the fiscal year 2013 PBRS program and $673,880 attributable to the fiscal year 2014 PBRS program based on performance goals achieved at 100% target rate.
(4)	Amount in the Termination Following a Change in Control column represents amount attributable to the fiscal year 2014 PSU program assuming performance goals of this program will be achieved at 100% target rate. Amounts in the Death Disability, and Retirement columns represent one third of the fiscal year 2014 PSU award based on performance goals achieved at 100% target rate for fiscal year 2014 and an assumed achievement at target rate for fiscal years 2015 and 2016. In the event of Retirement, the actual payout would be made in September 2016 based on actual performance for the three-year performance period.
(5)	Represents present value of the incremental benefit using the RP-2000 white collar mortality table (projected generationally using Scale AA) and a 4.05% discount rate, assuming disability occurring on June 30, 2014.

(6)	Represents the present value of Mr. Anenen’s health coverage under our retiree medical plan using a discount rate of 3.80% and a medical inflation rate beginning at 7.11% for 2014-2015 and ultimately settling at 4.50% by 2028.

Potential Payments upon Termination or Change in Control for Alfred A. Nietzel

Payment Elements	Termination Following Change In Control	Death	Disability	Involuntary Termination Without Cause	Retirement
Termination Payment(1)	$820,491	$0	$0	$0	$0
Stock Options(2)	250,530	250,530	250,530	0	0
Restricted Stock(3)	499,464	499,464	499,464	0	0
Performance Stock Units(4)	245,768	81,923	81,923	0	0
Supplemental Officers Retirement Plan(5)	0	0	900,257	0	0

Total	$1,816,253	$831,917	$1,732,174	$0	$0

(1)	Represents payment of one and one half times each of (i) highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($331,202) and (ii) average annual bonus for the two most recently completed calendar years ($215,793).
(2)	Assumes all unvested options immediately vested and were exercised on June 30, 2014, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $79.28 per share.
(3)	Amounts include $253,696 attributable to the vesting of the fiscal year 2013 PBRS program and $245,768 attributable to the fiscal year 2014 PBRS program based on performance goals achieved at 100% target rate.
(4)	Amount in the Termination Following a Change in Control column represents amount attributable to the fiscal year 2014 PSU program assuming performance goals of this program will be achieved at 100% target rate. Amounts in the Death and Disability columns represent one third of the fiscal year 2014 PSU award based on performance goals achieved at 100% target rate for fiscal year 2014 and an assumed achievement at target rate for fiscal years 2015 and 2016.
(5)	Represents present value of the incremental benefit using the RP-2000 white collar mortality table (projected generationally using Scale AA) and a 4.05% discount rate, assuming disability occurring on June 30, 2014.

Potential Payments upon Termination or Change in Control for John W.P. Holt

Payment Elements	Termination Following Change In Control	Death	Disability	Involuntary Termination Without Cause	Retirement
Termination Payment(1)	$943,656	$0	$0	$0	$0
Stock Options(2)	311,430	311,430	311,430	0	0
Restricted Stock(3)	856,224	539,104	539,104	0	0
Performance Stock Units(4)	245,768	81,923	245,768	0	0
Supplemental Officers Retirement Plan(5)	0	0	710,949	0	0
Health Coverage(6)	173,000	0	173,000	173,000	173,000

Total	$2,530,078	$932,457	$1,980,251	$173,000	$173,000

(1)	Represents payment of one and one half times each of (i) highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($434,002) and (ii) average annual bonus for the two most recently completed calendar years ($195,102).
(2)	Assumes all unvested options immediately vested and were exercised on June 30, 2014, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $79.28 per share. If Mr. Holt’s employment is terminated due to retirement, then any stock options granted to him under our 2008 Omnibus Award Plan more than one year prior to such retirement shall remain outstanding and shall become exercisable on their regularly scheduled vesting dates as if his employment had not terminated.
(3)	Amounts include $293,336 attributable to the vesting of the fiscal year 2013 PBRS program and $245,768 attributable to the fiscal year 2014 PBRS program based on performance goals achieved at 100% target rate.
(4)	Amount in the Termination Following a Change in Control column represents amount attributable to the fiscal year 2014 PSU program assuming performance goals of this program will be achieved at 100% target rate. Amounts in the Death and Disability columns represent one third of the fiscal year 2014 PSU award based on performance goals achieved at 100% target rate for fiscal year 2014 and an assumed achievement at target rate for fiscal years 2015 and 2016.
(5)	Represents present value of the incremental benefit using the RP-2000 white collar mortality table (projected generationally using Scale AA) and a 4.05% discount rate, assuming disability occurring on June 30, 2014.
(6)	Represents the present value of Mr. Holt’s health coverage under our retiree medical plan using a discount rate of 3.80% and a medical inflation rate beginning at 7.11% for 2014-2015 and ultimately settling at 4.50% by 2028.

Potential Payments upon Termination or Change in Control for Robert N. Karp

Payment Elements	Termination Following Change In Control	Death	Disability	Involuntary Termination Without Cause	Retirement
Termination Payment(1)	$707,852	$0	$0	$0	$0
Stock Options(2)	250,530	250,530	250,530	0	0
Restricted Stock(3)	539,104	539,104	539,104	0	0
Performance Stock Units(4)	245,768	81,923	81,923	0	0
Supplemental Officers Retirement Plan(5)	0	0	648,781	0	0

Total	$1,743,254	$871,557	$1,520,338	$0	$0

(1)	Represents payment of one and one half times each of (i) highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($320,003) and (ii) average annual bonus for the two most recently completed calendar years ($151,899).
(2)	Assumes all unvested options immediately vested and were exercised on June 30, 2014, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $79.28 per share.
(3)	Amounts include $293,336 attributable to the vesting of the fiscal year 2013 PBRS program and $245,768 attributable to the fiscal year 2014 PBRS program based on performance goals achieved at 100% target rate.
(4)	Amount in the Termination Following a Change in Control column represents amount attributable to the fiscal year 2014 PSU program assuming performance goals of this program will be achieved at 100% target rate. Amounts in the Death and Disability columns represent one third of the fiscal year 2014 PSU award based on performance goals achieved at 100% target rate for fiscal year 2014 and an assumed achievement at target rate for fiscal years 2015 and 2016.
(5)	Represents present value of the incremental benefit using the RP-2000 white collar mortality table (projected generationally using Scale AA) and a 4.05% discount rate, assuming disability occurring on June 30, 2014.

Potential Payments upon Termination or Change in Control for Andrew Dean

Payment Elements	Termination Following Change In Control	Death	Disability	Involuntary Termination Without Cause	Retirement
Stock Options(1)	$0	$79,501	$79,501	$0	$0
Restricted Stock(2)	0	436,040	436,040	0	0
Performance Stock Units(3)	0	75,316	75,316	0	0

Total	$0	$590,857	$590,857	$0	$0

(1)	Assumes all unvested options immediately vested and were exercised on June 30, 2014, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $79.28 per share. If Mr. Dean’s employment is terminated due to retirement, then any stock options granted to him under our 2008 Omnibus Award Plan more than one year prior to such retirement shall remain outstanding and shall become exercisable on their regularly scheduled vesting dates as if his employment had not terminated.
(2)	Amounts in Death and Disability columns are attributable to the fiscal year 2014 one-year performance-based restricted unit program and assume that performance goals will be achieved at 100% target rate.
(3)	Amounts in the Death and Disability columns represent one third of the fiscal year 2014 PSU award based on performance goals achieved at 100% target rate for fiscal year 2014 and an assumed achievement at target rate for fiscal years 2015 and 2016.

Compensation of Non-Employee Directors

Prior to the spin-off, none of the members of our board of directors received any compensation for service on our board of directors. Following the spin-off, the compensation of our board of directors was determined by our board of directors with the assistance of its compensation committee.

Equity Compensation Plan Information

We did not have any compensation plans in effect as of June 30, 2014 under which our equity securities were authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	—	—	—
Equity compensation plans not approved by stockholders	—	—	—

Total	—	—	—

Compensation Risk Oversight

Prior to the spin-off, the ADP compensation committee considered the risks presented by ADP’s compensation policies and practices at its meeting in August 2013 and believes that such policies and practices of compensating employees do not encourage excessive or unnecessary risk-taking for the following reasons:

•	the ADP incentive plans have diverse performance measures, including company and business unit financial measures, operational measures, and individual goals;

•	the ADP compensation programs balance annual and long-term incentive opportunities;

•	the ADP incentive plan payouts are capped within a reasonable range;

•	the mix of performance-based restricted stock and stock options in the ADP long-term incentive programs serves the best interests of stockholders and the company;

•	the ADP stock ownership guidelines link the interests of executive officers to those of stockholders; and

•	the compensation recovery policy for equity awards provides for the clawback of the value of awards in the event that an employee engages in conduct contributing to a financial restatement.

Following the spin-off, our compensation committee oversees risks related to compensation matters.

Treatment of ADP Stock Options, ADP Restricted Stock, and ADP Restricted Stock Units Held by Our Employees

We converted ADP’s existing equity grants into grants from us so that, at the time of the distribution, a holder had an equivalent intrinsic value in our equity as he or she has in ADP equity. This conversion covered ADP stock options, restricted share grants, PBRS awards, PSU awards, and PBRU awards.

ADP Stock Options: Many of our employees had stock options, both vested and unvested, in ADP. We substituted these option grants with options on our common stock at the time of the distribution. All vested and unvested ADP options held by our employees were substituted with options for our common stock with the same term date, vesting schedule, and intrinsic value as existing on the distribution date. Vesting terms were not be accelerated.

ADP Restricted Shares and Restricted Stock Units: Unvested restricted share grants and restricted stock units held by our employees that were made by ADP (including unvested grants made under PBRS, PSU, and PBRU programs) were substituted with restricted share grants or restricted stock units, as applicable, from us with the same intrinsic value and vesting terms as the ADP grants.

All awards were adjusted accordingly to preserve their intrinsic value as existing on the distribution date. Our total equity value of the replacement equity awards from us after the distribution is intended to be equivalent to the equity value of the ADP awards prior to the distribution. Following the conversion from ADP awards to our awards, the total value of our employees’ holdings will vary over time with changes in our stock price.

Treatment of Participants in ADP’s Nonqualified Retirement Plan

Participants in ADP’s nonqualified retirement plan who become our employees had their benefits under ADP’s nonqualified retirement plan frozen on the effective date of the distribution. We have not and do not intend to adopt a similar retirement plan.

Change in Control Severance Plan for Corporate Officers

To help us retain our officers, we expect to have a Change in Control Severance Plan for Corporate Officers (the “CIC Plan”). Our CIC Plan will provide for the payment of specified benefits to officers selected by the Board of Directors if their employment terminates after a “change in control.” All of our corporate officers (“CIC Plan Participants”) will participate in the CIC Plan. We expect that there will be 10 CIC Plan Participants. We expect that the terms of the CIC Plan will initially be substantially similar to the ADP change in control plan described above.

Deferred Compensation Program

In connection with the distribution, we adopted the Deferred Compensation Plan. The program is available to select members of our senior management and allows participants to defer the receipt of up to 100% of their annual bonus and performance-based restricted stock. The terms of the Deferred Compensation Plan are initially substantially similar to the ADP deferred compensation plan described above, except that there are not currently any company matching contributions to any employees under our Deferred Compensation Plan and we allow for deferral of PBRS awards.

Summary Description of the 2014 Omnibus Award Plan

Administration. Our 2014 Omnibus Award Plan is administered by a committee (which we refer to as the “Committee”) approved by our board of directors (or, if no Committee has been appointed, by the board of directors). Our Compensation Committee has been appointed as the Committee and to administer the 2014 Omnibus Award Plan. The Committee has the authority to determine the terms and conditions of any agreements evidencing any awards granted under our 2014 Omnibus Award Plan and to establish, amend, suspend, or waive any rules and regulations relating to our 2014 Omnibus Award Plan. The Committee has full discretion to administer and interpret the 2014 Omnibus Award Plan and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

Eligibility. All of our employees, directors, officers, consultants, and advisors, and those of our affiliates, are eligible for awards under the 2014 Omnibus Award Plan. The Committee has the sole authority to determine who will be granted an award under the 2014 Omnibus Award Plan.

Number of Shares Authorized. The 2014 Omnibus Award Plan provides for an aggregate of 12,000,000 shares of our common stock to be reserved for issuance. No participant may be granted awards of options with respect to more than 2,000,000 shares of our common stock, or stock appreciation rights with respect to more than 2,000,000 shares of our common stock, in either case in any consecutive 36-month period. No more than 425,000 shares of our common stock may be granted under our 2014 Omnibus Award Plan with respect to performance compensation awards to any single participant for a single fiscal year during a performance period or, if the award is paid in cash, other securities or other awards under the 2014 Omnibus Award Plan, no more than the fair market value of 425,000 shares of our common stock on the last day of the performance period to which the award relates. The maximum amount payable to a participant pursuant to a cash bonus under our 2014 Omnibus Award Plan for any single fiscal year during a performance period is $10,000,000. All of the shares of our common stock available for awards under the 2014 Omnibus Award Plan are available for incentive stock options. The maximum amount (based on the fair market value of shares of common stock on the date of grant) of awards that may be granted under the 2014 Omnibus Award Plan in any single fiscal year to any non employee director is $500,000. If any award granted under the 2014 Omnibus Award Plan expires, terminates, or is canceled or forfeited without being settled or exercised, or if a stock appreciation right is settled in cash or otherwise without the issuance of shares, shares of our common stock subject to such award will again be made available for future grant. In addition, if any shares are surrendered or tendered to pay the exercise price of an award or to satisfy withholding taxes owed, such shares will again be available for grant under the 2014 Omnibus Award Plan. If there is any change in our corporate capitalization, the Committee in its sole discretion may make substitutions or adjustments to the number of shares reserved for issuance under our 2014 Omnibus Award Plan, the number of shares covered by awards then outstanding under our 2014 Omnibus Award Plan, the limitations on awards under our 2014 Omnibus Award Plan, the exercise price of outstanding options, and such other substitution or adjustments as it may determine to be equitable.

The 2014 Omnibus Award Plan has a term of ten years from its original effective date (i.e., ending September 30, 2024), and no further awards may be granted after that date.

Awards Available for Grant. The Committee may grant awards of nonqualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock awards, restricted stock units, other stock-based awards, performance compensation awards (including cash bonus awards), or any combination of the foregoing.

Options. The Committee is authorized to grant options to purchase shares of common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of Code for incentive stock options, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under our 2014 Omnibus Award Plan will be subject to the terms and conditions established by the Committee. Under the terms of our 2014 Omnibus Award Plan, the exercise price of the options will not be less than the fair market value of our common stock at the time of grant. Options granted under the 2014 Omnibus Award Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement. The maximum term of an option granted under the 2014 Omnibus Award Plan is ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder). Payment in respect of the exercise of an option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise), through a “net exercise,” or the Committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism or by such other method as the Committee may determine to be appropriate. The Committee may, in its sole discretion, accelerate the exercisability of a stock option upon a change in control, death, disability, retirement, or any other termination of a participant’s employment.

In-the-money options that have not been exercised by the option’s expiration date will be automatically exercised by means of a net exercise.

Stock Appreciation Rights. The Committee is authorized to award stock appreciation rights (referred to in this registration statement as “SARs”) under the 2014 Omnibus Award Plan. SARs will be subject to the terms and conditions established by the Committee and reflected in the award agreement. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares, or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the 2014 Omnibus Award Plan may include SARs, and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs. The Committee may, in its sole discretion, accelerate the exercisability of a SAR upon a change in control, death, disability, retirement, or any other termination of a participant’s employment.

In-the-money SARs that have not been exercised by the SAR’s expiration date will be automatically settled at that time.

Restricted Stock. The Committee is authorized to award restricted stock under the 2014 Omnibus Award Plan. Awards of restricted stock will be subject to the terms and conditions established by the Committee. Restricted stock is common stock that is subject to such restrictions as may be determined by the Committee for a specified period. If any dividends in respect of restricted stock have been withheld by the company during the restricted period, those dividends will be paid in cash or, at the discretion of the Committee, in common stock when the restricted period ends, unless the restricted stock has previously been forfeited. The Committee will determine the treatment of any unvested portion of a restricted stock award upon termination of a participant’s employment or service (and may, in its sole discretion, accelerate the lapse of any or all restrictions upon a change in control, death, disability, retirement, or any other termination of a participant’s employment).

Restricted Stock Unit Awards. The Committee is authorized to award restricted stock unit awards. Restricted stock unit awards will be subject to the terms and conditions established by the Committee. At the election of the Committee, the participant will receive a number of shares of common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares at the expiration of the period over which the units are to be earned or at a later date selected by the Committee. If a restricted stock unit award agreement so provides, the restricted stock unit award will be credited with dividend equivalents in respect of the common stock underlying the restricted stock units. Any such dividend equivalents will be paid in cash or, at the discretion of the Committee, in common stock when the restricted period ends, unless the restricted stock unit has previously been forfeited. The Committee will determine the treatment of any unvested portion of restricted stock unit awards upon termination of a participant’s employment or service (and may, in its sole discretion, accelerate the lapse of any or all restrictions upon a change in control, death, disability, retirement, or any other termination of a participant’s employment).

Other Stock-Based Awards. The Committee is authorized to award unrestricted common stock and restricted stock under our Performance-Based Restricted Stock Program or other incentive programs that we may maintain from time to time. These awards may be granted either alone or in tandem with other awards with such terms and conditions as the Committee may determine.

Deferred Stock Units. Our non-employee directors will be granted deferred stock units. Deferred stock units entitle the director to receive a number of shares of our common stock on a deferred basis that are equal in value to the portion of the director’s annual retainer set by the board to be paid in deferred stock units. The board of directors may also permit directors to defer payment of any portion of the remainder of their annual retainers. In addition, directors will be allowed to defer payment of any portion of their meeting fees or fees they earn for serving as a board committee chairperson. Directors may choose to have meeting fees so deferred credited as cash or deferred stock units. Each of our directors will be credited with deferred stock units equal to the fixed portion of the retainer to be deferred and any elective portion the director has elected to defer. Directors’ deferred stock unit accounts will be credited with dividend equivalents whenever we pay dividends on our common stock. Dividend equivalents will accrue interest, and meeting fees deferred by our directors will also be credited with interest. Deferred stock units, meeting fees and dividend equivalents will all be paid to the directors 30 days after they cease serving as a member of our board of directors.

Performance Compensation Awards. The Committee may grant any award other than a stock option or a SAR under the 2014 Omnibus Award Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals. The Committee may establish these performance goals with reference to one or more of the following:

•	net earnings or net income (before or after taxes);

•	basic or diluted earnings per share (before or after taxes);

•	net revenue or net revenue growth;

•	gross revenue, gross revenue growth;

•	gross profit or gross profit growth;

•	net operating profit (before or after taxes);

•	return measures (including, but not limited to, return on investment, assets, capital, invested capital, equity, or sales);

•	cash flow measures (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

•	earnings before or after taxes, interest, depreciation, and/or amortization;

•	gross or operating margins;

•	productivity ratios;

•	share price (including, but not limited to, growth measures and total stockholder return);

•	expense targets;

•	operating efficiency;

•	objective measures of customer satisfaction;

•	working capital targets;

•	measures of economic value added;

•	inventory control;

•	stockholder return;

•	sales;

•	enterprise value;

•	client retention;

•	competitive market metrics;

•	employee retention;

•	timely completion of new product rollouts;

•	timely launch of new facilities;

•	objective measures of personal targets, goals, or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions, expansions of specific business operations, and meeting divisional or project budgets); and

•	any combination of the foregoing.

Transferability. Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s legal guardian or representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution, except that awards (other than incentive stock options) may in the sole discretion of the Committee be transferred without consideration and on such other terms and conditions as set forth by the Committee.

Amendment. Our board of directors may amend, suspend, or terminate our 2014 Omnibus Award Plan at any time; however, stockholder approval to amend our 2014 Omnibus Award Plan may be necessary if the law so requires. Also, we would need stockholder approval if the Committee intended to amend an award agreement in a way that would either reduce the exercise price or strike price of a stock option or SAR, or cancel and replace an outstanding stock option or SAR with a new option or SAR or other award or cash in a way that would constitute a “repricing” for financial statement reporting purposes or otherwise fail to qualify for equity accounting treatment, or take any other action that is considered a “repricing” for purposes of any stockholder approval rules of any securities exchange or inter-dealer quotation system on which our securities are listed or quoted, and in either case was not otherwise permitted by the provisions of the plan relating to adjustments of awards in the case of changes in our capital structure and similar events. No amendment, suspension, or termination will materially and adversely affect the rights of any participant or recipient of any award without the consent of the participant or recipient.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant and exercise and vesting of awards under our 2014 Omnibus Award Plan and the disposition of shares acquired pursuant to the exercise of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local, or payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Options. The Code requires that, for treatment of an option as a qualified option, shares of our common stock acquired through the exercise of a qualified option cannot be disposed of before the later of (i) two years from the date of grant of the option and (ii) one year from the date of exercise. Holders of qualified options will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the qualified option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of a qualified option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise and the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an otherwise qualified option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the qualified option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes. No income will be realized by a participant upon grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act.) We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Deferred Stock Units and Restricted Stock Units. A participant will not be subject to tax upon the grant of a deferred stock unit award or a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a deferred stock unit award or a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) he actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

SARs. No income will be realized by a participant upon grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Other Stock-Based Awards. A participant will have taxable compensation equal to the difference between the fair market value of the shares on the date the award is settled (whether in shares or cash, or both) over the amount the participant paid for such shares, if any. We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Section 162(m). In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer and the three other officers besides the chief financial officer whose compensation is disclosed in its registration statement, subject to certain exceptions. The 2014 Omnibus Award Plan is intended to satisfy an exception with respect to grants of options and SARs to covered employees. In addition, the 2014 Omnibus Award Plan is designed to permit certain awards of restricted stock, restricted stock units, cash bonus awards and other awards to be awarded as performance compensation awards intended to qualify under the “performance-based compensation” exception to Section 162(m) of the Code.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Agreements with ADP

We have provided below a summary description of the separation and distribution agreement and the key related agreements we entered into with ADP prior to the separation and distribution. These agreements effected the separation and distribution and also provide a framework for our ongoing relationship with ADP. This description, which summarizes the material terms of these agreements, is not necessarily complete. You should read the full text of these agreements, forms of which have been filed with the SEC as exhibits to the registration statement of which this information statement forms a part. These summaries are qualified in their entirety by reference to the full text of the applicable agreements.

Because the separation and distribution involves the separation of ADP’s existing businesses, we negotiated these agreements with ADP while we were a wholly owned subsidiary of ADP. Accordingly, during this time our directors and officers were directors, officers and employees of ADP and, as such, had an obligation to serve the interests of ADP. We believe our officers and officers of ADP negotiated these arrangements in good faith taking into account the interests of their respective companies in the separation.

Separation and Distribution Agreement

The separation and distribution agreement contains the key provisions relating to the separation of our business from that of ADP and the distribution. The separation and distribution agreement identifies the assets transferred, liabilities assumed and contracts assigned to us by ADP and by us to ADP in the separation, and it describes when and how these transfers, assumptions and assignments occur. In addition, it includes the procedures by which ADP and we became separate and independent companies.

In addition, we entered into certain ancillary agreements with ADP governing various interim and ongoing relationships between ADP and us following the distribution date. These ancillary agreements include the following:

•	tax matters agreement;

•	transition services agreement;

•	data center services agreement;

•	intellectual property transfer agreement; and

•	employee matters agreement.

Assumption of Liabilities and Indemnification. In general, under the separation and distribution agreement, we will indemnify ADP and its representatives and affiliates against certain liabilities, to the extent relating to, arising out of or resulting from:

•	our failure to pay, perform or otherwise promptly discharge any of our liabilities or any of our contracts or agreements in accordance with their respective terms;

•	any of our liabilities, any of our assets or the operation of our business or prior businesses, whether arising prior to or after the distribution;

•	any breach by us of the separation and distribution agreement;

•	any untrue statement or alleged untrue statement of a material fact or material omission or material alleged omission to state a material fact required to be stated in the registration statement relating to the separation and distribution or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case, other than certain information relating to ADP and the distribution;

•	our failure to substitute a subsidiary or affiliate, owned by us immediately prior to the distribution but after the reorganization, for any subsidiary or affiliate of ADP, owned by ADP immediately after the distribution, as guarantor or primary obligor for any of our agreements or liabilities; and

•	our failure to perform in connection with any contribution, assignment, transfer, conveyance, delivery or assumption related to the distribution that has (i) not been consummated as of the time and date of the distribution and (ii) is held by ADP for our benefit or account.

In general, under the separation and distribution agreement, ADP will indemnify us and our representatives and affiliates against certain liabilities to the extent relating to, arising out of or resulting from:

•	the failure of ADP to pay, perform or otherwise promptly discharge any liability of ADP or any ADP contract or agreement in accordance with its respective terms;

•	any of ADP’s liabilities, any of its assets or the operation of its retained business, whether arising prior to or after the distribution;

•	any breach by ADP of the separation and distribution agreement;

•	any untrue statement or alleged untrue statement of a material fact or material omission or material alleged omission to state a material fact required to be stated in the registration statement relating to the separation and distribution or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case, only for certain information relating to ADP and the distribution;

•	the failure by ADP to substitute a subsidiary or affiliate of ADP, owned by ADP immediately after the distribution, for any of our subsidiaries or affiliates, owned by us immediately prior to the distribution but after the reorganization, as guarantor or primary obligor for any ADP agreement or liability; and

•	the failure by ADP to perform in connection with any contribution, assignment, transfer, conveyance, delivery or assumption related to the distribution that has (i) not been consummated as of the time and date of the distribution and (ii) is held by us for the benefit or account of ADP.

Indemnification with respect to taxes will be governed by the tax matters agreement.

Further Action and Delayed Transfers. The separation and distribution agreement provides that ADP and we will cooperate to effect any contributions, assignments, transfers or assumptions not completed on the distribution date, due to approval, consent or other issues, as promptly following that date as is practicable. Until these contributions, assignments, transfers or assumptions can be completed, the party retaining the assets, liabilities or contracts to be contributed, assigned, transferred or assumed will hold in trust for the benefit of the other party any such assets, liabilities or contracts. In an effort to place each party, insofar as reasonably possible, in the same position as that party would have been had the contributions, assignments, transfers or assumptions occurred at the time contemplated by the separation and distribution agreement, the separation and distribution agreement provides that the economic benefit or detriment associated with those assets, liabilities or contracts will generally be passed on to the party that would have received the assets, liabilities or contracts if the contributions, assignments, transfers or assumptions had occurred as contemplated.

Access to Information. Under the separation and distribution agreement, the following terms govern access to information:

•	subject to applicable confidentiality provisions and other restrictions, we and ADP will each give the other any information within that company’s possession that the requesting party reasonably needs (a) to comply with the requirements imposed on the requesting party by a governmental authority, (b) for use in any proceeding to satisfy audit, accounting, insurance claims, regulatory, litigation or other similar requirements, (c) to comply with its obligations under the separation and distribution agreement or certain of the ancillary agreements or (d) to enable the requesting party’s auditors to be able to complete their audit and preparation of financial statements and to meet the requesting party’s timetable for dissemination of its financial statements;

•	we and ADP will retain certain significant information owned or in our respective possession in accordance with our and ADP’s practices from time to time; and

•	we and ADP will, subject to applicable confidentiality provisions and other restrictions, use reasonable best efforts to make available to the other party, our respective past and present directors, officers, employees and other personnel and agents to the extent reasonably required in connection with any proceedings in which the other party may become involved.

Limited Representations and Warranties. Pursuant to the separation and distribution agreement, we and ADP made customary representations and warranties only with respect to our capacity to enter into and the validity and enforceability of the separation and distribution agreement and the ancillary agreements. Except as otherwise agreed, we both took all assets and liabilities “as is, where is” and bear the economic risk relating to conveyance of, title to or the assumption of the assets and liabilities conveyed to one another.

Tax Matters Agreement

The tax matters agreement governs both our and ADP’s rights and obligations after the distribution with respect to taxes for both pre-and post-distribution periods. Under the tax matters agreement, ADP generally will be required to indemnify us for any income taxes attributable to its operations or our operations and for any non-income taxes attributable to its operations, in each case for all pre-distribution periods as well as any taxes arising from transactions effected to consummate the separation and distribution, and we generally will be required to indemnify ADP for any non-income taxes attributable to our operations for all pre-distribution periods and for any taxes attributable to our operations for post-distribution periods.

We will generally be required to indemnify ADP against any tax resulting from the distribution (and against any claims made against ADP in respect of any tax imposed on its stockholders), in each case if that tax results from (i) an issuance of a significant amount of our equity securities, a redemption of a significant amount of our equity securities or our involvement in other significant acquisitions of our equity securities (excluding the distribution described in this prospectus r), (ii) other actions or failures to act by us (such as those described in the following paragraph) or (iii) any of our representations or undertakings referred to in the tax matters agreement being incorrect or violated. ADP will generally be required to indemnify us for any tax resulting from the distribution if that tax results from (a) ADP’s issuance of its equity securities, redemption of its equity securities or involvement in other acquisitions of its equity securities, (b) other actions or failures to act by ADP or (c) any of ADP’s representations or undertakings referred to in the tax matters agreement being incorrect or violated.

In addition, to preserve the tax-free treatment to ADP of the distribution, for specified periods of up to 24 months following the distribution, we will generally be prohibited, except in specified circumstances, from:

•	issuing, redeeming or being involved in other significant acquisitions of our equity securities (excluding the distribution described in this prospectus);

•	transferring significant amounts of our assets;

•	amending our certificate of incorporation or by-laws in any material respect;

•	failing to comply with the tax requirement for a spin-off that we engage in the active conduct of a trade or business after the spin-off; or

•	engaging in other actions or transactions that could jeopardize the tax-free status of the distribution.

Though valid as between the parties, the tax matters agreement is not binding on the IRS and does not affect the several liability of ADP and us for all U.S. federal taxes of the consolidated group relating to periods before the distribution date.

Transition Services Agreement

We entered into a transition services agreement with ADP, under which ADP and we, and each company’s affiliates or third-party service providers, will provide each other with certain specified services on an interim basis. Among the principal services to be provided by ADP to us are operational and administrative infrastructure-related services, such as our use of the e-mail domain “adp.com,” facilities sharing, procurement support, tax, human resources administrative services and services related to back office support and software development in our Indian facilities. Among the principal services to be provided by us to ADP are operational and administrative infrastructure-related services, such as facilities sharing and human resources administrative services.

Each company will pay fees to the other for any services provided, which fees are generally intended to be equal to the applicable allocable cost of such service provider’s services to the Dealer Services business or ADP’s business, as applicable, prior to the distribution.

Data Center Services Agreement

We entered into a data center services agreement with ADP, under which ADP will provide us with certain data center services relating to the provision of information technology, platform support, hosting and network services. The term of the agreement will expire two years after the distribution.

Intellectual Property Transfer Agreement

We entered into an intellectual property transfer agreement with ADP, under which ADP assigned to us certain patents, trademarks, copyrights and other intellectual property developed or owned by ADP or certain of its subsidiaries and with respect to which we are the primary or exclusive user today or the anticipated primary or exclusive user in the future.

Employee Matters Agreement

We entered into an employee matters agreement with ADP, pursuant to which certain employee benefits matters were addressed, such as the treatment of ADP options held by our employees after the separation and the treatment of benefits for our management employees who participate in and have accrued benefits under the ADP Supplemental Officers Retirement Plan. The agreement also, to the extent provided therein, delineated the benefit plans and programs in which our employees will participate following the separation. ADP will remain responsible for the payment of all benefits under the ADP benefit plans.

Other Transactions with ADP

In addition to the transactions with ADP described above, we use human resources, payroll and benefits administration services provided by ADP in the ordinary course of its business to third-party entities on terms and conditions that we believe will be similar to those we could obtain from other providers of these services. We also use certain money movement services provided by ADP, act as a reseller of certain ADP payroll products and provide certain equipment maintenance and installation services to ADP, in each case on what we believe to be arm’s length, commercially reasonable terms and conditions. In addition, we entered into arrangements with ADP relating to receivables ADP has previously financed for our clients, and related litigation, and to provide for a limited transition arrangement to transfer such financing arrangements to an independent third party.

Related Party Transactions Policies and Procedures

We have adopted a written Related Persons Transactions Policy (the “policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the policy, our Audit Committee has overall responsibility for implementation of and compliance with the policy. For purposes of the policy, a “related persons transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related persons transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our board of directors, our Compensation Committee or a group of independent directors performing a similar function.

The policy requires that notice of a proposed related persons transaction be provided to our legal department prior to entry into such transaction. If our legal department determines that such transaction is a related persons transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting or, in those instances in which the legal department, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for us to wait until the next Audit Committee meeting, to the Chair of the Audit Committee. Under the policy, our Audit Committee or the Chair of the Audit Committee, as applicable, may approve only those related persons transactions that are in, or not inconsistent with, our best interests. In the event that we become aware of a related persons transaction that has not been previously reviewed, approved or ratified under the policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee or Chair of the Audit Committee so that it may determine whether to ratify, rescind or terminate the related persons transaction.

The policy also provides that the Audit Committee review certain previously approved or ratified related persons transactions that are ongoing to determine whether the related persons transaction remains in our best interests and the best interests of our stockholders.

Additionally, we make periodic inquiries of directors and executive officers with respect to any potential related persons transaction of which they may be a party or of which they may be aware.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information as of April 27, 2015 (the “Table Date”) with respect to the beneficial ownership of our common stock by: (i) all stockholders that are known to us to be the beneficial owners of more than 5% of the outstanding shares of our common stock; (ii) each director; (iii) each executive officer listed in the table entitled “Summary Compensation Table for Fiscal Year 2014” under the section of this prospectus entitled Executive Compensation (our “named executive officers”); and (iv) all current directors and named executive officers as a group. Unless otherwise indicated in the footnotes following the table: (i) each person listed below has sole voting and investment power over the shares of common stock shown as beneficially owned; and (ii) the address for each beneficial owner listed below is: c/o CDK Global, 1950 Hassell Road, Hoffman Estates, IL 60169.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
5% Stockholders
Fir Tree, Inc.(2)	14,150,000.000	8.83%
Sachem Head Capital Management LP(3)	12,647,333.000	7.89%
Blackrock, Inc.(4)	11,049,938.000	6.89%
The Vanguard Group, Inc.(5)	9,826,721.000	6.13%

Directors and Named Executive Officers
Steven J. Anenen(6)	227,679.815	*
Leslie A. Brun(7)	17,987.000	*
Willie A. Deese(8)	—	*
Amy J. Hillman(9)	2,987.000	*
Stephen A. Miles(10)	2,655.000	*
Robert E. Radway(11)	—	*
Frank S. Sowinski(12)	333.000	*
Andrew Dean(13)	7,167.000	*
John W.P. Holt(14)	—	*
Robert N. Karp(15)	97,146.000	*
Alfred A. Nietzel(16)	56,920.000	*
All current directors and named executive officers as a group (10 persons)	412,874.815	*

*	Represents less than 1% of the issued and outstanding shares of our common stock as of the Table Date.

(1)	The amounts and percentages of common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.
(2)	Information is furnished in reliance on the Form 13D of Fir Tree, Inc. (“Fir Tree”) filed on December 8, 2014. In such filing, Fir Tree lists its address as 505 Fifth Avenue, 23rd Floor, New York, New York 10017, and indicates that it shares voting and dispositive power over 14,150,000 shares of our common stock with Fir Tree Value Master Fund, L.P.
(3)

Information is furnished in reliance on the Form 13D/A of Sachem Head Capital Management LP (“Sachem Head”) filed on December 4, 2014. In such filing, Sachem Head lists its address as 399 Park Avenue, 32nd Floor, New York, New York 10022, and indicates that it shares voting and dispositive power over 12,647,333 shares of our common stock with Uncas GP LLC, Sachem Head GP LLC and Scott D. Ferguson (collectively, with Sachem Head (the “Reporting Persons”)). The Reporting Persons also disclose in such filing that they have additional economic exposure to approximately 3,152,667 notional shares of our common stock under certain cash-settled total return swaps, bringing their total aggregate economic exposure to 15,800,000 shares of our common stock.
(4)	Information is furnished in reliance on the Form 13G of Blackrock, Inc. (“Blackrock”) filed on February 2, 2015. In such filing, BlackRock lists its address as 55 East 52nd Street, New York, NY 10022, and indicates that it has sole voting power with respect to 9,799,463 shares of our common stock and sole dispositive power with respect to 11,049,938 shares of our common stock.
(5)	Information is furnished in reliance on the Form 13G of The Vanguard Group, Inc. (“Vanguard”) filed on February 10, 2015. In such filing Vanguard lists its address as 100 Vanguard Blvd., Malvem, PA 19355, and indicates that it has sole voting power with respect to 108,211 shares of our common stock and sole dispositive power with respect to 9,731,510 shares of our common stock.
(6)	Includes 205,422 shares of our common stock that Mr. Anenen has the right to acquire by exercise of stock options. Excludes unvested stock options to acquire 129,003 shares of our common stock. Also excludes 56,626.77 restricted stock units granted under our 2014 Omnibus Award Plan, which represent a like number of shares of our common stock, and of which 23,437.77 restricted stock units vest on September 2, 2015, with the remainder vesting in three equal installments on October 1, 2017, 2018 and 2019. Upon vesting these restricted stock units will be deferred and settled in shares of our common stock.
(7)	Includes 2,489 deferred stock units granted under our 2014 Omnibus Award Plan, which represent a like number of shares of our common stock, and which vested in full upon the grant and will settle in shares of our common stock. Excludes 4,148 restricted stock units granted under our 2014 Omnibus Award Plan, which represent a like number of shares of our common stock, and which will vest at the earlier of November 14, 2015 or our next annual meeting of stockholders. Upon vesting these restricted stock units will be deferred and settled in shares of our common stock 180 days after the date Mr. Brun ceases to be a member of our board of directors. Also excludes unvested stock options to acquire 15,384 shares of our common stock.
(8)	Excludes 4,148 restricted stock units granted under our 2014 Omnibus Award Plan, which represent a like number of shares of our common stock, and which will vest at the earlier of November 14, 2015 or our next annual meeting of stockholders. Upon vesting these restricted stock units will be deferred and settled in shares of our common stock 180 days after the date Mr. Deese Ceases to be a member of our board of directors. Also excludes unvested stock options to acquire 15,384 shares of our common stock.
(9)	Includes 2,987 deferred stock units granted under our 2014 Omnibus Award Plan, which represent a like number of shares of our common stock, and which vested in full upon the grant and will settle in shares of our common stock. Excludes 4,148 restricted stock units granted under our 2014 Omnibus Award Plan, which represent a like number of shares of our common stock, and which will vest at the earlier of November 14, 2015 or our next annual meeting of stockholders. Upon vesting these restricted stock units will be deferred and settled in shares of our common stock 180 days after the dale Ms. Hillman ceases to be a member of our board of directors. Also excludes unvested stock options to acquire 15,384 shares of our common stock.
(10)	Includes 2,655 deferred stock units granted under our 2014 Omnibus Award Plan, which represent a like number of shares of our common stock, and which vested in full upon the grant and will settle in shares of our common stock. Excludes 4,148 restricted stock units granted under our 2014 Omnibus Award Plan, which represent a like number of shares of our common stock, and which will vest at the earlier of November 14, 2015 or our next annual meeting of stockholders. Upon vesting these restricted stock units will be deferred and settled in shares of our common stock 180 days after the date Mr. Miles ceases to be a member of our board of directors. Also excludes unvested stock options to acquire 15,384 shares of our common stock.
(11)

Excludes 4,148 restricted stock units granted under our 2014 Omnibus Award Plan, which represent a like number of shares of our common stock, and which will vest at the earlier of November 14, 2015 or our next annual meeting of stockholders. Upon vesting these restricted stock units will be deferred and settled in shares of our common stock 180 days after the date Mr. Radway ceases to be a member of our board of directors. Also excludes unvested stock options to acquire 15,384 shares of our common stock.
(12)	Excludes 4,148 restricted stock units granted under our 2014 Omnibus Award Plan, which represent a like number of share of our common stock, and which will vest at the earlier of November 14, 2015 or our next annual meeting of stockholders. Upon vesting these restricted stock units will be deferred and settled in shares of our common stock 180 days after the date Mr. Sowinski ceases to be a member of our board of directors. Also excludes unvested stock options to acquire 15,384 shares of our common stock.
(13)	Includes 7,167 shares of our common stock that Mr. Dean has the right to acquire by exercise of stock options. Excludes unvested stock options to acquire 23,881 shares of our common stock.
(14)	Mr. Holt retired from ADP effective as of September 30, 2014, prior to the separation and distribution.
(15)	Includes 63,760 shares of our common stock that Mr. Karp has the right to acquire by exercise of stock options. Excludes unvested stock options to acquire 44,578 shares of our common stock. Also excludes 25,141.892 restricted stock units granted under our 2014 Omnibus Award Plan, which represent a like number of shares of our common stock, and of which 8,547.892 restricted stock units vest on September 2, 2015, with the remainder vesting in three equal installments on October 1, 2017, 2018 and 2019. Upon vesting these restricted stock units will be deferred and settled in shares of our common stock.
(16)	Includes 53,419 shares of our common stock that Mr. Nietzel has the right to acquire by exercise of stock options. Excludes unvested stock options to acquire 50,149 shares of our common stock. Also excludes 25,141.89 restricted stock units granted under our 2014 Omnibus Award Plan, which represent a like number of shares of our common stock, and of which 8,547.89 restricted stock units vest on September 2, 2015, with the remainder vesting in three equal installments on October 1, 2017, 2018 and 2019. Upon vesting these restricted stock units will be deferred and settled in shares of our common stock.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facilities

Prior to the separation and distribution, we entered into a credit agreement providing for our revolving credit facility and term loan facility, which are further described below and are referred to herein as the “Credit Facilities.”

Revolving Credit Facility

Our senior unsecured revolving credit facility provides us with up to $300 million of borrowing capacity and includes a sub-limit of up to $100 million for loans in Euro and Sterling. In addition, our revolving credit facility contains an accordion feature that allows us to increase the available borrowing capacity under the facility by up to $100 million, subject to the agreement of lenders under the facility or other financial institutions that become lenders to extend commitments as part of the increased revolving facility. Our revolving credit facility will mature on September 30, 2019, subject to up to two one-year extensions if lenders holding a majority of the revolving commitments approve such extension.

Borrowings under our revolving credit facility will be available for general corporate purposes. Our revolving credit facility is unsecured and loans thereunder will bear interest, at our option, at (a) the rate at which deposits in the applicable currency are offered in the London interbank market (or, in the case of borrowings in Euro, the European interbank market) plus margins varying from 1.125 percent to 2.00 percent per annum based on our senior, unsecured, non-credit-enhanced, long-term debt ratings from Standard & Poor’s Ratings Group and Moody’s Investors Services Inc. (the “Ratings”) or (b) solely in the case of U.S. dollar loans, (i) the highest of (A) the prime rate of JPMorgan Chase Bank, N.A., (B) a rate equal to the average of the overnight federal funds rate with a maturity of one day plus a margin of 0.50 percent per annum and (C) the rate at which dollar deposits are offered in the London interbank market for a one-month interest period plus 1.00 percent, plus (ii) margins varying from 0.125 percent to 1.00 percent per annum based on the Ratings. The unused portion of the revolving credit facility will be subject to commitment fees ranging from 0.125 percent to 0.350 percent per annum based on the Ratings.

Term Loan Facility

Our term loan facility provided us with $250 million of borrowings on September 30, 2014 and will mature on September 16, 2019. It is subject to amortization in equal quarterly installments of 1.25 percent of the aggregate principal amount of the term loans made on the closing date, with any unpaid principal amount to be due and payable on the maturity date. Our term loan facility is unsecured, and the loans thereunder bear interest at the same rates as are applicable to dollar loans under the revolving credit facility.

Restrictive Covenants and Other Matters

The Credit Facilities contain various covenants and restrictive provisions that limit our subsidiaries’ ability to incur additional indebtedness; our ability to consolidate or merge with other entities; and our and our subsidiaries’ ability to incur liens, to enter into sale and leaseback transactions and to enter into agreements restricting the ability of our subsidiaries to pay dividends. If we fail to perform our obligations under these and other covenants, the revolving credit commitment could be terminated and any outstanding borrowings, together with accrued interest, under the Credit Facilities could be declared immediately due and payable. Our credit agreement also has, in addition to customary events of default, an event of default triggered by the acceleration of the maturity of any other indebtedness we may have in an aggregate principal amount in excess of $75 million.

The Credit Facilities also contain financial covenants that provide that (A) the ratio of our total consolidated indebtedness to consolidated EBITDA shall not exceed 3.50 to 1.00 and (B) the ratio of our consolidated EBITDA to consolidated interest expense shall be a minimum of 3.00 to 1.00.

Bridge Loan Facility

Prior to the separation and distribution, we entered into a credit agreement providing for our bridge loan facility. We borrowed $750 million under our bridge loan facility on September 30, 2014, and we used the proceeds from the borrowings under our bridge loan facility, together with borrowings under our term loan facility, to pay to ADP a cash dividend of $825 million and also to pay fees and expenses in connection with the separation and distribution and our entry into our Credit Facilities and bridge loan facility. We used the proceeds from the issuance of the initial notes, together with cash on hand, to repay all outstanding borrowings under our bridge loan facility.

THE EXCHANGE OFFER

Terms of the Exchange Offer

We are offering to exchange our initial notes for a like aggregate principal amount of our exchange notes.

The exchange notes that we propose to issue in this exchange offer will be substantially identical to the form and terms of our initial notes except that, unlike our initial notes, the exchange notes (i) have been registered under the Securities Act and will be freely tradable by persons who are not our affiliates or subject to restrictions due to being a broker dealer, and (ii) are not entitled to the registration rights applicable to the initial notes under the Registration Rights Agreements. In addition, our obligation to pay interest on the initial notes due to the failure to consummate the exchange offer by a prior date does not apply to the exchange notes. You should read the description of the applicable exchange notes in the sections in this prospectus entitled “Description of the Notes.”

Initial notes may be exchanged only for a minimum principal denomination of $2,000 and in integral multiples of $1,000 in excess thereof.

We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Extensions; Amendments; Termination

This exchange offer will expire at 5:00 p.m., New York City time, on June 18, 2015, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of this exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if this exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

(1)	Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent before 5:00 p.m., New York City time, on the expiration date.

(2)	Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at DTC in accordance with the procedures for book-entry transfer described under “—Book-Entry Delivery Procedure” below, before 5:00 p.m., New York City time, on the expiration date.

(3)	Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedure” below.

The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1)	a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

(2)	a commercial bank or trust company having an office or correspondent in the United States; or

(3)	an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

a.	by a registered holder or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at DTC; or

b.	for the account of a member firm of a registered national securities exchange or of FINRA, a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal or any bond powers are signed by:

(1)	the registered holder of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

(2)	a participant in DTC: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

(3)	a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

(4)	trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in this exchange offer, you must make the following representations:

(1)	you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;

(2)	any exchange notes acquired by you pursuant to this exchange offer are being acquired in the ordinary course of business, whether or not you are the holder;

(3)	you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such exchange notes and is not participating in, and does not intend to participate in, the distribution of such exchange notes;

(4)	you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate,” (as defined in Rule 405 of the Securities Act), of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

(5)	if you are not a broker-dealer, you represent that you are not engaged in, and do not intend to engage in, a distribution of exchange notes; and

(6)	if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes that were acquired by you as a result of market-making or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes.

You must also warrant that the acceptance of any tendered initial notes by us and the issuance of exchange notes in exchange therefor shall constitute performance in full of our obligations under the registration rights agreements relating to the initial notes.

To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

Book-Entry Delivery Procedure

Any financial institution that is a participant in DTC’s systems may make book-entry deliveries of initial notes by causing DTC to transfer these initial notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. To effectively tender the initial notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the initial notes that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against such participant. The exchange agent will make a request to establish an account for the initial notes at DTC for purposes of this exchange offer within two business days after the date of this prospectus.

A delivery of initial notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message, or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents, is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before 5:00 p.m., New York City time, on the expiration date, or (3) the procedures for book-entry transfer cannot be completed on a timely basis, you may still tender your initial notes in this exchange offer if:

(1)	you tender through a member firm of a registered national securities exchange or of FINRA, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act;

(2)	before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3)	the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at DTC with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to this exchange offer relating to the obligations of broker dealers, which we will not waive. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person will be under any duty to give notification of defects or irregularities with respect to tenders of initial notes. None of us, the exchange agent or any other person will incur any liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered, and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

If all the conditions to this exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at DTC with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of this exchange offer.

By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy, with full power of substitution and resubstitution to the full extent of your rights on the initial notes tendered. This proxy will be considered coupled with an interest in the tendered initial notes. This appointment will be effective only when, and to the extent, that we accept your notes in this exchange offer. All prior proxies on these initial notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the initial notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “—Exchange Agent” and before acceptance of your tendered notes for exchange by us.

Any notice of withdrawal must:

(1)	specify the name of the person having tendered the initial notes to be withdrawn;

(2)	identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes;

(3)	be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender, and withdrawing the tender;

(4)	specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn; and

(5)	if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

You may re-tender properly withdrawn initial notes in this exchange offer by following one of the procedures described under “—Procedures for Tendering Initial Notes” above at any time before 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

We will complete this exchange offer only if:

(1)	there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer;

(2)	there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes;

(3)	there is no stop order issued by the SEC which would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the indentures under the Trust Indenture Act;

(4)	there is no litigation or threatened litigation which would impair our ability to proceed with this exchange offer; and

(5)	we obtain all the governmental approvals we deem necessary to complete this exchange offer.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to this exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

(1)	refuse to accept and return to their holders any initial notes that have been tendered;

(2)	extend the exchange offer and retain all initial notes tendered before 5:00 p.m., New York City time, on the expiration date, subject to the rights of the holders of these notes to withdraw their tenders; or

(3)	waive any condition that has not been satisfied and accept all properly tendered initial notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

We will record the exchange notes at the same carrying value as the initial notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange of the initial notes and the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Exchange Agent

We have appointed U.S. Bank National Association as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By Registered and Certified Mail:

U.S. Bank National Association

111 Fillmore Ave.

St. Paul, Minnesota 55107

Attn: Specialized Finance

By Regular Mail or Overnight Courier:

U.S. Bank National Association

111 Fillmore Ave.

St. Paul, Minnesota 55107

Attn: Specialized Finance

By Facsimile (for eligible institutions only): (651) 466-7367, Confirmation Number: 1-800-934-6802

For Information or Confirmation by Telephone: 1-800-934-6802

Fees and Expenses

We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1)	certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered;

(2)	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

(3)	a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer May Have Adverse Consequences

The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell, or otherwise transfer, the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell, or otherwise transfer, them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

(1)	we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2)	you notify us prior to the 20th day following consummation of the exchange offer that:

•	you are prohibited by law or SEC policy from participating in the exchange offer; or

•	you may not resell the exchange notes you acquire in the exchange offer to the public without delivering a prospectus (other than by reason of such holder’s status as our affiliate) and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

(1)	you are a broker-dealer and hold initial notes that you acquired directly from us or our affiliate.

Delivery of Prospectus

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

DESCRIPTION OF THE NOTES

CDK Global, Inc., a Delaware corporation, issued the initial 2019 notes under an Indenture (the “2019 Notes Indenture”) between itself and U.S. Bank National Association, as Trustee, and issued the initial 2024 notes under an Indenture (the “2024 Notes Indenture” and, together with the 2019 Notes Indenture, the “Indentures”) between itself and U.S. Bank National Association, as Trustee. The terms of the Notes include those stated in the Indenture and those made part of the applicable Indenture by reference to the Trust Indenture Act.

Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, the words “Company,” “we” and “our” refer only to CDK Global, Inc. and not to any of its subsidiaries.

The terms of the exchange notes are identical in all material respects to the initial notes, except that upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights.

The following description is only a summary of the material provisions of the Indentures. We urge you to read the Indentures because they, not this description, define your rights as holders of the Notes. You may request copies of these agreements at our address set forth under the heading “Where You Can Find More Information.”

Principal, Maturity and Interest

An aggregate principal amount of initial 2019 notes equal to $250,000,000 was issued on October 14, 2014, and up to $250,000,000 aggregate principal amount of exchange 2019 notes is being issued in this offering. An aggregate principal amount of initial 2024 notes equal to $500,000,000 was issued on October 14, 2014, and up to $500,000,000 aggregate principal amount of exchange 2024 notes is being issued in this offering. The Company will issue the exchange notes in minimum denominations of $2,000 and any greater integral multiple of $1,000. The 2019 notes will mature on October 15, 2019, and the 2024 notes will mature on October 15, 2024.

We are permitted to issue more Notes of either series from time to time (the “Additional Notes”). The Notes and the Additional Notes of a series, if any, will be treated as a single class for all purposes of the Indenture for such series, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the applicable Indenture and this “Description of the Notes,” references to the Notes of a series include any Additional Notes of such series actually issued.

Interest on the 2019 notes accrues at the rate of 3.30% per annum, and interest on the 2024 notes accrues at the rate of 4.50% per annum. Interest on each series of Notes will be payable semiannually in arrears on April 15 and October 15, commencing on April 15, 2015 to the holders of record of those Notes on the immediately preceding April 1 or October 1.

Interest on the Notes accrues from October 14, 2014. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

At any time and from time to time, we will be entitled at our option to redeem the Notes of either series, in whole or in part, at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date, subject to the rights of holders of the Notes to be redeemed on the relevant record date to receive interest due on the relevant interest payment date; provided that (i) if the Company redeems any 2019 Notes on or after September 15, 2019 (one month prior to the stated maturity date of the 2019 Notes) or (ii) if the Company redeems any 2024 Notes on or after July 15, 2024 (three months prior to the stated maturity date of the 2024 Notes), the redemption price for those Notes will equal 100% of the aggregate principal amount of the notes to redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

In determining the present values of the Remaining Scheduled Payments, the Company will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 25 basis points for the 2019 Notes and 35 basis points for the 2024 Notes.

The following terms are relevant to the determination of the redemption price.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of the applicable Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, (2) if the Company obtains fewer than four applicable Reference Treasury Dealer Quotations, the arithmetic average of all applicable Reference Treasury Dealer Quotations for such redemption date or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers, or their respective successors, as may be appointed from time to time by the Company; provided, however, that if the foregoing ceases to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), the Company will substitute another primary treasury dealer.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and two other primary treasury dealers selected by the Company, and each of their respective successors and any other primary treasury dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Company, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the applicable Comparable Treasury Issue. In determining this rate, the Company will assume a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

Selection and Notice of Redemption

If we are redeeming less than all the Notes of a series at any time, the Trustee will select Notes on a pro rata basis to the extent practicable.

We will redeem Notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail to each holder of Notes to be redeemed at its registered address, or delivered electronically if held by DTC, at least 30 but not more than 60 days before the redemption date, except that redemption notices may be mailed more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any Holder selected for redemption will not impair or affect the validity of the redemption of any other Note redeemed in accordance with provisions of the Indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancelation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under “—Offer to Redeem Upon Change of Control Triggering Event.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Ranking

The indebtedness evidenced by the Notes is unsecured and ranks equally in right of payment with all of our existing and future unsecured unsubordinated obligations, including our obligations under our Credit Facilities. Secured debt and other secured obligations of the Company will be effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations. As of March 31, 2015, we had $993.8 million of unsecured unsubordinated obligations outstanding, including the Notes and our obligations under our Credit Facilities, and no secured obligations.

All of our operations are conducted through our subsidiaries. Claims of creditors of such subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes are effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our subsidiaries. As of March 31, 2015, the total liabilities of our subsidiaries were approximately $751.5 million, including trade payables.

Offer to Redeem Upon Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes as described under “—Optional Redemption,” each Indenture provides that each Holder of Notes will have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send a notice, by first class mail to each Holder of Notes, or electronically if held by DTC, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the paying agent at the address specified in the notice, or transfer their Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes of a series tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes of such series validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes of that series that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of redemption.

“Change of Control” means the occurrence of any one of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to the Company or one of its Subsidiaries;

(2)	the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3)	the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4)	the first day on which the majority of the members of the board of directors of the Company cease to be Continuing Directors; or

(5)	the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.

“Continuing Director” means, as of any date of determination, any member of the board of directors of the Company who:

(1)	was a member of such board of directors on the date of the applicable Indenture; or

(2)	was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB– or better by S&P (or its equivalent under any successor rating category of S&P); and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies appointed by the Company.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s and S&P ceases to provide rating services to issuers or investors, the Company shall appoint a replacement for such Rating Agency that is reasonably acceptable to the trustee under the Indenture.

“Rating Category” means (1) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (2) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (3) the equivalent of any such category of S&P or Moody’s used by any replacement Rating Agency appointed by the Company. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB– to B+, will constitute a decrease of one gradation).

“Rating Date” means the date that is 60 days prior to the earlier of, (1) a Change of Control or (2) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Ratings Event” means the occurrence of the events described in (a) or (b) below on, or within 60 days after, the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) in the event the Notes are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the Notes shall be reduced so that the Notes are rated below Investment Grade by both Rating Agencies, or (b) in the event the Notes are rated (i) Investment Grade by one Rating Agency and below Investment Grade by the other Rating Agency on the Rating Date or (ii) below Investment Grade by both Rating Agencies on the Rating Date, the rating of the Notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

Our ability to repurchase Notes pursuant to the Change of Control Offer may be limited by a number of factors. Certain events that may constitute a change of control under our and our subsidiaries’ indebtedness and cause a default under the agreements related to such indebtedness but may not constitute a Change of Control under our Credit Facilities or a Change of Control Triggering Event under the Indentures. Our and our subsidiaries’ future indebtedness may also contain prohibitions of certain events that would constitute a Change of Control Triggering Event or require such indebtedness to be repurchased upon a Change of Control Triggering Event. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if a Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Relating to Our Indebtedness and the Notes—We may not be able to purchase the notes upon a change of control triggering event.”

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and, if a Ratings Event has occurred, whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above. Holders may not be entitled to require the Company to purchase their Notes in certain circumstances involving a significant change in the composition of the Board of Directors, including in connection with a proxy contest where the Board of Directors does not approve a dissident slate of directors but approves them as Continuing Directors, even if the Board of Directors initially opposed the directors.

The provisions under the Indentures relating to our obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes of the applicable series.

Certain Covenants

Each Indenture contains covenants including, among others, the following:

Limitation on Liens

The Company will not, and will not permit any Subsidiary to, directly or indirectly, incur or permit to exist any Lien (an “Initial Lien”) of any nature whatsoever on any of its properties or assets whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes (together with, at the option of the Company, any other Indebtedness of the Company or any of its Subsidiaries ranking equally in right of payment with the Notes) shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Notwithstanding the foregoing, the Company and its Subsidiaries may create, assume, incur or guarantee Indebtedness secured by a Lien without equally and ratably securing the Notes; provided that at the time of such creation, assumption, incurrence or guarantee, after giving effect thereto and to the retirement of any Indebtedness that is being retired substantially concurrently with any such creation, assumption, incurrence or guarantee, the sum of (a) the aggregate amount of all outstanding Indebtedness secured by Liens other than Permitted Liens, (b) the Attributable Debt of all Sale/Leaseback Transactions of the Company and its Subsidiaries permitted by the last paragraph under “—Limitation on Sale/Leaseback Transactions” below and

(c) the aggregate amount of all outstanding refinancing Indebtedness incurred pursuant to clause (12) of the definition of Permitted Liens in respect of Indebtedness initially incurred pursuant to this sentence does not at such time exceed 10% of Consolidated Adjusted Net Assets.

Any such Lien thereby created in favor of the Notes will be automatically and unconditionally released and discharged upon (i) the release and discharge of each Initial Lien to which it relates, or (ii) any sale, exchange or transfer to any Person not an affiliate of the Company of the property or assets secured by such Initial Lien.

Limitation on Sale/Leaseback Transactions

The Company will not, and will not permit any Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1)	such transaction involves a lease for not more than three years (or which may be terminated by the Company or its Subsidiaries within a period of not more than three years);

(2)	such transaction involves leases between only the Company and a Subsidiary or only between Subsidiaries;

(3)	such transaction involves leases of property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement or the commencement of commercial operation of the property;

(4)	the Company or such Subsidiary would be entitled to create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “—Limitation on Liens”; or

(5)	the net proceeds of the sale of the property to be leased are at least equal to such property’s fair market value, as determined by the Company’s board of directors in good faith, and such net proceeds are applied within 365 days of the effective date of the Sale/Leaseback Transaction, or the Company enters into a definitive agreement within such 365-day period to apply such net proceeds, to (a) the purchase, construction, development or acquisition of properties or assets or (b) the redemption, repayment or other retirement for value of the Notes or any Indebtedness of the Company that ranks equally in right of payment with the Notes or any Indebtedness of one or more Subsidiaries.

Notwithstanding the restrictions outlined in the preceding paragraphs, the Company and its Subsidiaries will be permitted to enter into Sale/Leaseback Transactions that would otherwise be subject to such restrictions, without complying with the requirements of the preceding paragraph, if, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to Sale/Leaseback Transactions existing at such time that could not have been entered into except for the provisions described in this paragraph, together with the aggregate amount of all outstanding Indebtedness secured by Liens permitted under the penultimate paragraph under “—Limitation on Liens” above, does not exceed 10% of Consolidated Adjusted Net Assets.

Merger and Consolidation

The Company will not consolidate with or merge with or into, or sell, convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all of its assets to, any Person, unless:

(1)	the Company is the surviving Person or the resulting, surviving or transferee Person (the “Successor Company”) is a corporation, limited liability company, partnership or similar entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) expressly assumes, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2)	immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)	if, as a result of any such transaction, properties or assets of the Company would become subject to any Lien which would not be permitted by the covenant described above under “—Limitation on Liens” without equally and ratably securing the Notes, the Company or the Successor Company, as the case may be, will take the steps as are necessary to secure effectively the Notes equally and ratably with, or prior to, all Indebtedness secured by those Liens as described above; and

(4)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will succeed to, and be substituted for, the Company, and may exercise all of the rights and powers of the Company, under the Indenture. The Company will be relieved of all obligations and covenants under the Notes and the Indenture, provided that, in the case of a lease of all or substantially all of properties or assets of the Company, the Company will not be released from the obligation to pay the principal of and interest on the Notes.

Rule 144A Information

At any time when the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Interest Rate Adjustment Based on Rating Events

Each Indenture provides that the interest rate payable on the applicable series of Notes will be subject to adjustment from time to time if any of the two Rating Agencies downgrades (or subsequently upgrades) its rating assigned to the applicable series of Notes, as set forth below.

If the rating of any series of Notes from any one or more of the Rating Agencies is decreased to a rating set forth in any of the immediately following tables, the interest rate on such series of Notes will increase from the interest rate otherwise payable on the Notes by an amount equal to the sum of the percentages set forth in the following tables opposite those ratings:

Moody’s Rating	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

S&P Rating	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

If at any time the interest rate on the Notes of a series has been adjusted upward and either Moody’s or S&P (or, in either case, a substitute Rating Agency thereof), as the case may be, subsequently increases its rating of the Notes of that series to any of the threshold ratings set forth above, the interest rate on the Notes of that series will be decreased such that the interest rate for the Notes of that series equals the interest rate payable on the Notes of that series on the date of their issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase in rating. If Moody’s (or any substitute Rating Agency thereof) subsequently increases its rating of the Notes of that series to Baa3 (or its successor or its equivalent, in the case of a substitute Rating Agency) or higher, and S&P (or any substitute Rating Agency thereof) increases its rating to BBB- (or its successor or its equivalent, in the case of a substitute Rating Agency) or higher, the interest rate on the Notes of that series will be decreased to the interest rate payable on the Notes of that series on the date of their issuance. In addition, the interest rate on the Notes of a series will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both Rating Agencies), if the Notes of that series become rated A-3 and A- (or its successor or the equivalent of either such rating, in the case of a substitute Rating Agency) or higher by Moody’s and S&P (or, in either case, a substitute Rating Agency thereof), respectively (or one of these ratings if the Notes of that series are only rated by one Rating Agency).

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a substitute Rating Agency thereof), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the Notes of a series be reduced to below the interest rate payable on the Notes of that series on the date of their issuance or (2) the total increase in the interest rate on the Notes of a series exceed 2.00% above the interest rate payable on the Notes of that series on the date of their issuance.

No adjustments in the interest rate of the Notes of a series shall be made solely as a result of a Rating Agency ceasing to provide a rating of that series of Notes. If at any time fewer than two Rating Agencies provide a rating of the Notes of a series for a reason beyond our control, we will use our commercially reasonable efforts to obtain a rating of the Notes of that series from a substitute Rating Agency, to the extent one exists, and, if a substitute Rating Agency exists, for purposes of determining any increase or decrease in the interest rate on the Notes of that series pursuant to the tables above, (a) such substitute Rating Agency will be substituted for the last Rating Agency to provide a rating of the Notes of that series which has since ceased to provide such rating, (b) the relative rating scale used by such substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the interest rate on the Notes of that series will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the Notes of that series on the date of their issuance plus the appropriate percentage, if any, set forth opposite the rating from such substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other Rating Agency). Subject to the first sentence of the next paragraph, for so long as only one Rating Agency provides a rating of the Notes of a series, any subsequent increase or decrease in the interest rate of the Notes of that series necessitated by a reduction or increase in the rating by the agency providing the rating shall be twice the percentage set forth in the applicable table above. Subject to the first sentence of the next paragraph, for so long as none of Moody’s, S&P or a substitute Rating Agency provides a rating of the Notes of a series, the interest rate on the Notes of that series will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the Notes of that series on the date of their issuance.

Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change occurs requiring an adjustment in the interest rate. If any Rating Agency changes its rating of the Notes more than once during any particular interest period, the last such change to occur will control in the event of a conflict.

If the interest rate payable on the Notes of a series is increased as described above, the term “interest,” as used with respect to the Notes of that series, will be deemed to include any such additional interest unless the context otherwise requires.

Defaults

Each of the following is an Event of Default with respect to each series of Notes:

(1)	a default in the payment of interest on the Notes when due, continued for 30 days;

(2)	a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by the Company to comply with its obligations under “—Certain Covenants—Merger and Consolidation” above;

(4)	the failure by the Company to comply for 60 days after notice with any of its obligations in the covenants described above under “Offer to Redeem Upon Change of Control Triggering Event” (other than a failure to purchase Notes) or under “—Certain Covenants” under “—Limitation on Liens”, “—Limitation on Sale/Leaseback Transactions”;

(5)	the failure by the Company to comply for 90 days after notice with its other agreements contained in the Indenture;

(6)	Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $75 million (the “cross acceleration provision”);

(7)	certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the “bankruptcy provisions”); or

(8)	any judgment or decree for the payment of money (net of any amount covered by insurance issued by a reputable and creditworthy insurer that has not contested coverage or reserved rights with respect to an underlying claim) in excess of $75 million is entered against the Company or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days after such judgment became final and non-appealable and is not paid, discharged, waived or stayed (the “judgment default provision”).

However, a default under clauses (4), (5) and (8) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes of the applicable series notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice. Any default for the failure to deliver any report within the time periods prescribed in the covenant described under “—Certain Covenants—Rule 144A Information” or to deliver any notice or certificate pursuant to any other provision of the Indenture shall be deemed to be cured upon the subsequent delivery of any such report, notice or certificate, even though such delivery is not within the prescribed period specified.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes of the applicable series may declare the principal of and accrued but unpaid interest on all such Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding Notes of the applicable series may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the applicable Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding Notes of the applicable series have requested the Trustee to pursue the remedy;

(3)	such holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	holders of a majority in principal amount of the outstanding Notes of the applicable series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in aggregate principal amount of the outstanding Notes of the applicable series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note of the applicable series or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 10 days after it is known to the Trustee. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and for so long as the Trustee in good faith determines that withholding notice is not opposed to the interest of the holders of the Notes.

We are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. In addition, we are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, each Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes of the applicable series then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes of such series then outstanding. However, without the consent of each holder of an outstanding Note of the applicable series affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the principal amount of Notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or change the Stated Maturity of any Note;

(4)	change the provisions applicable to the redemption of any Note as described under “—Optional Redemption” above;

(5)	make any Note payable in money other than that stated in the Note;

(6)	impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

(8)	make any change in the ranking or priority of any Note that would adversely affect the holders of the Notes.

Notwithstanding the preceding, without the consent of any holder of the Notes of a series, the Company and Trustee may amend the applicable Indenture:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture;

(3)	to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)	to add guarantees with respect to the Notes or to secure the Notes;

(5)	to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company;

(6)	to make any change that does not adversely affect in any material respect the rights of any holder of the Notes;

(7)	to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(8)	to conform the text of the Indenture or the Notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture or the Notes; or

(9)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the holders of the Notes is not necessary under the Indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under an Indenture becomes effective, we are required to mail to holders of the applicable Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Company nor any affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

The Notes have been issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

When we (1) deliver to the Trustee all outstanding Notes for cancelation or (2) all outstanding Notes have become due and payable, or will become due and payable within one year, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the applicable Indenture by us, then such Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

At any time, we may terminate all of our obligations under the Notes and the applicable Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust (as defined below) and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, at any time we may terminate our obligations under “—Offer to Redeem upon Change of Control Triggering Event” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy default provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes of the applicable series may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes of the applicable series may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under “—Defaults” above or because of the failure of the Company to comply with clause (3) under “—Certain Covenants—Merger and Consolidation” above.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

We have appointed U.S. Bank National Association as the Trustee under each Indenture and as Registrar and Paying Agent with regard to the Notes.

Each Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided that if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes of the applicable series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of such Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company will have any liability for any obligations of the Company under the Notes or the Indentures or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indentures and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Attributable Debt” means, in respect of a Sale/Leaseback Transaction, at the time of determination, the lesser of (1) the fair market value of the property so leased as determined in good faith by the Company’s Board of Directors and (2) the present value (discounted at the interest rate borne by the applicable series of Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended) or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitation on Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Consolidated Adjusted Net Assets” means, as of the time of determination, the aggregate amount of the assets of the Company and its consolidated subsidiaries after deducting all current liabilities, as reflected on the consolidated balance sheet of the Company for the then most recently completed fiscal quarter for which internal financial statements are available. For purposes of calculating Consolidated Adjusted Net Assets, investments, acquisitions, mergers, consolidations, dispositions, amalgamations and increases in ownership of Subsidiaries, subsequent to the end of the most recently completed fiscal quarter and on or prior to the date of determination will be given pro forma effect as if they had occurred at the end of such fiscal quarter. For purposes of this definition, whenever pro forma effect is given to a transaction or other event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)	the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Hedging Obligations” means obligations under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable (other than letters of credit issued in respect of trade payables);

(2)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)	all guarantees by such Person of obligations of the type referred to in clauses (1) through (4); and

(6)	all obligations of the type referred to in clauses (1) through (5) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured.

Notwithstanding the foregoing, the term “Indebtedness” will not include (a) in connection with the purchase by the Company or any of its Subsidiaries of any business, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing unless such payments are required under GAAP to appear as a liability on the balance sheet (excluding the footnotes); provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; (b) contingent obligations incurred in the ordinary course of business and not in respect of borrowed money; (c) deferred or prepaid revenues; (d) any Capital Stock; or (e) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller.

Notwithstanding anything in the indentures to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of ASC Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indentures as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the indentures but for the application of this sentence shall not be deemed an incurrence of Indebtedness under the indentures.

“Issue Date” means the date on which the Notes are originally issued.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any priority of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof) real or personal, moveable or immovable, now owned or hereafter acquired; provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

(3)	Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)	Minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Indebtedness (including Capital Lease Obligations) incurred to finance the construction, purchase, replacement or lease of, or repairs, improvements or additions to, property, plant or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) of such Person (plus additions, improvements, accessions and replacements and customary deposits in connection therewith and proceeds, products and distributions therefrom); provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto or pursuant to customary after-acquired property clauses), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 270 days after the later of the acquisition, completion of construction, replacement, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7)	Liens existing on the Issue Date;

(8)	Liens on assets, property or shares of Capital Stock (plus additions, improvements, accessions and replacements and customary deposits in connection therewith and proceeds, products and distributions therefrom) of another Person at the time such other Person becomes a Subsidiary of such Person (other than a Lien incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person becomes such a Subsidiary); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto or pursuant to customary after-acquired property clauses);

(9)

Liens on assets or property (plus additions, improvements, accessions and replacements and customary deposits in connection therewith and proceeds, products and distributions therefrom) at the time such Person or any of its Subsidiaries acquires the assets or property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person (other than a Lien incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person or any of its Subsidiaries acquired such property); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto or pursuant to customary after-acquired property clauses);

(10)	Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person;

(11)	Liens securing Hedging Obligations;

(12)	Liens to secure any refinancing (or successive refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the penultimate paragraph of the covenant described under “—Certain Covenants—Limitation on Liens” or in the foregoing clause (6), (7), (8) or (9); provided, however, that:

(A)	such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus additions, improvements, accessions and replacements and customary deposits in connection therewith and proceeds, products and distributions therefrom); and

(B)	the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under “—Certain Covenants—Limitation on Liens” or in the foregoing clause (6), (7), (8) or (9) at the time the original Lien became a Permitted Lien, plus accrued interest thereon, and (y) an amount necessary to pay any fees, commissions, discounts and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(13)	Liens Incurred to secure cash management services in the ordinary course of business;

(14)	Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements limiting the disposition of such assets pending the closing of the transactions contemplated thereby;

(15)	Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(16)	Liens on any cash earnest money deposits made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement;

(17)	Liens in favor of the Issuer or any of its Subsidiaries; and

(18)	Liens securing the Notes (including any Additional Notes)

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Registration Rights Agreements” means the Registration Rights Agreements to be dated the Issue Date, among the Company, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated in respect of each series of Notes.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Subsidiary on the Issue Date or thereafter acquired by the Company or a Subsidiary whereby the Company or a Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Issue Date.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Book-Entry, Delivery and Form

Except as set forth below, we will initially issue the exchange notes in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will deposit each global note on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company (“DTC”) in New York, New York, and register the exchange notes in the name of DTC or its nominee, or will leave these notes in the custody of the trustee.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the global notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the global notes; and

(2)	ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the global notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the global notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the global notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for certificated notes if:

(1)	DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2)	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the certificated notes; or

(3)	there has occurred and is continuing a Default with respect to the Notes.

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the global notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the global note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the Holders of the certificated notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of the exchange of initial notes for exchange notes pursuant to the exchange offer and the ownership and disposition of exchange notes acquired by United States Holders and non-United States Holders (each as defined below and collectively referred to as “Holders”) pursuant to the exchange offering. Subject to the limitations and qualifications set forth in this Registration Statement (including exhibit 8.1 thereto), this discussion is the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, our U.S. federal income tax counsel. This discussion does not purport to be a complete analysis of all potential tax considerations. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations issued thereunder (“Treasury Regulations”), rulings and pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions in effect or in existence as of the date of this prospectus, all of which are subject to change at any time or to different interpretations. Any such change may be applied retroactively in a manner that could adversely affect a Holder and the continued validity of this summary. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a Holder in light of such Holder’s particular circumstances (for example, United States Holders subject to the alternative minimum tax provisions of the Code) or to Holders subject to special rules, such as certain financial institutions, U.S. expatriates, partnerships or other pass-through entities, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, traders in securities, Holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the initial notes or exchange notes (collectively referred to as “notes”) as part of a “straddle,” “hedge,” conversion transaction within the meaning of Section 1258 of the Code or other integrated transaction within the meaning of Treasury Regulations Section 1.1275-6. Moreover, the effect of any applicable state, local or foreign tax laws, or U.S. federal gift and estate tax law is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of initial notes for exchange notes pursuant to the exchange offer and the ownership and disposition of exchange notes acquired by Holders pursuant to the exchange offering or that any such position would not be sustained.

If an entity classified as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner will depend on the status of the partner (or other owner) and the activities of the entity. Such partner (or other owner) should consult its tax advisor as to the tax consequences of the entity exchanging initial notes for exchange notes and of holding and disposing of exchange notes.

Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

United States Holders

This section applies to “United States Holders.” A United States Holder is a beneficial holder of notes that is:

•	an individual who is a citizen or resident alien of the United States for U.S. federal income tax purposes;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Exchange Offer

The exchange of an initial note for an exchange note will not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, United States Holders will not recognize gain or loss upon receipt of an exchange note. The holding period for an exchange note will include the holding period for the initial note and the initial basis in an exchange note will be the same as the adjusted basis in the initial note.

Payments upon Optional Redemption, Change of Control or Other Circumstances

In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the exchange notes. In other circumstances, we may redeem the exchange notes, in whole or in part, before their maturity date, at a price that may exceed the principal amount of the exchange notes. The requirement or option to make any such payments may implicate the provisions of the Treasury Regulations governing “contingent payment debt instruments.” However, a debt instrument is not considered a “contingent payment debt instrument” if, at the date of its issuance, there is only a “remote” chance that such payments will be made, and therefore the possibility that any such payments will be made will not affect the amount of interest income a United States Holder recognizes. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat any such payments as part of the yield to maturity of any exchange note. Our determination that these contingencies are remote is binding on a United States Holder unless such holder discloses its contrary position in the manner required by the applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a United States Holder might be required to accrue income on its exchange notes in excess of stated interest and to treat as ordinary income rather than as capital gain any income realized on the taxable disposition of an exchange note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a United States Holder. If we pay additional amounts on the exchange notes pursuant to the registration rights provisions or a premium pursuant to the optional redemption or change of control provisions, United States Holders will be required to recognize such amounts as income. The remainder of this summary assumes that the exchange notes will not be treated as contingent payment debt instruments.

Interest

Payments of interest on the exchange notes will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such holder’s method of tax accounting.

Market Discount, Acquisition Premium and Bond Premium

Market Discount. If a United States Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that is less than its stated redemption price at maturity, the amount of the difference should be treated as market discount for U.S. federal income tax purposes. Any market discount applicable to an initial note should carry over to the exchange note received in exchange therefor. The amount of any market discount will be treated as de minimis and disregarded if it is less than one-quarter of one percent of the revised issue price of the initial note, multiplied by the number of complete years to maturity. The rules described below do not apply to a United States Holder if such holder purchased an initial note that has de minimis market discount.

Under the market discount rules, a United States Holder is required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of any accrued market discount (on the initial note or the exchange note) that has not previously been included in income. If a United States Holder disposes of an exchange note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), such holder will be required to include any accrued market discount as ordinary income as if such holder had sold the exchange note at its then fair market value. In addition, such holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the initial note or the exchange note received in exchange therefor.

Market discount accrues ratably during the period from the date on which such holder acquired the initial note through the maturity date of the exchange note (for which the initial note was exchanged), unless such holder makes an irrevocable election to accrue market discount under a constant yield method. Such holder may elect to include market discount in income currently as it accrues (either ratably or under the constant-yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If such holder elects to include market discount in income currently, such holder’s adjusted basis in an exchange note will be increased by any market discount included in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and the election may not be revoked without the consent of the IRS.

Bond Premium. If a United States Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount in excess of its principal amount, the excess will be treated as bond premium. Any bond premium applicable to an initial note should carry over to the exchange note received in exchange therefor. Such holder may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. In such case, such holder will reduce the amount required to be included in income each year with respect to interest on such holder’s exchange note by the amount of amortizable bond premium allocable to that year. The election, once made, is irrevocable without the consent of the IRS and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. If such holder elected to amortize bond premium on an initial note, such election should carry over to the exchange note received in exchange therefor. If such holder does not make this election, such holder will be required to include in gross income the full amount of interest on the exchange note in accordance with such holder’s regular method of tax accounting, and will include the premium in such holder’s tax basis for the exchange note for purposes of computing the amount of such holder’s gain or loss recognized on the taxable disposition of the exchange note. United States Holders should consult their own tax advisors concerning the computation and amortization of any bond premium on the exchange note.

Medicare Contribution Tax on Unearned Income

Certain United States Holders that are individuals, estates and trusts will be subject to a 3.8% Medicare tax on the lesser of (A) the United States Holder’s “net investment income” for the relevant taxable year and (B) the excess of the United States Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Net investment income will include interest income and the net gains from the disposition of the notes, unless such interest or net gains are derived from the conduct of a nonpassive trade or business.

Sale or Other Taxable Disposition of the Exchange Notes

A United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note equal to the difference, if any, between the amount realized upon the disposition (less any amount allocable to any accrued and unpaid interest, which will be taxable as ordinary income to the extent not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the exchange note at the time of disposition. A United States Holder’s adjusted tax basis in an exchange note will be the price such holder paid therefor, increased by any market discount previously included in gross income and reduced (but not below zero) by amortized bond premium. This gain or loss will be a capital gain or loss (except to the extent of accrued interest not previously includible in income or to the extent the market discount rules require the recognition of ordinary income) and will be long-term capital gain or loss if the

United States Holder has held the exchange note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains of noncorporate United States Holders, including individuals, may be taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting requirements will apply to United States Holders other than certain exempt recipients, such as corporations, with respect to certain payments of interest on the exchange notes and the proceeds of disposition (including a retirement or redemption of an exchange note). In addition, a United States Holder other than certain exempt recipients may be subject to “backup withholding” on the receipt of certain payments on the exchange notes if such holder:

•	fails to provide a correct taxpayer identification number (“TIN”), which for an individual is ordinarily his or her social security number,

•	is notified by the IRS that it is subject to backup withholding,

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding, or

•	otherwise fails to comply with applicable requirements of the backup withholding rules.

United States Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-United States Holders

This section applies to “non-United States Holders.” A non-United States Holder is a person that holds the notes, that is not a United States Holder and that is, for United States federal income tax purposes, an individual, corporation (or other entity taxable as a corporation created under non-U.S. law), estate or trust.

Exchange Offer

Non-United States Holders will not recognize gain or loss upon receipt of an exchange note in exchange for an initial note pursuant to the exchange offer.

Interest Payments

Subject to the discussion below concerning effectively connected income and backup withholding, interest paid to a non-United States Holder on an exchange note will not be subject to U.S. federal income tax or withholding tax, provided that such non-United States Holder meets each of the following requirements:

•	such holder does not own, actually or constructively, for U.S. federal income tax purposes, stock constituting 10% or more of the total combined voting power of all classes of the stock of the Issuer entitled to vote.

•	such holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to the Issuer through equity ownership.

•	such holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business.

•	such holder provides a properly completed IRS Form W-8BEN or W-8BEN-E certifying its non-U.S. status.

The gross amount of payments of interest that do not qualify for the exception from withholding described above will be subject to U.S. withholding tax at a rate of 30%, unless (A) such holder provides a properly completed IRS Form W-8BEN or W-8BEN-E claiming an exemption from or reduction in withholding under an applicable tax treaty, or (B) such interest is effectively connected with such holder’s conduct of a U.S. trade or business and such holder provides a properly completed IRS Form W-8ECI.

Sale or Other Taxable Disposition of the Exchange Notes

Subject to the discussion below concerning backup withholding, a non-United States Holder will not be subject to U.S. federal income tax or withholding tax on any gain recognized on the sale, exchange, redemption, retirement or other disposition of an exchange note unless:

•	such holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder will be subject to a 30% tax (or a lower applicable treaty rate) with respect to such gain (offset by certain U.S. source capital losses), or

•	such gain is effectively connected with such holder’s conduct of a trade or business in the United States, in which case such holder will be subject to tax as described below under “Effectively Connected Income.”

Any amounts in respect of accrued interest recognized on the sale or exchange of an exchange note will not be subject to U.S. federal withholding tax, unless the sale or exchange is part of a plan the principal purpose of which is to avoid tax and the withholding agent has actual knowledge or reason to know of such plan.

Effectively Connected Income

If interest or gain from a disposition of the exchange notes is effectively connected with a non-United States Holder’s conduct of a U.S. trade or business, the such holder will be subject to U.S. federal income tax on the interest or gain on a net income basis in the same manner as if such holder were a United States Holder, unless an applicable income tax treaty provides otherwise. However, the interest or gain in respect of the exchange notes would be exempt from U.S. withholding tax if such holder claims the exemption by providing a properly completed IRS Form W-8ECI or W-8BEN. In addition, if such holder is a foreign corporation, such holder may also be subject to a branch profits tax on its effectively connected earnings and profits for the taxable year, subject to certain adjustments, at a rate of 30% unless reduced or eliminated by an applicable income tax treaty.

Information Reporting and Backup Withholding

Unless certain exceptions apply, we must report to the IRS and to a non-United States Holder any payments to such holder in respect of interest during the taxable year. Under current U.S. federal income tax law, backup withholding tax will not apply to payments of interest by us or our paying agent on an exchange note to a non-United States Holder, if such holder provides us with a properly competed IRS Form W-8BEN or W-8BEN-E, provided that we or our paying agent, as the case may be, do not have actual knowledge or reason to know that such holder is a U.S. person.

Payments pursuant to the sale, exchange or other disposition of exchange notes, made to or through a foreign office of a foreign broker, other than payments in respect of interest, will not be subject to information reporting and backup withholding; provided that information reporting may apply if the foreign broker has certain connections to the United States, unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments made to or through a foreign office of a U.S. broker will not be subject to backup withholding, but are subject to information reporting unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments to or through a U.S. office of a broker, however, are subject to information reporting and backup withholding, unless the beneficial owner of the exchange notes certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

Backup withholding is not an additional tax; any amounts withheld from a payment to a non-United States Holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations.

FATCA

Sections 1471 through 1474 of the Code (provisions which are commonly referred to as “FATCA”) will impose a 30% withholding tax on certain payments to certain foreign entities (including intermediaries), unless such foreign entities satisfy various U.S. information reporting requirements.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the expiration date of the exchange offer, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

The Company will not receive any proceeds from any sale of exchange notes by broker-dealers. The exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Company has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the notes and the enforceability of obligations under the notes being issued will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The combined financial statements of the Dealer Services Business of ADP as of June 30, 2014 and 2013, and for each of the three years ended June 30, 2014, 2013 and 2012, and the related financial statement schedule included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement which report expresses an unqualified opinion and includes an explanatory paragraph related to the inclusion of expense allocations for certain corporate functions historically provided by Automatic Data Processing, Inc. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 to register the exchange notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You can read a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we have filed electronically with the SEC, which you can access at www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance with those requirements, we file periodic reports, proxy statements and other information with the SEC. We expect that those periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference room and the SEC’s website.

We make available free of charge on our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. We make all of these documents available free of charge on our website, www.cdkglobal.com, and will provide them free of charge to any holders of the notes requesting copies in writing to: 1950 Hassell Road, Hoffman Estates, Illinois 60169, Attention: Investor Relations. The information on our website is not, and shall not be deemed to be, a part of this prospectus or incorporated into any filings we make with the SEC.

Anyone who receives a copy of this prospectus may obtain a copy of the indentures without charge by writing to Alfred A. Nietzel, Chief Financial Officer, CDK Global, Inc., 1950 Hassell Road, Hoffman Estates, Illinois, 60169, (847) 397-1700.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Automatic Data Processing, Inc.

Roseland, New Jersey

We have audited the accompanying combined balance sheets of Dealer Services Business of Automatic Data Processing, Inc. (the “Company”) as of June 30, 2014 and 2013, and the related combined statements of comprehensive income, group equity, and cash flows for each of the three years in the period ended June 30, 2014. Our audits also included the financial statement schedule listed in the Index at Page F-1. These combined financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2014, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 1 to the combined financial statements, the Company is comprised of the assets and liabilities used in managing and operating the Company. The combined financial statements include expense allocations for certain corporate functions historically provided by Automatic Data Processing, Inc. (“ADP”). These allocations may not be reflective of the actual expenses which would have been incurred had the Company operated as a separate entity apart from ADP.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

September 5, 2014 (May 5, 2015 as to Notes 1. D and 5)

Dealer Services Business of Automatic Data Processing, Inc.

Combined Statements of Comprehensive Income

(In millions)

	Years Ended June 30,
	2014	2013	2012
Revenues	$1,976.5	$1,839.4	$1,695.6
Expenses:
Cost of revenues	1,204.5	1,104.6	1,023.9
Selling, general and administrative expenses	411.8	416.9	418.9
Separation costs	9.3	—	—

Total expenses	1,625.6	1,521.5	1,442.8

Operating earnings	350.9	317.9	252.8
Interest expense	(1.0)	(0.9)	(1.0)
Other income (expense), net	3.4	3.7	4.6

Earnings before income taxes	353.3	320.7	256.4
Provision for income taxes	(117.4)	(115.0)	(91.3)

Net earnings	235.9	205.7	165.1
Less: net earnings attributable to noncontrolling interest	8.0	6.3	5.0

Net earnings attributable to Dealer Services	227.9	199.4	160.1

Other comprehensive income (loss):
Currency translation adjustments	42.6	(1.1)	(32.7)

Other comprehensive income (loss)	42.6	(1.1)	(32.7)

Comprehensive income	278.5	204.6	132.4
Less: comprehensive income attributable to noncontrolling interest	8.0	6.3	5.0

Comprehensive income attributable to Dealer Services	$270.5	$198.3	$127.4

See notes to the combined financial statements.

Dealer Services Business of Automatic Data Processing, Inc.

Combined Balance Sheets

(In millions)

	June 30, 2014	June 30, 2013
Assets
Current assets:
Cash and cash equivalents	$402.8	$276.3
Accounts receivable, (net of allowance for doubtful accounts of $12.2 and $11.4, respectively)	310.7	273.7
Notes receivable from ADP and its affiliates	40.6	35.0
Other current assets	164.1	198.6

Total current assets	918.2	783.6
Property, plant and equipment, net	82.6	68.4
Other assets	233.1	270.3
Goodwill	1,230.9	1,167.3
Intangible assets, net	133.8	147.2

Total assets	$2,598.6	$2,436.8

Liabilities and Group Equity
Current liabilities:
Accounts payable	$17.2	$16.0
Accrued expenses and other current liabilities	158.0	169.7
Accrued payroll and payroll-related expenses	105.6	100.6
Short-term deferred revenues	194.8	224.2
Notes payable to ADP and its affiliates	21.9	22.0
	—	—

Total current liabilities	497.5	532.5
Other liabilities	32.5	34.0
Deferred income taxes	76.5	75.7
Long-term deferred revenue	182.8	239.9

Total liabilities	789.3	882.1

Group Equity:
Parent company’s net investment	1,712.2	1,500.2
Accumulated other comprehensive income	85.7	43.1

Total Dealer Services group equity	1,797.9	1,543.3
Noncontrolling interest	11.4	11.4

Total group equity	1,809.3	1,554.7

Total liabilities and group equity	$2,598.6	$2,436.8

See notes to the combined financial statements.

Dealer Services Business of Automatic Data Processing, Inc.

Combined Statements of Group Equity

(In millions)

	Parent Company’s Net Investment	Accumulated Other Comprehensive Income (Loss)	Total Dealer Services Group Equity	Noncontrolling Interest	Total Group Equity
Balance at June 30, 2011	$1,448.7	$76.9	$1,525.6	$8.1	$1,533.7
Net earnings	160.1	—	160.1	5.0	165.1
Foreign currency translation adjustments	—	(32.7)	(32.7)	—	(32.7)
Dividend payments of CVR to noncontrolling owners	—	—	—	(8.0)	(8.0)
Net distributions to Parent	(184.5)	—	(184.5)	—	(184.5)

Balance at June 30, 2012	1,424.3	44.2	1,468.5	5.1	1,473.6
Net earnings	199.4	—	199.4	6.3	205.7
Foreign currency translation adjustments	—	(1.1)	(1.1)	—	(1.1)
Net distributions to Parent	(123.5)	—	(123.5)	—	(123.5)

Balance at June 30, 2013	1,500.2	43.1	1,543.3	11.4	1,554.7
Net earnings	227.9	—	227.9	8.0	235.9
Foreign currency translation adjustments	—	42.6	42.6	—	42.6
Dividend payments of CVR to noncontrolling owners	—	—	—	(8.0)	(8.0)
Net distributions to Parent	(15.9)	—	(15.9)	—	(15.9)

Balance at June 30, 2014	$1,712.2	$85.7	$1,797.9	$11.4	$1,809.3

See notes to the combined financial statements.

Dealer Services Business of Automatic Data Processing, Inc.

Combined Statements of Cash Flows

(In millions)

	Year Ended June 30,
	2014	2013	2012
Cash Flows From Operating Activities
Net earnings	$235.9	$205.7	$165.1
Adjustments to reconcile net earnings to cash flows provided by operating activities:
Depreciation and amortization	52.3	51.1	49.8
Deferred income taxes	(15.5)	(5.8)	9.8
Stock-based compensation expense	21.0	14.1	14.3
Pension expense	3.7	6.1	5.4
Other	(3.5)	(0.2)	(3.4)
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures of businesses:
Increase in accounts receivable	(36.4)	(33.9)	(10.9)
Increase in other assets	(24.4)	(24.6)	(13.1)
Increase/(decrease) in accounts payable	0.3	0.7	(2.9)
Increase in accrued expenses and other liabilities	12.5	33.3	6.2

Net cash flows provided by operating activities	245.9	246.5	220.3

Cash Flows From Investing Activities
Capital expenditures	(36.6)	(27.5)	(25.0)
Additions to intangible assets	(7.5)	(3.4)	(2.8)
Acquisitions of businesses, net of cash acquired	(25.7)	—	(60.8)
Advances for notes receivable with parent and affiliates	(4.2)	(5.3)	(3.5)

Net cash flows used in investing activities	(74.0)	(36.2)	(92.1)

Cash Flows From Financing Activities
Borrowings of notes payable from parent and affiliates	1.0	—	2.0
Repayments of notes payable to parent and affiliates	(2.1)	(2.0)	(2.7)
Net advances of parent company investment	(36.3)	(142.1)	(202.7)
Dividend payments of CVR to noncontrolling owners	(8.0)	—	(8.0)
Other	(2.9)	(9.8)	3.5

Net cash flows used in financing activities	(48.3)	(153.9)	(207.9)

Effect of exchange rate changes on cash and cash equivalents	2.9	(3.2)	(14.9)

Net change in cash and cash equivalents	126.5	53.2	(94.6)
Cash and cash equivalents, at beginning of year	276.3	223.1	317.7

Cash and cash equivalents, at end of year	$402.8	$276.3	$223.1

Supplemental disclosures of cash flow information:
Cash payments made for interest	$—	$0.1	$0.2
Cash payments made for income taxes	$18.1	$14.2	$10.2

See notes to the combined financial statements.

Dealer Services Business of Automatic Data Processing, Inc.

Notes to the Combined Financial Statements

(Tabular dollars in millions, except per share amounts)

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

A. Proposed Spin-off. On April 9, 2014, the board of directors of Automatic Data Processing, Inc. (“ADP” or the “Parent”) approved the spin-off of Dealer Services Holdings LLC (the “Company” or “Dealer Services”) to its stockholders as an independent, publicly-traded company (the “Distribution”). ADP has requested an opinion from Paul, Weiss, Rifkind, Wharton & Garrison LLP, its counsel, to the effect that, based on certain facts, assumptions, representations and undertakings set forth in the request, the distribution will qualify as a transaction that is tax-free under Section 355 and other related provisions of the Code. The distribution is conditioned upon the receipt by ADP of such a favorable opinion of counsel confirming the distribution’s tax-free status. Immediately following the Distribution, ADP will no longer have a financial investment in the Company.

The Company and ADP will enter into several agreements providing for the separation of the companies and various existing governing relationships between the Company and ADP.

B. Description of Business. The Company is a global provider of integrated technology solutions to the information technology and marketing/advertising markets of the automotive retail industry. The Company’s solutions enable automotive retailers and original equipment manufacturers (“OEMs”) to better manage, analyze and grow their businesses. The Company classifies its operations into the following reportable segments: Automotive Retail Solutions North America, Automotive Retail Solutions International and Digital Marketing Solutions. In addition, the Company has an “Other” segment, the primary components of which are non-recurring gains and losses and certain charges and expenses that have not been allocated to the reportable segments, such as stock-based compensation expense.

C. Basis of Preparation. The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These financial statements present the combined financial position and results of operations of the Company, which is under common control and common management by ADP. The historical financial results in the combined financial statements presented may not be indicative of the results that would have been achieved had the Company operated as a separate, stand-alone entity. The combined financial statements included herein do not reflect any changes that may occur in the financing and operations of the Company as a result of the Distribution. The Company is expected to have a capital structure different from the capital structure in the combined financial statements and, accordingly, interest expense is not necessarily indicative of the interest expense that the Company would have incurred as a separate, independent company. However, management believes that the combined financial statements include all adjustments necessary for a fair presentation of the business. The Company has excluded all intercompany balances with ADP and its affiliates with the exception of notes receivable from affiliated parties and notes payable to affiliated parties (see Note 8). With the exception of notes between the Company and ADP or ADP’s affiliates, all intercompany transactions between the Company and ADP are considered to be effectively settled in the combined financial statements at the time the intercompany transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected as a financing activity in the Combined Statements of Cash Flows and as Parent’s net investment in the Combined Balance Sheets. Notes between the Company and ADP or ADP’s affiliates have been settled subsequent to June 30, 2014 (refer to Note 8).

The accompanying historical financial statements reflect the assets, liabilities, revenues and expenses that were attributable to the Company as it was operated within ADP. The combined financial statements include costs for facilities, functions and services used by the Company at shared ADP sites and costs for certain functions and services performed by centralized ADP organizations and directly charged to the Company based on approximate usage. The expenses allocated to the Company for these services are not necessarily indicative of the expenses that would have been incurred if the Company had been a separate, independent entity and had otherwise managed these functions. The Company’s combined financial statements include the following transactions with ADP or its affiliates:

Separation Costs: The Combined Statements of Comprehensive Income of the Company include certain incremental costs that are directly attributable to the planned separation of the Company. These costs are related to professional services and amounted to $9.3 million.

Overhead Expenses: The Combined Statements of Comprehensive Income of the Company include an allocation of certain general expenses of ADP and its affiliates, which were in support of the Company, including departmental costs for travel, procurement, treasury, tax, internal audit, risk management, real estate, benefits, and other corporate and infrastructure costs. The Company was allocated $29.0 million, $27.9 million, and $26.3 million of these overhead costs related to ADP’s shared functions for the years ended June 30, 2014, 2013, and 2012 (“fiscal 2014,” “fiscal 2013,” and “fiscal 2012,” respectively), respectively, which are primarily reported in selling, general and administrative expenses. These allocations were based on a variety of factors. The allocation of the travel department costs is based on the estimated percentage of travel directly related to the Company. The allocation of benefits is based on the approximate benefit claims or payroll costs directly related to the Company as compared to ADP’s total claims and payroll costs. The allocation of real estate management costs were allocated based on the estimated percentage of square footage of facilities for the Company that were managed by the corporate real estate department in relation to ADP’s total managed facilities. All other allocations are based on an estimated percentage of support staff time in comparison to ADP as a whole. Management believes that these allocations were made on a reasonable basis.

Royalty Fees: The Combined Statements of Comprehensive Income include a trademark royalty fee charged by ADP to the Company based on revenues for licensing fees associated with the use of the ADP trademark. The Company was charged $21.9 million, $20.2 million, and $16.0 million for fiscal 2014, fiscal 2013, and fiscal 2012, respectively, for such trademark royalty fees. These charges were included in selling, general, and administrative expenses on the Combined Statements of Comprehensive Income. Management believes these charges and allocations were made on a reasonable basis.

Services Received from Affiliated Companies: Certain systems development functions have been outsourced to an ADP shared services facility located in India. This facility provides services to the Company as well as to other ADP affiliates. The Company purchased $18.7 million, $13.6 million, and $10.7 million of services from this facility in fiscal 2014, fiscal 2013, and fiscal 2012, respectively. The charge for these services is included within costs of revenues. Management believes that these charges were made on a reasonable basis.

Notes Receivable from Affiliated Parties and Notes Payable to Affiliated Parties: The amounts recorded in the combined financial statements as notes receivables from affiliated parties and notes payable to affiliated parties represent amounts that are receivable or payable to affiliated parties under contractual arrangements. Interest income and interest expense on these transactions with affiliated companies is included within other income, net and Interest Expense on the Combined Statements of Comprehensive Income, respectively. Refer to Notes 3 and 7 for further information.

Other Services: The Company receives other services from ADP and its affiliates (e.g., payroll processing services). The Company is primarily charged at a fixed rate per employee per month for such payroll processing services. Expense incurred for such services was $1.3 million, $1.3 million, and $1.2 million for fiscal 2014, fiscal 2013, and fiscal 2012, respectively, and is included in the Combined Statements of Comprehensive Income in selling, general, and administrative expenses. Management believes that these charges were made on a reasonable basis.

D. Financial Statement Revisions. Subsequent to the issuance of the fiscal 2014 financial statements, the Company elected to make revisions to previously reported results of operations, financial condition, and cash flows as discussed below. The Company previously reported results of operations, financial condition, and cash flows as of June 30, 2014 and 2013 and for the years ended June 30, 2014, 2013, and 2012 in the Registration Statement on Form 10. The Company assessed the materiality of the misstatements discussed below on prior period financial statements and concluded that while such revisions are immaterial to the combined financial statements for the years ended June 30, 2014, 2013, and 2012 presented herein, the combined financial statements should be revised to provide greater comparability.

Historically, leases of certain hardware components included within Dealer Management Systems (“DMS”) and integrated solutions were accounted for as operating leases and revenues were recognized in accordance with Accounting Standards Codification (“ASC”) 840, “Leases.” The Company has now determined that these hardware components should be reported as sales-type leases. In accordance with sales-type lease accounting, revenue for leased hardware is recognized upon installation and a receivable is recorded based on the present value of the minimum lease payments at the beginning of the lease term. The Company’s combined financial statements have been revised to reflect sales-type lease accounting for these hardware components as well as the related income tax effects. This revision impacted the Automotive Retail Solutions North America and Automotive Retail International segments and all of these revisions are immaterial.

The Company revised the presentation of the noncontrolling interest (“NCI”) in Computerized Vehicle Registration, Inc. (“CVR”) to comply with ASC 810, “Consolidations.” Accordingly, earnings, comprehensive income, and net assets in CVR which are not attributable to the Company have been separately presented within the combined financial statements for the years ended June 30, 2014, 2013, and 2012. Historically, the NCI in CVR’s earnings was included within selling, general and administrative expenses in the Combined Statements of Operations and the NCI in CVR’s net assets was included within other liabilities in the Combined Balance Sheets. This revision impacted the Automotive Retail Solutions North America segment.

The Company revised the classification of net advances of parent company investment from investing activities to financing activities in the Combined Statements of Cash Flows due to the fact that amounts due to and from ADP are presented as parent company’s net investment within equity in the Combined Balance Sheet.

The Company also corrected errors identified in the disclosure of assets by reportable segment in Note 14. Assets by reportable segment reflect adjustments to correct classification errors and to report cash and deferred tax assets within the Other segment. In addition, the Company removed the disclosure of assets by geography and included long-lived assets by geography in Note 14.

The Company adjusted the presentation of interest expense within the Combined Statements of Comprehensive Income presented herein from the presentation within the Registration Statement on Form 10. Interest expense is now presented below operating earnings and was previously included in total expenses.

The following are selected line items from the Company’s combined financial statements illustrating the effect of these immaterial revisions:

Combined Statements of Comprehensive Income

	Year Ended June 30, 2014
		Adjustments
	As Reported	Hardware	NCI	As Revised
Revenues	$1,973.6	$2.9	$—	$1,976.5
Expenses:
Cost of revenues	1,201.5	3.0	—	1,204.5
Selling, general and administrative	419.4	0.4	(8.0)	411.8
Total expenses	1,630.2	3.4	(8.0)	1,625.6
Operating earnings	343.4	(0.5)	8.0	350.9
Other income (expense), net	1.2	2.2	—	3.4
Earnings before income taxes	343.6	1.7	8.0	353.3
Provision for income taxes	(116.7)	(0.7)	—	(117.4)
Net earnings	226.9	1.0	8.0	235.9
Less: net earnings attributable to noncontrolling interest	—	—	8.0	8.0
Net earnings attributable to Dealer Services	226.9	1.0	—	227.9
Other comprehensive income (loss):
Currency translation adjustments	42.6	—	—	42.6
Other comprehensive income	42.6	—	—	42.6
Comprehensive income	269.5	1.0	8.0	278.5
Less: comprehensive income attributable to noncontrolling interest	—	—	8.0	8.0
Comprehensive income attributable to Dealer Services	$269.5	$1.0	$—	$270.5

	Year Ended June 30, 2013
		Adjustments
	As Reported	Hardware	NCI	As Revised
Revenues	$1,839.2	$0.2	$—	$1,839.4
Expenses:
Cost of revenues	1,102.6	2.0	—	1,104.6
Selling, general and administrative	422.9	0.3	(6.3)	416.9
Total expenses	1,525.5	2.3	(6.3)	1,521.5
Operating earnings	313.7	(2.1)	6.3	317.9
Other income (expense), net	1.6	2.1	—	3.7
Earnings before income taxes	314.4	—	6.3	320.7
Provision for income taxes	(115.0)	—	—	(115.0)
Net earnings	199.4	—	6.3	205.7
Less: net earnings attributable to noncontrolling interest	—	—	6.3	6.3
Net earnings attributable to Dealer Services	199.4	—	—	199.4
Other comprehensive income (loss):
Currency translation adjustments	(1.1)	—	—	(1.1)
Other comprehensive income	(1.1)	—	—	(1.1)
Comprehensive income	198.3	—	6.3	204.6
Less: comprehensive income attributable to noncontrolling interest	—	—	6.3	6.3
Comprehensive income attributable to Dealer Services	$198.3	$—	$—	$198.3

	Year Ended June 30, 2012
		Adjustments
	As Reported	Hardware	NCI	As Revised
Revenues	$1,696.3	$(0.7)	$—	$1,695.6
Expenses:
Cost of revenues	1,021.6	2.3	—	1,023.9
Selling, general and administrative	423.7	0.2	(5.0)	418.9
Total expenses	1,445.3	2.5	(5.0)	1,442.8
Operating earnings	251.0	(3.2)	5.0	252.8
Other income (expense), net	2.6	2.0	—	4.6
Earnings before income taxes	252.6	(1.2)	5.0	256.4
Provision for income taxes	(91.8)	0.5	—	(91.3)
Net earnings	160.8	(0.7)	5.0	165.1
Less: net earnings attributable to noncontrolling interest	—	—	5.0	5.0
Net earnings attributable to Dealer Services	160.8	(0.7)	—	160.1
Other comprehensive income (loss):
Currency translation adjustments	(32.6)	(0.1)	—	(32.7)
Other comprehensive income	(32.6)	(0.1)	—	(32.7)
Comprehensive income	128.2	(0.8)	5.0	132.4
Less: comprehensive income attributable to noncontrolling interest	—	—	5.0	5.0
Comprehensive income attributable to Dealer Services	$128.2	$(0.8)	$—	$127.4

Combined Balance Sheets

	June 30, 2014
		Adjustments
	As Reported	Hardware	NCI	As Revised
Assets
Current assets:
Accounts receivable, net	$299.1	$11.6	$—	$310.7
Other current assets	164.6	(0.5)	—	164.1
Total current assets	907.1	11.1	—	918.2
Property, plant and equipment, net	109.9	(27.3)	—	82.6
Other assets	205.5	27.6	—	233.1
Total assets	$2,587.2	$11.4	$—	$2,598.6

Liabilities and Group Equity
Current liabilities:
Accrued expenses and other current liabilities	$154.2	$3.8	$—	$158.0
Total current liabilities	493.7	3.8	—	497.5
Other liabilities	43.9	—	(11.4)	32.5
Deferred income taxes	76.6	(0.1)	—	76.5
Total liabilities	797.0	3.7	(11.4)	789.3
Group Equity:
Parent company’s net investment	1,704.6	7.6	—	1,712.2
Accumulated other comprehensive income	85.6	0.1	—	85.7
Total Dealer Services group equity	1,790.2	7.7	—	1,797.9
Noncontrolling interest	—	—	11.4	11.4
Total group equity	1,790.2	7.7	11.4	1,809.3
Total liabilities and group equity	$2,587.2	$11.4	$—	$2,598.6

	June 30, 2013
		Adjustments
	As Reported	Hardware	NCI	As Revised
Assets
Current assets:
Accounts receivable, net	$263.2	$10.5	$—	$273.7
Other current assets	199.0	(0.4)	—	198.6
Total current assets	773.5	10.1	—	783.6
Property, plant and equipment, net	92.8	(24.4)	—	68.4
Other assets	246.3	24.0	—	270.3
Total assets	$2,427.1	$9.7	$—	$2,436.8

Liabilities and Group Equity
Current liabilities:
Accrued expenses and other current liabilities	$166.3	$3.4	$—	$169.7
Total current liabilities	529.1	3.4	—	532.5
Other liabilities	45.4	—	(11.4)	34.0
Deferred income taxes	76.1	(0.4)	—	75.7
Total liabilities	890.5	3.0	(11.4)	882.1
Group Equity:
Parent company’s net investment	1,493.6	6.6	—	1,500.2
Accumulated other comprehensive income	43.0	0.1	—	43.1
Total Dealer Services group equity	1,536.6	6.7	—	1,543.3
Noncontrolling interest	—	—	11.4	11.4
Total group equity	1,536.6	6.7	11.4	1,554.7
Total liabilities and group equity	$2,427.1	$9.7	$—	$2,436.8

Combined Statements of Group Equity

		Adjustments
	As Reported	Hardware	NCI	As Revised
Parent Company’s Net Investment
Balance at June 30, 2011	$1,441.4	$7.3	$—	$1,448.7
Net earnings	160.8	(0.7)	—	160.1
Balance at June 30, 2012	1,417.7	6.6	—	1,424.3
Accumulated Other Comprehensive Income (Loss)
Balance at June 30, 2011	76.7	0.2	—	76.9
Foreign currency translation adjustments	(32.6)	(0.1)	—	(32.7)
Balance at June 30, 2012	44.1	0.1	—	44.2
Total Dealer Services Group Equity
Balance at June 30, 2011	1,518.1	7.5	—	1,525.6
Net earnings	160.8	(0.7)	—	160.1
Foreign currency translation adjustments	(32.6)	(0.1)	—	(32.7)
Balance at June 30, 2012	1,461.8	6.7	—	1,468.5
Noncontrolling Interest
Balance at June 30, 2011	—	—	8.1	8.1
Net earnings	—	—	5.0	5.0
Dividend payments of CVR to noncontrolling owners	—	—	(8.0)	(8.0)
Balance at June 30, 2012	—	—	5.1	5.1
Total Group Equity
Balance at June 30, 2011	1,518.1	7.5	8.1	1,533.7
Net earnings	160.8	(0.7)	5.0	165.1
Foreign currency translation adjustments	(32.6)	(0.1)	—	(32.7)
Dividend payments of CVR to noncontrolling owners	—	—	(8.0)	(8.0)
Balance at June 30, 2012	$1,461.8	$6.7	$5.1	$1,473.6

		Adjustments
	As Reported	Hardware	NCI	As Revised
Parent Company’s Net Investment
Balance at June 30, 2012	$1,417.7	$6.6	$—	$1,424.3
Balance at June 30, 2013	1,493.6	6.6	—	1,500.2
Accumulated Other Comprehensive Income (Loss)
Balance at June 30, 2012	44.1	0.1	—	44.2
Balance at June 30, 2013	43.0	0.1	—	43.1
Total Dealer Services Group Equity
Balance at June 30, 2012	1,461.8	6.7	—	1,468.5
Balance at June 30, 2013	1,536.6	6.7	—	1,543.3
Noncontrolling Interest
Balance at June 30, 2012	—	—	5.1	5.1
Net earnings	—	—	6.3	6.3
Balance at June 30, 2013	—	—	11.4	11.4
Total Group Equity
Balance at June 30, 2012	1,461.8	6.7	5.1	1,473.6
Net earnings	199.4	—	6.3	205.7
Balance at June 30, 2013	$1,536.6	$6.7	$11.4	$1,554.7

		Adjustments
	As Reported	Hardware	NCI	As Revised
Parent Company’s Net Investment
Balance at June 30, 2013	$1,493.6	$6.6	$—	$1,500.2
Net earnings	226.9	1.0	—	227.9
Balance at June 30, 2014	1,704.6	7.6	—	1,712.2
Accumulated Other Comprehensive Income (Loss)
Balance at June 30, 2013	43.0	0.1	—	43.1
Balance at June 30, 2014	85.6	0.1	—	85.7
Total Dealer Services Group Equity
Balance at June 30, 2013	1,536.6	6.7	—	1,543.3
Net earnings	226.9	1.0	—	227.9
Balance at June 30, 2014	1,790.2	7.7	—	1,797.9
Noncontrolling Interest
Balance at June 30, 2013	—	—	11.4	11.4
Net earnings	—	—	8.0	8.0
Dividend payments of CVR to noncontrolling owners	—	—	(8.0)	(8.0)
Balance at June 30, 2014	—	—	11.4	11.4
Total Group Equity
Balance at June 30, 2013	1,536.6	6.7	11.4	1,554.7
Net earnings	226.9	1.0	8.0	235.9
Dividend payments of CVR to noncontrolling owners	—	—	(8.0)	(8.0)
Balance at June 30, 2014	$1,790.2	$7.7	$11.4	$1,809.3

Combined Statements of Cash Flows

	Year Ended June 30, 2014
		Adjustments
	As Reported	Hardware	NCI	Parent Investment	As Revised
Cash Flows From Operating Activities
Net earnings	$226.9	$1.0	$8.0	$—	$235.9
Adjustments to reconcile net earnings to cash flows provided byoperating activities:
Depreciation and amortization	67.9	(15.6)	—	—	52.3
Deferred income taxes	(16.2)	0.7	—	—	(15.5)
Other	6.1	(1.6)	(8.0)	—	(3.5)
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures of businesses:
Increase in accounts receivable	(34.9)	(1.5)	—	—	(36.4)
Increase in other assets	(21.0)	(3.4)	—	—	(24.4)
Increase in accrued expenses and other liabilities	4.5	—	8.0	—	12.5
Net cash flows provided by operating activities	258.3	(20.4)	8.0	—	245.9

Cash Flows From Investing Activities
Capital expenditures	(57.0)	20.4	—	—	(36.6)
Net advances of investments to parent and affiliates	(36.3)	—	—	36.3	—
Net cash flows used in investing activities	(130.7)	20.4	—	36.3	(74.0)

Cash Flows From Financing Activities
Net advances of parent company investment	—	—	—	(36.3)	(36.3)
Dividend payments of CVR to noncontrolling owners	—	—	(8.0)	—	(8.0)
Net cash flows used in financing activities	(4.0)	—	(8.0)	(36.3)	(48.3)

	Year Ended June 30, 2013
		Adjustments
	As Reported	Hardware	NCI	Parent Investment	As Revised
Cash Flows From Operating Activities
Net earnings	$199.4	$—	$6.3	$—	$205.7
Adjustments to reconcile net earnings to cash flows provided byoperating activities:
Depreciation and amortization	63.6	(12.5)	—	—	51.1
Other	8.0	(1.9)	(6.3)	—	(0.2)
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures of businesses:
Increase in accounts receivable	(33.8)	(0.1)	—	—	(33.9)
Increase in other assets	(22.2)	(2.4)	—	—	(24.6)
Increase in accrued expenses and other liabilities	33.2	0.1	—	—	33.3
Net cash flows provided by operating activities	263.3	(16.8)	—	—	246.5

Cash Flows From Investing Activities
Capital expenditures	(44.3)	16.8	—	—	(27.5)
Net advances of investments to parent and affiliates	(142.1)	—	—	142.1	—
Net cash flows used in investing activities	(195.1)	16.8	—	142.1	(36.2)

Cash Flows From Financing Activities
Net advances of parent company investment	—	—	—	(142.1)	(142.1)
Net cash flows used in financing activities	(11.8)	—	—	(142.1)	(153.9)

	Year Ended June 30, 2012
		Adjustments
	As Reported	Hardware	NCI	Parent Investment	As Revised
Cash Flows From Operating Activities
Net earnings	$160.8	$(0.7)	$5.0	$—	$165.1
Adjustments to reconcile net earnings to cash flows provided byoperating activities:
Depreciation and amortization	59.9	(10.1)	—	—	49.8
Deferred income taxes	10.3	(0.5)	—	—	9.8
Other	4.5	(2.9)	(5.0)	—	(3.4)
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures of businesses:
Increase in other assets	(11.9)	(1.2)	—	—	(13.1)
(Decrease)/increase in accrued expenses and other liabilities	(1.7)	(0.1)	8.0	—	6.2
Net cash flows provided by operating activities	227.8	(15.5)	8.0	—	220.3

Cash Flows From Investing Activities
Capital expenditures	(40.5)	15.5	—	—	(25.0)
Net advances of investments to parent and affiliates	(202.7)	—	—	202.7	—
Net cash flows used in investing activities	(310.3)	15.5	—	202.7	(92.1)

Cash Flows From Financing Activities
Net advances of parent company investment	—	—	—	(202.7)	(202.7)
Dividend payments of CVR to noncontrolling owners	—	—	(8.0)	—	(8.0)
Net cash flows provided by (used in) financing activities	2.8	—	(8.0)	(202.7)	(207.9)

The following schedule presents the effect of the immaterial revisions made to total assets by reportable segment in Note 14:

	June 30, 2014
	As Reported	Adjustments	As Revised
Automotive Retail Solutions North America	$1,159.6	$(234.4)	$925.2
Automotive Retail Solutions International	1,051.1	(342.1)	709.0
Digital Marketing Solutions	371.9	151.9	523.8
Other	4.6	436.0	440.6

Total	$2,587.2	$11.4	$2,598.6

	June 30, 2013
	As Reported	Adjustments	As Revised
Automotive Retail Solutions North America	$1,053.7	$(93.9)	$959.8
Automotive Retail Solutions International	966.8	(302.3)	664.5
Digital Marketing Solutions	403.5	106.5	510.0
Other	3.1	299.4	302.5

Total	$2,427.1	$9.7	$2,436.8

	June 30, 2012
	As Reported	Adjustments	As Revised
Automotive Retail Solutions North America	$940.6	$(5.9)	$934.7
Automotive Retail Solutions International	997.1	(340.1)	657.0
Digital Marketing Solutions	398.1	108.5	506.6
Other	1.7	247.2	248.9

Total	$2,337.5	$9.7	$2,347.2

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Basis of Preparation. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the assets, liabilities, revenue, costs, expenses, and accumulated other comprehensive income that are reported in the combined financial statements and footnotes thereto. Actual results may differ from those estimates.

The financial statements include the accounts of CVR in which CDK holds a controlling financial and management interest. All significant intercompany transactions and balances between combined CDK businesses have been eliminated.

B. Revenue Recognition. Revenue is generated from software licenses, hosting arrangements, hardware sales and rentals, support and maintenance, professional services, advertising and digital marketing, as well as certain transactional services.

The Company recognizes software related revenue (on-site) in accordance with the provisions of ASC 985-605, “Software—Revenue Recognition” and non-software related revenue, upfront hardware sales, and software delivered under a hosted model in accordance with ASC 605, Revenue Recognition.

The following are the Company’s major components of revenue:

•	Bundled sales of DMS and integrated solutions—In the Company’s Automotive Retail Solutions North America and Automotive Retail Solutions International segments, the Company receives fees for product installation, monthly fees for software licenses, ongoing software support and maintenance of DMS and other integrated solutions that are either hosted by the Company or installed on-site at the client’s location. The Company also offers various hardware elements in connection with DMS and integrated solution sales, which in some instances are considered sales-type leases. Revenue related to leased hardware is recognized upon installation and a receivable is recorded based on the present value of the minimum lease payments at the beginning of the lease term, excluding the portion of payments representing costs, if any.

•	Transactional revenues—The Company receives revenues on a fee-per-transaction-processed basis in connection with providing auto retailers interfaces with third parties to process credit reports, vehicle registrations, data updates, and sales leads.

•	Digital Marketing services—The Company receives revenues from the placement of advertising for clients and providing websites and related advertising and marketing services.

In general, revenue is recognized when all of the following criteria have been met:

•	persuasive evidence of an arrangement exists;

•	delivery has occurred or services have been rendered;

•	our fee is fixed or determinable; and

•	collection of the revenue is reasonably assured.

The majority of the Company’s software arrangements are sold on a term basis and provide software licenses, hardware, installation, and support and maintenance. The revenues for these term licenses are recognized ratably over the software license term, as vendor-specific objective evidence (“VSOE”) of the fair values of the individual elements in the sales arrangement does not exist. Revenue recognition commences at the installation dates, when client acceptance has occurred, and collectability of a determinable amount is probable.

In the case of hosted applications, the client does not have the contractual right to take possession of the software and the items delivered at the outset of the contract (e.g., installation, training, etc.) do not have value to the client without the software license and ongoing support and maintenance. Any upfront fees charged in the case of hosted arrangements are recognized ratably over the expected benefit period of the arrangement, typically five years.

Transactional revenues include per transaction processed fees for credit report processing, vehicle registrations, and internet sales leads. Transactional revenues and Digital Marketing Solution services are recorded in accordance with ASC 605 when persuasive evidence of the arrangement exists, the services have been rendered, the fee is fixed or determinable, and collection is reasonably assured. Delivery occurs at the time the services are rendered. Transactional revenues are recorded in revenues gross of costs incurred for credit report processing, vehicle registrations, and internet sales leads as the Company is contractually responsible for providing the service, software, and/or connectivity to the clients, and therefore, the Company is the primary obligor under ASC 605.

Deferred revenue represents the unrecognized portion of the revenue elements discussed above. Costs to deliver services are expensed to cost of revenues as incurred with the exception of specific costs directly related to transition or installation activities, including the payroll related costs for our implementation and training teams, as well as commission costs for the sale. These costs are deferred and expensed proportionately over the same period that the deferred revenue is recognized as revenue. Deferred amounts are monitored regularly for impairment. Impairment losses are recorded when projected remaining undiscounted operating cash flows of the related contract are not sufficient to recover the carrying amount of the contract assets.

C. Cash and Cash Equivalents. Investment securities with a maturity of ninety days or less at the time of purchase are considered cash equivalents. The fair value of cash and cash equivalents approximates carrying value. ADP uses a centralized approach to cash management and financing of operations. The Company’s cash was available for use and was regularly “swept” by ADP. Transfers of cash both to and from ADP are reflected as a financing activity in the Combined Statements of Cash Flows and as Parent company’s net investment in the Combined Balance Sheets.

D. Property, Plant and Equipment. Property, plant and equipment is stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized over the shorter of the term of the lease or the estimated useful lives of the improvements. The estimated useful lives of assets are primarily as follows:

Buildings	20 to 40 years
Furniture & Fixtures	3 to 7 years
Data Processing Equipment	2 to 5 years

E. Notes Receivable from Affiliated Parties and Notes Payable to Affiliated Parties. Notes Receivable and Payable consist of loans to and from ADP. The interest rate on these notes is based on the AA rating for the currency of the loan and is based on market indices from Bloomberg (average yield for debt outstanding of similar maturities). The standard term of these notes is two years and can be extended by a year for a maximum of two additional years. These notes have been classified as current assets and current liabilities on the Combined Balance Sheets as these notes have been settled prior to the separation.

F. Goodwill. The Company accounts for goodwill in accordance with ASC 350-10. Goodwill is not amortized, but is instead tested for impairment annually and whenever events or changes in circumstances indicate the carrying value may not be recoverable. The Company performs this impairment test by first comparing the fair value of each reporting units to its carrying amount. If the carrying value for a reporting unit exceeds its fair value, the Company would then compare the implied fair value of goodwill to the carrying amount in order to determine the amount of the impairment, if any. The Company determines the estimated fair value of its reporting units using a weighted blended approach, which combines the income approach, which is the present value of expected cash flows, discounted at a risk-adjusted weighted-average cost of capital; and the market approach, which is based on using market multiples of companies in similar lines of business. Significant assumptions used in determining the fair value of the Company’s reporting units include projected revenue growth rates, profitability projections, working capital assumptions, the weighted average cost of capital, the determination of appropriate market comparison companies, and terminal growth rates.

G. Impairment of Long-Lived Assets. Long-lived assets are reviewed for impairment in accordance with ASC 360-10 whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

H. Foreign Currency Translation. The net assets of the Company’s foreign subsidiaries are translated into U.S. dollars based on exchange rates in effect for each period, and revenues and expenses are translated at average exchange rates in the periods. Gains or losses from balance sheet translation are included in accumulated other comprehensive income on the Combined Balance Sheets. Currency transaction gains or losses, which are included in the results of operations, are immaterial for all periods presented, and are included within other income, net.

I. Stock-Based Compensation. As an operating unit of ADP, certain employees of the Company (a) have been granted stock options to purchase shares of ADP’s common stock, (b) have been granted restricted stock or restricted stock units pursuant to which shares of ADP common stock have been sold to the employees for nominal consideration, and (c) participate in ADP’s stock purchase plan under which employees have the ability to purchase shares of ADP common stock at 95% of the market value at the date the purchase price for the exchange is determined.

The Company recognizes stock-based compensation expense in net earnings based on the fair value of the award on the date of the grant. The Company determines the fair value of stock options issued using a binomial option-pricing model. The binomial option-pricing model considers a range of assumptions related to volatility, dividend yield, risk-free interest rate, and employee exercise behavior. Expected volatilities utilized in the binomial option-pricing model are based on a combination of implied market volatilities, historical volatility of ADP’s stock price, and other factors. Similarly, the dividend yield is based on historical experience and expected future changes. The risk-free rate is derived from the U.S. Treasury yield curve in effect at the time of grant. The binomial option-pricing model also incorporates exercise and forfeiture assumptions based on an analysis of historical data. The expected life of a stock option grant is derived from the output of the binomial model and represents the period of time that options granted are expected to be outstanding.

J. Internal Use Software and Computer Software to be Sold, Leased or Otherwise Marketed.

Internal Use Software.

The Company’s policy provides for the capitalization of external direct costs of materials and services associated with developing or obtaining internal use computer software. In addition, the Company’s policy also provides for the capitalization of certain payroll and payroll-related costs for employees who are directly associated with internal use computer software projects. The amount of capitalizable payroll costs with respect to these employees is limited to the time directly spent on such projects. Costs associated with preliminary project stage activities, training, maintenance, and all other post-implementation stage activities are expensed as incurred. The Company also expenses internal costs related to minor upgrades and enhancements, as it is impracticable to separate these costs from normal maintenance activities.

Computer Software to be Sold, Leased or Otherwise Marketed.

The Company’s policy provides for the capitalization of certain costs of computer software to be sold, leased, or otherwise marketed. The Company’s policy provides for the capitalization of all software production costs upon reaching technological feasibility for a specific product. Technological feasibility is attained when software products have a completed working model whose consistency with the overall product design has been confirmed by testing. Costs incurred prior to the establishment of technological feasibility are expensed as incurred. The establishment of technological feasibility requires judgment by management and in many instances is only attained a short time prior to the general release of the software. Maintenance-related costs are expensed as incurred.

Pursuant to these policies, the Company incurred expenses of $165.7 million, $156.4 million, and $140.3 million for fiscal 2014, 2013, and 2012 respectively.

K. Income Taxes. The provision for income taxes is computed as if the Company has filed a separate tax return (“Separate Return Method”). The Separate Return Method applies the accounting guidance for income taxes to the standalone financial statements as if the Company was a separate taxpayer and a standalone enterprise for the periods presented. The Company’s operations are included in the income tax returns of the Parent for U.S. federal income tax purposes and with respect to certain consolidated, combined, unitary, or similar group filings for U.S. state or local or certain foreign income tax jurisdictions. The payment of income tax by the Parent on behalf of the Company is recorded within group equity on the Balance Sheets. The Company may also file on a standalone basis with respect to certain other state or local or foreign tax jurisdictions in accordance with the taxing jurisdiction’s filing requirements.

The Company accounts for income taxes by recognizing the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Judgment is required in addressing the future tax consequences of events that have been recognized in the Company’s combined financial statements or tax returns (e.g., realization of deferred tax assets, changes in tax laws or interpretations thereof). In addition, the Company is subject to the continuous examination of income tax returns by the Internal Revenue Service (the“IRS”) and other tax authorities. A change in the assessment of the outcomes of such matters could materially impact the Company’s combined financial statements.

The Company applies the financial statement recognition threshold and measurement attribute for tax positions taken or expected to be taken in a tax return. Specifically, the likelihood of the Company’s tax benefits being sustained must be “more likely than not” assuming that those positions will be examined by taxing authorities with full knowledge of all relevant information prior to recording the related tax benefit in the financial statements. If a tax position drops below the “more likely than not” standard, the Company does not recognize the benefit. Assumptions, judgment, and the use of estimates are required in determining if the “more likely than not” standard has been met when developing the provision for income taxes.

If certain pending tax matters settle within the next twelve months, the total amount of unrecognized tax benefits may increase or decrease for all open tax years and jurisdictions. Audit outcomes and the timing of audit settlements are subject to significant uncertainty. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, the current tax liability and deferred taxes in the period in which the facts that give rise to a revision become known.

L. Recently Issued Accounting Pronouncements. In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers,” which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. ASU 2014-09 requires an entity to recognize revenue depicting the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 will also result in enhanced revenue related disclosures. ASU 2014-09 is effective for fiscal years, and interim reporting periods within those years, beginning after December 15, 2016. The Company has not yet determined the impact of ASU 2014-09 on its consolidated results of operations, financial condition, or cash flows.

In April 2014, the FASB issued ASU 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU 2014-08 requires that a disposal representing a strategic shift that has (or will have) a major effect on an entity’s financial results or a business activity classified as held for sale should be reported as discontinued operations. ASU 2014-08 also expands the disclosure requirements for discontinued operations and adds new disclosures for individually significant dispositions that do not qualify as discontinued operations. ASU 2014-08 is effective prospectively for fiscal years, and interim reporting periods within those years, beginning after December 15, 2014. The impact of ASU 2014-08 is dependent upon the nature of dispositions, if any, after adoption.

In July 2013, the FASB issued Accounting Standards Update ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” ASU 2013-11 requires netting of unrecognized tax benefits against a deferred tax asset for a loss or other carryforward that would apply in settlement of the uncertain tax position. ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Retrospective adoption is permitted. The adoption of ASU 2013-11 will not have a material impact on the Company’s results of operations, financial condition, or cash flows.

M. Recently Adopted Accounting Pronouncements. In July 2013, the Company adopted ASU 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” ASU 2013-02 requires entities to disclose the amount of income (loss) reclassified out of accumulated other comprehensive income to each respective line item on the income statement. The guidance allows companies to elect whether to disclose the reclassification either on the face of the income statement or in the notes to the financial statements, including cross-referencing other disclosures which provide additional details about these amounts. We have elected to disclose the reclassification in the notes to the financial statements with cross-references to other disclosures which provide additional details about the amounts. The adoption of ASU 2013-02 did not have an impact on the Company’s results of operations, financial condition, or cash flows.

In July 2012, the Company adopted ASU 2011-08, “Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment.” ASU 2011-08 permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is concluded that the fair value of a reporting unit is less than its carrying value based upon the qualitative assessment, it is necessary to perform the currently prescribed two-step goodwill impairment test. ASU 2011-08 does not change how goodwill is calculated or assigned to reporting units, nor does it revise the requirement to test goodwill annually for impairment. The adoption of ASU 2011-08 did not have an impact on the Company’s combined results of operations, financial condition, or cash flows.

In July 2012, the Company adopted ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.” ASU 2011-05 requires entities to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net earnings and other comprehensive income. The Company has elected to present net earnings and other comprehensive income on one continuous statement. The adoption of ASU 2011-05 did not have an impact on the Company’s combined results of operations, financial condition, or cash flows.

NOTE 3. OTHER INCOME, NET

Other income, net consists of the following:

	Years Ended June 30,
	2014	2013	2012
Interest income on notes receivable from affiliated parties	$0.8	$0.7	$0.7
Interest income on corporate investments	2.5	1.7	2.4
Interest income on sales-type leases	2.2	2.1	2.0
Foreign exchange loss	(2.4)	(1.0)	(0.6)
Other	0.3	0.2	0.1

Other income, net	$3.4	$3.7	$4.6

NOTE 4. ACQUISITIONS AND DIVESTITURES

The purchase price allocations for acquisitions were based on estimates of the fair value of tangible and intangible assets acquired and liabilities assumed, utilizing recognized valuation techniques, including the income and market approaches. Assets acquired and liabilities assumed in business combinations were recorded on the Company’s Combined Balance Sheets as of the respective acquisition dates based upon their estimated fair values at such dates. The results of operations of businesses acquired by the Company have been included in the Company’s Combined Statements of Comprehensive Income since their respective dates of acquisition. The excess of the purchase price over the estimated fair values of the underlying assets acquired and liabilities assumed was allocated to goodwill. In certain circumstances, the allocations of the excess purchase price are based upon preliminary estimates and assumptions. Accordingly, the allocations are subject to revision when the Company receives final information, including appraisals and other analyses.

The Company acquired two businesses during fiscal 2014 for approximately $28.5 million, net of cash acquired. The acquisitions were not material to the Company’s results of operations, financial position, or cash flows.

The Company did not acquire any businesses during fiscal 2013.

The Company acquired one business in fiscal 2012 for $84.7 million, net of cash acquired. This acquisition was not material to the Company’s operations, financial position, or cash flows.

During fiscal 2014, the Company paid $10.0 million of acquisition-related contingencies and reversed $5.6 million to the Combined Statements of Comprehensive Income.

There were no divestitures in fiscal 2014, 2013, or 2012.

NOTE 5. ACCOUNTS RECEIVABLE, NET

Accounts receivable, net comprises of trade receivables and lease receivables, net of an allowance for doubtful accounts. Trade receivable consist of amounts due to us in the normal course of business, which are not collateralized and do not bear interest. Lease receivables primarily relate to sales-type leases arising from the sale of hardware elements in bundled DMS or other integrated solutions. Lease receivables represent the current portion of the present value of the minimum lease payments at the beginning of the lease term, excluding the portion of payments representing executory costs, if any. The long-term portion of the present value of the minimum lease payments is included within other assets in the Combined Balance Sheets. The Company considers lease receivables to be a single portfolio segment.

The allowance for doubtful accounts for both trade receivables and lease receivables is estimated based on historical collection experience and an analysis of the age of outstanding accounts receivable. Receivables are considered past due if payment is not received by the date agreed upon with the customer. Write-offs are made when management believes it is probable a receivable will not be recovered.

Accounts receivable, net comprised of the following:

	June 30,
	2014	2013
Trade receivables	$310.0	$273.5
Lease receivables	12.9	11.6

Accounts receivable, gross	322.9	285.1
Less: Allowance for doubtful accounts	12.2	11.4

Accounts receivable, net	$310.7	$273.7

The investment in lease receivables consisted of the following:

	June 30,
	2014	2013
Lease receivables, gross:
Minimum lease payments	$45.7	$39.8
Unearned income	(5.1)	(4.1)

	40.6	35.7
Less: Lease receivables, current (included in accounts receivable, net)	12.9	11.6

Lease receivables, long-term (included in other assets)	$27.7	$24.1

Scheduled minimum payments on lease receivables as of June 30, 2014 were as follows:

Twelve months ended June 30, 2015	$15.7
Twelve months ended June 30, 2016	12.9
Twelve months ended June 30, 2017	9.3
Twelve months ended June 30, 2018	5.6
Twelve months ended June 30, 2019	2.2

$45.7

NOTE 6. PROPERTY, PLANT AND EQUIPMENT, NET

Depreciation and amortization expense for property, plant and equipment was $23.2 million, $23.2 million, and $22.7 million for fiscal 2014, 2013, and 2012, respectively. Property, plant, and equipment at cost and accumulated depreciation at June 30, 2014 and 2013 are as follows:

	June 30,
	2014	2013
Property, plant and equipment:
Land and buildings	$43.5	$35.5
Data processing equipment	162.8	158.4
Furniture and fixtures, leasehold improvements, and other	64.2	52.7

	270.5	246.6
Less: Accumulated depreciation	187.9	178.2

Property, plant and equipment, net	$82.6	$68.4

NOTE 7. GOODWILL AND INTANGIBLE ASSETS, NET

Changes in goodwill for fiscal 2014 and 2013 are as follows:

	Automotive Retail Solutions North America	Automotive Retail Solutions International	Digital Marketing Solutions	Total
Balance as of June 30, 2012	$376.7	$417.0	$375.8	$1,169.5
Additions	—	—	—	—
Purchase price adjustments	0.5	—	0.3	0.8
Cumulative translation adjustments	(0.3)	(2.7)	—	(3.0)

Balance as of June 30, 2013	376.9	414.3	376.1	1,167.3
Additions	23.8	—	—	23.8
Purchase price adjustments	—	—	—	—
Cumulative translation adjustments	(0.6)	40.4	—	39.8

Balance as of June 30, 2014	$400.1	$454.7	$376.1	$1,230.9

During fiscal 2014, 2013, and 2012, the Company performed the required impairment tests of goodwill and determined that there was no impairment.

Components of intangible assets, net are as follows:

	June 30,
	2014			2013
	Original Cost	Accumulated Amortization	Intangible Assets, net	Original Cost	Accumulated Amortization	Intangible Assets, net
Software	$103.9	$(87.4)	$16.5	$93.9	$(78.2)	$15.7
Client lists	222.1	(124.5)	97.6	212.6	(102.3)	110.3
Trademarks	27.1	(7.4)	19.7	26.8	(5.6)	21.2
Other intangibles	6.0	(6.0)	—	5.9	(5.9)	—

	$359.1	$(225.3)	$133.8	$339.2	$(192.0)	$147.2

Other intangibles consist primarily of purchased rights, covenants, and patents (acquired directly or through acquisitions). All of the intangible assets have finite lives and, as such, are subject to amortization. The weighted average remaining useful life of the intangible assets is seven years (three years for software and software licenses, seven years for customer contracts and lists, and 11 years for trademarks). Amortization of intangibles totaled $29.1 million, $27.9 million and $27.1 million for fiscal 2014, 2013, and 2012, respectively. Estimated amortization expenses of the Company’s existing intangible assets are as follows:

Amount
Twelve months ended June 30, 2015	$28.3
Twelve months ended June 30, 2016	24.0
Twelve months ended June 30, 2017	18.5
Twelve months ended June 30, 2018	15.5
Twelve months ended June 30, 2019	10.7

NOTE 8. NOTES RECEIVABLE/PAYABLE FROM/TO AFFILIATED PARTIES

The following is a listing of all notes receivable from and payable to affiliates at June 30, 2014 and 2013, respectively:

	Interest Rate	Date of Maturity	Receivable/Payable Balance Outstanding as of June 30,
Type of Issue			2014	2013
Notes receivable denominated in a foreign currency:
Note receivable from affiliate	0.6%	10/1/2014	$9.6	$9.1
Note receivable from affiliate	0.3%	11/29/2014	11.6	11.2
Note receivable from affiliate	2.8%	8/13/2014	1.8	1.8
Note receivable from affiliate	2.8%	8/13/2014	1.0	1.0
Note receivable from affiliate	2.8%	8/13/2014	1.3	1.3
Note receivable from affiliate	3.6%	1/17/2015	1.3	1.3
Note receivable from affiliate	3.6%	1/17/2015	1.3	1.4
Note receivable from affiliate	3.6%	1/17/2015	0.7	0.7
Note receivable from affiliate	6.0%	4/8/2015	1.8	1.7
Note receivable from affiliate	6.0%	8/19/2015	1.8	1.7
Note receivable from affiliate	6.0%	10/21/2015	1.4	1.4
Note receivable from affiliate	6.0%	1/20/2016	0.9	0.8
Note receivable from affiliate	5.5%	2/29/2016	1.7	1.6
Note receivable from affiliate	5.5%	2/29/2016	0.9	—
Note receivable from affiliate	5.5%	12/5/2016	1.7	—
Note receivable from affiliate	5.5%	12/5/2016	0.8	—
Note receivable from affiliate	5.5%	6/18/2015	1.0	—

			$40.6	$35.0

Notes payable denominated in a foreign currency:
Note payable to affiliate	4.9%	1/16/2024	$20.9	$19.9
Note payable to affiliate	3.0%	11/18/2013	—	1.6

			$20.9	$21.5

Notes payable denominated in US dollars:
Note payable to affiliate	0.8%	8/16/2015	$1.0	$—
Note payable to affiliate	0.5%	8/16/2013	—	0.5

			$1.0	$0.5

Total notes receivable from affiliated parties			$40.6	$35.0

Total notes payable to affiliated parties			$21.9	$22.0

Notes payable to affiliates and notes receivable from affiliates were settled during August 2014. Accordingly, all notes payable to affiliate and all notes receivable from affiliate have been classified as current liabilities or current assets, as appropriate, on the Combined Balance Sheets for both June 30, 2014 and 2013.

Interest expense on notes payable to affiliates was $1.0 million, $0.9 million, and $1.0 million for the years ended June 30, 2014, 2013, and 2012, respectively, and is reported in interest expense in the Combined Statements of Comprehensive Income. Interest income on notes receivable from affiliates was $0.8 million, $0.7 million, and $0.7 million for the years ended June 30, 2014, 2013, and 2012, respectively, and is reported in other income, net in the Combined Statements of Comprehensive Income. Refer to Note 3.

NOTE 9. STOCK-BASED COMPENSATION

Stock-based compensation consists of the following:

Stock Options: Stock options are granted to employees at exercise prices equal to the fair market value of ADP’s common stock on the dates of grant. Stock options are issued under a graded vesting schedule and have a term of 10 years. Options granted prior to July 1, 2008 generally vest ratably over five years and options granted after July 1, 2008 generally vest ratably over four years. Compensation expense is measured based on the fair value of the stock option on the grant date and recognized over the requisite service period for each separately vesting portion of the stock option award. Stock options are forfeited if the employee ceases to be employed by the Company or ADP prior to vesting.

Restricted Stock:

Time-Based Restricted Stock and Time-Based Restricted Stock Units: Time-based restricted stock and restricted stock units granted prior to fiscal 2013 are subject to vesting periods of up to five years and awards granted during fiscal 2013 and later are subject to a vesting period of two years. Awards are forfeited if the employee ceases to be employed by the Company or ADP prior to vesting.

Time-based restricted stock cannot be transferred during the vesting period. Compensation expense relating to the issuance of time-based restricted stock is measured based on the fair value of the award on the grant date and recognized on a straight-line basis over the vesting period. Employees are eligible to receive dividends on shares awarded under the time-based restricted stock program.

Time-based restricted stock units are settled in cash. Compensation expense relating to the issuance of time-based restricted stock units is recorded over the vesting period and is initially based on the fair value of the award on the grant date; and is subsequently remeasured at each reporting date during the vesting period. No dividend equivalents are paid on units awarded under the time-based restricted stock unit program.

Performance-Based Restricted Stock and Performance-Based Restricted Stock Units: Performance-based restricted stock and performance-based restricted stock units generally vest over a one to three year performance period and a subsequent service period of up to 26 months. Under these programs, ADP communicates “target awards” at the beginning of the performance period with possible payouts at the end of the performance period ranging from 0% to 150% of the “target awards.” Awards are forfeited if the employee ceases to be employed by the Company or ADP prior to vesting.

Performance-based restricted stock cannot be transferred during the vesting period. Compensation expense relating to the issuance of performance-based restricted stock is measured based upon the fair value of the award on the grant date and recognized on a straight-line basis over the vesting period, based upon the probability that the performance target will be met. After the performance period, if the performance targets are achieved, employees are eligible to receive dividends on shares awarded under the performance-based restricted stock program.

Performance-based restricted stock units are settled in either cash or stock, depending on the employee’s home country, and cannot be transferred during the vesting period. Compensation expense relating to the issuance of performance-based restricted stock units settled in cash is recorded over the vesting period and is initially based on the fair value of the award on the grant date and is subsequently remeasured at each reporting date during the one-year performance period, based upon the probability that the performance target will be met. Compensation expense relating to the issuance of performance-based restricted stock units settled in stock is recorded over the vesting period based on the fair value of the award on the grant date. Dividend equivalents are paid on awards settled in stock under the performance-based restricted stock unit program.

Employee Stock Purchase Plan: The Company’s employees have the option to participate in ADP’s employee stock purchase plan which allows eligible employees to purchase shares of common stock at a price equal to 95% of the market value for the Company’s common stock on the last day of the exchange period. This plan has been deemed non-compensatory and therefore, no compensation expense has been recorded.

The following table represents stock-based compensation expense and related income tax benefits in each of fiscal 2014, 2013, and 2012, respectively:

Years ended June 30,	2014	2013	2012
Costs of revenues	$7.0	$4.9	$5.1
Selling, general and administrative expenses	14.0	9.2	9.2

Total pretax stock-based compensation expense	$21.0	$14.1	$14.3

Income tax benefit	$7.2	$4.9	$5.0

As of June 30, 2014, the total remaining unrecognized compensation cost related to non-vested stock options, restricted stock units, and restricted stock awards amounted to $2.1 million, $5.0 million, and $11.8 million, respectively, which will be amortized over the weighted-average remaining requisite service periods of 2.1 years, 1.2 years, and 1.2 years, respectively.

In fiscal 2014, the following activity occurred for the Company employees under ADP’s existing plans:

Stock Options:

Year ended June 30, 2014	Number of Options (in thousands)	Weighted Average Price (in dollars)
Options outstanding, beginning of year	1,397	$43
Options granted	209	$79
Options exercised	(498)	$40
Options canceled	(9)	$39

Options outstanding, end of year	1,099	$51

Option exercisable, end of year	697	$41

Time-Based Restricted Stock and Time-Based Restricted Stock Units:

Year ended June 30, 2014	Number of Shares (in thousands)	Number of Units (in thousands)
Restricted shares/units outstanding, beginning of year	184	56
Restricted shares/units granted	203	52
Restricted shares/units vested	(28)	—
Restricted shares/units forfeited	(16)	(6)

Restricted shares/units outstanding, end of year	343	102

Performance-Based Restricted Stock and Performance-Based Restricted Stock Units:

Year ended June 30, 2014	Number of Shares (in thousands)	Number of Units (in thousands)
Restricted shares/units outstanding, beginning of year	56	8
Restricted shares/units granted	50	37
Restricted shares/units vested	(26)	(4)
Restricted shares/units forfeited	(2)	(2)

Restricted shares/units outstanding, end of year	78	39

The aggregate intrinsic value of stock options outstanding and exercisable as of June 30, 2014 was $31.5 million and $27.0 million, respectively, which has a remaining life of 5.6 and 3.7, respectively. The aggregate intrinsic value for stock options exercised in fiscal 2014, 2013, and 2012 was $19.0 million, $19.0 million, and $13.7 million, respectively.

The fair value of each stock option issued is estimated on the date of grant using a binomial option pricing model. The binomial model considers a range of assumptions related to volatility, risk-free interest rate, and employee exercise behavior. Expected volatilities utilized in the binomial model are based on a combination of implied market volatilities, historical volatility of the Company’s stock price, and other factors. Similarly, the dividend yield is based on historical experience and expected future changes. The risk-free rate is derived from the U.S. Treasury yield curve in effect at the time of grant. The binomial model also incorporates exercise and forfeiture assumptions based on an analysis of historical data. The expected life of the stock option grant is derived from the output of the binomial model and represents the period of time that options granted are expected to be outstanding.

The fair value for stock options granted was estimated at the date of grant using the following assumptions:

	2014	2013	2012
Risk-free interest rate	1.5% - 1.7%	0.8% - 1.0%	0.9%
Dividend yield	2.3% - 2.4%	2.7% - 2.9%	2.8%
Weighted average volatility factor	23.8%	23.5% - 24.4%	25.4%
Weighted average expected life (in years)	5.4	5.3 - 5.4	5.3
Weighted average fair value (in dollars)	$13.53	$8.62	$8.81

The weighted average fair values of shares granted were as follows:

Year ended June 30,	2014	2013	2012
Performance-based restricted stock	$63.04	$55.02	$45.42
Time-based restricted stock	$71.89	$59.08	$53.20

NOTE 10. EMPLOYEE BENEFIT PLANS

A. Defined Benefit Pension Plans. Certain employees of the Company are covered by ADP’s domestic defined benefit plans. In addition, certain employees of the Company are part of ADP’s Supplemental Officer Retirement Plan (“SORP”). The SORP is a defined benefit plan pursuant to which ADP will pay supplemental pension benefits to certain key officers upon retirement based upon the officers’ years of service and compensation. Liabilities and assets related to these plans will remain with the Parent. Domestic pension expense allocated to the Company for the years ended June 30, 2014, 2013, and 2012 was $3.0 million, $5.3 million, and $4.6 million, respectively. SORP expense allocated to the Company for the years ended June 30, 2014, 2013, and 2012 was $1.7 million, $1.7 million, and $1.0 million, respectively.

B. Defined Contribution Savings Plans. ADP has a defined contribution plan that covers most of its domestic employees. This 401(k) plan provides company matching under various formulas. The costs allocated to the Company for the domestic associates for the years ended June 30, 2014, 2013, and 2012 were $12.4 million, $11.4 million, and $10.5 million, respectively.

C. International Savings Plans. The Company’s foreign subsidiaries have retirement savings-type plans that cover certain international employees. These retirement savings-type plans provide company matching under various formulas. The Company’s expense for these plans were approximately $12.5 million, $11.5 million, and $11.5 million for the years ended June 30, 2014, 2013, and 2012 respectively.

NOTE 11. INCOME TAXES

The Company’s operations are included in separate income tax returns filed with the appropriate taxing jurisdictions, except for U.S. federal and certain state, local and foreign jurisdictions in which the Company’s operations are included in the income tax returns of the Parent or an affiliate.

The provision for income taxes on earnings is computed as if the Company filed on a combined stand-alone or separate tax return basis, as applicable. The provision for income taxes on earnings from continuing operations does not reflect the Company’s inclusion in the tax returns of the Parent or an affiliate. Certain income taxes of the Company are paid by the Parent or an affiliate on behalf of the Company. The payment of income taxes by the Parent or affiliate on behalf of the Company is recorded within group equity on the Combined Balance Sheets.

Earnings before income taxes shown below are based on the geographic location to which such earnings are attributable.

	Years Ended June 30,
	2014	2013	2012
Earnings before income taxes:
United States	$284.4	$256.0	$224.2
Foreign	68.9	64.7	32.2

	$353.3	$320.7	$256.4

The provision for income taxes consists of the following components:

	Years Ended June 30,
	2014	2013	2012
Current:
Federal	$96.0	$87.5	$58.7
Foreign	20.3	20.4	12.9
State	16.6	12.9	9.9

Total current	$132.9	$120.8	$81.5
Deferred:
Federal	$(6.0)	$(4.3)	$11.2
Foreign	(7.7)	(1.8)	(3.5)
State	(1.8)	0.3	2.1

Total deferred	$(15.5)	$(5.8)	$9.8

Total provision for income taxes	$117.4	$115.0	$91.3

A reconciliation between the Company’s effective tax rate on earnings from continuing operations and the U.S. federal statutory rate is as follows:

	Years Ended June 30,
	2014	%	2013	%	2012	%
Provision for taxes at U.S. statutory rate	$123.7	35.0%	$112.3	35.0%	$89.7	35.0%
Increase (decrease) in provision from:
State taxes, net of federal tax	10.0	2.8%	8.6	2.7%	7.8	3.0%
Noncontrolling interest	(2.8)	(0.8)%	(2.2)	(0.7)%	(1.7)	(0.7)%
Foreign rate differential	(3.3)	(0.9)%	(3.2)	(1.0)%	1.1	0.5%
Tax on repatriated earnings	—	—%	—	—%	3.0	1.2%
Utilization of foreign tax credits	(2.1)	(0.6)%	(0.7)	(0.2)%	(3.8)	(1.5)%
Resolution of tax matters	(3.6)	(1.0)%	—	—%	(3.5)	(1.4)%
Tax settlements	—	—%	—	—%	(1.6)	(0.6)%
Other(a)	(4.5)	(1.3)%	0.2	0.1%	0.3	0.1%

	$117.4	33.2%	$115.0	35.9%	$91.3	35.6%

(a)	Fiscal 2014 includes $3.3 million for the impact of non-tax-deductible separation costs directly attributable to the planned separation from ADP, which increased our effective tax rate 0.9%.

The balance sheet classification and significant components of deferred income tax assets and liabilities are as follows:

	June 30,
	2014	2013
Classification:
Current deferred tax assets (included in other current assets)	$16.7	$13.2
Current deferred tax liabilities (included in other current liabilities)	(4.4)	(11.6)
Long term deferred tax assets (included in other non-current assets)	16.5	10.0
Long term deferred tax liabilities (included in deferred income taxes)	(76.5)	(75.7)

Net deferred tax liabilities	$(47.7)	$(64.1)

Components:
Deferred tax assets:
Accrued expenses not currently deductible	$48.1	$44.1
Compensation and benefits not currently deductible	11.3	10.7
Net operating losses	18.9	23.0

	78.3	77.8
Less: Valuation allowances	(7.1)	(15.1)

Deferred tax assets—net	71.2	62.7

Deferred tax liabilities:
Deferred revenue	40.5	41.1
Fixed assets and intangible assets	73.6	80.3
Prepaid expenses	2.2	2.5
Other	2.6	2.9

Deferred tax liabilities	118.9	126.8

Net deferred tax liabilities	$(47.7)	$(64.1)

Income taxes have not been provided on undistributed earnings of foreign subsidiaries in an aggregate amount of approximately $302.1 million as of June 30, 2014, as the Company considers such earnings to be permanently reinvested outside of the United States. The additional U.S. income tax that would arise on the repatriation of the remaining undistributed earnings could be offset, in part, by the foreign tax credits on such repatriation. However, it is impracticable to estimate the amount of net income tax that might be payable.

The Company has estimated foreign net operating loss carry forwards of approximately $50.7 million as of June 30, 2014, of which $10.9 million expires in 2017 through 2034 and $39.8 million which has an indefinite utilization period. In addition, the Company has estimated federal net operating losses of approximately $11.1 million as of June 30, 2014 which expires in 2016 through 2020. The Company has state net operating loss carry-forwards of approximately $9.4 million as of June 30, 2014, which expire in 2026 through 2033.

The Company has recorded valuation allowances of $7.1 million and $15.1 million at June 30, 2014 and 2013, respectively, because the Company does not believe that it is more likely than not that it will be able to utilize net operating loss carry-forwards and deferred tax assets of certain subsidiaries to offset future taxable earnings.

Income tax payments were approximately $18.1 million, $14.2 million, and $10.2 million for the years ended June 30, 2014, 2013, and 2012, respectively, for payments made directly by the Company. The income tax payments exclude payments made by the Parent or an affiliate on behalf of the Company as these amounts are recorded within group equity on the Combined Balance Sheets. For the years ended June 30, 2014, 2013, and 2012, income tax payments that were paid on behalf of the Company by the Parent or an affiliate were $115.2 million, $100.6 million, and $71.9 million, respectively, and are included within group equity on the Combined Balance Sheets.

As of June 30, 2014, 2013, and 2012, the Company’s liabilities for unrecognized tax benefits, which include interest and penalties, were $0.2 million, $3.7 million, and $5.5 million, respectively. The amount that, if recognized, would impact the effective tax rate is $0.2 million, $3.7 million, and $4.7 million, respectively. The remainder, if recognized, would principally affect deferred taxes.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

	June 30,
	2014	2013	2012
Unrecognized tax benefits at beginning of the year	$3.7	$5.5	$11.0
Additions for tax positions	—	—	0.7
Reductions for tax positions	—	—	—
Additions for tax positions of prior periods	0.2	0.2	0.4
Reductions for tax positions of prior periods	(3.7)	(0.3)	(6.3)
Settlement with tax authorities	—	(1.7)	(0.1)
Expiration of the statute of limitations	—	—	—
Impact of foreign exchange rate fluctuations	—	—	(0.2)

Unrecognized tax benefit at end of year	$0.2	$3.7	$5.5

Penalties and interest expense associated with uncertain tax positions have been recorded in the provision for income taxes on the Statements of Combined Comprehensive Income. Penalties incurred during the fiscal year ended June 30, 2014 were not material. During the fiscal years ended June 30, 2013, and 2012, the Company recorded benefits of $0.3 million and $1.0 million, respectively. Interest incurred during fiscal years ended June 30, 2014, 2013, and 2012 was not material.

At June 30, 2014, 2013, and 2012, the Company had an insignificant amount of accrued interest, which was included within other liabilities on the Combined Balance Sheets. At June 30, 2014 and 2013, the Company had zero and an insignificant amount of accrued penalties recorded, respectively, within other liabilities. At June 30, 2012, the Company had $0.5 million of accrued penalties recorded within other liabilities and $0.5 million of accrued penalties recorded within accrued expenses and other current liabilities on the Combined Balance Sheets.

The Company is routinely examined by the IRS in conjunction with the IRS audit of the Parent and examined by tax authorities in countries in which it conducts business, as well as states in which it has significant business operations. The tax years under examination vary by jurisdiction. The Company is included in the IRS examination of the Parent for the year ended June 30, 2009 through the year ended June 30, 2014. In fiscal 2015, the Company reached agreements with the IRS regarding all outstanding tax audit issues in dispute for the tax years through and including June 30, 2013, which did not have a material impact to the combined financial statements of the Company. The Company regularly considers the likelihood of assessments in each of the jurisdictions resulting from examinations. The Company has established tax reserves which it believes are adequate in relation to the potential assessments. Once established, reserves are adjusted when there is more information available, when an event occurs necessitating a change to the reserves or the statute of limitations for the relevant taxing authority to examine the tax position has expired. The resolution of tax matters should not have a material effect on the combined financial condition of the Company, the Company’s Combined Statements of Comprehensive Income for a particular future period or on the Company’s effective tax rate.

NOTE 12. COMMITMENTS AND CONTINGENCIES

The Company has obligations under various facilities and equipment leases and software license agreements. Total expense under these agreements was approximately $34.6 million, $28.0 million, and $26.0 million in fiscal 2014, 2013, and 2012, respectively, with minimum commitments at June 30, 2014 as follows:

Years Ending June 30,	Amount
2015	$32.0
2016	22.1
2017	12.7
2018	5.2
2019	3.8
Thereafter	5.6

$81.4

In addition to fixed rentals, certain leases require payment of maintenance and real estate taxes and contain escalation provisions based on future adjustments in price indices.

As of June 30, 2014, the Company has purchase commitments and obligations related to purchase and maintenance agreements on our software, equipment, and other assets, of approximately $9.4 million, of which $2.9 million relates to the fiscal year ending June 30, 2015, $4.1 million relates to the fiscal year ending June 30, 2016, and $2.4 million relates to the fiscal year ending June 30, 2017.

The Company is subject to various claims and litigation in the normal course of business. When a loss is considered probable and reasonably estimable, the Company records a liability in the amount of its best estimate for the ultimate loss. There can be no assurance that these matters will be resolved in a manner that is not adverse to the Company.

It is not the Company’s business practice to enter into off-balance sheet arrangements. In the normal course of business, the Company may enter into contracts in which it makes representations and warranties that relate to the performance of the Company’s services and products. The Company does not expect any material losses related to such representations and warranties.

NOTE 13. ACCUMULATED OTHER COMPREHENSIVE INCOME (“AOCI”)

Comprehensive income is a measure of income that includes both net earnings and other comprehensive income (loss). Other comprehensive income (loss) results from items deferred on the Combined Balance Sheets in group equity. The Company’s other comprehensive income (loss) for fiscal 2014, 2013, and 2012 and AOCI balances as of June 30, 2014, 2013, and 2012 was comprised solely of currency translation adjustments. Other comprehensive income (loss) was $42.6 million, $(1.1) million, and $(32.7) million in fiscal 2014, 2013, and 2012, respectively. The accumulated balances reported in AOCI on the Combined Balance Sheets for currency translation adjustments was $85.7 million, $43.1 million, and $44.2 million at June 30, 2014, 2013, and 2012, respectively.

NOTE 14. FINANCIAL DATA BY SEGMENT

The Company manages its business operations through strategic business units. The Company’s reportable segments represent its strategic business units, or operating segments, which include: Automotive Retail Solutions North America, Automotive Retail Solutions International and Digital Marketing Solutions. The primary components of “Other” are corporate allocations and other expenses not recorded in the segment results, such as stock-based compensation expense and separation costs, and assets not recorded by segment, such as cash and deferred tax assets. Certain revenues and expenses are charged to the reportable segments at a standard rate for management reasons. Other costs are recorded based on management responsibility. The prior year reportable segments’ revenues and earnings before income taxes have been adjusted to reflect updated fiscal 2014 budgeted foreign exchange rates. This adjustment is made for management purposes so that the reportable revenues for each segment are presented on a consistent basis without the impact of fluctuations in foreign currency exchange rates. This adjustment is a reconciling item to revenues and earnings before income taxes in order to eliminate the adjustment in consolidation.

	Automotive Retail Solutions North America	Automotive Retail Solutions International	Digital Marketing Solutions	Other	Foreign Exchange	Total
Year ended June 30, 2014
Revenues	$1,270.3	$324.9	$373.2	$—	$8.1	$1,976.5
Earnings before income taxes	361.3	44.5	25.6	(76.7)	(1.4)	353.3
Assets	925.2	709.0	523.8	440.6	—	2,598.6
Capital expenditures	22.4	13.1	1.1	—	—	36.6
Depreciation and amortization	28.3	13.0	11.0	—	—	52.3

Year ended June 30, 2013
Revenues	$1,206.6	$315.4	$310.3	$—	$7.1	$1,839.4
Earnings before income taxes	319.4	33.3	27.3	(62.0)	2.7	320.7
Assets	959.8	664.5	510.0	302.5	—	2,436.8
Capital expenditures	18.1	8.5	0.7	0.2	—	27.5
Depreciation and amortization	27.1	12.1	11.2	—	0.7	51.1

Year ended June 30, 2012
Revenues	$1,114.2	$302.8	$263.4	$—	$15.2	$1,695.6
Earnings before income taxes	268.4	18.8	13.3	(49.5)	5.4	256.4
Assets	934.7	657.0	506.6	248.9	—	2,347.2
Capital expenditures	16.1	6.6	2.3	—	—	25.0
Depreciation and amortization	25.0	12.7	11.3	—	0.8	49.8

Revenues and long-lived assets by geographic area are as follows:

	United States	Europe	Canada	Other	Total
Year ended June 30, 2014
Revenues	$1,547.5	$250.4	$92.1	$86.5	$1,976.5
Long-lived assets	$56.3	$20.5	$0.9	$4.9	$82.6
Year ended June 30, 2013
Revenues	$1,426.1	$241.5	$91.2	$80.6	$1,839.4
Long-lived assets	$48.3	$13.9	$0.6	$5.6	$68.4
Year ended June 30, 2012
Revenues	$1,291.5	$248.3	$86.4	$69.4	$1,695.6
Long-lived assets	$44.8	$17.0	$0.6	$1.6	$64.0

NOTE 15. QUARTERLY FINANCIAL RESULTS (UNAUDITED)

Summarized quarterly results of operations have been revised to reflect sales-type lease accounting for certain hardware components of our DMS and integrated solutions, and to reflect the revised presentation of the noncontrolling interest in the earnings of CVR. Refer to Note 1 for additional information on these revisions.

Summarized quarterly results of operations for the fiscal years ended June 30, 2014 and 2013 are as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter (A)
Year ended June 30, 2014
Revenues	$481.9	$487.9	$501.1	$505.6
Earnings before income taxes	81.7	85.9	100.5	85.2
Net earnings	55.6	54.2	71.4	54.7
Net earnings attributable to noncontrolling interest	1.9	1.5	1.8	2.8
Net earnings attributable to Dealer Services	$53.7	$52.7	$69.6	$51.9
Year ended June 30, 2013
Revenues	$449.8	$453.2	$465.2	$471.2
Earnings before income taxes	72.9	82.4	87.4	78.0
Net earnings	47.1	$52.5	56.1	50.0
Net earnings attributable to noncontrolling interest	1.4	1.2	1.7	2.0
Net earnings attributable to Dealer Services	$45.7	$51.3	$54.4	$48.0

(A)	Earnings before income taxes and net earnings include the impact of $9.3 million of incremental separation costs directly attributable to the planned separation from ADP.

NOTE 16. SUBSEQUENT EVENTS

With the exception of the settlement of the notes receivable and notes payable with ADP and affiliates discussed in Note 8, there are no further subsequent events for disclosure.

DEALER SERVICES BUSINESS OF AUTOMATIC DATA PROCESSING, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

Column A	Column B	Column C			Column D		Column E
		Additions
	Balance at beginning of period	(1) Charged to costs and expenses	(2) Charged to other accounts		Deductions		Balance at end of period
Year ended June 30, 2014:
Accounts receivable allowance for doubtful accounts(C)	$11,405	$3,315	$—		$(2,535	)(A)	$12,185
Deferred tax valuation allowance	$15,067	$367	$(438	)(B)	$(7,868)		$7,128
Year ended June 30, 2013:
Accounts receivable allowance for doubtful accounts(C)	$10,421	$5,304	$—		$(4,320	)(A)	$11,405
Deferred tax valuation allowance	$15,010	$2,213	$(1,494	)(B)	$(662)		$15,067
Year ended June 30, 2012:
Accounts receivable allowance for doubtful accounts(C)	$13,804	$1,777	$—		$(5,160	)(A)	$10,421
Deferred tax valuation allowance	$14,629	$2,541	$(1,907	)(B)	$(253)		$15,010

(A)	Doubtful accounts written off, less recoveries on accounts previously written off.
(B)	Includes amounts related to foreign exchange fluctuation.
(C)	Amounts have been revised to correct immaterial misstatements as described in Note 1—Organization and Basis of Presentation in the accompanying Notes to the combined financial statements.

CDK Global, Inc.

Condensed Consolidated and Combined Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
Revenues	$526.4	$501.1	$1,560.4	$1,470.9
Expenses:
Cost of revenues	321.8	304.9	956.6	900.5
Selling, general and administrative expenses	105.5	96.1	321.9	303.4
Separation costs	0.6	—	34.6	—

Total expenses	427.9	401.0	1,313.1	1,203.9

Operating earnings	98.5	100.1	247.3	267.0
Interest expense	(9.3)	(0.2)	(19.4)	(0.7)
Other income, net	1.8	0.6	4.7	1.8

Earnings before income taxes	91.0	100.5	232.6	268.1
Provision for income taxes	(32.8)	(29.1)	(89.0)	(86.9)

Net earnings	58.2	71.4	143.6	181.2
Less: net earnings attributable to noncontrolling interest	1.9	1.8	5.9	5.2

Net earnings attributable to CDK	$56.3	$69.6	$137.7	$176.0

Net earnings attributable to CDK per common share:
Basic	$0.35	$0.43	$0.86	$1.10
Diluted	$0.35	$0.43	$0.85	$1.10

Weighted-average common shares outstanding:
Basic	160.6	160.6	160.7	160.6
Diluted	161.9	160.6	161.5	160.6

Dividends declared per common share	$0.12	$—	$0.24	$—

See notes to the condensed consolidated and combined financial statements.

CDK Global, Inc.

Condensed Consolidated and Combined Statements of Comprehensive Income

(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
Net earnings	$58.2	$71.4	$143.6	$181.2
Other comprehensive (loss) income:
Currency translation adjustments	(23.2)	6.4	(40.1)	30.4

Other comprehensive (loss) income	(23.2)	6.4	(40.1)	30.4

Comprehensive income	35.0	77.8	103.5	211.6
Less: comprehensive income attributable to noncontrolling interest	1.9	1.8	5.9	5.2

Comprehensive income attributable to CDK	$33.1	$76.0	$97.6	$206.4

See notes to the condensed consolidated and combined financial statements.

CDK Global, Inc.

Condensed Consolidated and Combined Balance Sheets

(In millions, except per share value)

(Unaudited)

	March 31, 2015	June 30, 2014
Assets
Current assets:
Cash and cash equivalents	$368.5	$402.8
Accounts receivable, net of allowance for doubtful accounts of $12.7 and $12.2, respectively	352.8	310.7
Notes receivable from ADP and its affiliates	—	40.6
Other current assets	185.1	164.1

Total current assets	906.4	918.2
Property, plant and equipment, net	85.3	82.6
Other assets	245.4	233.1
Goodwill	1,169.1	1,230.9
Intangible assets, net	103.1	133.8

Total assets	$2,509.3	$2,598.6

Liabilities and Equity
Current liabilities:
Current maturities of long-term debt	$12.5	$—
Accounts payable	20.9	17.2
Accrued expenses and other current liabilities	161.5	158.0
Accrued payroll and payroll-related expenses	97.3	105.6
Short-term deferred revenues	183.5	194.8
Notes payable to ADP and its affiliates	—	21.9

Total current liabilities	475.7	497.5
Long-term debt	981.3	—
Long-term deferred revenues	179.4	182.8
Deferred income taxes	73.3	76.5
Other liabilities	35.6	32.5

Total liabilities	1,745.3	789.3

Equity:
Preferred stock, $0.01 par value: Authorized, 50.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 161.1 shares; outstanding, 160.4 shares	1.6	—
Additional paid-in-capital	677.2	—
Retained earnings	59.9	—
Treasury stock, at cost: 0.7 shares	(32.2)	—
Net parent company investment	—	1,712.2
Accumulated other comprehensive income	45.6	85.7

Total CDK stockholders’ equity	752.1	1,797.9
Noncontrolling interest	11.9	11.4

Total equity	764.0	1,809.3

Total liabilities and equity	$2,509.3	$2,598.6

See notes to the condensed consolidated and combined financial statements.

CDK Global, Inc.

Condensed Consolidated and Combined Statements of Cash Flows

(In millions)

(Unaudited)

	Nine Months Ended
	March 31,
	2015	2014
Cash Flows from Operating Activities:
Net earnings	$143.6	$181.2
Adjustments to reconcile net earnings to cash flows provided by operating activities:
Depreciation and amortization	57.1	39.6
Deferred income taxes	(2.0)	(14.1)
Stock-based compensation expense	22.0	15.0
Pension expense	0.8	2.9
Other	(5.9)	(7.1)
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures of businesses:
Increase in accounts receivable	(55.6)	(36.0)
Increase in other assets	(19.1)	(11.7)
Increase/(decrease) in accounts payable	4.7	(2.5)
Increase/(decrease) in accrued expenses and other liabilities	14.6	(24.7)

Net cash flows provided by operating activities	160.2	142.6

Cash Flows from Investing Activities:
Capital expenditures	(27.2)	(30.4)
Proceeds from sale of property, plant and equipment	0.9	—
Capitalized software	(7.5)	(4.6)
Acquisitions of businesses, net of cash acquired	—	(25.7)
Contributions to investments	(14.6)	—
Proceeds from (advances) on notes receivable from ADP and its affiliates	40.6	(2.5)

Net cash flows used in investing activities	(7.8)	(63.2)

Cash Flows from Financing Activities:
Repayments of notes payable to ADP and its affiliates	(21.9)	(2.1)
Borrowings on notes payable to ADP and its affiliates	—	1.0
Net transactions of parent company investment	(240.8)	12.1
Proceeds from long-term debt	1,750.0	—
Repayments of long-term debt	(756.2)	—
Dividend paid to ADP at separation	(825.0)	—
Dividends paid to stockholders	(38.8)	—
Repurchases of common stock	(32.2)	—
Proceeds from exercises of stock options	6.9	—
Excess tax benefit from stock-based compensation awards	9.7	7.2
Withholding tax payment for stock-based compensation awards	(0.9)	—
Payment of deferred financing costs	(9.2)	—
Dividend payments of CVR to noncontrolling owners	(5.4)	(8.0)

Net cash flows (used in) provided by financing activities	(163.8)	10.2

Effect of exchange rate changes on cash and cash equivalents	(22.9)	(5.9)

Net change in cash and cash equivalents	(34.3)	83.7
Cash and cash equivalents, beginning of period	402.8	276.3

Cash and cash equivalents, end of period	$368.5	$360.0

Supplemental Disclosure:
Cash paid for:
Income taxes and foreign withholding taxes, net of refunds	$67.3	$13.2
Interest	2.7	0.7

See notes to the condensed consolidated and combined financial statements.

CDK Global, Inc.

Condensed Consolidated and Combined Statement of Stockholders’ Equity

(In millions)

(Unaudited)

	Common Stock		Additional Paid-in- Capital	Retained Earnings	Treasury Stock	Net Parent Company Investment	Accumulated Other Comprehensive Income	Total CDK Stockholders’ Equity	Non-controlling Interest	Total Equity
	Shares Issued	Amount
Balance as of June 30, 2014	—	$—	$—	$—	$—	$1,712.2	$85.7	$1,797.9	$11.4	$1,809.3
Net earnings	—	—	—	98.7	—	39.0	—	137.7	5.9	143.6
Foreign currency translation adjustments	—	—	—	—	—	—	(40.1)	(40.1)	—	(40.1)
Net distributions to Parent	—	—	—	—	—	(271.8)	—	(271.8)	—	(271.8)
Dividend paid to ADP at separation	—	—	—	—	—	(825.0)	—	(825.0)	—	(825.0)
Reclassification of net parent company investment to common stock and additional paid-in capital in conjunction with the Distribution	160.6	1.6	652.8	—	—	(654.4)	—	—	—	—
Stock-based compensation expense	—	—	12.4	—	—	—	—	12.4	—	12.4
Common stock issued for the exercise and vesting of stock-based compensation awards	0.5	—	7.1	—	—	—	—	7.1	—	7.1
Excess tax benefit from stock-based compensation awards	—	—	5.8	—	—	—	—	5.8	—	5.8
Withholding tax payment for stock-based compensation awards	—	—	(0.9)	—	—	—	—	(0.9)	—	(0.9)
Dividends paid to stockholders	—	—	—	(38.8)	—	—	—	(38.8)	—	(38.8)
Repurchases of common stock	—	—	—	—	(32.2)	—	—	(32.2)	—	(32.2)
Dividend payments of CVR to noncontrolling owners	—	—	—	—	—	—	—	—	(5.4)	(5.4)

Balance as of March 31, 2015	161.1	$1.6	$677.2	$59.9	$(32.2)	$—	$45.6	$752.1	$11.9	$764.0

See notes to the condensed consolidated and combined financial statements.

CDK Global, Inc.

Notes to the Condensed Consolidated and Combined Financial Statements

(Tabular dollars and shares in millions, except per share amounts)

(Unaudited)

Note 1. Basis of Presentation

A. Spin-off

On April 9, 2014, the board of directors of Automatic Data Processing, Inc. (“ADP” or the “Parent”) approved the spin-off of the Dealer Services business of ADP (“Dealer Services”). On May 6, 2014, in preparation of the spin-off, ADP formed Dealer Services Holdings LLC, a Delaware limited liability company, to hold Dealer Services. On September 1, 2014, Dealer Services Holdings LLC was renamed CDK Global Holdings, LLC. On September 29, 2014, immediately prior to the spin-off, CDK Global Holdings, LLC converted to CDK Global, Inc. (“CDK” or the “Company”). On September 30, 2014 (the “Separation Date”), the spin-off became effective and ADP distributed 100% of the common stock of the Company to the holders of record of ADP’s common stock as of September 24, 2014 (the “Distribution”). The Distribution was made pursuant to a Separation and Distribution Agreement by which ADP contributed the subsidiaries that operated the Dealer Services business to the Company. The Distribution is expected to be a tax-free transaction under Section 355 and other related provisions of the Internal Revenue Code of 1986, as amended.

Concurrent with the Distribution, the Company and ADP entered into several agreements providing for transition services and governing relationships between the Company and ADP. Refer to Notes 7 and 10 for further information.

B. Description of Business

The Company is a global provider of integrated technology solutions to the information technology and marketing/advertising markets of the automotive retail industry. The Company’s solutions enable automotive retailers and original equipment manufacturers (“OEMs”) to better manage, analyze and grow their businesses. The Company classifies its operations into the following reportable segments: Automotive Retail North America, Automotive Retail International, and Digital Marketing. In addition, the Company has an “Other” segment, the primary components of which are corporate allocations and other expenses not recorded in the segment results, such as stock-based compensation expense, corporate costs, separation costs, and interest expense.

C. Basis of Preparation

The financial statements presented herein represent (i) periods prior to September 30, 2014 when the Company was a wholly owned subsidiary of ADP (referred to as “combined financial statements”) and (ii) periods subsequent to September 30, 2014 when the Company became a separate publicly-traded company (referred to as “consolidated financial statements”). Throughout this Quarterly Report on Form 10-Q when we refer to the “financial statements,” we are referring to the “condensed consolidated and combined financial statements,” unless the context indicates otherwise. Beginning with the interim periods ending March 31, 2015, the Company elected to present two separate statements for the statements of operations and comprehensive income as opposed to a single continuous statement of comprehensive income.

The financial statements include the accounts of Computerized Vehicle Registration, Inc. (“CVR”) in which CDK holds a controlling financial and management interest. All significant intercompany transactions and balances between consolidated CDK businesses have been eliminated.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect assets, liabilities, revenues, and expenses that are reported in the accompanying financial statements and footnotes thereto. Actual results may differ from those estimates. These financial statements present the consolidated and combined financial position and results of operations of the Company, which was under common control and common management by ADP until the Separation Date. The historical financial results in the accompanying financial statements presented may not be indicative of the results that would have been achieved had the Company operated as a separate, stand-alone entity.

The accompanying financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods. Interim financial results are not necessarily indicative of financial results for a full year. The financial statements in this Quarterly Report on Form 10-Q should be read in conjunction with the combined financial statements and related notes of the Company as of and for the fiscal year ended June 30, 2014 as filed with the Securities and Exchange Commission in the Registration Statement on Form 10 relating to the Distribution.

Prior to the Distribution, the financial statements in this Quarterly Report on Form 10-Q included costs for facilities, functions, and services used by the Company at shared ADP sites and costs for certain functions and services performed by centralized ADP organizations and directly charged to the Company based on revenue and headcount. Following the Distribution, the Company performs these functions using internal resources or purchased services, certain of which may be provided by ADP during a transitional period pursuant to the transition services agreement. Refer to Note 10 for further information on agreements entered into with ADP as a result of the Distribution. The expenses allocated to the Company for these services are not necessarily indicative of the expenses that would have been incurred if the Company had been a separate, independent entity and had otherwise managed these functions. The Company’s financial statements include the following transactions with ADP or its affiliates:

Separation Costs. The financial statements of the Company include certain incremental costs that are directly attributable to the Distribution. Prior to the Distribution, separation costs were paid by ADP and allocated to the Company. These costs were related to professional services and amounted to $0.6 million and $34.6 million for the three and nine months ended March 31, 2015, respectively. The Company did not incur any separation costs during the three and nine months ended March 31, 2014.

Overhead Expenses. Prior to the Distribution, the financial statements of the Company included an allocation of certain general expenses of ADP and its affiliates, which were in support of the Company, including departmental costs for travel, procurement, treasury, tax, internal audit, risk management, real estate, benefits, and other corporate and infrastructure costs. The Company was allocated overhead costs related to ADP’s shared functions of $7.4 million for the three months ended March 31, 2014 and $7.1 million and $21.9 million for the nine months ended March 31, 2015 and 2014, respectively. These costs were reported in selling, general and administrative expenses on the consolidated and combined statements of operations. These allocations were based on a variety of factors. The allocation of the travel department costs was based on the estimated percentage of travel directly related to the Company. The allocation of benefits was based on the approximate benefit claims or payroll costs directly related to the Company as compared to ADP’s total claims and payroll costs. The allocation of real estate management costs was based on the estimated percentage of square footage of facilities for the Company’s business that was managed by the ADP corporate real estate department in relation to ADP’s total managed facilities. All other allocations were based on an estimated percentage of support staff time or system utilization in comparison to ADP as a whole. Management believes that these allocations were made on a reasonable basis.

Royalty Fees. Prior to the Distribution, the financial statements included a trademark royalty fee charged by ADP to the Company based on revenues for licensing fees associated with the use of the ADP trademark. The Company was charged trademark royalty fees of $5.6 million for the three months ended March 31, 2014 and $5.7 million and $16.3 million for the nine months ended March 31, 2015 and 2014, respectively. These charges were included in selling, general, and administrative expenses on the consolidated and combined statements of operations. Management believes that these allocations were made on a reasonable basis.

Services Received from Affiliated Companies. Prior to the Distribution, certain systems development functions were outsourced to an ADP shared services facility located in India. This facility provided services to the Company as well as to other ADP affiliates. The Company purchased services from this facility of $5.2 million for the three months ended March 31, 2014 and $5.5 million and $14.2 million for the nine months ended March 31, 2015 and 2014, respectively. The charge for these services was included within cost of revenues on the consolidated and combined statements of operations.

Notes Receivable from ADP and its Affiliates and Notes Payable to ADP and its Affiliates. As of June 30, 2014, the Company recorded notes receivable from ADP and its affiliates of $40.6 million and notes payable to ADP and its affiliates of $21.9 million under contractual arrangements. Prior to the Distribution, the notes were settled; therefore, there were no outstanding notes receivable from or payable to ADP and its affiliates in the accompanying consolidated balance sheet as of March 31, 2015. Interest income on notes receivable from ADP and its affiliates was $0.2 million for the three months ended March 31, 2014 and was $0.2 million and $0.6 million for the nine months ended March 31, 2015 and 2014, respectively. The Company recorded interest income on notes receivable from ADP and its affiliates within other income, net on the consolidated and combined statements of operations. Interest expense on notes payable to ADP and its affiliates was $0.3 million for the three months ended March 31, 2014 and was $0.2 million and $0.7 million for the nine months ended March 31, 2015 and 2014, respectively. The Company recorded interest expense on notes payable to ADP and its affiliates within interest expense on the consolidated and combined statements of operations.

Other Services. Prior to the Distribution, the Company received other services from ADP and its affiliates (e.g., payroll processing services). The Company was charged primarily at a fixed rate per employee per month for such payroll processing services. Expenses incurred for such services were $0.3 million for the three months ended March 31, 2014 and $0.4 million and $0.9 million for the nine months ended March 31, 2015 and 2014, respectively. These expenses were included in selling, general and administrative expenses on the consolidated and combined statements of operations.

D. Financial Statement Revisions

During the three months ended March 31, 2015, the Company elected to make revisions to previously reported results of operations, financial condition, and cash flows as discussed below. The Company previously reported results of operations and cash flows for the nine months ended March 31, 2014, financial condition as of June 30, 2014, and revenues, earnings before income taxes, and net earnings for the three months ended March 31, 2014 in the Registration Statement on Form 10. The Company assessed the materiality of the misstatements discussed below on prior period financial statements and concluded that while such revisions are immaterial to the combined results of operations and cash flows for the nine months ended March 31, 2014, financial condition as of June 30, 2014, and revenues, earnings before income taxes, and net earnings for the three months ended March 31, 2014 presented herein, the combined financial statements should be revised to provide greater comparability. The Company plans to reflect the effect of the revisions on previously reported annual periods in its exchange offer registration statement to exchange the Company’s senior notes for a new issue of substantially identical debt securities registered under the Securities Act (as described in Note 5).

Historically, rentals of certain hardware components included within Dealer Management Systems (“DMS”) and integrated solutions were accounted for as operating leases and revenues were recognized in accordance with Accounting Standards Codification (“ASC”) 840, “Leases.” The Company has now determined that these hardware components should be reported as sales-type leases in accordance with ASC 840, “Leases.” In accordance with sales-type lease accounting, revenue for leased hardware is recognized upon installation and a receivable is recorded based on the present value of the minimum lease payments at the beginning of the lease term. The Company’s combined financial statements have been revised to reflect sales-type lease accounting for these hardware components as well as the related income tax effects. This revision impacted the Automotive Retail North America and Automotive Retail International segments and all of these revisions are immaterial. Segment revenues and earnings before income taxes in Note 11 for the nine months ended March 31, 2014 include the effects of this revision.

The Company revised the presentation of the noncontrolling interest (“NCI”) in CVR to comply with ASC 810, “Consolidations.” Accordingly, earnings, comprehensive income, and net assets in CVR which are not attributable to the Company have been separately presented within the combined financial statements. Historically, the NCI in CVR’s earnings was included within selling, general and administrative expenses in the combined statements of operations, and the NCI in CVR’s net assets was included within other liabilities in the combined balance sheets. This revision impacted the Automotive Retail North America segment and earnings before income taxes in Note 11 for the nine months ended March 31, 2014 reflect this revision.

The following are selected line items from the Company’s combined financial statements illustrating the effect of these immaterial revisions:

Condensed Combined Statements of Operations

	Nine Months Ended March 31, 2014
		Adjustments
	As Reported	Hardware	NCI	As Revised
Revenues	$1,469.3	$1.6	$—	$1,470.9
Cost of revenues	899.1	1.4	—	900.5
Selling, general and administrative	308.3	0.3	(5.2)	303.4
Total expenses	1,207.4	1.7	(5.2)	1,203.9
Operating earnings	261.9	(0.1)	5.2	267.0
Other income, net	0.1	1.7	—	1.8
Earnings before income taxes	261.3	1.6	5.2	268.1
Provision for income taxes	(86.3)	(0.6)	—	(86.9)
Net earnings	175.0	1.0	5.2	181.2
Less: net earnings attributable to noncontrolling interest	—	—	5.2	5.2
Net earnings attributable to CDK	$175.0	$1.0	$—	$176.0

	Three Months Ended March 31, 2014
		Adjustments
	As Reported	Hardware	NCI	As Revised
Revenues	$500.5	$0.6	$—	$501.1
Earnings before income taxes	98.3	0.4	1.8	100.5
Net earnings	69.3	0.3	1.8	71.4
Less: net earnings attributable to noncontrolling interest	—	—	1.8	1.8
Net earnings attributable to CDK	$69.3	$0.3	$—	$69.6

Condensed Combined Statement of Comprehensive Income

	Nine Months Ended March 31, 2014
		Adjustments
	As Reported	Hardware	NCI	As Revised
Net earnings	$175.0	$1.0	$5.2	$181.2
Other comprehensive income:
Currency translation adjustments	30.4	—	—	30.4
Other comprehensive income	30.4	—	—	30.4
Comprehensive income	205.4	1.0	5.2	211.6
Less: comprehensive income attributable to noncontrolling interest	—	—	5.2	5.2
Comprehensive income attributable to CDK	$205.4	$1.0	$—	$206.4

Condensed Combined Balance Sheet

	June 30, 2014
		Adjustments
	As Reported	Hardware	NCI	As Revised
Assets
Current assets:
Accounts receivable, net	$299.1	$11.6	$—	$310.7
Other current assets	164.6	(0.5)	—	164.1
Total current assets	907.1	11.1	—	918.2
Property, plant and equipment, net	109.9	(27.3)	—	82.6
Other assets	205.5	27.6	—	233.1
Total assets	$2,587.2	$11.4	—	$2,598.6

Liabilities and Equity
Current liabilities:
Accrued expenses and other current liabilities	$154.2	$3.8	$—	$158.0
Total current liabilities	493.7	3.8	—	497.5
Deferred income taxes	76.6	(0.1)	—	76.5
Other liabilities	43.9	—	(11.4)	32.5
Total liabilities	797.0	3.7	(11.4)	789.3

Equity:
Net parent company investment	1,704.6	7.6	—	1,712.2
Accumulated other comprehensive income	85.6	0.1	—	85.7
Total CDK stockholders’ equity	1,790.2	7.7	—	1,797.9
Noncontrolling interest	—	—	11.4	11.4
Total equity	1,790.2	7.7	11.4	1,809.3
Total liabilities and equity	$2,587.2	$11.4	$—	$2,598.6

Condensed Combined Statement of Cash Flows

	Nine Months Ended March 31, 2014
		Adjustments
	As Reported	Hardware	NCI	As Revised
Cash Flows from Operating Activities:
Net earnings	$175.0	$1.0	$5.2	$181.2
Adjustments to reconcile net earnings to cash flows provided by operating activities:
Depreciation and amortization	51.2	(11.6)	—	39.6
Deferred income taxes	(14.7)	0.6	—	(14.1)
Other	(0.7)	(1.2)	(5.2)	(7.1)
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures of businesses:
Increase in accounts receivable	(34.9)	(1.1)	—	(36.0)
Increase in other assets	(9.5)	(2.2)	—	(11.7)
(Decrease)/increase in accrued expenses and other liabilities	(32.8)	0.1	8.0	(24.7)
Net cash flows provided by/(used in) operating activities	149.0	(14.4)	8.0	142.6

Cash Flows from Investing Activities:
Capital expenditures	(44.8)	14.4	—	(30.4)
Net cash flows (used in)/provided by investing activities	(77.6)	14.4	—	(63.2)

Cash Flows from Financing Activities:
Dividend payments of CVR to minority owners	—	—	(8.0)	(8.0)
Net cash flows provided by/(used in) financing activities	18.2	—	(8.0)	10.2

Combined Statement of Equity

	June 30, 2014
		Adjustments
	As Reported	Hardware	NCI	As Revised
Net Parent Company Investment
Balance as of June 30, 2014	$1,704.6	$7.6	$—	1,712.2
Accumulated Other Comprehensive Income
Balance as of June 30, 2014	85.6	0.1	—	85.7
Total CDK Stockholders’ Equity
Balance as of June 30, 2014	1,790.2	7.7	—	1,797.9
Noncontrolling Interest
Balance as of June 30, 2014	—	—	11.4	11.4
Total Equity
Balance as of June 30, 2014	$1,790.2	7.7	$11.4	$1,809.3

E. Significant Accounting Policies

Revenue Recognition. Revenue is generated from software licenses, hosting arrangements, hardware sales and leases, support and maintenance, professional services, advertising and digital marketing, as well as certain transactional services.

The Company recognizes software related revenue (on-site) in accordance with the provisions of ASC 985-605, “Software-Revenue Recognition,” and non-software related revenue, upfront hardware sales, and software delivered under a hosted model in accordance with ASC 605, “Revenue Recognition.”

In general, revenue is recognized when all of the following criteria have been met:

•	persuasive evidence of an arrangement exists;

•	delivery has occurred or services have been rendered;

•	fees are fixed or determinable; and

•	collection of the revenue is reasonably assured.

The following are the Company’s major components of revenue:

•	Bundled sales of DMS and integrated solutions. In the Automotive Retail North America and Automotive Retail International segments, the Company receives fees for product installation, monthly fees for software licenses, ongoing software support and maintenance of DMS and other integrated solutions that are either hosted by the Company or installed on-site at the client’s location. The revenues for term licenses are recognized ratably over the software license term, as vendor-specific objective evidence of the fair values of the individual elements in the sales arrangement does not exist. Revenue recognition commences at the installation dates, when client acceptance has occurred, and collectability of a determinable amount is probable. In the case of hosted applications, the client does not have the contractual right to take possession of the software and the items delivered at the outset of the contract (e.g., installation, training, etc.) do not have value to the client without the software license and ongoing support and maintenance. Any upfront fees charged in the case of hosted arrangements are recognized ratably over the expected benefit period of the arrangement, typically five years. The unrecognized portion of these revenue elements is recorded as deferred revenue.

The Company also offers various hardware elements in connection with DMS and integrated solution sales, which in some instances are considered sales-type leases under ASC 840. Revenue related to leased hardware is recognized upon installation and a receivable is recorded based on the present value of the minimum lease payments at the beginning of the lease term.

•	Transactional revenues. The Company receives revenues on a fee per transaction processed basis in connection with providing auto retailers interfaces with third parties to process credit reports, vehicle registrations, data updates, and Internet sales leads. Transactional revenues are recorded in accordance with ASC 605. Delivery occurs at the time the services are rendered. Transactional revenues are recorded in revenues gross of costs incurred for credit report processing, vehicle registrations, and Internet sales leads as the Company is contractually responsible for providing the service, software, and/or connectivity to the clients, and therefore, the Company is the primary obligor under ASC 605.

•	Digital Marketing services. The Company receives revenues from the placement of advertising for clients and providing websites and related advertising and marketing services. Digital marketing revenues are recorded in accordance with ASC 605 as delivery occurs at the time the services are rendered.

Deferred Costs. Costs to deliver services are expensed to cost of revenues as incurred with the exception of specific costs directly related to transition or installation activities, including the payroll related costs for the Company’s implementation and training teams, as well as commission costs for the sale. These costs are deferred and expensed proportionately over the same period that the deferred revenue is recognized as revenue. Deferred amounts are monitored regularly for impairment. Impairment losses are recorded when projected remaining undiscounted operating cash flows of the related contracts are not sufficient to recover the carrying amount of the contract assets. Current deferred costs classified within other current assets on the consolidated and combined balance sheets were $116.4 million and $120.3 million as of March 31, 2015 and June 30, 2014, respectively. Long-term deferred costs classified within other assets on the consolidated and combined balance sheets were $162.2 million and $166.8 million as of March 31, 2015 and June 30, 2014, respectively.

Computer Software to be Sold, Leased or Otherwise Marketed. The Company’s policy provides for the capitalization of certain costs of computer software to be sold, leased, or otherwise marketed. The Company’s policy provides for the capitalization of all software production costs upon reaching technological feasibility for a specific product. Technological feasibility is attained when software products have a completed working model whose consistency with the overall product design has been confirmed by testing. Costs incurred prior to the establishment of technological feasibility are expensed as incurred. The establishment of technological feasibility requires judgment by management and in many instances is only attained a short time prior to the general release of the software. Maintenance-related costs are expensed as incurred. Pursuant to this policy, the Company recognized expenses of $43.3 million and $41.5 million for the three months ended March 31, 2015 and 2014, respectively, and $127.2 million and $123.4 million for the nine months ended March 31, 2015 and 2014, respectively. These expenses were classified within cost of revenues on the consolidated and combined statements of operations.

Fair Value of Financial Instruments. The Company determines the fair value of financial instruments in accordance with accounting standards pertaining to fair value measurements. Such standards define fair value and establish a framework for measuring fair value in accordance with GAAP. Cash and cash equivalents, accounts receivable, accounts payable, and other current liabilities are reflected in the consolidated and combined balance sheets at cost, which approximates fair value due to the short-term nature of these instruments. The carrying value of the Company’s term loan facility (as described in Note 5), including accrued interest, approximates fair value based on the Company’s current estimated incremental borrowing rate for similar types of arrangements. The approximate aggregate fair value of our senior notes as of March 31, 2015 was $764.4 million based on quoted market prices for the same or similar instruments and the carrying value was $750.0 million. The term loan facility and senior notes are considered Level 2 fair value measurements in the fair value hierarchy.

Note 2. New Accounting Pronouncements

Recently Issued Accounting Pronouncements

In April 2015, the FASB issued ASU 2015-03, “Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that liability, consistent with debt discounts. ASU 2015-03 is effective for fiscal years, and interim reporting periods within those years, beginning after December 15, 2015. The adoption of ASU 2015-03 will result in a reclassification of our deferred financing costs from other assets to long-term debt within the balance sheet.

In June 2014, the FASB issued ASU 2014-12, “Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period.” ASU 2014-12 requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. ASU 2014-12 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. The adoption of ASU 2014-12 will not have an impact on the Company’s consolidated results of operations, financial condition, or cash flows.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers,” which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. ASU 2014-09 requires an entity to recognize revenue depicting the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 will also result in enhanced revenue related disclosures. ASU 2014-09 is effective for fiscal years, and interim reporting periods within those years, beginning after December 15, 2016. The Company has not yet determined the impact of ASU 2014-09 on its consolidated results of operations, financial condition, or cash flows.

In April 2014, the FASB issued ASU 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU 2014-08 requires that a disposal representing a strategic shift that has (or will have) a major effect on an entity’s financial results or a business activity classified as held for sale should be reported as discontinued operations. ASU 2014-08 also expands the disclosure requirements for discontinued operations and adds new disclosures for individually significant dispositions that do not qualify as discontinued operations. ASU 2014-08 is effective prospectively for fiscal years, and interim reporting periods within those years, beginning after December 15, 2014. The impact of ASU 2014-08 is dependent upon the nature of dispositions, if any, after adoption.

Recently Adopted Accounting Pronouncements

In November 2014, the FASB issued and the Company adopted ASU 2014-17, “Business Combinations (Topic 805): Pushdown Accounting.” ASU 2014-17 provides an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. An acquired entity will have the option to elect to apply pushdown accounting in a subsequent reporting period to the acquired entity’s most recent change-in-control event. In connection with the FASB’s issuance of ASU 2014-17, the SEC rescinded Staff Accounting Bulletin (“SAB”) Topic 5.J, “New Basis of Accounting Required in Certain Circumstances.” All entities, including SEC registrants, will apply ASU 2014-17 for guidance on the use of pushdown accounting. ASU 2014-17 is effective immediately. The adoption of ASU 2014-17 did not have an impact on the Company’s consolidated and combined results of operations, financial condition, or cash flows.

In July 2014, the Company adopted ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” ASU 2013-11 requires netting of unrecognized tax benefits against a deferred tax asset for a loss or other carryforward that would apply in settlement of the uncertain tax position. The adoption of ASU 2013-11 did not have a material impact on the Company’s consolidated and combined results of operations, financial condition, or cash flows.

Note 3. Earnings per Share

The numerator for both basic and diluted earnings per share is net earnings attributable to CDK. The denominator for basic and diluted earnings per share is based upon the number of weighted average shares of the Company’s common stock outstanding during the reporting periods. Diluted earnings per share also reflects the dilutive effect of unexercised in-the-money stock options and unvested restricted stock. On September 30, 2014, ADP shareholders of record as of the close of business on September 24, 2014 received one share of the Company’s common stock for every three shares of ADP common stock held as of the record date. For all periods prior to the Distribution, basic and diluted earnings per share were computed using the number of shares of the Company’s stock outstanding on September 30, 2014, the date on which the Company’s common stock was distributed to the shareholders of ADP. The same number of shares was used to calculate basic and diluted earnings per share for the three and nine months ended March 31, 2014 since there were no dilutive securities until after the Distribution.

Holders of certain stock-based compensation awards are eligible to receive dividends as described in Note 6. Net earnings allocated to participating securities were not significant for the three and nine months ended March 31, 2015.

The following table summarizes the components of basic and diluted earnings per share:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
Net earnings attributable to CDK	$56.3	$69.6	$137.7	$176.0
Weighted-average shares outstanding:
Basic	160.6	160.6	160.7	160.6
Effect of employee stock options	0.7	—	0.4	—
Effect of employee restricted stock	0.6	—	0.4	—

Diluted	161.9	160.6	161.5	160.6

Basic earnings attributable to CDK per share	$0.35	$0.43	$0.86	$1.10
Diluted earnings attributable to CDK per share	$0.35	$0.43	$0.85	$1.10

Options to purchase 0.3 million shares of common stock for both the three and nine months ended March 31, 2015, respectively, have been excluded from the calculation of diluted earnings per share because their exercise prices exceeded the average market price of outstanding common shares for the respective periods.

Note 4. Goodwill and Intangible Assets, Net

Changes in goodwill for the nine months ended March 31, 2015 were as follows:

	Automotive Retail North America	Automotive Retail International	Digital Marketing	Total
Balance as of June 30, 2014	$400.1	$454.7	$376.1	$1,230.9
Currency translation adjustments	(3.4)	(58.4)	—	(61.8)

Balance as of March 31, 2015	$396.7	$396.3	$376.1	$1,169.1

Components of intangible assets, net were as follows:

	March 31,			June 30,
	2015			2014
	Original Cost	Accumulated Amortization	Intangible Assets, net	Original Cost	Accumulated Amortization	Intangible Assets, net
Software	$110.3	$(94.0)	$16.3	$103.9	$(87.4)	$16.5
Client lists	215.0	(131.4)	83.6	222.1	(124.5)	97.6
Trademarks	27.0	(23.8)	3.2	27.1	(7.4)	19.7
Other intangibles	2.4	(2.4)	—	6.0	(6.0)	—

	$354.7	$(251.6)	$103.1	$359.1	$(225.3)	$133.8

In October 2014 following our separation from ADP, the Company evaluated its branding strategy and the trademark names under which each of its businesses will operate. The Company determined that the Cobalt trademark used by the Digital Marketing segment will no longer be used. Therefore, the Company revised the estimated useful life assigned to the Cobalt trademark. The Company recognized accelerated amortization on the trademark of $15.6 million in cost of revenues during the nine months ended March 31, 2015. The effect of this change in estimate on both basic and diluted earnings per share, net of the related tax effect, was $0.06 for the nine months ended March 31, 2015.

Other intangibles consist primarily of purchased rights, covenants, and patents (acquired directly or through acquisitions). All of the intangible assets have finite lives and, as such, are subject to amortization. The weighted average remaining useful life of intangible assets is 6 years (3 years for software and software licenses, 7 years for customer contracts and lists, and 10 years for trademarks). Amortization of intangible assets was $7.0 million and $7.1 million for the three months ended March 31, 2015 and 2014, respectively, and $37.5 million and $21.5 million for the nine months ended March 31, 2015 and 2014, respectively.

Estimated amortization expenses of the Company’s existing intangible assets as of March 31, 2015 were as follows:

Amount
Three months ending June 30, 2015	$7.2
Twelve months ending June 30, 2016	24.4
Twelve months ending June 30, 2017	18.6
Twelve months ending June 30, 2018	15.2
Twelve months ending June 30, 2019	9.0
Twelve months ending June 30, 2020	7.8
Thereafter	20.9

$103.1

Note 5. Debt

Debt comprised of the following as of March 31, 2015 and June 30, 2014:

	March 31, 2015	June 30, 2014
Revolving credit facility	$—	$—
Term loan facility	243.8	—
3.30% senior notes, due 2019	250.0	—
4.50% senior notes, due 2024	500.0	—

Total debt	993.8	—
Current maturities of long-term debt	12.5	—

Total long-term debt	$981.3	$—

On September 16, 2014, the Company entered into (i) a five-year $300.0 million senior unsecured revolving credit facility (the “revolving credit facility”), which was undrawn as of March 31, 2015, and (ii) a five-year $250.0 million senior unsecured term loan facility (the “term loan facility”). The Company’s revolving credit facility and term loan facility are referred together as the “Credit Facilities.” The Company also entered into a $750.0 million senior unsecured bridge loan facility (the “bridge loan facility”) on September 16, 2014. On September 30, 2014, the proceeds from the term loan facility and the bridge loan facility were used to pay ADP a cash dividend of $825.0 million, fees and expenses related to the Distribution, and fees related to the entry into the Credit Facilities and the bridge loan facility.

On October 14, 2014, the Company completed an offering of 3.30% senior notes with a $250.0 million aggregate principal amount due in 2019 (the “2019 notes”) and 4.50% senior notes with a $500.0 million aggregate principal amount due in 2024 (the “2024 notes” and together with the 2019 notes, the “senior notes”). The net proceeds from the offering, together with cash on hand, were used to repay the bridge loan facility.

Revolving Credit Facility

The revolving credit facility provides up to $300.0 million of borrowing capacity and includes a sub-limit of up to $100.0 million for loans in Euro and Sterling. In addition, the revolving credit facility contains an accordion feature that allows for an increase in the available borrowing capacity under the revolving credit facility of up to $100.0 million, subject to the agreement of lenders under the revolving credit facility or other financial institutions that become lenders to extend commitments as part of the increased revolving credit facility. Borrowings under the revolving credit facility are available for general corporate purposes. The revolving credit facility will mature on September 30, 2019, subject to no more than two one-year extensions if lenders holding a majority of the revolving commitments approve such extensions.

The revolving credit facility is unsecured and loans thereunder bear interest, at the Company’s option, at (a) the rate at which deposits in the applicable currency are offered in the London interbank market (or, in the case of borrowings in Euro, the European interbank market) plus margins varying from 1.125% to 2.000% per annum based on the Company’s senior, unsecured non-credit-enhanced, long-term debt ratings from Standard & Poor’s Ratings Group and Moody’s Investors Services Inc. (the “Ratings”) or (b) solely in the case of U.S. dollar loans, (i) the highest of (A) the prime rate of JPMorgan Chase Bank, N.A., (B) a rate equal to the average of the overnight federal funds rate with a maturity of one day plus a margin of 0.500% per annum and (C) the rate at which dollar deposits are offered in the London interbank market for a one-month interest period plus 1.000% plus (ii) margins varying from 0.125% to 1.000% per annum based on the Ratings. The unused portion of the revolving credit facility is subject to commitment fees ranging from 0.125% to 0.350% per annum based on the Ratings.

Term Loan Facility

The Company had $243.8 million of borrowings outstanding under the term loan facility as of March 31, 2015. The term loan facility will mature on September 16, 2019. The term loan facility is subject to amortization in equal quarterly installments of 1.25% of the aggregate principal amount of the term loans made on the closing date, with any unpaid principal amount to be due and payable on the maturity date.

The term loan facility is unsecured and loans thereunder bear interest at the same rates as are applicable to dollar loans under the revolving credit facility. The interest rate per annum on the term loan facility was 1.68% as of March 31, 2015.

Restrictive Covenants and Other Matters

The Credit Facilities contain various covenants and restrictive provisions that limit the Company’s subsidiaries’ ability to incur additional indebtedness; the Company’s ability to consolidate or merge with other entities; and the Company’s subsidiaries’ ability to incur liens, enter into sale and leaseback transactions, and enter into agreements restricting the ability of the Company’s subsidiaries to pay dividends. If the Company fails to perform the obligations under these and other covenants, the revolving credit facility could be terminated and any outstanding borrowings, together with accrued interest, under the Credit Facilities could be declared immediately due and payable. The credit agreement also has, in addition to customary events of default, an event of default triggered by the acceleration of the maturity of any other indebtedness the Company may have in an aggregate principal amount in excess of $75.0 million.

The Credit Facilities also contain financial covenants that provide that (i) the ratio of total consolidated indebtedness to consolidated EBITDA shall not exceed 3.50 to 1.00 and (ii) the ratio of consolidated EBITDA to consolidated interest expense shall be a minimum of 3.00 to 1.00.

Senior Notes

The issuance price of the senior notes was equal to the stated value. Interest is payable semi-annually on April 15 and October 15 of each year, commencing on April 15, 2015. The interest rate payable on each applicable series of senior notes is subject to adjustment from time to time if the credit ratings assigned to any series of senior notes by the rating agencies is downgraded (or subsequently upgraded). The 2019 notes will mature on October 15, 2019 and the 2024 notes will mature on October 15, 2024. The senior notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The senior notes are general unsecured obligations of the Company and are not guaranteed by any of the Company’s subsidiaries.

The senior notes rank equally in right of payment with the Company’s existing and future unsecured unsubordinated obligations, including the Credit Facilities. The senior notes contain covenants restricting our ability to incur additional indebtedness secured by liens, engage in sale/leaseback transactions, and merge, consolidate, or transfer all or substantially all of our assets.

The senior notes are redeemable at the Company’s option prior to September 15, 2019 for the 2019 notes and prior to July 15, 2024 for the 2024 notes at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the senior notes to be redeemed, and (ii) the sum of the present value of the remaining scheduled payments (as defined in the agreement), plus in each case, accrued and unpaid interest thereon. Subsequent to September 15, 2019 and July 15, 2024, the redemption price for the 2019 notes and the 2024 notes, respectively, will equal 100% of the aggregate principal amount of the notes redeemed, plus accrued and unpaid interest thereon. The senior notes are also subject to a change of control provision whereby each holder of the senior notes has the right to require the Company to purchase all or a portion of such holder’s senior notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest upon the occurrence of both a change of control and a decline in the rating of the senior notes.

In connection with the issuance of the senior notes, the Company entered into registration rights agreements whereby the Company agreed to use commercially reasonable efforts to file an exchange offer registration statement to exchange the senior notes for a new issue of substantially identical debt securities registered under the Securities Act. The Company has also agreed to use commercially reasonable efforts to file a shelf registration statement to cover resales of the senior notes under certain circumstances (as defined in the registration rights agreements). If the exchange offer is not completed or a shelf registration statement, if required under the registration rights agreements, does not become effective by October 14, 2015, the interest rate on the senior notes will be increased by (i) 0.25% per annum for the first 90-day period following October 14, 2015, and (ii) an additional 0.25% per annum thereafter until the exchange offer is completed, the shelf registration statement, if required, becomes effective or the senior notes of the applicable series become freely tradable. In the event that the Company receives a shelf registration request and the shelf registration statement required to be filed does not become effective by the later of October 14, 2015 and 90 days after the delivery of such shelf registration request, the interest rate on the senior notes will be increased by (i) 0.25% per annum for the first 90-day period following the shelf registration request, and (ii) an additional 0.25% per annum thereafter until the shelf registration statement becomes effective or the senior notes become freely tradable. The maximum additional interest the Company could be required to pay to the note holders under the registration payment arrangement as of March 31, 2015 is $27.4 million. As of March 31, 2015, no liability for such registration payment arrangement has been recorded as it is not considered probable that additional interest will be paid under the registration rights.

The Company’s aggregate scheduled maturities of the long-term debt as of March 31, 2015 were as follows:

Amount
Twelve months ended March 31, 2016	$12.5
Twelve months ended March 31, 2017	12.5
Twelve months ended March 31, 2018	12.5
Twelve months ended March 31, 2019	12.5
Twelve months ended March 31, 2020	443.8
Thereafter	500.0

$993.8

Note 6. Stock Based Compensation

Incentive Equity Awards Converted from ADP Awards

On October 1, 2014, ADP’s outstanding equity awards for employees of the Company were converted into equity awards of CDK at a ratio of 2.757 CDK equity awards for every ADP equity award held prior to the spin-off. The converted equity awards have the same terms and conditions as the ADP equity awards. As a result, the Company issued 2.3 million stock options with a weighted average exercise price of $19.64, 0.7 million time-based restricted shares, and 0.2 million performance-based restricted shares upon completion of the conversion of existing ADP equity awards into the Company’s equity awards. As the conversion was considered a modification of an award in accordance with ASC 718, “Compensation—Stock Compensation,” the Company compared the fair value of the award immediately prior to the Distribution to the fair value immediately after the Distribution to measure the incremental compensation cost. The fair values immediately prior to and after Distribution were estimated using a binomial option pricing model. The conversion resulted in an increase in the fair value of the awards by $1.4 million, of which $1.0 million was recognized from the date of Distribution to March 31, 2015 and the remaining $0.4 million will be recognized in net earnings prospectively.

Incentive Equity Awards Granted by the Company

Prior to the Distribution, the Company adopted the 2014 Omnibus Award Plan (“2014 Plan”). The 2014 Plan provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and performance compensation awards to employees, directors, officers, consultants, and advisors, and those of the Company’s affiliates. The 2014 Plan provides for an aggregate of 12.0 million shares of the Company’s common stock to be reserved for issuance and is effective for a period of ten years.

Prior to the Distribution, all employee equity awards (stock options and restricted stock) were granted by ADP. All subsequent awards were granted under the 2014 Plan. The Company recognizes stock-based compensation expense associated with employee equity awards in net earnings based on the fair value of the awards on the date of grant. Stock-based compensation primarily consisted of the following for the three and nine months ended March 31, 2015 and 2014:

Stock Options. Stock options are granted to employees at exercise prices equal to the fair market value of the Company’s common stock on the date of grant. Stock options are issued under a graded vesting schedule with a term of ten years. Compensation expense is measured based on the fair value of the stock option on the grant date and recognized over the requisite service period for each separately vesting portion of the stock option award. Stock options are forfeited if the employee ceases to be employed by the Company prior to vesting.

Time-Based Restricted Stock and Time-Based Restricted Stock Units. Time-based restricted stock and restricted stock units generally vest over a two- to five-year period. Awards are forfeited if the employee ceases to be employed by the Company prior to vesting.

Time-based restricted stock cannot be transferred during the vesting period. Compensation expense relating to the issuance of time-based restricted stock is measured based on the fair value of the award on the grant date and recognized on a straight-line basis over the vesting period. Employees are eligible to receive dividends on the CDK shares awarded under the time-based restricted stock program.

Time-based restricted stock units are settled in cash. Compensation expense relating to the issuance of time-based restricted stock units is recorded over the vesting period, is initially based on the fair value of the award on the grant date, and is subsequently remeasured at each reporting date during the vesting period to the current stock value. No dividend equivalents are paid on units awarded under the time-based restricted stock unit program.

Performance-Based Restricted Stock and Performance-Based Restricted Stock Units. Performance-based restricted stock and performance-based restricted stock units generally vest over a one- to three-year performance period and subsequent to a service period of up to 26 months. Under these programs, the Company communicates “target awards” at the beginning of the performance period with possible payouts at the end of the performance period ranging from 0% to 150% of the “target awards.” Awards are forfeited if the employee ceases to be employed by the Company prior to vesting.

Performance-based restricted stock cannot be transferred during the vesting period. Compensation expense relating to the issuance of performance-based restricted stock is measured based upon the fair value of the award on the grant date and recognized on a straight-line basis over the vesting period, based upon the probability that the performance target will be met. After the performance period, if the performance targets are achieved, employees are eligible to receive dividends on the CDK shares awarded under the performance-based restricted stock program.

Performance-based restricted stock units are settled in either cash or stock, depending on the employee’s home country, and cannot be transferred during the vesting period. Compensation expense relating to the issuance of performance-based restricted stock units settled in cash is recorded over the vesting period, is initially based on the fair value of the award on the grant date, and is subsequently remeasured at each reporting date to the current stock value during the one-year performance period, based upon the probability that the performance target will be met. Compensation expense relating to the issuance of performance-based restricted stock units settled in stock is recorded over the vesting period based on the fair value of the award on the grant date. Dividend equivalents are paid on awards settled in stock under the performance-based restricted stock unit program.

The following table represents stock-based compensation expense and related income tax benefits for the three and nine months ended March 31, 2015 and 2014, respectively:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
Cost of revenues	$2.0	$1.7	$5.8	$4.9
Selling, general and administrative expenses	6.6	3.5	16.2	10.1

Total pretax stock-based compensation expense	$8.6	$5.2	$22.0	$15.0

Income tax benefit	$2.9	$1.9	$7.8	$5.5

Stock-based compensation expense for the nine months ended March 31, 2015 consists of $12.4 million of expense related to equity classified awards, $4.2 million of expense related to liability classified awards, and $5.4 million of expense allocated from ADP during the three months ended September 30, 2014. As of March 31, 2015, the total unrecognized compensation cost related to non-vested stock options, restricted stock units, and restricted stock awards was $5.3 million, $14.4 million, and $15.3 million, respectively, which will be amortized over the weighted average remaining requisite service periods of 2.0 years, 1.9 years, and 1.5 years, respectively.

The activity related to the Company’s incentive equity awards from the date of Distribution to March 31, 2015 consisted of the following:

Stock Options

	Number of Options (in thousands)	Weighted Average Exercise Price (in dollars)
Options outstanding as of June 30, 2014	—	$—
Options converted from ADP equity awards	2,269	$19.64
Options granted	397	$41.71
Options exercised	(444)	$15.95
Options canceled	(18)	$23.23

Options outstanding as of March 31, 2015	2,204	$24.32

Time-Based Restricted Stock and Time-Based Restricted Stock Units

	Number of Shares (in thousands)	Number of Units (in thousands)
Non-vested restricted shares/units as of June 30, 2014	—	—
Restricted shares/units converted from ADP equity awards	576	127
Restricted shares/units granted	513	180
Restricted shares/units vested	(52)	(7)
Restricted shares/units forfeited	(32)	(12)

Non-vested restricted shares/units as of March 31, 2015	1,005	288

Performance-Based Restricted Stock and Performance-Based Restricted Stock Units

	Number of Shares (in thousands)	Number of Units (in thousands)
Non-vested restricted shares/units as of June 30, 2014	—	—
Restricted shares/units converted from ADP equity awards	70	89
Restricted shares/units granted	—	132
Restricted shares/units vested	—	—
Restricted shares/units forfeited	—	—

Non-vested restricted shares/units as of March 31, 2015	70	221

The fair value of each stock option issued was estimated on the date of grant using the binomial option pricing model. The binomial model considers a range of assumptions related to volatility, risk-free interest rates, and employee exercise behavior. Expected volatilities utilized in the model were based on a combination of implied market volatilities and other factors. The dividend yield was based on expected future dividend payments. The risk-free rate was derived from the U.S. Treasury yield curve in effect at the time of grant. The model also incorporates exercise and forfeiture assumptions based on an analysis of historical data. The expected life of the stock option grants represents the period of time that options granted were expected to be outstanding on the date of grant.

The following table presents the assumptions used to determine the fair value of the outstanding ADP awards converted into equity awards of CDK to measure the incremental compensation cost:

Risk-free interest rate	1.1%
Dividend yield	1.1%
Weighted average volatility factor	23.9%
Weighted average expected life (in years)	3.4
Weighted average fair value (in dollars)	$12.50

The following table presents the assumptions used to determine the fair value of the stock options granted after the date of Distribution through March 31, 2015:

Risk-free interest rate	1.6%
Dividend yield	1.1%
Weighted average volatility factor	25.6%
Weighted average expected life (in years)	6.3
Weighted average fair value (in dollars)	$10.24

Note 7. Income Taxes

Tax Matters Agreement

The Company and ADP entered into a tax matters agreement as part of the Distribution that governs the rights and obligations of both parties after the Distribution with respect to taxes for both pre- and post-Distribution periods. Under this agreement, ADP is generally required to indemnify the Company for any income taxes attributable to ADP’s operations or the Company’s operations and for any non-income taxes attributable to ADP’s operations, in each case for all pre-Distribution periods as well as any taxes arising from transactions effected to consummate the Distribution, and the Company generally is required to indemnify ADP for any non-income taxes attributable to the Company’s operations for all pre-Distribution periods and for any income taxes attributable to the Company’s operations for post-Distribution periods.

The Company is generally required to indemnify ADP against any tax resulting from the Distribution (and against any claims made against ADP in respect of any tax imposed on its stockholders), in each case if that tax results from (i) an issuance of a significant amount of the Company’s equity securities, a redemption of a significant amount of the Company’s equity securities or the Company’s involvement in other significant acquisitions of the Company’s equity securities (excluding the Distribution), (ii) other actions or failures to act by the Company or (iii) any of the Company’s representations or undertakings referred to in the tax matters agreement being incorrect or violated. ADP will generally be required to indemnify the Company for any tax resulting from the Distribution if that tax results from (a) ADP’s issuance of its equity securities, redemption of its equity securities or involvement in other acquisitions of its equity securities, (b) other actions or failures to act by ADP, or (c) any of ADP’s representations or undertakings referred to in the tax matters agreement being incorrect or violated.

As of March 31, 2015, the Company recorded a receivable from ADP of $0.9 million and a payable to ADP of $2.8 million under the tax matters agreement. There were no similar amounts receivable from ADP or payable to ADP as of June 30, 2014 as the tax matters agreement was entered into in connection with the Distribution.

On December 19, 2014, the Tax Increase Prevention Act of 2014 was signed into law. Among the changes included in the law is a provision allowing for additional first year depreciation for assets placed into service during calendar year 2014, commonly known as “bonus depreciation.” The bonus depreciation provision partially relates to pre-distribution tax periods for which ADP is entitled under the tax law and in accordance with the tax matters agreement to claim additional tax depreciation for assets associated with the Company’s business. During the nine months ended March 31, 2015, the Company recorded tax expense of $4.6 million to adjust deferred taxes for the additional tax depreciation to be taken by ADP in pre-distribution tax periods.

Valuation Allowance

The Company had valuation allowances of $3.4 million and $7.1 million as of March 31, 2015 and June 30, 2014, respectively. Valuation allowances are recorded to reduce deferred tax assets when it is more-likely-than-not that a tax benefit will expire unutilized. At the end of each reporting period, the Company reviews the realizability of its deferred tax assets. During the first quarter of fiscal 2015, after considering all available evidence, the Company concluded it was more-likely-than-not that certain future tax benefits would be realized. Therefore, an adjustment of $2.3 million was recorded in the provision for income taxes to reduce the previously recorded valuation allowance.

Unrecognized Income Tax Benefits

The Company had unrecognized income tax benefits of $1.8 million and $0.2 million as of March 31, 2015 and June 30, 2014, respectively, of which $1.5 million and $0.2 million, respectively, would impact the effective tax rate if recognized. During the nine months ended March 31, 2015, the Company increased its unrecognized income tax benefits related to prior period tax positions by $0.9 million for facts that now indicate the extent to which certain tax positions are more-likely-than-not of being sustained.

Provision for Income Taxes

The effective tax rate for the three months ended March 31, 2015 and 2014 was 36.0% and 29.0%, respectively. The effective tax rate for the three months ended March 31, 2014 was favorably impacted by a tax benefit associated with a valuation allowance adjustment of $7.2 million.

The effective tax rate for the nine months ended March 31, 2015 and 2014 was 38.3% and 32.4%, respectively. The effective tax rate for the nine months ended March 31, 2015 was unfavorably impacted by certain separation costs that were not tax deductible and $4.6 million of tax expense associated with the tax law change for bonus depreciation, offset by tax benefits associated with a valuation allowance adjustment and the resolution of certain tax matters. The effective tax rate for the nine months ended March 31, 2014 was favorably impacted by tax benefits associated with adjustments to the valuation allowance of $7.2 million and the Company’s liability for uncertain tax matters of $3.6 million.

Note 8. Commitments and Contingencies

The Company is subject to various claims and litigation in the normal course of business. When a loss is considered probable and reasonably estimable, the Company records a liability in the amount of its best estimate for the ultimate loss. There can be no assurance that these matters will be resolved in a manner that is not adverse to the Company.

In the normal course of business, the Company may enter into contracts in which it makes representations and warranties that relate to the performance of the Company’s services and products. The Company does not expect any material losses related to such representations and warranties.

Note 9. Accumulated Other Comprehensive Income (“AOCI”)

Comprehensive income is a measure of income that includes both net earnings and other comprehensive (loss) income. Other comprehensive (loss) income results from items deferred on the consolidated and combined balance sheets in stockholders’ equity. The Company’s other comprehensive (loss) income for the three and nine months ended March 31, 2015 and 2014 and AOCI balances as of March 31, 2015 and June 30, 2014 were comprised solely of currency translation adjustments. Other comprehensive (loss) income was $(23.2) million and $6.4 million for the three months ended March 31, 2015 and 2014, respectively, and was $(40.1) million and $30.4 million for the nine months ended March 31, 2015 and 2014, respectively. The accumulated balances reported in AOCI on the consolidated and combined balance sheets for currency translation adjustments were $45.6 million and $85.7 million as of March 31, 2015 and June 30, 2014, respectively.

Note 10. Transactions with ADP

Prior to the Distribution, the Company entered into a transition services agreement with ADP to provide for an orderly transition to being an independent company. Among the principal services to be provided by ADP to the Company are operational and administrative infrastructure-related services, such as use of the e-mail domain “adp.com,” facilities sharing, procurement support, tax, human resources administrative services and services related to back office support and software development in ADP’s Indian facilities. Among the principal services to be provided by the Company to ADP are operational and administrative infrastructure-related services, such as facilities sharing and human resources administrative services. The agreement will expire and services under it will cease no later than one year following the Distribution date or sooner in the event the Company no longer requires such services.

The Company entered into a data services agreement with ADP prior to the Distribution under which ADP will provide the Company with certain data center sharing services relating to the provision of information technology, platform support, hosting and network services. The term of the agreement will expire two years after the Distribution date.

The Company entered into an intellectual property transfer agreement with ADP prior to the Distribution under which ADP assigned to the Company certain patents, trademarks, copyrights and other intellectual property developed or owned by ADP or certain of its subsidiaries and with respect to which the Company is the primary or exclusive user today or the anticipated primary or exclusive user in the future. The term of the agreement is perpetual after the Distribution date.

The Company also entered into an employee matters agreement with ADP prior to the Distribution pursuant to which certain employee benefit matters will be addressed, such as the treatment of ADP options held by Company employees after the separation and the treatment of benefits for Company management employees who participate in and have accrued benefits under the ADP Supplemental Officers Retirement Plan. The agreement also, to the extent provided therein, delineates the benefit plans and programs in which the Company’s employees participate following the Distribution. ADP will remain responsible for the payment of all benefits under the ADP plans.

For the period from the date of Distribution to March 31, 2015, the Company recorded $12.9 million of expense related to the transition services agreement and $6.8 million of expense related to the data services agreement in the accompanying financial statements. As of March 31, 2015, the Company had amounts payable to ADP under the transition services and data services agreements of $8.3 million. There were no similar amounts payable to ADP as of June 30, 2014 as these agreements were entered into in connection with the Distribution.

Note 11. Interim Financial Data by Segment

The Company manages its business operations through strategic business units. The Company’s reportable segments represent its strategic business units, or operating segments, which include: Automotive Retail North America, Automotive Retail International, and Digital Marketing. The primary components of the Other segment are corporate allocations and other expenses not recorded in the segment results, such as stock-based compensation expense, corporate costs, separation costs, interest expense, and certain unallocated expenses. Certain expenses are charged to the reportable segments at a standard rate for management reasons. Other costs are recorded based on management responsibility. Reportable segment revenues and earnings before income taxes for the three and nine months ended March 31, 2014 have been adjusted to reflect updated budgeted foreign exchange rates for the fiscal year ending June 30, 2015. This adjustment is made for management reporting purposes so that the reportable revenues and earnings before taxes for each segment are presented on a consistent basis without the impact of fluctuations in foreign currency exchange rates. This adjustment is a reconciling item to revenues and earnings before income taxes in order to eliminate the adjustment in consolidation.

Segment results:

	Revenues
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
Automotive Retail North America	$347.3	$321.5	$1,007.0	$948.5
Automotive Retail International	87.6	85.2	261.7	255.2
Digital Marketing	106.2	95.9	315.2	272.6
Foreign Exchange	(14.7)	(1.5)	(23.5)	(5.4)

Total	$526.4	$501.1	$1,560.4	$1,470.9

	Earnings before Income Taxes
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
Automotive Retail North America	$103.2	$100.3	$290.4	$264.7
Automotive Retail International	13.0	12.5	41.5	37.0
Digital Marketing(a)	10.9	5.6	14.9	17.7
Other(b)	(33.7)	(17.7)	(110.1)	(51.6)
Foreign Exchange	(2.4)	(0.2)	(4.1)	0.3

Total	$91.0	$100.5	$232.6	$268.1

(a)	Digital Marketing includes $15.6 million of accelerated amortization during the nine months ended March 31, 2015 attributable to the Cobalt trademark.
(b)	Other includes $0.6 million and $34.6 million of separation costs for the three and nine months ended March 31, 2015, respectively. The Company did not incur any separation costs during the three and nine months ended March 31, 2014.

Note 12. Subsequent Events

On April 2, 2015, the Company, through its majority owned subsidiary, CVR, acquired AVRS, Inc. (“AVRS”), a provider of electronic vehicle registration software in California. The acquisition was made pursuant to an agreement of merger, which contains customary representations, warranties, covenants, and indemnities by the sellers and CVR. CVR acquired all of the outstanding stock of AVRS for approximately $50.0 million, which includes contingent consideration payable upon the satisfaction of specified conditions. The acquisition was funded with cash on hand. The Company is still gathering information necessary to perform the allocation of the purchase price to the fair value of assets acquired and liabilities assumed; therefore, disclosure of this information is impracticable at this time.

CDK Global, Inc.